As filed with the Securities and Exchange Commission on February 10, 2003
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AMI Semiconductor, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	3674	33-0918993
(State of other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2300 Buckskin Road

Pocatello, ID 83201
(208) 233-4690
(Address, including zip code, and telephone number including area code, of registrant’s principal executive offices)

The Corporation Trust Company

1209 Orange Street
Wilmington, DE 19801
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Alan F. Denenberg, Esq.

Davis Polk & Wardwell
1600 El Camino Real
Menlo Park, CA 94025
(650) 752-2000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:    ☐

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class	Amount to be	Offering Price Per	Aggregate Offering	Amount of
of Securities to be Registered	Registered	Unit(1)	Price(1)	Registration Fee

10 3/4% Senior Subordinated Notes Due 2013	$200,000,000	100%	$200,000,000	$18,400

Guarantees(2)	$200,000,000	—	—	(3)

(1)	Estimated pursuant to Rule 457(f) under the Securities Act of 1933, as amended, solely for the purpose of calculating the amount of the registration fee.

(2)	AMI Semiconductor, Inc.’s parent, AMIS Holdings, Inc., and other companies listed in the Table of Additional Registrants below, have guaranteed, jointly and severally, the 10 3/4% Senior Subordinated Notes Due 2013 being registered hereby. The guarantors are registering the guarantees. Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no registration fee is required with respect to the guarantees.

(3)	Not applicable.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

AMI Semiconductor, Inc.

Table of Additional Registrants

		Primary Standard
	State of	Industrial	I.R.S. Employer
	Incorporation or	Classification	Identification	Registration
Name	Organization	Number	No.	Statement No.

AMIS Holdings, Inc.	Delaware	3674	51-0309588	333-
AMI Acquisition LLC	Delaware	3674	84-1615976	333-
AMI Acquisition II LLC	Delaware	3674	84-1615975	333-

      The address, including zip code, and telephone number, including area code, of the principal offices of the additional registrants listed above (the “Additional Registrants”) is: 2300 Buckskin Road, Pocatello, ID 83201; the telephone number at that address is (208) 233-4690.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (SUBJECT TO COMPLETION)

AMI Semiconductor, Inc.

Offer to Exchange

10 3/4% Senior Subordinated Notes Due 2013
for
10 3/4% Senior Subordinated Notes Due 2013

         We are offering to exchange up to $200,000,000 of our new 10 3/4% Senior Subordinated Notes Due 2013 for up to $200,000,000 of our existing 10 3/4% Senior Subordinated Notes Due 2013. The terms of the new notes are identical in all material respects to the terms of the old notes, except that the new notes have been registered under the Securities Act, and the transfer restrictions and registration rights relating to the old notes do not apply to the new notes.

      To exchange your old notes for new notes:

•	you are required to make the representations described on page 8 to us;

•	you must complete and send the letter of transmittal that accompanies this prospectus to the exchange agent, J.P. Morgan Trust Company, N.A., by 5:00 p.m., New York time, on , 2003; and

•	you should read the section called “The Exchange Offer” for further information on how to exchange your old notes for new notes.

      See “Risk Factors” beginning on page 17 for a discussion of risk factors that should be considered by you prior to tendering your old notes in the exchange offer.

      Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the exchange offer or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

February      , 2003

SUMMARY
The Exchange Offer
Risk Factors
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
CAPITALIZATION
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS AND OTHER DATA
SELECTED HISTORICAL FINANCIAL DATA AND OTHER DATA
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
INDUSTRY OVERVIEW
BUSINESS
DESCRIPTION OF THE MSB ACQUISITION
CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS
MANAGEMENT
OWNERSHIP OF CAPITAL STOCK
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF THE SENIOR CREDIT FACILITIES
THE EXCHANGE OFFER
Certain Covenants
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS
REPORT OF INDEPENDENT AUDITORS
CONSOLIDATED BALANCE SHEETS
COMBINED/CONSOLIDATED STATEMENTS OF OPERATIONS
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT) AND COMPREHENSIVE INCOME
COMBINED/CONSOLIDATED STATEMENTS OF CASH FLOWS
CONSOLIDATED BALANCE SHEETS
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
COMBINED BALANCE SHEET
COMBINED STATEMENT OF REVENUES LESS DIRECT AND ALLOCATED EXPENSES BEFORE INTEREST AND TAXES
COMBINED BALANCE SHEET
COMBINED STATEMENT OF REVENUES LESS DIRECT AND ALLOCATED EXPENSES BEFORE INTEREST AND TAXES
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of Directors and Officers.
Item 21. Exhibits and Financial Statement Schedules
Item 22. Undertakings
SIGNATURES
EXHIBIT INDEX
EXHIBIT 4.1
EXHIBIT 4.2
EXHIBIT 12
EXHIBIT 23.2
EXHIBIT 23.3
EXHIBIT 25

      You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

INDUSTRY DATA

      In this prospectus, we rely on and refer to information regarding the semiconductor market from Gartner Dataquest, the Semiconductor Industry Association, Worldwide Semiconductor Test Services, market research reports, analyst reports and other publicly available sources. Although we believe that this information is reliable, we cannot guarantee the accuracy and completeness of the information and have not independently verified it. Gregory Williams, one of our directors, is the Chairman of the Semiconductor Industry Association for 2003.

SUMMARY

      This summary may not contain all of the information that may be important to you. You should read this entire prospectus, including the financial data and related notes, before making an investment decision. References in this prospectus to “AMIS,” “we,” “us,” “our” and “our company” refer to AMI Semiconductor, Inc. and its consolidated subsidiaries unless otherwise specified. Unless the context otherwise requires, the information in this prospectus gives effect to our acquisition on June 26, 2002 of the Mixed Signal Business, or MSB, of Alcatel Microelectronics NV, which we refer to as the MSB Acquisition. Our historical financial data in this prospectus reflects AMIS Holdings, Inc. and its predecessors, or AMIS Holdings, which owns 100% of the capital stock of AMIS, and its consolidated subsidiaries. Pro forma financial data in this prospectus give effect to (1) the MSB Acquisition, (2) the issuance of Units consisting of preferred stock and warrants by AMIS Holdings, which we refer to as the Units Financing, to (i) affiliates of Citigroup Venture Capital Equity Partners, L.P., which we refer to collectively herein as CVC, (ii) an affiliate of Francisco Partners, L.P., which we refer to herein as Francisco Partners, and (iii) Merchant Capital, Inc. and (3) the offering of the old notes and the application of the net proceeds therefrom. The term “LTM Period” means the twelve-month period ended September 28, 2002. The financial statements of MSB have been translated from euros into U.S. dollars. MSB’s statements of operations data have been translated using the weighted average exchange rate in effect during the period.

The Exchange Offer

      On January 29, 2003, we issued and sold $200.0 million aggregate principal amount of 10 3/4% Senior Subordinated Notes Due 2013, which we refer to as the old notes. In connection with that sale, we entered into a registration rights agreement with the initial purchasers of the old notes in which we agreed to deliver this prospectus to you and to complete an exchange offer for the old notes. Pursuant to the registration rights agreement, we are offering to exchange $200.0 million aggregate principal amount of our new 10 3/4% Senior Subordinated Notes Due 2013, which we refer to as the new notes, the issuance of which will be registered under the Securities Act, for a like aggregate principal amount of our old notes. We refer to this offer to exchange new notes for old notes in accordance with the terms set forth in this prospectus and the accompanying letter of transmittal as the exchange offer. You are entitled to exchange your old notes for new notes. The new notes have substantially identical terms to the old notes. We urge you to read the discussions under the headings “The Exchange Offer” and “The New Notes” in this Summary below for further information regarding the exchange offer and the new notes.

AMI Semiconductor

      Founded over 30 years ago, AMIS designs and manufactures application specific integrated circuits, or ASICs, which are custom integrated circuits, or ICs, produced for customer-specific functions. ASICs offer lower power consumption, higher processing speed and superior levels of functionality and, when produced in sufficiently high volumes, lower costs than standard ICs. We work with each customer to design a unique ASIC for a specific product, enabling our customers to create proprietary solutions. Our customers use our ASICs to differentiate the performance and functionality of their products. Our systems architects and our analog and mixed signal and digital engineers utilize our proprietary technologies, design tools and methodologies, along with our extensive library of building block semiconductor circuit designs, to integrate multiple, customer-specified functions into an ASIC.

      Our primary focus is the design and manufacturing of analog and mixed signal ASICs. Analog and mixed signal circuits provide an interface between electronic systems and the real world. Our ASICs are used in highly complex applications such as cockpit displays for fighter jets and control systems for implantable pacemakers and in less complex applications such as sensors for automotive airbags and tire pressure gauges. We produce highly integrated ASICs for customers in our target automotive, medical and industrial markets as well as for our diversified base of customers in the communications, military, computing, consumer and other markets. For the LTM Period, we generated pro forma net sales of

$386.4 million. We operate two fabrication facilities, or fabs, in Belgium, which we acquired as part of the MSB Acquisition, and two fabs in Pocatello, Idaho. We had 2,473 employees as of September 28, 2002.

      We have organized our business into three areas: mixed signal ASICs, foundry services and digital ASICs. Mixed signal ASICs, which involve the combination of analog and digital functions on a single chip, are characterized by long lifecycles, stable prices and attractive gross margins. We utilize process technologies developed primarily for our mixed signal ASIC business to provide outsourced foundry services for other semiconductor designers and manufacturers. Foundry services provide us with an opportunity to increase the utilization of our fabs and to further penetrate our target markets with our ASIC products. In the LTM Period, over 90% of our foundry services pro forma net sales came from the manufacture of mixed signal products. Including foundry services sales, over 74% of our LTM Period pro forma net sales involved analog and mixed signal design. Digital conversion ASICs, which involve the conversion of higher cost, semi-standard programmable digital logic ICs into lower cost digital ASICs, provide us with growth opportunities and digital design expertise which we use to support the design of system solutions for customers in our target markets.

      As the design process for ASICs typically lasts from six to 24 months, we establish long-term working relationships with our customers, often acting as an extension of their research and development groups. We believe that we are the sole-source provider for most of the ASICs we provide to our customers, allowing us to deepen our customer relationships. Since customers invest significant time working with us during the design period and are billed a non-recurring engineering fee upon shipment of a prototype of the product, customers typically initiate commercial production of the ASIC and usually do not switch production to another manufacturer. Our products have long lifecycles and revenue streams with an average life of five to seven years. Many of our largest customers have conducted business with us for over 10 years. Due to the custom nature of our products, we experience relatively stable pricing over the lifetime of each product.

      During the LTM Period, on a pro forma basis we sold over 2,600 different products to more than 450 customers. Key customers include: Alcatel, Guidant, Siemens, Texas Instruments, Johnson Controls, General Electric, Hewlett Packard, Honeywell, Echelon, Intersil, Hella and Delphi. Our 18 largest customers accounted for 50.8% of our LTM Period pro forma net sales. Alcatel, which accounted for 5.5% in the LTM Period, was the only customer that accounted for more than 5.0% of our pro forma net sales in the period. We focus on the automotive, medical and industrial markets, which represented 23.7%, 12.1% and 21.2% of our LTM Period pro forma net sales, respectively. We also service the communications market, military market, and computing, consumer and other markets, which represented 19.1%, 10.6% and 13.3% of our LTM Period pro forma net sales, respectively.

      We target market segments that the Semiconductor Industry Association, or SIA, reported had total revenues in excess of $23 billion for 2001. According to the SIA, these market segments are forecasted to grow at a compound annual growth rate of 11.5% from 2001 to 2005.

Competitive Strengths

      We believe our competitive strengths include:

•	Extensive Expertise in Mixed Signal Design and Manufacturing. We have been a pioneer in analog and mixed signal design and manufacturing for over 30 years. The sale of mixed signal ASICs represented 53.6% of our pro forma net sales during the LTM Period. In the current market, there is a shortage of experienced analog and mixed signal engineers. Analog and mixed signal engineers require more training than their digital engineer counterparts because mixed signal ASICs are more complex to design than digital ASICs. Our engineers work closely with customers to offer system level design integration and implementation. With the MSB Acquisition, we increased our analog and mixed signal engineering team from 98 as of June 25, 2002, to 170 as of September 28, 2002.

•	Systems-level Expertise. We utilize our systems architects and their end market experience to optimize ASIC designs according to our customers’ needs. These systems architects create design specifications and integrate our discrete building block circuit designs into the final ASIC. The ability to integrate these building blocks permit our customers to achieve the desired functionality in the final ASIC while maximizing performance and cost-effectiveness.

•	Extensive Library of Building Block Circuit Designs. We have developed an extensive library of integrated circuit designs available for immediate use to create ASICs optimized for our customers’ end use applications. Our library includes a significant collection of analog and mixed signal circuit designs customized for applications in our target automotive, medical and industrial markets. We protect our expanding collection of specialized mixed signal building blocks principally through a combination of patents, maskwork rights, trade secrets and contractual agreements. We have a portfolio of over 230 pending and granted patents in the United States and abroad.

•	Strong Relationships with a Diverse Base of Customers. We often act as an extension of our customers’ research and development groups and contribute design components from our proprietary design libraries to the development process, enabling us to establish strong relationships with our key customers. We believe we are the sole-source provider for most of the ASICs we provide to our customers. Many of our largest customers by sales have conducted business with us for over 10 years. In our target automotive, medical and industrial markets, we focus our sales efforts on leading companies within each market. As a result, we believe that we have relationships with a majority of these targeted companies. We have a diverse base of customers, with our 18 largest customers accounting for 50.8% of our LTM Period pro forma net sales. Alcatel, which accounted for 5.5% in the LTM Period, was the only customer that accounted for more than 5.0% of our pro forma net sales in the period.

•	Proprietary Process and Manufacturing Technology. Our wide ranging base of proprietary mixed signal manufacturing technologies, including precision analog and high voltage technologies, enables us to maximize our ASIC performance by matching the optimal technologies with our customers’ end use applications. We focus on manufacturing mixed signal and digital semiconductors with long lifecycles utilizing established process technologies, thereby reducing the risk of technological obsolescence. We typically do not invest in digital technologies that require significant capital investment. Instead we partner with leading third party foundries to obtain access to these technologies, which we then customize using our proprietary processes and manufacturing intellectual property.

•	Support of Products with Long Lifecycles. Product lifecycles in automotive, medical and industrial applications in many cases require manufacturing support for more than 10 years. We believe we are one of a very small number of service-oriented manufacturers that are willing to support customer manufacturing needs over these long product lifecycles, often resulting in high gross margins and long-term revenue streams. In contrast, standard IC suppliers commonly launch, produce and discontinue technologies and products with an entire lifecycle of less than three to five years. This places a heavy burden on customers, which are forced to modify existing products or to find a new supplier, which can be costly and disruptive. We assure customers that sell products with long lifecycles of a dependable source for their critical ICs by retaining processes, technologies and products in manufacturing as long as business demand remains at reasonable levels. Offering this long-term support enables us to maintain attractive pricing over the product lifecycle.

•	Leading Industry Position in Digital Conversion ASICs. We are recognized as a leader in digital ASIC conversion technology with over 1,600 ASIC conversions completed over the last 15 years. We pioneered automated conversion software in the late 1980s and have continued to strengthen that position through focused investment in software, design architectures and package development. We use proprietary software and highly skilled engineers to complete conversions in an efficient and cost-effective manner. We target customers that use semi-standard ICs, such as programmable digital logic ICs, but have traditionally favored more cost-effective ASIC solutions once volume production is planned. We believe that our proprietary software and conversion technology, together with our digital conversion engineering experience, enable our customers to realize ASIC-related cost savings sooner than if they had utilized other commercially available digital conversion ASIC solutions.

Business Strategy

      Our goal is to become the leading supplier of mixed signal and medium complexity digital ASICs to our target markets. Our business strategy emphasizes the following key elements:

•	Leverage Our Systems Knowledge and Our Mixed Signal and Digital Expertise to Expand Market Share in Target Markets. Analog and mixed signal engineers are a scarce resource and, as a result, we win many new designs based upon the quality of our mixed signal engineering team and our 30 years of mixed signal design experience. We utilize our systems knowledge and our mixed signal and digital design expertise to win business in our target markets, which include the automotive, medical and industrial markets. We believe mixed signal ASICs are of key importance to these markets.

•	Expand Share by Cross-Selling Products. With our acquisition of MSB, we significantly increased our customer base and expanded our range of products and technologies. Our unified sales force is cross-selling our combined capabilities and, as a result, we are winning additional designs with many leading companies in our target markets, including Valeo, Hella, Motorola and Schneider Electric.

•	Develop Foundry Customers to Provide Stable Cash Flow. Our foundry business increases the utilization of our fabs and helps us to cover the fixed costs required to maintain the multiple mixed signal and digital manufacturing processes that we use to develop our ASICs. Our foundry business has been a relatively stable source of revenue with attractive margins and continues to help us further penetrate our target markets.

•	Make Strategic Acquisitions. We believe that the ASIC market is undergoing a period of consolidation. We have participated in that consolidation by acquiring the Mixed Signal Business of Alcatel Microelectronics. We also expanded our medical ASIC expertise by acquiring the Micro Power Products Division of Microsemi Corporation. We will continue to evaluate opportunities that we believe will increase our market share in our target markets, improve our portfolio of intellectual property or strengthen our customer base.

Products and Services

      Our products and services are organized into three principal product lines: mixed signal ASICs, foundry services and digital ASICs. Our pro forma net sales, largest customers and largest end markets for each of our product lines in the LTM Period are as follows:

	Mixed Signal ASICs	Foundry Services	Digital ASICs

Net sales (in millions):	$207.0	$89.3	$90.1
Percentage of net sales:	53.6%	23.1%	23.3%
Largest customers by net sales:	Texas Instruments	Guidant	Hewlett Packard
	Alcatel	Intersil	Nortel Networks
	Johnson Controls	ST	Honeywell
	Siemens	Delphi	Raytheon
	General Electric	Alcatel	Lockheed Martin
Largest end markets by net sales:	Automotive	Medical	Communications
	Industrial	Industrial	Military
	Communications	Communications	Computing
	Medical	Automotive	Industrial

      Mixed Signal ASICs (53.6% of LTM Period pro forma net sales). We design and manufacture system-level mixed signal ASIC products using our proprietary wafer fabrication process technologies and the expertise of our analog and mixed signal engineers. Mixed signal ASICs combine analog and digital functions on a single chip. Analog signals are continuously variable electrical signals that represent real world stimuli such as heat, sound and light. Digital signals are discrete binary numbers represented by zeros and ones. Mixed signal ASICs, in their most basic form, interface with the real world by using analog inputs and outputs while processing signals in the digital domain.

      We apply our mixed signal ASIC expertise primarily for:

•	sensors that transform real world analog signals, such as temperature, to a digital format so that the signals can be processed, displayed or communicated, such as sensors used in digital thermometers;

•	high voltage outputs that accept digital input and transform it into a specialized analog output for applications in the industrial, automotive and computing markets, including display drivers for LCD panels and motor drivers for automobile windows; and

•	wireless or radio frequency communication, which provides wireless connectivity between various analog or digital components, such as wireless home security or keyless entry.

      Foundry Services (23.1% of LTM Period pro forma net sales). We provide semiconductor manufacturing services primarily to original equipment manufacturers, or OEMs, and fabless semiconductor companies. In the LTM Period, over 90% of our foundry services pro forma net sales came from the manufacture of mixed signal products. Our key competitive advantage as a foundry comes from providing customized mixed signal processes and services for small to medium volume production runs, a market that we believe is underserved by our larger competitors. We believe we are typically the sole-source provider of a particular device for our foundry customers. Approximately two-thirds of our 30 largest foundry customers by sales have been with us for five years or longer. We leverage our long-term relationships with foundry customers to sell them our ASIC products and design services and to partner with selected customers to expand our mixed signal and digital ASIC intellectual property portfolio.

      Digital ASICs (23.3% of LTM Period pro forma net sales). We serve the digital ASIC market both through digital conversion ASICs, which involve the conversion of higher cost, semi-standard programmable digital logic ICs into lower cost digital ASICs, and medium complexity prime digital ASICs, which are customized solutions developed directly from customer specifications rather than from a pre-existing semi-standard IC. We focus on producing ASICs with intermediate degrees of design complexity, which is a market on which larger digital ASIC suppliers generally do not focus and for which programmable digital logic ICs do not provide cost-effective solutions.

      While programmable digital logic ICs offer greater flexibility and faster time to market since they can be configured by the customer on-site rather than customized in a fab, our digital conversion ASIC solution offers lower per unit cost, higher levels of integration, greater processing speed and lower power consumption. We have been an innovator in the digital conversion market since 1985 and have created many methodologies and software tools, including our proprietary NETRANS® software, that have enabled us to develop a leading position in this market. We are in the final stages of beta testing our XPressArrayTM product platform, which will allow our customers to quickly convert programmable digital logic ICs into cost-effective digital ASICs with higher performance and efficiency using our proprietary architecture, software, processes and manufacturing expertise. We believe our XPressArrayTM product platform will provide our customers with significant reductions in development time while decreasing their component costs. We expect our XPressArrayTM product platform to be commercially available during the first half of 2003. We also redesign and manufacture existing ASICs that have long remaining lives, but are no longer produced by the original IC manufacturer due to changes in manufacturing strategies or are second sourced for high volume applications.

      Our research and development efforts for digital products create intellectual property that we use to advance the design of digital ASICs and that we can use in our mixed signal ASIC designs for customers in our target markets.

The MSB Acquisition

      On June 26, 2002, we purchased the assets and assumed certain liabilities of the Mixed Signal Business of Alcatel Microelectronics from STMicroelectronics in a back-to-back transaction that closed concurrently with STMicroelectronics’ purchase of 100% of the capital stock of Alcatel Microelectronics from Alcatel S.A. The cash consideration paid and expenses incurred by us in connection with the MSB Acquisition totaled $79.2 million. In addition, we incurred restructuring costs of approximately $2.1 million during the quarter ended September 28, 2002, and we expect to incur approximately $4.3 million in additional costs over the nine months ending June 30, 2003, as we continue to implement a restructuring program to assimilate and optimize the MSB Acquisition.

      The MSB Acquisition increased our analog and mixed signal engineering team from 98 engineers as of June 25, 2002, to 170 as of September 28, 2002, enhanced our relationships with major European customers, provided us with additional high voltage and wireless technologies that enable us to offer new types of ASICs to our end markets and provided us with two fabs in Oudenaarde, Belgium. As part of the MSB Acquisition, we entered into a supply agreement with STMicroelectronics on a take-or-pay basis under which STMicroelectronics is required to purchase a minimum of €50 million of products from us during the two-year period ending June 26, 2004. We also entered into a requirements contract with Alcatel pursuant to which we agreed to provide Alcatel with certain telecommunications ASICs at specified prices and Alcatel agreed to purchase at least 40% of its requirements for those ASICs from us. There is no minimum purchase requirement under this contract.

      Since the acquisition closed, we have integrated the combined workforce into worldwide functional groups and have assigned executives for each business or functional group on a global basis. We have also achieved significant cost savings by the elimination of an aggregate of 133 positions, the renegotiation of pricing on many global supply contracts, and the implementation of best manufacturing processes to minimize costs between each business. Our unified salesforce is cross-selling our combined capabilities and we are winning additional designs with many leading companies in our target markets as a result of this effort.

      In June 2002, AMIS Holdings raised aggregate gross proceeds of $75.0 million by issuing and selling Units consisting of an aggregate of 75,000 shares of Series C Preferred Stock and warrants exercisable for 27,554,550 shares of AMIS Holdings Class A Common Stock to CVC, Francisco Partners and Merchant Capital. AMIS Holdings contributed the net proceeds to AMIS for the purpose of funding the MSB Acquisition. A portion of the net proceeds of this offering were used to redeem AMIS Holdings’ Series C Preferred Stock.

      For a more complete description of the MSB Acquisition and the Units Financing, see “Description of the MSB Acquisition” and “Certain Relationships and Related-Party Transactions.”

Use of Proceeds

      We will not receive any cash proceeds from the issuance of the new notes. The new notes will be exchanged for old notes as described in this prospectus upon our receipt of old notes. We will cancel all of the old notes surrendered in exchange for the new notes.

      Our net proceeds from the sale of the old notes were approximately $192.6 million, after deduction of the initial purchasers’ discounts and commissions and other expenses of the offering of the old notes. We used $80.8 million of the net proceeds to redeem in full AMIS Holdings’ pay-in-kind Series C Preferred Stock and $111.8 million of the net proceeds to repay a portion of our senior term loan.

Capital Structure

      The following chart sets forth the capital structure of AMIS and AMIS Holdings as of September 28, 2002, as adjusted to give effect to the offering of the old notes and the application of the estimated net proceeds therefrom:

      AMIS Holdings owns 100% of the capital stock of AMIS.

      AMIS Holdings has three primary stockholders, CVC, Francisco Partners and Japan Energy Corporation, or JEC, which own approximately 38%, 38% and 19%, respectively, as of September 28, 2002 of each of AMIS Holdings’ Class A Common Stock, Series A Preferred Stock and Series B Preferred Stock as a result of the December 2000 leveraged recapitalization of AMIS after its separation from JEC in July 2000. Approximately 100 other stockholders, consisting primarily of current and former employees, own the remaining outstanding shares of those classes of stock. In addition, there are warrants outstanding to purchase up to an aggregate of 41,363,646 shares of AMIS Holdings Class A Common Stock held by CVC, Francisco Partners, JEC and Merchant Capital. CVC, Francisco Partners and Merchant Capital also own AMIS Holdings’ Series C Preferred Stock, all of which we redeemed using a portion of the net proceeds of the offering of the old notes.

      AMIS has direct and indirect subsidiaries in Belgium, the Czech Republic, Germany, Hong Kong, Japan, the Netherlands, the Philippines, as well as in the United States.

      AMIS is a Delaware corporation. Our principal offices are located at 2300 Buckskin Road, Pocatello, Idaho 83201 and our telephone number is (208) 233-4690. We also maintain a website. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

The Exchange Offer

Notes Offered	We are offering up to $200,000,000 aggregate principal amount of 10 3/4% Senior Subordinated Notes Due 2013, which have been registered under the Securities Act.

The Exchange Offer	We are offering to issue the new notes in exchange for a like principal amount of your old notes. We are offering to issue the new notes to satisfy our obligations contained in the registration rights agreement entered into when the old notes were sold in transactions permitted by Rule 144A and Regulation S under the Securities Act and therefore not registered with the SEC. For procedures for tendering, see “The Exchange Offer” section below.

Tenders, Expiration Date, Withdrawal	The exchange offer will expire at 5:00 p.m. New York City time on , 2003 unless it is extended. If you decide to exchange your old notes for new notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the new notes. If you decide to tender your old notes in the exchange offer, you may withdraw them at any time prior to , 2003. If we decide for any reason not to accept any old notes for exchange, your old notes will be returned to you without expense to you promptly after the exchange offer expires.

Federal Income Tax Consequences	Your exchange of old notes for new notes in the exchange offer will not result in any income, gain or loss to you for federal income tax purposes. See “Material U.S. Federal Income Tax Consequences of the Exchange Offer.”

Use of Proceeds	We will not receive any proceeds from the issuance of the new notes in the exchange offer.

Exchange Agent	J.P. Morgan Trust Company, N.A. is the exchange agent for the exchange offer.

Failure to Tender Your Old Notes	If you fail to tender your old notes in the exchange offer, you will not have any further rights under the registration rights agreement, including any right to require us to register your old notes or to pay you additional interest, except in the limited circumstances provided under the Registration Rights Agreement.

      You will be able to resell the new notes without registering them with the SEC if you meet the requirements described below

      Based on interpretations by the SEC’s staff in no action letters issued to third parties, we believe that new notes issued in exchange for old notes in the exchange offer may be offered for resale, resold or otherwise transferred by you without registering the new notes under the Securities Act or delivering a prospectus, unless you are a broker-dealer receiving securities for your own account, so long as:

•	you are not one of our “affiliates”, which is defined in Rule 405 of the Securities Act;

•	you acquire the new notes in the ordinary course of your business;

•	you do not have any arrangement or understanding with any person to participate in the distribution of the new notes; and

•	you are not engaged in, and do not intend to engage in, a distribution of the new notes.

      If you are an affiliate of AMIS, or you are engaged in, intend to engage in or have any arrangement or understanding with respect to, the distribution of new notes acquired in the exchange offer, you (1) should not rely on our interpretations of the position of the SEC’s staff and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

      If you are a broker-dealer and receive new notes for your own account in the exchange offer:

•	you must represent that you do not have any arrangement with us or any of our affiliates to distribute the new notes;

•	you must acknowledge that you will deliver a prospectus in connection with any resale of the new notes you receive from us in the exchange offer; the letter of transmittal states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act; and

•	you may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of new notes received in exchange for old notes acquired by you as a result of market making or other trading activities.

      For a period of up to 180 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any resale described above.

The New Notes

      The terms of the new notes and the old notes are identical in all material respects, except for transfer restrictions and registration rights relating to the old notes.

Issuer	AMI Semiconductor, Inc.

Maturity Date	February 1, 2013.

Interest Payment Dates	February 1 and August 1 of each year, commencing August 1, 2003.

Optional Redemption	We cannot redeem the new notes before February 1, 2008 except that, until February 1, 2006 we can choose to redeem up to an aggregate of 35% of the sum of the original principal amount of the new notes and the original principal amount of any other new notes issued under the same indenture, with money we raise in certain equity offerings, as long as:

• we pay the holders of the new notes a redemption price of 110.75% of the principal amount of the new notes we redeem, plus accrued interest to the date of redemption;

• at least 65% of the original aggregate principal amount of the new notes and such other new notes issued remains outstanding after each such redemption; and

• we redeem the new notes within 90 days of completing the equity offering.

On or after February 1, 2008, we can redeem some or all of the new notes at the redemption prices listed in the “Description of the New Notes — Optional Redemption” section of this prospectus, plus accrued interest to the date of redemption.

Change of Control	If a Change of Control of our company occurs, subject to certain conditions, we must give holders of the new notes an opportunity to sell to us the new notes at a purchase price of 101% of the principal amount of the new notes, plus accrued interest. The term “Change of Control” is defined in the “Description of the New Notes — Change of Control” section of this prospectus.

Guaranties	The payment of the principal, premium and interest on the new notes will be fully and unconditionally guaranteed on a senior subordinated basis by AMIS Holdings and our existing and future domestic restricted subsidiaries that have outstanding or incur certain indebtedness. The guaranty by AMIS Holdings and our domestic restricted subsidiaries will be subordinated to all existing and future Senior Indebtedness of AMIS Holdings and our domestic restricted subsidiaries, respectively, including their guaranty of our obligations under our senior credit facilities. AMIS Holdings currently conducts substantially no business and has no significant assets other than our capital stock, all of which is pledged to secure AMIS Holdings’ guaranty of our obligations under our senior credit facilities. See “Description of the New Notes — Guaranties.” In the LTM Period, our non-guarantor subsidiaries accounted for 33.6% of our net sales and, as of September 28, 2002, 41.7% of our total assets on a pro forma basis. In the LTM Period, our non-guarantor subsidiaries had an operating loss of $5.4 million on a pro forma basis.

Ranking	The new notes will be unsecured and subordinated to our existing and future Senior Indebtedness. As of September 28, 2002, on a pro forma basis to give effect to the offering of the old notes and the application of the net proceeds therefrom, we would have had approximately $249.3 million of indebtedness outstanding, approximately $49.3 million of which would have constituted Senior Indebtedness. The new notes will rank pari passu in right of payment with any future senior subordinated indebtedness we might issue and rank senior to any other subordinated indebtedness we might issue. The terms “Senior Indebtedness” and “Senior Subordinated Indebtedness” are defined in the “Description of the New Notes — Certain Definitions” section of this prospectus. The new notes will be effectively subordinated to all the indebtedness and other obligations of all our non-guarantor subsidiaries.

Restrictive Covenants	The indenture governing the new notes contains covenants that limit our ability and certain of our subsidiaries’ ability to:

• incur additional indebtedness;

• pay dividends on our capital stock or redeem, repurchase or retire our capital stock or subordinated indebtedness;

• make investments;

• engage in transactions with affiliates;

• sell assets, including capital stock of subsidiaries; and

• consolidate, merge or transfer assets.

These covenants are subject to important exceptions and qualifications, which are described in the “Description of the New Notes — Certain Covenants” section of this prospectus.

Risk Factors

      See “Risk Factors” beginning on page 17 for a discussion of risk factors that should be considered by you prior to tendering your old notes in the exchange offer.

Summary Historical and Pro Forma Financial Data

      The following summary historical financial data as of September 28, 2002 and for each of the years in the three year period ended December 31, 2001 were derived from the historical financial statements of AMIS Holdings included elsewhere in this prospectus. Our business was conducted as part of JEC’s overall operations from January 1, 1999 through December 21, 2000. As such, the combined financial statements for that period contain various allocations for costs and expenses attributable to services provided by JEC and may not be indicative of the results of operations that would have resulted if we had operated on a stand-alone basis during that period.

      The following summary pro forma financial data for the LTM Period were derived from the Unaudited Pro Forma Combined Condensed Financial Statements of AMIS Holdings included elsewhere in this prospectus, which give effect to the MSB Acquisition, the Units Financing and the offering of the old notes as if each transaction had occurred on January 1, 2001. The Unaudited Pro Forma Combined Condensed Financial Statements are based on the historical financial statements of AMIS Holdings and the historical financial statements of the Mixed Signal Business of Alcatel Microelectronics, which we refer to as the MSB carve-out financial statements, included elsewhere in this prospectus. The Unaudited Pro Forma Combined Condensed Financial Statements do not purport to represent what our results of operations would actually have been had the MSB Acquisition, the Units Financing and this offering in fact occurred on the dates specified, nor do they purport to project our results of operations for any future period.

      MSB was conducted as part of Alcatel Microelectronics’ wireless, wireline and mixed signal operations prior to the MSB Acquisition on June 26, 2002, and historically Alcatel did not prepare separate financial statements for MSB. The MSB carve-out financial statements included elsewhere in this prospectus were prepared in connection with the MSB Acquisition and are not intended to be a complete presentation of the operating results or financial position of MSB on a stand-alone basis. As carve-out financial statements, these statements include allocations of the costs of shared activities and overhead of Alcatel Microelectronics and of intangible assets and property, plant and equipment shared with Alcatel Microelectronics. These allocations are based upon various assumptions and estimates and actual results may differ from these allocations, assumptions and estimates. In addition, the MSB carve-out financial statements do not include any allocation of Alcatel corporate overhead costs, interest or taxes because Alcatel management believed these charges could not be allocated to MSB on a reasonable basis. Also, as part of the MSB Acquisition we assumed certain additional costs that are not reflected in the MSB carve-out financial statements. Accordingly, the MSB carve-out financial statements should not be relied upon as being representative of the financial position or operating results of MSB had it operated on a stand-alone basis, nor may they be representative of the financial position or operating results for MSB following the MSB Acquisition.

      The pro forma financial statements included elsewhere in this prospectus are based on our historical financial statements and on the MSB carve-out financial statements. Certain additional anticipated benefits from the MSB Acquisition and additional costs assumed therewith are reflected in the pro forma financial statements but only to the extent that they have actually been realized or incurred and recorded in our historical financial statements since the date of acquisition. In connection with the MSB Acquisition, AMIS and STMicroelectronics entered into a supply agreement pursuant to which STMicroelectronics is required to purchase certain products from AMIS on a take-or-pay basis through June 26, 2004. As that agreement became operative on June 26, 2002, the historical and pro forma financial statements reflect only one quarter of sales to STMicroelectronics pursuant to the supply agreement. In addition, following the MSB Acquisition we implemented a cost reduction program for the combined company targeting costs reflected in both our historical and the MSB carve-out financial statements as well as the additional costs we assumed as part of the acquisition that are not reflected in the MSB carve-out financial statements. The historical and pro forma financial statements reflect only one quarter of reduced costs as a result of this program. The pro forma financial statements are not intended to represent what our results of operations would be after giving effect to the MSB Acquisition or to project our results of operations for any future period. Therefore, investors should not place undue reliance on the pro forma financial statements.

      The following summary balance sheet data is set forth as of September 28, 2002 on a historical basis and as adjusted to reflect the offering of the old notes and the application of the estimated net proceeds therefrom.

      Since the data in the tables below is a summary, you should read the following data in conjunction with other information contained under the captions “Capitalization,” “Selected Historical Financial Data and Other Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with the Unaudited Pro Forma Combined Condensed Financial Statements, AMIS Holdings’ Audited Combined/ Consolidated Financial Statements, AMIS Holdings’ Unaudited Interim Consolidated Financial Statements, MSB’s Audited Combined Financial Statements and MSB’s Unaudited Interim Combined Financial Statements, all included elsewhere in this prospectus.

AMIS Holdings, Inc.

							LTM Period Ended
	Year Ended December 31,						September 28, 2002(1)

	1999		2000		2001		Actual		Pro Forma

	(in millions, except ratios and loss per share)
Statement of Operations Data:
Net sales:
Mixed Signal ASICs	$76.0		$84.7		$93.4		$135.4		$207.0
Digital ASICs	133.7		200.9		139.8		90.1		90.1
Foundry Services	69.2		96.6		93.3		85.8		89.3

Total net sales	$278.9		$382.2		$326.5		$311.3		$386.4

Gross profit	$121.3		$179.5		$140.1		$117.4		$130.2
Research and development	39.8		37.4		42.1		45.8		52.6
Marketing and selling	31.7		39.2		35.4		33.1		42.6
General and administrative	19.6		19.9		25.6		24.1		26.5
Restructuring and impairment charges(2)	—		—		5.0		1.1		2.0
Recapitalization and related expenses(3)	—		18.4		—		—		—

Operating income	$30.2		$64.6		$32.0		$13.3		$6.5

Net income (loss)	$11.1		$33.6		$12.7		$1.4		$(11.6)
Preferred stock dividend	—		1.2		47.6		58.2		55.8

Net income (loss) attributable to common stockholders	$11.1		$32.4		$(34.9)		$(56.8)		$(67.4)

Net loss per common share (basic and diluted)(4)	N/A		N/A		$(0.25)		$(0.41)		$(0.49)
Weighted average number of common shares used to compute net loss per common share	N/A		N/A		138.2		138.8		138.8
Other Data:
EBITDA(5)(6)	$69.9		$118.6		$81.1		$58.5		$63.2
Depreciation	30.3		29.5		31.6		33.2		43.8
Amortization	9.4		6.1		12.5		10.9		10.9
Capital expenditures	17.4		52.0		20.7		22.4		28.8
Cash interest expense(7)	7.4		6.0		14.1		11.3		25.4
Ratio of EBITDA to cash interest expense(5)(6)(7)	9.4	x	19.8	x	5.8	x	5.2	x	2.5	x
Ratio of total debt to EBITDA(5)(6)									3.9	x

							LTM Period Ended
	Year Ended December 31,						September 28, 2002(1)

	1999		2000		2001		Actual		Pro Forma

	(in millions, except ratios and loss per share)
Ratio of net debt to EBITDA(5)(6)(8)									3.0	x
Ratio of earnings to fixed charges(9)	3.8	x	9.5	x	2.1	x	1.1	x	—

	As of September 28, 2002

	Actual	As Adjusted

	(in millions)
Balance Sheet Data:
Cash and cash equivalents	$53.8	$57.6
Accounts receivable, net	69.3	69.3
Inventories	41.2	41.2
Total assets	507.1	514.4
Long-term debt, including current portion	161.0	249.3
Redeemable preferred stock	486.8	409.8
Total stockholders’ deficit	(228.4)	(232.4)

(1)	LTM Period means the twelve-month period ended September 28, 2002. The financial data for the LTM Period have been derived by adding financial data for 2001 to financial data for the first nine months of 2002 and subtracting the financial data for the first nine months of 2001.

(2)	Our restructuring and impairment charges in 2001 related to the termination of certain employees as well as costs related to the closure of certain of our administrative and sales offices. These actions were undertaken in response to difficult industry conditions in 2001. In addition, we incurred severance costs related to the termination of certain management following our leveraged recapitalization in December 2000. MSB’s restructuring charges in 2001, which are reflected in the LTM Period pro forma data, related to the termination of certain management and other employees.

(3)	In connection with our leveraged recapitalization in December 2000, we incurred transaction fees and expenses of $18.4 million, excluding capitalized debt issuance costs.

(4)	Because we operated as a division of our parent company from January 1, 1998 until July 29, 2000, net loss per common share is not a relevant measure for periods prior to that date. From July 29, 2000 to December 20, 2000, we were capitalized with a minimal number of common shares; therefore, net loss per common share is not a relevant measure for years prior to 2001.

(5)	EBITDA, as presented, represents operating income before depreciation, amortization, restructuring/ recapitalization charges, interest and income tax expense. EBITDA should not be considered as an alternative to net income or any other generally accepted accounting principles (GAAP) measure as an indicator of our performance, nor should EBITDA be considered as an alternative to cash flows provided by operating, investing and financing activities as an indicator of cash flows or a measure of liquidity. We believe that EBITDA is a useful measure, along with other measurements under GAAP, in evaluating our ability to service our debt and is a conventionally used financial indicator. However, due to possible inconsistencies in the method of calculating EBITDA, our calculation of EBITDA may not be comparable to other similarly titled methods employed by other companies.

(6)	As a result of the matters described below, among others, we do not believe that actual or pro forma EBITDA for the LTM Period are representative of the future operating performance of our business. We believe that during the third quarter of 2002 we realized the effect of approximately one quarter of the annual or annualized estimates referred to below, and on an annualized basis this would result in an improvement of approximately $12 million to our pro forma EBITDA for the LTM Period of $63.2 million. We believe that our historical EBITDA for the third and fourth quarters of 2002 of $23.6 million and $18.8 million, respectively, demonstrate this improvement. See “Summary — Recent Preliminary Unaudited Quarterly Results.”

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a discussion of the following items which are reflected in actual and pro forma EBITDA for the LTM Period only to the extent recorded in our results for the third quarter of 2002: (1) the effect of the take-or-pay supply agreement we entered into with STMicroelectronics, which we estimate would have resulted in incremental EBITDA during the year ended December 31, 2001 of approximately $4 million after giving effect to the supply agreement pricing and subtracting our estimate of the incremental variable costs we expect to incur under the supply agreement, (2) additional costs we have agreed to assume as part of the MSB Acquisition that are not reflected in the MSB carve-out financial statements, which we estimate aggregate approximately $13 million on an annual basis, and (3) a program to reduce costs for the combined company we implemented upon consummation of the MSB Acquisition and plan to complete by June 30, 2003, which program through the third quarter of 2002 we believe has permanently reduced our estimated combined cost structure by approximately $25 million on an annualized basis.

(7)	Cash interest expense excludes amortization of deferred financing costs as well as the impact of certain derivatives we entered into to hedge our interest rate exposure on our senior credit facilities.

(8)	Net debt reflects total debt less cash and cash equivalents as of September 28, 2002, after giving effect to the offering of the old notes and the application of the net proceeds therefrom.

(9)	Earnings consist of income before income taxes and fixed charges. Fixed charges consist of interest expense on debt and amortization of deferred debt issuance costs and the portion of rental expense that we believe is representative of the interest component of rental expense. On a pro forma basis, earnings for the LTM Period were inadequate to cover fixed charges by $19.7 million.

      The following table sets forth unaudited historical sales of our product groups and total gross profit by quarter, which have been derived from the unaudited interim financial statements of AMIS.

	2000				2001				2002

	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3

	(in millions, except percentages and loss per share)
Net sales:
Mixed Signal ASICs	$18.3	$20.0	$20.3	$26.1	$21.9	$22.2	$22.5	$26.8	$25.8	$26.5	$56.3
Digital ASICs	39.3	49.2	57.8	54.6	46.1	40.8	28.9	24.0	23.5	21.1	21.5
Foundry Services	21.8	20.8	25.3	28.7	28.6	28.2	18.8	17.7	19.7	21.9	26.5

Total	$79.4	$90.0	$103.4	$109.4	$96.6	$91.2	$70.2	$68.5	$69.0	$69.5	$104.3

Gross profit	$36.5	$43.1	$49.5	$50.4	$46.9	$43.6	$25.4	$24.2	$25.2	$26.0	$42.0
Gross margin	46.0%	47.9%	47.9%	46.1%	48.6%	47.8%	36.2%	35.3%	36.5%	37.4%	40.3%
Net income (loss)	$7.1	$10.4	$12.6	$3.5	$7.7	$6.2	$(0.5)	$(0.7)	$(1.1)	$(2.5)	$5.7
Preferred stock dividend	—	—	0.1	1.1	11.2	11.8	11.9	12.7	12.7	16.8	16.0

Net income (loss) attributable to common stockholders	$7.1	$10.4	$12.5	$2.4	$(3.5)	$(5.6)	$(12.4)	$(13.4)	$(13.8)	$(19.3)	$(10.3)

	2000				2001				2002

	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3

	(in millions, except percentages and loss per share)
Net loss per common share (basic and diluted)(1)	N/A	N/A	N/A	N/A	(0.03)	(0.04)	(0.09)	(0.09)	(0.10)	(0.14)	(0.07)
Weighted average number of common shares used to compute net loss per common share	N/A	N/A	N/A	N/A	138.1	138.1	138.2	138.4	138.6	138.7	139.4

(1)	Because we operated as a division of our parent company from January 1, 1998 until July 29, 2000, net loss per common share is not a relevant measure for periods before that date. From July 29, 2000 to December 20, 2000, we were capitalized with a minimal number of common shares, and therefore net loss per common share is not a relevant measure for quarters prior to the first quarter of 2001.

RISK FACTORS

      Before tendering your old notes, you should carefully consider each of the following factors and all of the other information set forth in this prospectus. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

Risks Relating to the New Notes

No assurance can be given as to the liquidity of any trading market for the new notes.

      The old notes are currently eligible for trading in the PORTAL Market, a screen-based market operated by the National Association of Securities Dealers. The PORTAL market is limited to qualified institutional buyers as defined by Rule 144A of the Securities Act of 1933. The new notes are new securities for which there is no established market. We do not intend to apply for listing or quotation of the notes on any securities exchange or stock market.

      Credit Suisse First Boston LLC, Lehman Brothers Inc. and UBS Warburg LLC acted as initial purchasers in connection with the offer and sale of the old notes. Although at the time of the offering of the old notes the initial purchasers informed us that they intended to make a market in the old notes and the new notes, the initial purchasers are not obligated to do so and they may cease their market-making at any time. In addition, the liquidity of the trading market in the new notes, and the market price quoted for the new notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the new notes.

Failure to tender your old notes for new notes could limit your ability to resell the old notes.

      The old notes were not registered under the Securities Act or under the securities laws of any state and may not be resold, offered for resale or otherwise transferred unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your old notes for new notes under the exchange offer, you will not be able to resell, offer to resell or otherwise transfer the old notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act. In addition, we will no longer be under an obligation to register the old notes under the Securities Act except in the limited circumstances provided under the registration rights agreement. In addition, if you want to exchange your old notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities, and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

The issuance of the new notes may adversely affect the market for the old notes.

      To the extent that old notes are tendered for exchange and accepted in the exchange offer, the trading market for the untendered and tendered but unaccepted old notes could be adversely affected.

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the new notes.

      We have a significant amount of indebtedness. As of September 28, 2002, on a pro forma basis after giving effect to the offering of the old notes, our long-term indebtedness would have been approximately $249.3 million and our total debt, as a percentage of total capitalization, would have been 58.4%.

      Our substantial indebtedness could have important consequences to you. For example, our substantial indebtedness:

•	will require us to dedicate a substantial portion of our cash flow from operations to payments in respect of our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts, potential acquisition opportunities and other general corporate purposes;

•	could increase the amount of interest expense that we have to pay, because some of our borrowings are at variable rates of interest, which, if interest rates increase, will result in higher interest expense;

•	will increase our vulnerability to adverse general economic or industry conditions;

•	could limit our flexibility in planning for, or reacting to, changes in our business or the industry in which we operate;

•	could limit our ability to borrow additional funds;

•	could restrict us from making strategic acquisitions, introducing new technologies or exploiting business opportunities;

•	could make it more difficult for us to satisfy our obligations with respect to the new notes; and

•	could place us at a competitive disadvantage compared to our competitors that have less debt.

Despite currently expected levels of indebtedness, we and our subsidiaries may be able to incur substantially more debt. This could further exacerbate the risks described above.

      We and our subsidiaries may be able to incur substantial additional indebtedness in the future. Although the indenture governing the new notes contains restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of significant qualifications and exceptions, including an exception for indebtedness incurred under our existing senior credit facilities, which provide for additional borrowing of up to $75.0 million. Under certain circumstances, the indebtedness incurred in compliance with these restrictions could be substantial. To the extent new debt is added to our and our subsidiaries’ currently anticipated debt levels, the substantial leverage risks described above would increase. Also, the restrictions contained in the indenture governing the new notes do not prevent us from incurring obligations unless those obligations constitute Indebtedness as defined in the indenture.

To service our indebtedness, we will require a significant amount of cash.

      On a pro forma basis after giving effect to the MSB Acquisition, the Units Financing and the offering of the old notes, cash interest expense for the LTM Period would have been $25.4 million. On a pro forma basis, our ratio of earnings to fixed charges would have been inadequate to cover fixed charges by $19.7 million for the LTM Period. Our ability to generate cash depends on many factors beyond our control. Our ability to make payments on our indebtedness, including the new notes, and to fund working capital requirements, capital expenditures and research and development efforts will depend on our ability to generate cash in the future. Our historical financial results have been, and we expect our future financial results will be, subject to substantial fluctuation based upon a wide variety of factors, many of which are not within our control. These factors include:

•	the cyclical nature of both the semiconductor industry and the markets addressed by our products;

•	unexpected costs or failure to achieve certain expected benefits associated with the MSB Acquisition;

•	failure to achieve the goals of our cost reduction program on a timely basis;

•	fluctuations in manufacturing yields;

•	the extent to which our manufacturing capacity is utilized;

•	the timing of introduction of new products;

•	the timing of customer orders;

•	changes in mix of products sold;

•	the length of the lifecycle of the semiconductors we are manufacturing;

•	availability of supplies and raw materials;

•	price competition and other competitive factors; and

•	work stoppages, especially at our fabs in Belgium.

      Unfavorable changes in any of these factors could harm our operating results and our ability to generate cash to service our indebtedness, including the new notes. If we are unable to service our debt using our operating cash flow, we will be required to pursue one or more alternative strategies, such as selling assets, refinancing or restructuring our indebtedness or selling equity. However, we cannot assure you that any alternative strategies will be feasible at the time or prove adequate. Also, certain of these strategies would require the consent of our senior secured lenders.

Your right to receive payments on the new notes is junior to our existing Senior Indebtedness and possibly all of our future borrowing.

      The new notes will be subordinated to the prior payment in full of our and our guarantors’ current and future Senior Indebtedness to the extent set forth in the indenture governing the new notes. As of September 28, 2002, on a pro forma basis after giving effect to the offering of the old notes, we would have had approximately $49.3 million of Senior Indebtedness outstanding, consisting of our secured obligations under our senior credit facilities, AMIS Holdings would have had approximately $53.5 million of Senior Indebtedness outstanding, consisting of its senior secured guaranty of our obligations under our senior credit facilities and the security interest in $4.2 million of cash to secure certain duties and obligations associated with an employment agreement between AMIS Holdings and our Chief Executive Officer, and each of the subsidiary guarantors would have had approximately $49.3 million of Senior Indebtedness outstanding, consisting of their senior secured guaranties of our obligations under our senior credit facilities. Because of the subordination provisions of the new notes, in the event of the bankruptcy, liquidation or dissolution of our company or any guarantor, our assets or the assets of the guarantors would be available to pay obligations under the new notes only after all payments had been made on our or the guarantors’ Senior Indebtedness. We cannot assure you that sufficient assets will remain after all such payments have been made to make any payments on the new notes, including payments on interest when due. The term “Senior Indebtedness” is defined in the “Description of the New Notes” section of this prospectus.

      In addition, all payments on the new notes and the guaranties will be prohibited in the event of a payment default on certain of our Senior Indebtedness (including borrowings under the senior credit facilities) and, for limited periods, upon the occurrence of other defaults under such indebtedness.

      We conduct a significant portion of our business through our subsidiaries. Our foreign subsidiaries are not guaranteeing the new notes. Claims of creditors of such non-guarantor subsidiaries, including trade creditors and creditors holding indebtedness, and claims of preferred stockholders (if any) of such subsidiaries will generally have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of our company, including holders of the new notes, even if the obligations of the subsidiaries do not constitute senior indebtedness. Sales related to the non-guarantor subsidiaries constituted 33.6% of our pro forma net sales in the LTM Period and the non-guarantor subsidiaries had approximately 41.7% of our consolidated assets as of September 28, 2002, and no indebtedness other than intercompany indebtedness.

The new notes are not secured by our assets or those of our subsidiaries, and the lenders under our senior credit facilities will be entitled to remedies available to a secured lender.

      In addition to being subordinated to all our existing and future Senior Indebtedness, the new notes and the guaranties will not be secured by any of our assets. Our obligations under our senior credit facilities are secured by, among other things, a first priority pledge of all of our capital stock, mortgages upon all of the real property that we own in the United States and by substantially all of the assets of our company and each of our existing and subsequently acquired or organized domestic (and, to the extent no adverse tax consequences will result, foreign) subsidiaries. If we become insolvent or are liquidated, or if payment under the senior credit facilities or in respect of any other secured Senior Indebtedness is accelerated, the lenders under the senior credit facilities or holders of other secured Senior Indebtedness will be entitled to exercise the remedies available to a secured lender under applicable law (in addition to any remedies that may be available under documents pertaining to the senior credit facilities or such other senior debt). Upon the occurrence of any default under the senior credit facilities (and even without accelerating the indebtedness under the senior credit facilities), the lenders may be able to prohibit us from making debt service payments on the new notes and guaranties under the subordination provisions contained in the indenture governing the new notes or otherwise limit our ability to use our cash flow to make such payments.

Restrictions imposed by our senior credit facilities and the indenture governing the new notes limit our ability to take certain actions.

      We cannot assure you that the operating and financial restrictions and covenants in our debt instruments, including our senior credit facilities and the indenture governing the new notes, will not adversely affect our ability to finance our future operations or capital needs or engage in other business activities that may be in our interest. Our senior credit facilities require us to maintain certain financial ratios which become more restrictive over time. Our ability to comply with these ratios may be affected by events beyond our control. In 2002, the lenders under our senior credit facility and we agreed to certain amendments, including changes to our financial covenants and restrictions on our capital expenditures. We also sought and obtained certain waivers and consents under our senior credit facilities. We may be required to seek waivers or consents in the future. We cannot be sure that these waivers or consents will be granted. A breach of any of these covenants or our inability to comply with the required financial ratios could result in a default under our senior credit facilities. In the event of any default under our senior credit facilities, the lenders under our senior credit facilities will not be required to lend any additional amounts to us and could elect to declare all outstanding borrowings, together with accrued interest and other fees, to be due and payable, require us to apply all of our available cash to repay these borrowings or prevent us from making debt service payments on the new notes. A default under our senior credit facilities would also constitute an event of default under the new notes. If we are unable to repay any borrowings under our senior credit facilities when due, the lenders under our senior credit facilities could proceed against their collateral, which consists of substantially all of our assets, including 65% of the outstanding stock of certain foreign subsidiaries. If the indebtedness under our senior credit facilities or the new notes were to be accelerated, there can be no assurance that our assets would be sufficient to repay such indebtedness in full.

We may not have the ability to raise the funds necessary to finance the Change of Control offer required by the indenture governing the new notes.

      Upon the occurrence of a Change of Control, we will be required to offer to repurchase all outstanding new notes. We cannot assure you that we will have sufficient funds available to make any required repurchases of the new notes upon a Change of Control. In addition, our senior credit facilities will prohibit us from purchasing any new notes unless we obtain the consent of our lenders or repay all borrowings under the senior credit facilities. Any failure to purchase tendered new notes would constitute a default under the indenture governing the new notes, which, in turn, would constitute a default under our senior credit facilities. The term “Change of Control” is defined in the “Description of the New Notes” section of this prospectus.

Federal and state laws regarding fraudulent conveyance allow courts, under specific circumstances, to void debts, including guaranties, and would require noteholders to return payments received from us or the guarantors.

      A significant portion of the net proceeds from the offering of the old notes was distributed to AMIS Holdings for the redemption of some of its preferred stock. In addition, the new notes will be guaranteed by certain of our subsidiaries. If a bankruptcy proceeding or lawsuit were to be initiated by unpaid creditors, the new notes and the guaranties of the new notes could come under review for federal or state fraudulent transfer violations. Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, obligations under a note or a guaranty could be voided, or claims in respect of a note or a guaranty could be subordinated to all other debts of the debtor or guarantor if, among other things, the debtor or guarantor at the time it incurred the indebtedness evidenced by its note or guaranty:

•	received less than reasonably equivalent value or fair consideration for the incurrence of the debt or guaranty; and

•	one of the following applies:

•	it was insolvent or rendered insolvent by reason of such incurrence;

•	it was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

•	it intended to incur, or believed that it would incur, debts beyond its ability to pay debts as they mature.

In addition, any payment by that debtor or guarantor under its note or guaranty could be voided and required to be returned to the debtor or guarantor, as the case may be, or to a fund for the benefit of the creditors of the debtor or guarantor.

      The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a debtor or guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

AMIS Holdings has limited resources to support its guaranty of the new notes.

      Although AMIS Holdings has guaranteed the new notes on a senior subordinated basis, it currently conducts substantially no business and has no significant assets other than the capital stock of AMIS and certain intangible assets. Since all of the capital stock of AMIS owned by AMIS Holdings has been pledged to secure AMIS Holdings’ guaranty of obligations under the senior credit facilities, there are currently no resources supporting AMIS Holdings’ guaranty of the new notes besides those to which holders of the new notes already have access as direct creditors. AMIS Holdings’ guaranty of the new notes is subordinated to all current and future Senior Indebtedness of AMIS Holdings, including its guaranty of our obligations under our senior credit facilities.

Risks Relating to the MSB Acquisition

Our acquisition of MSB could have a material adverse effect on our business, financial condition and operating results.

      We will need to overcome significant challenges to realize any benefits or synergies from the MSB Acquisition. We will need to successfully integrate the operations, culture, strategies and management of the acquired business into ours. Several risks and challenges could prevent us from realizing these post-merger objectives, including:

•	disruption of our business and distraction of management;

•	unanticipated expenses related to integration;

•	potential unknown liabilities associated with the acquisition;

•	cultural impediments that could prevent the establishment of good employee relations;

•	economic, political, legal and regulatory difficulties inherent in operating in an international location;

•	difficulties associated with managing multiple geographic locations;

•	failure of STMicroelectronics to honor its take-or-pay obligations under its agreement to buy ASICs from us;

•	potential loss of customers if we experience problems in delivering acceptable products on a timely basis as a result of the transfer and qualification of MSB’s test platforms to our facilities in the Philippines; and

•	difficulties involving the creation of uniform standards, controls, procedures, policies and information systems.

      If we do not succeed in addressing these challenges or any other problems encountered in connection with the MSB Acquisition, our operating results and financial condition would be adversely affected.

Our recent acquisition of two additional fabs in Europe significantly increases the manufacturing risks already present in our business, which could adversely affect our results of operations.

      With our recent acquisition of two fabs in Oudenaarde, Belgium, we are subject to significantly increased risks relating to manufacturing. From time to time, the Oudenaarde fabs have operated at substantially less than full capacity, and this condition may recur despite the benefit of the take-or-pay agreement with STMicroelectronics. When the agreement with STMicroelectronics ends in June 2004 (unless renewed) or if STMicroelectronics fails to meet its €50 million take-or-pay obligation under the agreement, the risk that utilization of those fabs could decline will increase. If we are not able to maintain or increase utilization, we may be required to further reduce the size of our operations at Oudenaarde, which could involve substantial termination and other restructuring costs as well as the risk of organized labor resistance. In addition, operation of the Oudenaarde fabs involves risks relating to the need for capital improvements, exposure to environmental liabilities and regulation and other risks customarily associated with such facilities. If these risks materialize, our results of operations will be adversely affected and the benefits of the MSB Acquisition may never be realized.

Our exposure to foreign labor laws and customs has increased greatly as a result of our increased operational presence in Europe.

      As a result of the MSB Acquisition, our presence in Europe grew significantly. We had 977 employees in Europe as of September 28, 2002, most of whom were in Belgium. The employees located in Belgium are represented by unions and have the benefits of collective bargaining arrangements at the national, industry and company levels. In connection with any future reductions in work force we may implement, we would be required to, among other things, negotiate with these unions and make severance payments to employees upon their termination. In addition, these unions may implement work stoppages or delays in the event they do not consent to severance packages proposed for future reductions in work force or for any other reason. Furthermore, our substantial operations in Europe subject us to compliance with labor laws and customs that are generally more employee favorable than in the United States. As a result, it may not be possible for us to quickly or affordably implement workforce reductions.

The MSB carve-out financial statements and our pro forma financial statements are not indicative of our future operating results.

      MSB was conducted as part of Alcatel Microelectronics’ wireless, wireline and mixed signal operations prior to the MSB Acquisition on June 26, 2002, and historically Alcatel did not prepare separate financial statements for MSB. The MSB carve-out financial statements included elsewhere in this prospectus were prepared in connection with the MSB Acquisition and are not intended to be a complete presentation of the operating results of MSB on a stand-alone basis. As carve-out financial statements, these statements include allocations of the costs of shared activities and overhead of Alcatel Microelectronics and of intangible assets and property, plant and equipment shared with Alcatel Microelectronics. These allocations are based upon various assumptions and estimates and actual results may differ from these allocations, assumptions and estimates. In addition, the MSB carve-out financial statements do not include any allocation of Alcatel corporate overhead, interest or taxes because Alcatel management believed these charges could not be allocated to MSB on a reasonable basis. Also, as part of the MSB Acquisition we assumed certain additional costs that are not reflected in the MSB carve-out financial statements. Accordingly, the MSB carve-out financial statements should not be relied upon as being representative of the operating results of MSB had it operated on a stand-alone basis, nor may they be representative of the amounts of those items for MSB following the MSB Acquisition.

      The pro forma financial statements included elsewhere in this prospectus are based on our historical financial statements and on the MSB carve-out financial statements. Certain additional anticipated benefits from the MSB Acquisition and additional costs assumed therewith are reflected in the pro forma financial statements but only to the extent that they have actually been realized or incurred and recorded in our historical financial statements since the date of acquisition. In connection with the MSB Acquisition, AMIS and STMicroelectronics entered into a supply agreement pursuant to which STMicroelectronics is required to purchase certain products from AMIS on a take-or-pay basis through June 26, 2004. As that agreement became operative on June 26, 2002, the historical and pro forma financial statements reflect only one quarter of sales to STMicroelectronics pursuant to the supply agreement. In addition, following the MSB Acquisition we implemented a cost reduction program for the combined company targeting costs reflected in both our historical and the MSB carve-out financial statements as well as the additional costs we assumed as part of the acquisition that are not reflected in the MSB carve-out financial statements. Our historical and the pro forma financial statements reflect only one quarter of reduced costs as a result of this program.

Our estimates of achieved or anticipated benefits related to the MSB Acquisition may not prove to be correct.

      Our estimates of the effect of the take-or-pay supply agreement with STMicroelectronics, the additional costs we assumed as part of the MSB Acquisition which are not reflected in the MSB carve-out financial statements and the cost reduction program we have implemented to reduce costs for the combined company may not prove to be correct. Our estimate of the effect of the supply agreement with STMicroelectronics is based upon our estimate of the variable costs we expect to incur thereunder. This estimate is based on a judgment as to which products and what volumes will be ordered by STMicroelectronics under the supply agreement. Our estimate of the benefit of the supply agreement could be inaccurate for a variety of reasons, including changes in products or volumes ordered. The estimate of the permanent reduction to our combined cost structure that we believe we have achieved during the third quarter of 2002 as a result of our cost reduction program is based upon our estimated combined cost structure following the MSB Acquisition. Our estimates of our combined cost structure may not be accurate. In that event, our estimates of achieved and anticipated cost savings would be inaccurate.

Our cost-reduction program associated with the MSB Acquisition may not achieve the anticipated cost reductions.

      Although we have initiated a program to reduce costs for the combined company, the program may not be completed on time or achieve the anticipated cost reductions. Our ability to fully implement the program and achieve the anticipated cost reductions could be adversely affected by a number of factors, including:

•	any failure to quickly and efficiently reduce employees and employee-related costs as a result of protracted negotiations with employee unions in Belgium;

•	any work stoppages or delays by MSB employees;

•	any failure to effectuate in a timely and efficient manner the transfer and qualification of MSB’s test platforms to our facilities in the Philippines;

•	any failure to achieve anticipated material procurement savings; and

•	any disruption to our operations that may occur in implementing the program.

Risks Relating to Our International Operations

We expect international sales and operations, which expose us to various political and economic risks, to comprise a growing portion of our business.

      With the MSB Acquisition, our exposure to risks associated with international sales and operations has increased significantly. Sales to customers outside of North America accounted for approximately 19.6%, 16.5% and 39.5% of AMIS’s historical net sales in 2000 and 2001 and in the first nine months of 2002, respectively. Pro forma net sales to customers outside of North America accounted for approximately 46.6% in the LTM Period. We expect sales to customers located in Europe and Asia to comprise an increasing portion of our business. Our manufacturing operations are located in the United States and Belgium, our test facilities and outsourced primary packager are located in the Philippines and we maintain design centers in Germany and the Czech Republic and sales offices in other locations in Europe and Asia. International sales and operations are subject to a variety of risks, including:

•	greater difficulty in staffing and managing foreign operations;

•	greater risk of uncollectible accounts;

•	longer collection cycles;

•	logistical and communications challenges;

•	potential adverse changes in laws and regulatory practices, including export license requirements, trade barriers, tariffs and tax laws;

•	changes in labor conditions;

•	burdens and costs of compliance with a variety of foreign laws;

•	political and economic instability;

•	increases in duties and taxation;

•	greater difficulty in protecting intellectual property; and

•	general economic and political conditions in these foreign markets.

      In 1997 and 1998, business conditions in Asia were severely affected by banking and currency issues. While these conditions have stabilized since 1999, the continuance or worsening of adverse business and financial conditions in Asia would likely affect our operating results. As a percentage of total sales, AMIS’s historical net sales in Asia were approximately 10.2% in 2000, 9.9% in 2001 and 20.3% in the first nine months of 2002. Pro forma net sales in Asia were approximately 16.9% in the LTM Period.

We are subject to risks associated with currency fluctuations.

      While substantially all our net sales and costs were denominated in U.S. dollars prior to the MSB Acquisition, a significant portion of our net sales and costs are now denominated in foreign currencies, including the euro, and, to a lesser extent, the Philippine Peso and the Japanese Yen. As a result, changes in the exchange rates of these foreign currencies to the U.S. dollar will primarily affect our sales, cost of sales and operating margins and could result in exchange losses. The impact of future exchange rate fluctuations on our results of operations cannot be accurately predicted. In the future, we may engage in exchange rate hedging activities in an effort to mitigate the impact of exchange rate fluctuations. However, we cannot assure you that any hedging transactions we may enter into will be effective or will not result in foreign exchange hedging losses.

Risks Relating to Our Company and the Semiconductor Industry

The cyclical nature of the semiconductor industry may limit our ability to maintain or increase net sales and profit levels during industry downturns.

      The semiconductor industry is cyclical and our ability to respond to downturns is limited. The semiconductor industry continues to experience the effects of a significant downturn that began in late 2000. Our business has been impacted by this downturn, as reflected in part by a decrease in pro forma net sales of 20.0% for the nine months ended September 28, 2002, as compared to the nine months ended September 29, 2001. Our financial performance is being negatively affected by various factors, including general reductions in inventory levels by customers and excess production capacity. Many of the business conditions we experienced in the 1998 downturn in the semiconductor industry are again present in our business, and we cannot predict when business conditions will improve.

      In 2001, AMIS incurred a $5.0 million restructuring charge related to our effort to manage costs by reducing our worldwide workforce and consolidating operations. In 2001, MSB incurred a $0.8 million restructuring charge related to the termination of certain management and other employees. In the quarter ended September 28, 2002, we incurred restructuring related costs of approximately $2.1 million, and we expect to incur approximately $4.3 million in additional costs over the nine months ending June 30, 2003, as we continue to implement a restructuring program to assimilate and optimize the MSB Acquisition. In the future, we may need to further restructure our business and, as a result, incur additional restructuring charges.

Customer demand is difficult to accurately forecast.

      We make significant decisions, including determining the levels of business that we will seek and accept, production schedules, component procurement commitments, personnel needs and other resource requirements, based on our estimates of customer requirements. The short-term nature of commitments by many of our customers and the possibility of rapid changes in demand for their products reduces our ability to accurately estimate future customer requirements. On occasion, customers may require rapid increases in production, which can challenge our resources and can reduce margins. We may not have sufficient capacity at any given time to meet our customers’ demands. Conversely, downturns in the semiconductor industry, such as the downturn that commenced late in 2000, can and have caused our customers to significantly reduce the amount of products ordered from us. Significant rapid reductions in customer orders have caused our wafer fabrication capacity to be under-utilized. Because many of our costs and operating expenses are relatively fixed, a reduction in customer demand has an adverse effect on our gross margins and operating income. Reduction of customer demand also causes a decrease in our backlog. While we have not experienced a significant increase in our bad debts, there is a higher risk that our trade receivables will be uncollectible during industry downturns.

A significant portion of our sales comes from a relatively limited number of customers and devices.

      If we lose key customers or if customers cease to place orders for our high volume devices, our financial results will be adversely affected. While we served more than 450 customers on a pro forma basis in the LTM Period, sales to our 18 largest customers represented a majority of our net sales in the LTM Period on a pro forma basis. The identities of our principal customers have varied from year to year, and our principal customers may not continue to purchase products and services from us at current levels, or at all. In addition, while we sold over 2,600 different products on a pro forma basis during the LTM Period, the top 126 selling devices represented a majority of our net sales during the LTM Period. The devices generating the greatest net sales have varied from year to year, and our customers may not continue to place orders for such devices from us at current levels, or at all. Significant reductions in sales to any of these customers, the loss of major customers or the curtailment of orders for our high volume devices within a short period of time would adversely affect our business.

Our customers may cancel their orders, change production quantities or delay production.

      We generally do not obtain firm, long-term purchase commitments from our customers. Customers may cancel their orders, change production quantities or delay production for a number of reasons. The requirements contract we entered into with Alcatel as part of the MSB Acquisition provides pricing terms but does not require Alcatel to purchase any specific quantity of products. Cancellations, reductions or delays by a significant customer or by a group of customers, which we have experienced as a result of the recent downturn in the semiconductor industry, have adversely affected and may continue to adversely affect our results of operations. In addition, while we do not obtain long-term purchase commitments, we generally agree to the pricing of a particular product for the entire lifecycle of the product, which can extend over a number of years. If we underestimate our costs when determining the pricing, our margins and results of operations would be adversely affected.

We depend on our key personnel.

      Our success depends to a large extent upon the continued services of our key executives, managers and skilled personnel, particularly our analog and mixed signal ASIC engineers. Generally our employees are not bound by employment or non-competition agreements, and we cannot assure you that we will retain our key executives and employees. We may or may not be able to continue to attract, retain and motivate qualified personnel necessary for our business. Loss of the services of, or failure to recruit, skilled personnel could be significantly detrimental to our product development programs or otherwise have a material adverse effect on our business.

We depend on successful technological advances for growth.

      Our industry is subject to rapid technological change as customers and competitors create new and innovative products and technologies. We may not be able to access leading edge process technologies or to license or otherwise obtain essential intellectual property required by our customers. If we are unable to continue manufacturing technologically advanced products on a cost-effective basis, our business would be adversely affected.

We depend on growth in the electronics and other industries.

      Our continued success will depend in large part on the growth of various electronics industries that use semiconductors, including manufacturers of automotive, industrial, communications, medical, military, computing and consumer products, and on general economic growth. Factors affecting the electronics industry as a whole could seriously harm our customers and, as a result, harm us. These factors include:

•	recessionary periods or periods of reduced growth, as we are currently experiencing, in our customers’ markets;

•	the inability of our customers to adapt to rapidly changing technology and evolving industry standards;

•	the potential that our customers’ products may become obsolete or the failure of our customers’ products to gain widespread commercial acceptance; and

•	the possibility of reduced consumer demand for our customers’ products.

      In particular, the significant decrease in demand for communications equipment that our customers are currently experiencing is adversely affecting our operating results. In addition, the declining average selling price of communications equipment places significant pressure on the prices of the components that are used in this equipment. If the average selling prices of communications equipment continue to decrease, the pricing pressure on components we produce may reduce our net sales and our gross profit margin.

Our industry is highly competitive.

      The semiconductor industry is highly competitive and includes hundreds of companies, a number of which have achieved substantial market share. Current and prospective customers for ASIC products evaluate our capabilities against the merits of our direct competitors, as well as the merits of continuing to use programmable digital logic ICs rather than converting to an ASIC product. Some of our competitors have substantially greater market share, manufacturing, financial, research and development and marketing resources than we do. We also compete with emerging companies that are attempting to sell their products in specialized markets. We expect to experience continuing competitive pressures in our markets from existing competitors and new entrants. Our ability to compete successfully depends on a number of other factors, including the following:

•	our ability to offer cost effective products on a timely basis using our technologies;

•	our ability to accurately identify emerging technological trends and demand for product features and performance characteristics;

•	product introductions by our competitors;

•	our ability to adopt or adapt to emerging industry standards;

•	the number and nature of our competitors in a given market; and

•	general market and economic conditions.

      Many of these factors are outside of our control. In addition, in recent years, many participants in the industry have substantially expanded their manufacturing capacity. If overall demand for semiconductors should decrease, as it has done recently, this increased capacity could result in substantial pricing pressure, which could adversely affect our operating results. Because our products are typically designed for a specific customer, and are not commodity products, we have not decreased our prices as significantly as other companies in the semiconductor industry to try to maintain or increase customer orders since the commencement of the recent downturn in the semiconductor industry. However, we cannot assure you that we will not face increased pricing pressure in the future. A continued decrease in the demand for communications equipment may significantly decrease the demand for our products and services. Sales of our digital ASICs products, in particular, have been adversely affected by the recent downturn in demand for communications equipment.

We may incur costs to engage in future acquisitions of companies or technologies and the anticipated benefits of those acquisitions may never be realized.

      As part of our business strategy, we may in the future make acquisitions of complementary companies or technologies. Any future acquisitions would be accompanied by risks, including the following:

•	potential inability to maximize our financial or strategic position, which could result in impairment charges if the acquired company or assets are later worth less than the amount paid for them in the acquisition;

•	difficulties in assimilating the operations and products of an acquired business or in realizing projected efficiencies, cost savings and revenue synergies;

•	entry into markets or countries in which we may have limited or no experience;

•	potential increases in our indebtedness and contingent liabilities;

•	diversion of management’s attention due to transition or integration issues;

•	difficulties in integrating operations and personnel of the acquired business;

•	difficulties in retaining key personnel of the acquired business and potential litigation from terminated employees; and

•	difficulties in maintaining uniform standards, controls and procedures.

      We cannot guarantee that we will be able to successfully integrate any company or technologies that we might acquire in the future and our failure to do so could harm our business. The benefits of an acquisition may take considerable time to develop and we cannot guarantee that any acquisition will in fact produce the intended benefits.

      In addition, our senior credit facilities and the indenture governing the new notes may prohibit us from making acquisitions that we may otherwise wish to pursue.

Risks Relating to Manufacturing

Our success depends on high utilization of our manufacturing capacity.

      An important factor in our success is the extent to which we are able to utilize the available capacity in our fabrication and test facilities. Utilization rates can be negatively affected by periods of industry over-capacity, low levels of customer orders, operating inefficiencies, mechanical failures and disruption of operations due to expansion or relocation of operations, and fire or other natural disasters. As many of our costs are fixed, a reduction in capacity utilization, together with other factors such as yield and product mix, could adversely affect our operating results. The current downturn in the semiconductor industry has resulted in a decline in the capacity utilization at our wafer fabrication facilities. If the downturn worsens, our wafer fabrication capacity will be even further under-utilized, and our inability to quickly reduce fixed costs, such as depreciation and other fixed operating expenses necessary to operate our wafer manufacturing facilities, would harm our operating results.

We could be adversely affected by manufacturing interruptions and reduced yields.

      The fabrication of our integrated circuits is a highly complex and precise process, requiring production in a tightly controlled, clean room environment. Minute impurities, difficulties in the fabrication process, defects in the masks used to print circuits on a wafer or other factors can cause a substantial percentage of wafers to be rejected or numerous die on each wafer to be nonfunctional. We may experience problems in achieving acceptable yields in the manufacture of semiconductors, particularly in connection with the production of a new product, the adoption of a new manufacturing process or any expansion of our manufacturing capacity and related transitions. The interruption of manufacturing, including power interruptions or the failure to achieve acceptable manufacturing yields at any of our wafer fabrication facilities, would adversely affect our business.

We are dependent on successful alliance and outsourcing relationships.

      We have formed alliances with other wafer fabrication foundries to supplement capacity and gain access to more advanced process technologies. If we experience problems with our alliance partners, we may face a shortage of finished products available for sale. We believe that in the future we will increasingly rely upon outsourced wafer manufacturing to supplement our capacity and technology. If our alliance partners, or any other foundries with which we form an alliance, experience wafer yield problems or delivery delays, which are common in our industry, or are unable to produce silicon wafers that meet our specifications with acceptable yields, our operating results could be adversely affected.

We rely on packaging subcontractors.

      The majority of our net sales are derived from semiconductor devices assembled in advanced packages. The packaging of semiconductors is a complex process requiring, among other things, a high degree of technical skill and advanced equipment. We outsource our semiconductor packaging to subcontractors, most of which are located in Southeast Asia. In particular, we rely heavily on a single packager, Anam Semiconductor, for packaging. We rely on these subcontractors to package our devices with acceptable quality and yield levels. If our semiconductor packagers experience problems in packaging our semiconductor devices or experience prolonged quality or yield problems, our operating results could be adversely affected.

We depend on successful parts and materials procurement for our manufacturing processes.

      We use a wide range of parts and materials in the production of our semiconductors, including silicon, processing chemicals, processing gases, precious metals and electronic and mechanical components. We procure materials and electronic and mechanical components from domestic and foreign sources and original equipment manufacturers. However, there is no assurance that, if we have difficulty in supply due to an unforeseen catastrophe or worldwide shortage, alternative suppliers will be available or that these suppliers will provide materials or electronic or mechanical components in a timely manner or on favorable terms. If we cannot obtain adequate materials in a timely manner or on favorable terms for the manufacture of our products, our business and financial results would be adversely affected.

We may need to raise additional capital that may not be available.

      Semiconductor companies that maintain their own fabrication facilities have substantial capital requirements. AMIS made capital expenditures of $52.0 million in 2000, $20.7 million in 2001 and $16.8 million in the nine months ended September 28, 2002. MSB made capital expenditures of $19.8 million in 2001 and $3.3 million in the six months ended June 26, 2002. Total capital expenditures are expected to be approximately $22.3 million in 2002 for the combined company. We anticipate capital expenditures in 2003 to be approximately $25 million. We expect that these expenditures will be used to replace equipment and expand our test and design capabilities. In the future, we intend to continue to make capital investments to support business growth and achieve manufacturing cost reductions and improved yields. We may seek additional financing to fund further expansion of our wafer fabrication capacity or to fund other projects. The timing and amount of such capital requirements cannot be precisely determined at this time and will depend on a number of factors, including demand for products, product mix, changes in semiconductor industry conditions and competitive factors. Additional financing may not be available when needed or, if available, may not be available on satisfactory terms.

Our ability to compete successfully and achieve future growth will depend, in part, on our ability to protect our proprietary technology, as well as our ability to operate without infringing the proprietary rights of others.

      As of September 28, 2002, we held over 70 U.S. patents and over 110 foreign patents. We also had over 50 patent applications in progress. We intend to continue to file patent applications when appropriate to protect our proprietary technologies. The process of seeking patent protection takes a long time and is expensive. We cannot assure you that patents will issue from pending or future applications or that, if patents issue, they will not be challenged, invalidated or circumvented, or that the rights granted under the patents will provide us with meaningful protection or any commercial advantage. In addition, we cannot assure you that other countries in which we market our services will protect our intellectual property rights to the same extent as the United States.

      Our ability to compete successfully depends on our ability to operate without infringing the proprietary rights of others. We have no means of knowing what patent applications have been filed in the United States until they are published. Ricoh Company, Ltd. recently filed in the U.S. District Court for the District of Delaware a complaint against us and other parties alleging infringement of a patent owned by Ricoh. The patent relates to certain methodologies for the automated design of ASICs. Based on information available to us to date, our preliminary belief is that the asserted claims are without merit and resolution of this matter will not have a material adverse effect on our future financial results or financial condition. In addition, the semiconductor industry is characterized by frequent litigation regarding patent and other intellectual property rights. As is typical in the semiconductor industry, we have from time to time received communications from third parties asserting rights under patents that cover certain of our technologies and alleging infringement of certain intellectual property rights of others. We expect to receive similar communications in the future. In the event that Ricoh’s claims are valid or if any other third party were to make a valid claim against us or our customers, we could be required to:

•	discontinue using certain process technologies which could cause us to stop manufacturing certain semiconductors;

•	pay substantial monetary damages;

•	seek to develop non-infringing technologies, which may not be feasible; or

•	seek to acquire licenses to the infringed technology which may not be available on commercially reasonable terms, if at all.

      Litigation, which could result in substantial costs to us and diversion of our resources, may also be necessary to enforce our patents or other intellectual property rights or to defend us against claimed infringement of the rights of others. If we fail to obtain a necessary license or if litigation relating to patent infringement or any other intellectual property matter occurs, our business could be adversely affected.

We could incur material costs to comply with environmental laws.

      Increasingly stringent environmental regulations restrict the amount and types of pollutants that can be released from our operations into the environment. We have incurred, and will in the future incur, costs, including capital expenditures, to comply with these regulations. Significant regulatory changes or increased public attention on the impact of semiconductor operations on the environment may result in more stringent regulations, further increasing our costs or requiring changes in the way we make our products.

      In addition, because we use hazardous and other regulated materials in our manufacturing processes, we are subject to risks of accidental spills or other sources of contamination, which could result in injury to the environment, personal injury claims and civil and criminal fines, any of which could be material to our cash flow or earnings. For example, we currently are remediating contamination at one of our former manufacturing sites pursuant to a government order. The discovery of additional contamination at this site or other sites where we currently have or historically have had operations could result in material cleanup costs.

FORWARD-LOOKING STATEMENTS

      This prospectus includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to our future prospects, developments and business strategies.

      These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” and similar terms and phrases, including references to assumptions. These statements are contained in sections entitled “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and other sections of this prospectus.

      These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results to be materially different. These factors include, but are not limited to, the following:

•	changes in general economic and business conditions and in the semiconductor industry in particular;

•	changes in the conditions affecting our target markets;

•	changes in the pricing of our products;

•	failure to achieve expected benefits of the MSB Acquisition and the reduction of certain costs;

•	changes in political, social and economic conditions and local regulations, particularly outside of the United States;

•	changes in technology and development of new technology;

•	reductions in sales to any significant customers;

•	changes in the mix of products sold, industry capacity or competition;

•	changes in competitive conditions;

•	disruptions of established supply channels;

•	manufacturing capacity underutilization or constraints; and

•	the availability, terms and deployment of capital.

      Our risks are more specifically described under “Risk Factors.” If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those expected, estimated or projected.

      We do not undertake to update our forward-looking statements or risk factors to reflect future events or circumstances.

USE OF PROCEEDS

      We will not receive any cash proceeds from the issuance of the new notes. The new notes will be exchanged for old notes as described in this prospectus upon our receipt of old notes. We will cancel all of the old notes surrendered in exchange for the new notes.

      Our net proceeds from the sale of the old notes were approximately $192.6 million, after deduction of the initial purchasers’ discounts and commissions and other expenses of the offering. We used $80.8 million of the net proceeds to redeem in full AMIS Holdings’ pay-in-kind Series C Preferred Stock and $111.8 million of the net proceeds to repay a portion of our senior term loan.

CAPITALIZATION

      The following table sets forth the cash and the consolidated capitalization of AMIS Holdings as of September 28, 2002, on a historical basis and as adjusted to give effect to the offering of the old notes and the application of the estimated net proceeds therefrom. This table should be read in conjunction with the Unaudited Pro Forma Combined Condensed Financial Statements, “Selected Historical Financial and Other Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this prospectus.

	As of September 28, 2002

	Historical	As Adjusted

	(in millions)
Cash	$53.8	$57.6 (1)

Long-term debt, including current portion:
Senior credit facilities:
Revolving credit facility(2)	$—	$—
Senior term loan	161.0	49.3
Senior Subordinated Notes Due 2013	—	200.0

Total long-term debt, including current portion	161.0	249.3
Redeemable Preferred Stock:
Series A	226.0	226.0
Series B	183.8	183.8
Series C(3)	77.0	—

Total redeemable preferred stock	486.8	409.8
Stockholders’ deficit:
Class A Common Stock	1.4	1.4
Additional paid-in capital	37.9	37.9
Other	(5.5)	(5.5)
Capital deficiency	(262.2)	(266.2)

Total stockholders’ deficit	(228.4)	(232.4)

Total capitalization	$419.4	$426.7

(1)	The increase in cash reflects the $3.8 million which was used to redeem the additional accretion on the Series C Preferred Stock from September 29, 2002, through the closing date of the offering of the old notes.

(2)	Borrowings of up to $75.0 million are available for general corporate purposes under the revolving credit portion of our senior credit facilities.

(3)	On June 26, 2002, AMIS Holdings raised aggregate gross proceeds of $75.0 million through the issuance of Units consisting of Series C Preferred Stock and warrants to purchase Class A Common Stock to CVC, Francisco Partners and Merchant Capital. AMIS Holdings contributed the net proceeds of the Units sale to us for the purpose of funding a substantial portion of the MSB Acquisition. We used the net proceeds from the issuance of the old notes to, among other things, redeem the Series C Preferred Stock. Due to the accrual of pay-in-kind dividends at a rate of 12% from the date of issuance through December 26, 2002, and at a rate of 16% thereafter, the redemption price of the Series C Preferred Stock was $80.8 million.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

AND OTHER DATA

      The following Unaudited Pro Forma Combined Condensed Financial Statements and Other Data of AMIS Holdings are based on the historical financial statements of AMIS Holdings and the historical financial statements of the Mixed Signal Business of Alcatel Microelectronics, which we refer to as the MSB carve-out financial statements, all included elsewhere in this prospectus. The unaudited combined pro forma statements of operations for the year ended December 31, 2001, the nine months ended September 29, 2001 and the nine months ended September 28, 2002 give effect to the MSB Acquisition, the Units Financing and offering of the old notes as if each transaction had occurred on January 1, 2001. The unaudited combined pro forma statement of operations for the LTM Period is derived by adding the pro forma financial data for the year ended December 31, 2001 to the pro forma financial data for the nine months ended September 28, 2002 and subtracting the pro forma financial data for the nine months ended September 29, 2001. An unaudited pro forma balance sheet has not been presented because the MSB Acquisition and Units Financing have been included in our historical balance sheet as of September 28, 2002. The impact of this offering is shown in “Capitalization.”

      The Unaudited Pro Forma Combined Condensed Financial Statements and Other Data are presented for informational purposes only and do not purport to represent what the results of operations would have been had the MSB Acquisition, the Units Financing and this offering in fact occurred on January 1, 2001, nor do they purport to project the results of operations for any future period. All pro forma adjustments are described more fully in the accompanying Notes. The pro forma adjustments are based upon preliminary estimates and certain assumptions that we believe are reasonable, and we believe all adjustments have been made that are necessary to present fairly the pro forma data.

      MSB was conducted as part of Alcatel Microelectronics’ wireless, wireline and mixed signal operations prior to the MSB Acquisition on June 26, 2002, and historically Alcatel did not prepare separate financial statements for MSB. The MSB carve-out financial statements included elsewhere in this prospectus were prepared in connection with the MSB Acquisition and are not intended to be a complete presentation of the operating results or financial position of MSB on a stand-alone basis. As carve-out financial statements, these statements include allocations of the costs of shared activities and overhead of Alcatel Microelectronics and of intangible assets and property, plant and equipment shared with Alcatel Microelectronics. These allocations are based upon various assumptions and estimates and actual results may differ from these allocations, assumptions and estimates. In addition, the MSB carve-out financial statements do not include any allocation of Alcatel corporate overhead, interest or taxes because Alcatel management believed these charges could not be allocated to MSB on a reasonable basis. Also, as part of the MSB Acquisition we assumed certain additional costs that are not reflected in the MSB carve-out financial statements. Accordingly, the MSB carve-out financial statements should not be relied upon as being representative of the financial position or operating results of MSB had it operated on a stand-alone basis, nor may they be representative of the amounts of those items for MSB following the MSB Acquisition.

      The Unaudited Pro Forma Combined Condensed Financial Statements and Other Data are based on our historical financial statements and on the MSB carve-out financial statements. Certain additional anticipated benefits from the MSB Acquisition and additional costs assumed therewith are reflected in the pro forma financial statements but only to the extent that they have actually been realized or incurred and recorded in our historical financial statements since the date of acquisition. In connection with the MSB Acquisition, AMIS and STMicroelectronics entered into a supply agreement pursuant to which STMicroelectronics is required to purchase certain products from AMIS on a take-or-pay basis through June 26, 2004. As that agreement became operative on June 26, 2002, the historical and pro forma financial statements reflect only one quarter of sales to STMicroelectronics pursuant to the supply agreement. In addition, following the MSB Acquisition we implemented a cost reduction program for the combined company targeting costs reflected in both our historical and the MSB carve-out financial statements as well as the additional costs we assumed as part of the acquisition that are not reflected in the MSB carve-out financial statements. The historical and pro forma financial statements reflect only one quarter of reduced costs as a result of this program. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a discussion of (1) the effects of the take-or-pay supply agreement we entered into with STMicroelectronics, (2) additional costs we agreed to assume as part of the MSB Acquisition that are not reflected in the MSB carve-out financial statements included elsewhere in this prospectus and (3) a program we plan to complete by June 30, 2003, to reduce costs for the combined company.

      The MSB Acquisition was accounted for using the purchase method of accounting. The purchase method of accounting allocates the aggregate purchase price to the assets acquired and liabilities assumed based upon their respective fair values. The final allocation of the aggregate purchase price is contingent upon studies and valuations which have not yet been completed. Any adjustments as a result of the foregoing could have a significant effect on the Unaudited Pro Forma Combined Condensed Financial Statements, although it is not anticipated that they will affect EBITDA.

      The financial statements of MSB have been translated from euros into U.S. dollars. MSB’s statements of operations data have been translated using the weighted average exchange rate in effect during each MSB period. The table below sets out the exchange rates:

€ to U.S. $1

Statement of Operations Data:
For the year ended December 31, 2001	1.114
For the nine months ended September 28, 2001	1.117
For the six months ended June 26, 2002	1.121

      The Unaudited Pro Forma Combined Condensed Financial Statements should be read with the other information contained under the captions “Capitalization,” “Selected Historical Financial Data and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and with AMIS Holdings’ Audited Combined/ Consolidated Financial Statements, AMIS Holdings’ Unaudited Interim Consolidated Financial Statements, MSB’s Audited Combined Financial Statements and MSB’s Unaudited Interim Combined Financial Statements, all included elsewhere in this prospectus.

AMIS Holdings, Inc.

Unaudited Pro Forma Combined Condensed Statement of Operations and Other Data

	Year Ended December 31, 2001

	AMIS
	Holdings	MSB
	Historical	Historical	Adjustments(1)		Pro Forma

	(in millions)
Statement of Operations Data:
Net sales	$326.5	$139.1	$(4.9	)(f)	$460.7
Cost of sales	186.4	106.1	(2.4	)(a)	290.1

Gross profit	140.1	33.0	(2.5)		170.6
Operating expenses:
Research and development	42.1	12.7	(4.9	)(f)	49.9
Marketing and selling	35.4	10.4			45.8
General and administrative	25.6	3.2			28.8
Restructuring and impairment charges	5.0	0.8			5.8

	108.1	27.1	(4.9)		130.3

Operating income	32.0	5.9	2.4		40.3
Other income (expense):
Interest income	1.2	—			1.2
Interest expense	(15.4)	—	(13.5	)(b)	(28.9)
Other income (expense), net	0.5	(0.3)			0.2

	(13.7)	(0.3)	(13.5)		(27.5)

Income (loss) before income taxes	18.3	5.6	(11.1)		12.8
Provision (benefit) for income taxes	5.6	—	2.2	(c)
			(4.3	)(d)	3.5

Net income (loss)	12.7	5.6	(9.0)		9.3
Preferred stock dividend	47.6	—			47.6 (e)

Net income (loss) attributable to common stockholders	$(34.9)	$5.6	$(9.0)		$(38.3)

Net loss per common share (basic and diluted)	$(0.25)	—			$(0.28)
Weighted average number of common shares used to compute net loss per common share	138.2	—			138.2

See accompanying Notes to Unaudited Pro Forma Combined Condensed Statements of Operations and Other Data.

AMIS Holdings, Inc.

Unaudited Pro Forma Combined Condensed Statement of Operations and Other Data

	Nine Months Ended September 29, 2001(2)

	AMIS
	Holdings	MSB
	Historical	Historical	Adjustments(1)		Pro Forma

	(in millions)
Statement of Operations Data:
Net sales	$258.0	$117.8	$(3.6	)(f)	$372.2
Cost of sales	142.1	90.0	(1.8	)(a)	230.3

Gross profit	115.9	27.8	(1.8)		141.9
Operating expenses:
Research and development	33.3	9.3	(3.6	)(f)	39.0
Marketing and selling	28.0	7.7			35.7
General and administrative	19.4	2.5			21.9
Restructuring and impairment charges	4.1	—			4.1

	84.8	19.5	(3.6)		100.7

Operating income	31.1	8.3	1.8		41.2
Other income (expense):
Interest income	0.7	—			0.7
Interest expense	(12.5)	—	(9.9	)(b)	(22.4)
Other income (expense), net	0.7	(0.4)			0.3

	(11.1)	(0.4)	(9.9)		(21.4)

Income (loss) before income taxes	20.0	7.9	(8.1)		19.8
Provision (benefit) for income taxes	6.6	—	3.1	(c)
			(3.2	)(d)	6.5

Net income (loss)	13.4	7.9	(8.0)		13.3
Preferred stock dividend	34.9	—			34.9 (e)

Net income (loss) attributable to common stockholders	$(21.5)	$7.9	$(8.0)		$(21.6)

Net loss per common share (basic and diluted)	$(0.16)	—			$(0.16)
Weighted average number of common shares used to compute net loss per common share	138.2	—			138.2

See accompanying Notes to Unaudited Pro Forma Combined Condensed Statements of Operations and Other Data.

AMIS Holdings, Inc.

Unaudited Pro Forma Combined Condensed Statement of Operations and Other Data

	Nine Months Ended September 28, 2002

	AMIS
	Holdings	MSB
	Historical	Historical(3)	Adjustments(1)		Pro Forma

	(in millions)
Statement of Operations Data:
Net sales	$242.8	$58.1	$(3.0	)(f)	$297.9
Cost of sales	149.6	47.3	(1.2	)(a)
			0.7	(g)	196.4

Gross profit	93.2	10.8	(2.5)		101.5
Operating expenses:
Research and development	37.0	7.7	(3.0	)(f)	41.7
Marketing and selling	25.7	6.8			32.5
General and administrative	17.9	1.7			19.6
Restructuring and impairment charges	0.2	0.1			0.3

	80.8	16.3	(3.0)		94.1

Operating income	12.4	(5.5)	0.5		7.4
Other income (expense):
Interest income	0.7	—			0.7
Interest expense	(9.3)	—	(10.6	)(b)	(19.9)
Other income (expense), net	(0.5)	(1.1)	0.7	(g)	(0.9)

	(9.1)	(1.1)	(9.9)		(20.1)

Income (loss) before income taxes	3.3	(6.6)	(9.4)		(12.7)
Provision (benefit) for income taxes	1.2	—	(2.6	)(c)
			(3.7	)(d)	(5.1)

Net income (loss)	2.1	(6.6)	(3.1)		(7.6)
Preferred stock dividend	45.5	—	(2.4	)(e)	43.1 (e)

Net income (loss) attributable to common stockholders	$(43.4)	$(6.6)	$(0.7)		$(50.7)

Net loss per common share (basic and diluted)	$(0.31)	—			$(0.36)
Weighted average of common shares used to compute net loss per common share	139.0	—			139.0

See accompanying Notes to Unaudited Pro Forma Combined Condensed Statements of Operations and Other Data.

AMIS Holdings, Inc.

Unaudited Pro Forma Combined Condensed Statement of Operations and Other Data

	LTM Period(4)

	AMIS
	Holdings	MSB
	Historical	Historical(5)	Adjustments(1)		Pro Forma

		(in millions)
Statement of Operations Data:
Net sales	$311.3	$79.4	$(4.3	)(f)	$386.4
Cost of sales	193.9	63.4	(1.8	)(a)
			0.7	(g)	256.2

Gross profit	117.4	16.0	(3.2)		130.2
Operating expenses:
Research and development	45.8	11.1	(4.3	)(f)	52.6
Marketing and selling	33.1	9.5			42.6
General and administrative	24.1	2.4			26.5
Restructuring and impairment charges	1.1	0.9			2.0

	104.1	23.9	(4.3)		123.7

Operating income	13.3	(7.9)	1.1		6.5
Other income (expense):
Interest income	1.2	—			1.2
Interest expense	(12.2)	—	(14.2	)(b)	(26.4)
Other income (expense), net	(0.7)	(1.0)	0.7	(g)	(1.0)

	(11.7)	(1.0)	(13.5)		(26.2)

Income before income taxes	1.6	(8.9)	(12.4)		(19.7)
Provision (benefit) for income taxes	0.2	—	(3.5	)(c)
			(4.8	)(d)	(8.1)

Net income	1.4	(8.9)	(4.1)		(11.6)
Preferred stock dividend	58.2	—	(2.4	)(e)	55.8 (e)

Net income (loss) attributable to common stockholders	$(56.8)	$(8.9)	$(1.7)		$(67.4)

Net loss per common share (basic and diluted)	$(0.41)	—			$(0.49)
Weighted average number of common shares used to compute net loss per common share	138.8	—			138.8

See accompanying Notes to Unaudited Pro Forma Combined Condensed Statements of Operations and Other Data.

AMIS Holdings, Inc.

Notes to Unaudited Pro Forma Combined Condensed Statements of Operations and Other Data

      1. The Unaudited Pro Forma Combined Condensed Statements of Operations give effect to the following adjustments:

(a) Represents a decrease in depreciation expense resulting from the MSB Acquisition. The preliminary allocation of the MSB Acquisition purchase price resulted in a lower value being allocated to the MSB fixed assets as compared to their historical carrying value. As a result, the corresponding depreciation expense is lower than what was recorded by MSB on a historical basis.

(b) Represents incremental interest expense resulting from the issuance of the old notes and the application of the estimated net proceeds therefrom as indicated under “Use of Proceeds”, as follows:

		Nine Months	Nine Months
	Year Ended	Ended	Ended
	December 31,	September 29,	September 28,
	2001	2001	2002	LTM Period

	(in millions)
Interest on the old notes	$21.5	$16.1	$16.1	$21.5
Repayment of $111.7 million on senior term loan	(8.1)	(6.3)	(5.6)	(7.4)
Amortization of deferred financing costs on the old notes	0.8	0.6	0.6	0.8
Impact on amortization as a result of the reduction of deferred financing costs on repayment of senior term loan	(0.7)	(0.5)	(0.5)	(0.7)

Total interest expense adjustment	$13.5	$9.9	$10.6	$14.2

(c) Represents the pro forma income tax provision (benefit) for the operations of MSB as if MSB were a stand-alone entity, assuming certain non-U.S. income is not invested indefinitely outside the United States, based on a blended income tax rate of 39%.

(d) Represents the pro forma income tax provision (benefit) on the pro forma adjustments based on a blended income tax rate of 39%.

(e) No adjustment has been made to reflect cumulative dividends on Series C Preferred Stock as if it had been issued on January 1, 2001 because the unaudited pro forma combined condensed statements of operations assume both the issuance and the redemption of the Series C Preferred Stock on January 1, 2001. However, dividends of approximately $2.4 million are included in AMIS Holdings’ statement of operations for the nine months ended September 28, 2002 to reflect dividends from the actual date of issuance, June 26, 2002, to September 28, 2002. Such dividends have been eliminated for this period.

(f) Represents a reclassification of research and development grant income from revenue to a contra expense (reduction of research and development expense) to conform to our accounting policy. Historically, MSB has received certain credits from local governments for qualifying research expenditures and has classified these amounts as revenues in its Combined Statements of Revenues less Direct and Allocated Expenses Before Interest and Taxes. Our policy is to classify such amounts as a reduction of research and development expense.

(g) Represents a reclassification of certain MSB warranty-related costs from other expenses to cost of sales to conform to our presentation.

      2. The historical and pro forma data with respect to MSB is for the nine months ended September 28, 2001, the last day of MSB’s third quarter in 2001.

      3. The historical data with respect to MSB is from January 1, 2002 through June 26, 2002, the date of acquisition. From June 27, 2002, data with respect to MSB is included in the AMIS historical data.

      4. LTM Period means the twelve-month period ended September 28, 2002.

      5. The historical data with respect to MSB is from September 1, 2001 through June 26, 2002, the date of acquisition. From June 27, 2002, data with respect to MSB is included in the AMIS historical data.

SELECTED HISTORICAL FINANCIAL DATA AND OTHER DATA

      The following table sets forth selected historical financial data and other data of AMIS Holdings. The historical financial data for the years ended December 31, 1999, 2000 and 2001 and as of December 31, 2000 and 2001 were derived from AMIS Holdings’ Audited Combined/ Consolidated Financial Statements included elsewhere in this prospectus. The historical financial data for the years ended December 31, 1997 and 1998 and as of December 31, 1997, 1998 and 1999 were derived from the Audited Combined/ Consolidated Financial Statements of AMIS Holdings not included in this prospectus. From 1997 through December 21, 2000, our activities were conducted as part of JEC’s overall operations. As such, the Audited Combined/ Consolidated Financial Statements for those periods contain various allocations for costs and expenses attributable to services provided by JEC. Therefore, the combined/ consolidated statement of operations data may not be indicative of the results of operations that would have occurred if we had operated on a stand-alone basis.

      The historical financial data as of and for the nine months ended September 29, 2001 and September 28, 2002 have been derived from AMIS Holdings’ Unaudited Interim Consolidated Financial Statements included elsewhere in this prospectus which, in the opinion of management, include all adjustments necessary for the fair presentation of such information. Results for interim periods are not necessarily indicative of results for the full year.

      You should read the following tables in conjunction with other information contained under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” AMIS Holdings’ Audited Combined/ Consolidated Financial Statements, AMIS Holdings’ Unaudited Interim Consolidated Financial Statements and other financial information contained elsewhere in this prospectus.

      Historical results are not necessarily indicative of the results to be expected in the future, particularly as a result of the MSB Acquisition completed on June 26, 2002.

						Nine Months Ended
	Years Ended December 31,
						September 29,	September 28,
	1997	1998	1999	2000	2001	2001	2002

	(in millions, except ratios and loss per share)
Statement of Operations Data:
Net sales:
Mixed Signal ASICs	$65.6	$79.7	$76.0	$84.7	$93.4	$66.6	$108.6
Digital ASICs	128.9	118.0	133.7	200.9	139.8	115.8	66.1
Foundry Services	71.9	69.5	69.2	96.6	93.3	75.6	68.1

Total net sales	$266.4	$267.2	$278.9	$382.2	$326.5	$258.0	$242.8

Gross profit	$92.4	$93.2	$121.3	$179.5	$140.1	$115.9	$93.2
Operating expenses:
Research and development	23.4	32.8	39.8	37.4	42.1	33.3	37.0
Marketing and selling	27.7	28.9	31.7	39.2	35.4	28.0	25.7
General and administrative	19.5	20.9	19.6	19.9	25.6	19.4	17.9
Restructuring and impairment charges(1)	—	—	—	—	5.0	4.1	0.2
Recapitalization and related expenses(2)	—	—	—	18.4	—	—	—

Operating income	21.8	10.6	30.2	64.6	32.0	31.1	12.4

											Nine Months Ended
	Years Ended December 31,
											September 29,		September 28,
	1997		1998		1999		2000		2001		2001		2002

	(in millions, except ratios and loss per share)
Other income (expense):
Interest expense, net	$(6.5)		$(9.1)		$(7.4)		$(5.9)		$(14.2)		$(11.8)		$(8.6)
Non-recurring income (expense)	(4.8)		6.5		—		—		—		—		—
Other income (expense), net	0.1		—		(0.8)		1.9		0.5		0.7		(0.5)

Income before income taxes	10.6		8.0		22.0		60.6		18.3		20.0		3.3
Provision for income taxes	5.3		6.0		10.9		27.0		5.6		6.6		1.2

Net income	5.3		2.0		11.1		33.6		12.7		13.4		2.1
Preferred stock dividend	—		—		—		1.2		47.6		34.9		45.5

Net income (loss) attributable to common stockholders	$5.3		$2.0		$11.1		$32.4		$(34.9)		$(21.5)		$(43.4)

Net loss per common share (basic and diluted)(3)	N/A		N/A		N/A		N/A		$(0.25)		$(0.16)		$(0.31)
Weighted average number of common shares used to compute net loss per common share	N/A		N/A		N/A		N/A		$138.2		$138.2		$139.0

Other Data:	$58.0		$61.3		$69.9		$118.6		$81.1		$68.3		$45.7
EBITDA(4)	$36.2		$50.7		$39.7		$35.6		$44.1		$33.1		$33.1
Depreciation and amortization	$75.9		$35.3		$17.4		$52.0		$20.7		$15.1		$16.8
Capital expenditures	$6.5		$9.1		$7.4		$6.0		$14.1		$11.3		$8.5
Cash interest expense(5)
Ratio of EBITDA to cash interest expense(4)	8.9	x	6.7	x	9.4	x	19.8	x	5.8	x	6.0	x	5.4	x
Ratio of earnings to fixed charges(6)	2.5	x	1.8	x	3.8	x	9.5	x	2.1	x	2.5	x	1.3	x

	As of December 31,					As of
						September 28,
	1997	1998	1999	2000	2001	2002

	(in millions)
Balance Sheet Data:
Cash	$—	$1.4	$3.3	$20.1	$28.7	$53.8
Accounts receivable, net	34.7	31.3	43.1	50.9	36.2	69.3
Inventories	23.4	23.2	24.4	41.7	26.0	41.2
Total assets	307.0	287.7	291.7	427.6	384.8	507.1
Long-term debt, including current portion(7)	139.0	—	—	175.0	173.3	161.0
Redeemable Preferred Stock	—	—	—	321.7	369.1	486.8
Total stockholders’ equity (deficit) or divisional equity(8)	95.4	224.8	207.5	(153.5)	(188.7)	(228.4)

(1)	Our restructuring and impairment charge in 2001 relates to the termination of certain management and other employees as well as costs related to the closure of certain of our administrative and sales offices. The restructuring and impairment charge in 2002 relates primarily to the termination, following the MSB Acquisition, of certain persons employed by AMIS prior to the MSB Acquisition. These positions were eliminated as a result of the cost reduction program implemented in connection with the acquisition. Severance costs related to the termination of MSB employees as part of the cost reduction program are not part of the restructuring and impairment charge for 2002 as such costs are part of the purchase price of the MSB Acquisition.

(2)	In connection with our December 2000 recapitalization, we incurred transaction fees and expenses of $18.4 million, excluding capitalizable debt issuance costs.

(3)	Because we operated as a division of our parent company from January 1, 1998 until July 29, 2000, net loss per common share is not a relevant measure for periods prior to that date. In 1997 and from July 29, 2000 to December 31, 2000, we were capitalized with a minimal number of common shares, and therefore net loss per common share is not a relevant measure for years prior to 2001.

(4)	EBITDA, as presented, represents operating income before depreciation, amortization, restructuring/recapitalization charges, interest and income tax expense. EBITDA should not be considered as an alternative to net income or any other generally accepted accounting principles (GAAP) measure as an indicator of our performance, nor should EBITDA be considered as an alternative to cash flows provided by operating, investing and financing activities as an indicator of cash flows or a measure of liquidity. We believe that EBITDA is a useful measure, along with other measurements under GAAP, in evaluating our ability to service our debt and is a conventionally used financial indicator. However, due to possible inconsistencies in the method of calculating EBITDA, our calculation of EBITDA may not be comparable to other similarly titled methods employed by other companies.

(5)	Cash interest expense excludes amortization of deferred financing costs as well as the impact of certain derivatives we entered into to hedge our interest rates.

(6)	Earnings consist of income before income taxes and fixed charges. Fixed charges consist of interest expense on debt and amortization of deferred debt issuance costs and the portion of rental expense that we believe is representative of the interest component of rental expense.

(7)	Prior to January 1, 1998, we operated as American Microsystems, Inc., a wholly owned subsidiary of JEC. Our long-term debt consisted of amounts due to third party banks. From January 1, 1998 through July 29, 2000, we operated as American Microsystems, Inc., a division of a subsidiary of JEC. As such, we did not have separate legal status or existence. No long-term debt was outstanding to third parties. From July 29, 2000 to December 21, 2000, we operated as an indirect subsidiary of JEC. Long-term debt for that period reflects amounts due to that JEC subsidiary under notes payable. Effective December 21, 2000, we borrowed money payable to third parties for a total of $175.0 million with a term of six years.

(8)	For the period from January 1, 1998 through July 29, 2000, as discussed in footnote 6 above, we operated as a division of a subsidiary of JEC. Therefore, during that period we had divisional equity rather than stockholders’ equity.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

      The following discussion should be read in conjunction with, and is qualified in its entirety by reference to, AMIS Holdings’ Audited Combined/ Consolidated Financial Statements and Unaudited Interim Consolidated Financial Statements included elsewhere in this prospectus. Except for the historical information contained herein, the discussions in this section contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those discussed below. See “Forward Looking Statements.” References in the descriptions below to “we,” “our” and “us” in the context of financial data refer to AMIS Holdings and its subsidiaries on a consolidated basis.

      Founded over 30 years ago, AMIS designs and manufactures application specific integrated circuits, or ASICs, which are custom integrated circuits, or ICs, produced for customer-specific functions. ASICs offer lower power consumption, higher processing speed and superior levels of functionality and, when produced in sufficiently high volumes, lower costs than standard ICs. We work with each customer to design a unique ASIC for a specific product, enabling our customers to create proprietary solutions. Our customers use our ASICs to differentiate the performance and functionality of their products. Our systems architects and our analog and mixed signal and digital engineers utilize our proprietary technologies, design tools and methodologies, along with our extensive library of building block semiconductor circuit designs, to integrate multiple, customer-specified functions into an ASIC.

      Our primary focus is the design and manufacturing of analog and mixed signal ASICs. Analog and mixed signal circuits provide an interface between electronic systems and the real world. Our ASICs are used in highly complex applications such as cockpit displays for fighter jets and control systems for implantable pacemakers and in less complex applications such as sensors for automotive airbags and tire pressure gauges. We produce highly integrated ASICs for customers in our target automotive, medical and industrial markets as well as for our diversified base of customers in the communications, military, computing, consumer and other markets.

      We have organized our business into three areas: mixed signal ASICs, foundry services and digital ASICs. Mixed signal ASICs, which involve the combination of analog and digital functions on a single chip, are characterized by long lifecycles, stable prices and attractive gross margins. We utilize process technologies developed primarily for our mixed signal ASIC business to provide outsourced foundry services for other semiconductor designers and manufacturers. Foundry services provide us with an opportunity to increase the utilization of our fabs and to further penetrate our target markets with our ASIC products. In the LTM Period, over 90% of our foundry services pro forma net sales came from the manufacture of mixed signal products. Including foundry services sales, over 74% of our LTM Period pro forma net sales involved analog and mixed signal design. Digital conversion ASICs, which involve the conversion of higher cost, semi-standard programmable digital logic ICs into lower cost digital ASICs, provide us with growth opportunities and digital design expertise which we use to support the design of system solutions for customers in our target markets.

      In June 2002, we acquired the mixed signal ASIC business of Alcatel Microelectronics NV from STMicroelectronics N.V. The MSB Acquisition increased our analog and mixed signal engineering team from 98 engineers as of June 25, 2002, to 170 engineers as of September 28, 2002, enhanced our relationships with major European customers, provided us with additional high voltage and wireless technologies that enable us to offer new types of ASICs to our end markets and provided us with two fabs in Oudenaarde, Belgium. As part of the MSB Acquisition, we entered into a supply agreement with STMicroelectronics on a take-or-pay basis under which STMicroelectronics is required to purchase a minimum of €50 million of products from us during the two-year period ending June 26, 2004. We also entered into a requirements contract with Alcatel S.A. pursuant to which we agreed to provide Alcatel with certain telecommunications ASICs at specified prices and Alcatel agreed to purchase at least 40% of its requirements for those ASICs from us. There is no minimum purchase requirement under this contract. We also entered into a back end services and wafer procurement agreement with STMicroelectronics whereby we agreed to provide certain back end assembly, electrical test and mechanical finishing services for STMicroelectronics during a six month transitional period following the closing of the MSB Acquisition. Sales under this agreement amounted to $2.6 million in the third quarter of 2002 and $1.5 million in the fourth quarter of 2002. Sales for these back end and wafer procurement services are not expected to be significant in the first quarter of 2003.

      Since the acquisition closed, we have integrated the combined workforce into worldwide functional groups and have assigned executives to manage each business or functional group on a global basis. We have also achieved significant cost savings by the elimination of an aggregate of 133 positions, the renegotiation of pricing on many global supply contracts, and the implementation of best manufacturing processes to minimize costs between each business. Our unified salesforce is cross-selling our combined capabilities and we are winning additional designs with many leading companies in our target markets, including Valeo, Hella, Motorola and Schneider Electric, as a result of this effort.

      Following is a summary of the MSB purchase price (in millions):

Cash paid to STMicroelectronics	$68.3
Acquisition related expenses	10.9
Restructuring accrual	6.4
Operating liabilities assumed	23.7

Total purchase price	$109.3

      The foregoing purchase price is subject to adjustment based on the final allocation of certain operating liabilities between MSB and STMicroelectronics. We expect that such adjustments, if any, will be reflected in the financial statements as of and for the year ended December 31, 2002. Additionally, as part of the MSB Acquisition, we have prepared and approved a plan of restructuring in connection with the integration of MSB and have included the estimated costs of those restructuring activities in the purchase price pursuant to Emerging Issues Task Force Opinion No. 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination.” The restructuring costs that have been accrued and included in the purchase price primarily include costs associated with relocating and combining MSB’s testing facilities with our existing facilities and employee severance costs.

      Following is a summary of the preliminary allocation of the MSB purchase price (in millions):

Trade accounts receivable	$18.3
Inventory	19.5
Prepaid and other assets	13.2
Deferred pension asset	11.6
Property, plant and equipment and intangible assets	46.7

Total purchase price allocated	$109.3

      The foregoing allocation is preliminary and subject to further adjustment based upon the completion of valuation studies of the fair values of the assets acquired as well as the final allocation of certain trade receivables between MSB and STMicroelectronics.

      Because the purchase price we paid for MSB was less than the historical carrying value of the MSB assets, pursuant to SFAS No. 141, “Business Combinations,” the preliminary purchase price allocation resulted in a pro rata reduction of the values assigned to the property, plant and equipment and intangible assets of MSB. The historical carrying value of MSB’s inventory includes amounts related to MSB’s spare parts and consumable inventory. Our accounting policy is to expense such items at purchase. As a result the purchase price allocation has a lower aggregate inventory value than the historical carrying value.

      The purchase price and corresponding allocation of the purchase price reflect management’s estimate of the final allocation of working capital amounts between MSB and STMicroelectronics. The purchase price and corresponding allocation as presented above differ from the preliminary purchase price and corresponding allocation as of September 28, 2002 as they reflect ongoing negotiations regarding the settlement of working capital amounts between AMIS and STMicroelectronics.

      In December 2000, we became a wholly owned subsidiary of AMIS Holdings as part of a leveraged recapitalization. As part of the recapitalization, our former parent company, JEC, sold approximately 40% of its equity interest in AMIS Holdings to each of CVC and Francisco Partners and we assumed responsibility for our senior credit facility.

Forward-Looking Information with respect to MSB

      In connection with the MSB Acquisition, we entered into a supply agreement with STMicroelectronics described below, assumed certain additional costs described below that were not part of MSB prior to the acquisition and initiated a cost reduction program described below for the combined company. Accordingly, the MSB carve-out financial statements do not include incremental sales to STMicroelectronics pursuant to the supply agreement, incremental costs we assumed at the time of the MSB Acquisition or the benefits of a cost reduction program we initiated following the MSB Acquisition and which we expect to complete by June 30, 2003. Our historical and pro forma financial statements included elsewhere in this prospectus reflect the impact of such incremental sales, costs and reduced costs but only to the extent realized in the quarter ended September 28, 2002.

      Incremental Sales. Historically, MSB performed manufacturing services and provided products to Alcatel Microelectronics, which was acquired by STMicroelectronics in June 2002. Sales from such services and products are recorded in the MSB carve-out financial statements at cost. MSB’s sales to Alcatel Microelectronics for such services and products were $9.3 million in 2001. In connection with the MSB Acquisition, we entered into a take-or-pay supply agreement with STMicroelectronics for certain types of products that MSB had previously provided to Alcatel Microelectronics. The terms of the supply agreement require STMicroelectronics to purchase at least €50 million of products from us through June 26, 2004, which includes a minimum of €16 million during the twelve months ended June 30, 2003. For the quarter ended September 28, 2002, sales to STMicroelectronics pursuant to the supply agreement were $2.9 million, or €2.9 million. Products sold to STMicroelectronics under the supply agreement are sold at pre-determined prices representing approximately 100% of standard costs. We believe that the fixed costs associated with providing the products under the supply agreement will not increase from those reflected in the MSB carve-out financial statements for the year ended December 31, 2001, even though the volume of products is expected to increase based upon the minimum purchase requirements of the supply agreement. Accordingly, we believe only variable costs will increase as a result of incremental purchase volumes. We estimate that our variable costs approximate 36% of the total cost of sales for the products we expect we will provide under the supply agreement. If we had sold the minimum volume of products specified for the first twelve months under the supply agreement during the year ended December 31, 2001, we estimate that this would have resulted in incremental EBITDA of approximately $4 million after giving effect to the supply agreement pricing schedule and subtracting our estimate of the incremental variable costs we expect to incur. This estimate, however, is based on a judgment as to which products and what volumes will be ordered by STMicroelectronics under the supply agreement in the future. The incremental benefit of the supply agreement on our future results could be more or less than our estimate presented above for a variety of reasons, including changes in products or volumes ordered.

      Incremental Costs. The MSB carve-out financial statements included elsewhere in this prospectus include only those allocated costs that the management of Alcatel Microelectronics has identified with MSB operations as well as an allocation of the costs of the shared activities and overhead of Alcatel Microelectronics. However, as part of the MSB Acquisition we agreed to assume certain additional costs that are not reflected in those historical financial statements. Our historical and pro forma financial statements included elsewhere in this prospectus reflect the impact of such incremental costs only to the extent incurred in the quarter ended September 28, 2002. While these costs are difficult to quantify precisely, we believe that they will aggregate approximately $13 million on an annual basis. These costs consist primarily of the following:

•	Cost of Sales. We estimate that the incremental costs that we have agreed to assume associated with cost of sales will aggregate approximately $12 million annually. These estimated costs include: (i) costs related to test engineering and other back end professional services that we agreed to provide to STMicroelectronics under a professional services agreement which are incremental to the carve-out allocation for MSB internal semiconductor testing expenses and (ii) manufacturing support expenses associated with functional areas such as purchasing, quality assurance, customer service and all of the employees and overhead associated with these functions that we agreed to assume which are incremental to the carve-out allocations of these MSB manufacturing support expenses. We anticipate that the professional services agreement will allow us to offset a portion of the costs related to semiconductor testing referred to in clause (i) above.

•	Research and Development. We estimate that our expenditures on computer aided design support for our engineering group will be approximately $1 million higher than the amount reported in the MSB carve-out financial statements based upon the full historical costs associated with this functional area since we have agreed to assume all of the employees and overhead associated with these functions.

      Cost Reduction Program. In conjunction with the MSB Acquisition, we initiated a program to reduce costs for the combined company. This program was designed in conjunction with the MSB management team and, when complete, is estimated to reduce annual costs by up to $47 million. We expect to complete this program by June 30, 2003. Included within these costs are a portion of the costs included in the MSB carve-out financial statements and certain of the additional costs that we agreed to assume as part of the MSB Acquisition that are not reflected in the MSB carve-out financial statements. However, these additional costs are reflected in our historical and pro forma financial statements included elsewhere in this prospectus only to the extent incurred in the quarter ended September 28, 2002. We believe that through the third quarter of 2002 our cost reduction program has permanently reduced our estimated combined cost structure by approximately $25 million on an annualized basis. We expect that, once the program is complete, our annualized costs savings will include:

•	Transition of MSB test activities to the Philippines. We are in the process of transitioning our testing activities from the MSB test facility in Oudenaarde, Belgium to our existing lower-cost test facility in the Philippines. We expect this transition to result in approximately $8 million in annual cost savings. The transition involves the relocation of equipment, a reduction in the number of workers currently employed in the Oudenaarde facility, the addition of personnel to our Philippines facility and the requalification of our testing services by our customers. We successfully transitioned our Pocatello, Idaho testing activities to our Philippines facility in 1992 and believe that our experience will enable us to successfully complete the transition of the MSB testing activities by the end of the second quarter of 2003.

•	Elimination of excess personnel and overhead. Since we acquired a complete management and administrative team with the MSB Acquisition, many positions were duplicated within the combined company following the acquisition. We believe that we also have excess manufacturing personnel for the needs of the combined company. In addition, we have identified redundant or non-performing programs and related overhead from the combined company as part of our integration plan. Based upon our initial estimates, we believe that we will be able to eliminate up to $29 million of annual payroll related costs and overhead.

•	Reduced material procurement costs. Based upon a review of the combined company’s purchasing volumes and the individual purchasing discounts afforded to MSB and AMIS on a stand-alone basis, we believe that we can obtain up to $10 million of annual worldwide material procurement savings. We believe that the major components of these savings will result from the procurement of both subcontracted services and raw materials used in our semiconductor manufacturing processes.

      In order to achieve these annual cost savings, we have estimated that by completion we will incur one-time costs of approximately $6.4 million, of which we incurred $2.1 million in the quarter ended September 28, 2002. We have accrued for these costs and included them in the MSB purchase price which has been allocated among the MSB assets as presented in our interim financial statements as of September 28, 2002 included elsewhere in this prospectus.

      We may not succeed in eliminating all of the $47 million in annual costs targeted in our cost reduction program. The program may not be implemented on time or achieve the anticipated cost savings. Our success will be dependent upon various factors. Among the events that may cause our cost reduction program to be unsuccessful are the following:

•	any failure to quickly and efficiently reduce employees and employee-related costs as a result of protracted negotiations with employee unions in Belgium;

•	any work stoppages or delays by MSB employees;

•	any failure to effectuate in a timely and efficient manner the transfer and qualification of MSB’s test platforms to our facilities in the Philippines;

•	any failure to achieve anticipated material procurement savings; and

•	any disruption to our operations that may occur in implementing the program.

Critical Accounting Policies

      The preparation of our financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and judgments that affect our reported amounts of assets and liabilities, sales and expenses and related disclosures. We have identified recognition of sales, inventories, property, plant and equipment and other long-lived assets and income taxes as areas involving critical accounting policies and the most significant judgments and estimates.

      We evaluate our estimates and judgments on an ongoing basis. We base our estimates on historical experience and on assumptions that we believe to be reasonable under the circumstances. Our experience and assumptions form the basis for our judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may vary from what we anticipate and different assumptions or estimates about the future could change our reported results. We believe the following accounting policies are the most critical to us, in that they are important to the portrayal of our financial statements and they require the most difficult, subjective or complex judgments in the preparation of our financial statements.

      Recognition of Sales

      Several criteria must be met before we can recognize sales from our products and sales relating to engineering design and product development. We recognize sales from products sold directly to end customers when persuasive evidence of an arrangement exists, the price is fixed and determinable, shipment is made and collectibility is reasonably assured. In certain situations, we ship products through freight forwarders where title does not pass until product is shipped from the freight forwarder. In other situations, by contract, title does not pass until the product is received by the customer. In both cases, revenue and related gross profit are deferred until title passes to the customer. Sales from contracts to perform engineering design and product development are recognized as milestones are achieved, which approximates the percentage-of-completion method, and costs associated with such contracts are expensed as incurred. We must apply our judgment in determining when sales recognition criteria are met.

      Our engineering design and product development contracts generally involve pre-determined amounts of sales. If we determine that our costs associated with a particular development contract exceed the revenues associated with such contract, we must estimate the amount of the loss and establish a corresponding reserve. See Note 10 to our Audited Combined/ Consolidated Financial Statements included elsewhere in this prospectus.

      Inventories

      We initiate production of a majority of our ASICs once we have received an order from a customer. Based on forecasted demand from specific customers, we may build up to two weeks of finished goods inventory. As a result, we generally do not carry a significant inventory of finished goods. However, we purchase and maintain raw materials at sufficient levels to meet lead times based on forecasted demand. Forecasted demand is based on our estimates. If forecasted demand exceeds actual demand, we may need to provide an allowance for excess or obsolete quantities on hand.

      Property, Plant and Equipment and Other Long-lived Assets

      Property, plant and equipment are stated at cost, including capitalized interest. Any assets acquired as part of the purchase of all or a portion of another company’s operations are stated at fair value at the date of acquisition. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets of three to 30 years. Repair and maintenance costs are expensed as incurred.

      We regularly evaluate the carrying amounts of long-lived assets, including goodwill and other intangible assets, as well as the related amortization periods, to determine whether adjustments to these amounts or to the useful lives are required based on current circumstances or events. The evaluation, which involves significant management judgment, is based on various analyses including cash flow and profitability projections. To the extent such projections indicate that future undiscounted cash flows are not sufficient to recover the carrying amounts of the related long-lived assets, the carrying amount of the underlying assets will be reduced, with the reduction charged to expense so that the carrying amount is equal to fair value, primarily determined based on future discounted cash flows. No impairment of our long-lived assets has been indicated to date, except as discussed in Note 16 to our Audited Combined/ Consolidated Financial Statements included elsewhere in this prospectus. To the extent such evaluation indicates that the useful lives of property, plant and equipment are different than originally estimated, the depreciation period is extended and, accordingly, the amount of quarterly depreciation expense per quarter is reduced. During 1999, we revised the useful lives of certain equipment in one of our fabs from five years to up to 15 years, depending on the type of equipment, to better reflect the useful lives of the equipment. As a result, depreciation expense in 1999 was reduced by $10.5 million due to the extension of expected useful lives.

      Income Taxes

      Income taxes are recorded based on the liability method, which requires recognition of deferred tax assets and liabilities based on differences between financial reporting and tax bases of assets and liabilities measured using enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. A valuation allowance is recorded to reduce our deferred tax asset to an amount that is more likely than not to be realized, as determined based on our analyses of projected taxable income, including tax strategies available to generate future taxable income. Our analyses of future taxable income are subject to a wide range of variables, many of which involve our estimates, and therefore our deferred tax asset may not be ultimately realized.

Quarterly Results

      The following table sets forth the unaudited historical net sales and total gross profit for our product groups and total gross profit by quarter:

	Year

	2000				2001				2002

	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3

	(in millions, except percentages and loss per share)
Net sales:
Mixed Signal ASICs	$18.3	$20.0	$20.3	$26.1	$21.9	$22.2	$22.5	$26.8	$25.8	$26.5	$56.3
Digital ASICs	39.3	49.2	57.8	54.6	46.1	40.8	28.9	24.0	23.5	21.1	21.5
Foundry Services	21.8	20.8	25.3	28.7	28.6	28.2	18.8	17.7	19.7	21.9	26.5

Total	$79.4	$90.0	$103.4	$109.4	$96.6	$91.2	$70.2	$68.5	$69.0	$69.5	$104.3

Gross profit	$36.5	$43.1	$49.5	$50.4	$46.9	$43.6	$25.4	$24.2	$25.2	$26.0	$42.0
Gross margin	46.0%	47.9%	47.9%	46.1%	48.6%	47.8%	36.2%	35.3%	36.5%	37.4%	40.3%
Net income (loss)	$7.1	$10.4	$12.6	$3.5	$7.7	$6.2	$(0.5)	$(0.7)	$(1.1)	$(2.5)	$5.7
Preferred stock dividend	—	—	0.1	1.1	11.2	11.8	11.9	12.7	12.7	16.8	16.0

Net income (loss) attributable to common stockholders	$7.1	$10.4	$12.5	$2.4	$(3.5)	$(5.6)	$(12.4)	$(13.4)	$(13.8)	$(19.3)	$(10.3)

Net loss per common share (basic and diluted)(1)	N/A	N/A	N/A	N/A	$(0.03)	$(0.04)	$(0.09)	$(0.09)	$(0.10)	$(0.14)	$(0.07)
Weighted average number of common shares used to compute net loss per common share	N/A	N/A	N/A	N/A	138.1	138.1	138.2	138.4	138.6	138.7	139.4

(1)	Because we operated as a division of our parent company from January 1, 1998 until July 29, 2000, net loss per common share is not a relevant measure for periods before that date. From July 29, 2000 to December 20, 2000, we were capitalized with a minimal number of common shares, and therefore net loss per common share is not a relevant measure for quarters prior to the first quarter of 2001.

      Prior to the MSB Acquisition, substantially all of our historical net sales were denominated in U.S. dollars. Following the MSB Acquisition, approximately 30% of our net sales in the quarter ended September 28, 2002, were denominated in euros. While there is no significant seasonality in our operating cycle, the semiconductor industry is cyclical in nature. Generally, our product sales track the general market conditions seen throughout the semiconductor industry. Demand for our products weakened significantly during the semiconductor industry downturn in the second half of 1998 and the first quarter of 1999 and the current semiconductor industry downturn which began in the last quarter of 2000. Our product volumes have been adversely affected by these general industry factors. These trends have affected all of our product groups.

      Following general industry trends, our net sales began to increase in the second half of 1999 and continued through the fourth quarter of 2000 due to more favorable market conditions and strong demand for conversion products. In the first quarter of 2001 net sales began to decrease due to unfavorable market conditions and decreased demand, particularly in the communications sector. Along with the overall semiconductor industry, we saw our sequential quarterly sales decline until the fourth quarter of 2001. Since the fourth quarter of 2001, we have experienced a general stabilization in our quarterly sequential sales excluding the impact of MSB. Net sales for the third quarter of 2002 increased primarily due to the inclusion of MSB in our results. Net sales from MSB were approximately 34.0% of total net sales in the third quarter of 2002.

Results of Operations

      The following table sets forth statements of operations data for the periods indicated as a percentage of net sales:

				Nine Months Ended
	Years Ended December 31,
				September 29,	September 28,
	1999	2000	2001	2001	2002

Net sales:
Mixed Signal ASICs	27.2%	22.2%	28.6%	25.8%	44.8%
Digital ASICs	47.9	52.5	42.8	44.9	27.2
Foundry Services	24.9	25.3	28.6	29.3	28.0

Total	100.0%	100.0%	100.0%	100.0%	100.0%

Costs and expenses:
Cost of sales	56.4%	53.0%	57.2%	55.1%	61.6%
Research and development	14.3	9.8	12.9	12.9	15.2
Marketing and selling	11.4	10.3	10.8	10.9	10.6
General and administrative	7.0	5.2	7.8	7.5	7.4
Restructuring and impairment charges	—	—	1.5	1.6	0.1
Recapitalization and related expenses	—	4.8	—	—	—
Interest expense, net	2.7	1.5	4.3	4.5	3.5
Other income (expense), net	0.3	(0.5)	(0.1)	0.3	(0.2)

Income before income taxes	7.9	15.9	5.6	7.8	1.4
Provision for income taxes	3.9	7.1	1.7	2.6	0.5

Net income	4.0%	8.8%	3.9%	5.2%	0.9%

Nine Months Ended September 28, 2002 Compared With Nine Months Ended September 29, 2001

      Net Sales

      Net sales for the first nine months of 2002 decreased 5.9% to $242.8 million from $258.0 million in the first nine months of 2001. Excluding the MSB Acquisition, sales decreased by $50.7 million primarily due to the overall semiconductor industry downturn. This was partially offset by an increase in net sales of $35.5 million due to the MSB Acquisition.

      Net sales of our mixed signal ASICs increased by 63.1% to $108.6 million in the first nine months of 2002 from $66.6 million in the first nine months of 2001. This increase was primarily a result of the commencement of production of new products for two large customers during the second quarter of 2002 as well as the MSB Acquisition, which contributed $28.5 million in sales during the third quarter of 2002.

      Net sales of our digital ASICs decreased by 42.9% to $66.1 million in the first nine months of 2002 from $115.8 million in the first nine months of 2001. The communications market has experienced a severe downturn and was primarily responsible for this decline in net sales.

      Net sales of our foundry services in the first nine months of 2002 were lower than net sales of foundry services in the first nine months of 2001. Net sales of foundry services decreased 9.9% to $68.1 million in the first nine months of 2002 from $75.6 million in the first nine months of 2001. This decrease was primarily attributable to the overall downturn in the semiconductor industry and the resulting lower demand from semiconductor companies outsourcing production runs to our fabs.

      Net sales from our North American market decreased in the first nine months of 2002 when compared to the same period in 2001. However, our European and Asian markets experienced an increase between these periods. Geographically, 60.5%, 19.2% and 20.3% of our net sales were derived from North

America, Europe and Asia, respectively, in the first nine months of 2002, compared with 84.0%, 7.0% and 9.0%, respectively, during the first nine months of 2001. The growth between the periods in Europe was due to the MSB Acquisition. The growth between the periods in Asia was due to an increasing trend among our customers to use contract manufacturers in Asia. These contract manufacturers purchase the products from us on behalf of our customers. We believe that in future periods an increasing portion of our net sales will be derived from markets outside of North America. As a result of the MSB Acquisition, the percentage of our net sales in the European market increased to approximately 30% in the third quarter of 2002.

      Gross Profit

      Cost of sales consists primarily of purchased materials, labor and overhead (including depreciation) associated with the design and manufacture of products sold. Costs related to non-recurring engineering fees are included in cost of sales to the extent that they are reimbursed by our customers and are included in research and development to the extent not so reimbursed. Gross profit decreased to $93.2 million during the first nine months of 2002 from $115.9 million during the first nine months of 2001. Gross profit as a percentage of net sales was 38.4% in the first nine months of 2002 compared to 44.9% in the first nine months of 2001. The decrease in gross profit was the result of lower net sales volumes primarily associated with the overall semiconductor downturn partially offset by a $9.9 million increase in gross margin from the MSB Acquisition and increased gross margin resulting from cost reduction efforts. In general, our selling prices have remained stable during these periods.

      Operating Expenses

      Research and development expenses consist primarily of activities related to process engineering, cost of design tools, investments in development libraries, technology license agreements and product development activities. As a percentage of net sales, research and development expenses increased to 15.2% in the first nine months of 2002 from 12.9% in the first nine months of 2001. Research and development expenses were $37.0 million in the first nine months of 2002 compared with $33.3 million for the same period in 2001. This increase is primarily attributable to the MSB Acquisition.

      Marketing and selling expenses consist primarily of commissions to sales representatives, salaries and commissions of sales and marketing personnel and advertising and communications costs. Marketing and selling expenses, as a percentage of net sales, decreased to 10.6% in the first nine months of 2002 compared with 10.9% for the same period in 2001. Marketing and selling expenses were $25.7 million in the first nine months of 2002 compared with $28.0 million for the same period in 2001. Of the $2.3 million decrease, $4.0 million was due to cost reduction efforts and decreased sales commissions because of lower net sales levels, offset by an increase of $1.7 million due to the MSB Acquisition.

      General and administrative expenses consist primarily of salaries of our administrative staff and the amortization of a payment for a non-compete agreement made in connection with our leveraged recapitalization in December 2000. Quarterly amortization of $2.0 million related to the non-compete agreement is expected to continue through December 2005. General and administrative expenses also include advisory fees paid to Francisco Partners and CVC. As a percentage of net sales, general and administrative expenses remained stable at 7.4% in the first nine months of 2002 compared with 7.5% in the first nine months of 2001. General and administrative expenses were $17.9 million in the first nine months of 2002 compared with $19.4 million for the same period in 2001. The net decrease of $1.5 million between the periods consists of a decrease of $1.6 million from cost reduction efforts, a decrease of $1.5 million in goodwill amortization resulting from the adoption of SFAS No. 142 and an increase of $1.6 million resulting from the MSB Acquisition.

      Restructuring and Impairment Charges

      The $0.2 million restructuring expense in the first nine months of 2002 relates primarily to severance costs related to the termination, following the MSB Acquisition, of 88 persons employed by AMIS prior to the MSB Acquisition. These positions were eliminated as a result of the cost reduction program implemented in connection with the acquisition. Severance costs related to the termination of 45 MSB employees as part of the cost reduction program are part of the purchase price of the MSB Acquisition. If industry conditions do not improve in the future, we may take additional restructuring measures and, as a result, incur additional restructuring charges. The $4.1 million restructuring charge in the first nine months of 2001 related to an effort to manage costs by reducing our worldwide workforce and consolidating operations. Like many other companies in our industry, our net sales showed a downward trend throughout 2001. In order to keep costs in line with this reduction in net sales, we reduced our workforce by approximately 17%, made certain management changes and decided to close certain offices in the U.S. and Germany. Severance related costs amounted to approximately $3.3 million. The remaining $0.8 million related to impaired assets and lease cancellation costs. The restructuring charge was recorded after adoption and approval of the exit plan in compliance with the provisions of Emerging Issues Task Force (EITF) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring).”

      Net Interest Expense

      Net interest expense for the first nine months of 2002 decreased $3.2 million, or 27.1%, over the same period in 2001. The lower interest expense was primarily attributable to the decrease in our outstanding debt to $161.0 million at September 28, 2002 compared with $173.7 million at September 29, 2001 as well as a decrease in average interest rates.

      Income Taxes

      Income tax expense was $1.2 million for the first nine months of 2002, compared to $6.6 million for the same period in 2001. The effective tax rate of 35.7% for the first nine months of 2002 reflects our estimate of the effective tax rate to be achieved for calendar year 2002. Our tax provision for the first nine months of 2002 differed from the tax provision for the same period in the prior year primarily due to our change in pre-tax income position. We will continue to evaluate the need to increase or decrease the valuation allowance on our deferred tax asset based on the pre-tax operating results during the remainder of 2002.

      Backlog

      Our backlog was $102.8 million as of September 28, 2002, compared to backlog of $76.7 million at December 31, 2001. The significant increase in backlog between these periods is due to the MSB Acquisition, which accounted for approximately $34.8 million of backlog at September 28, 2002, partially offset by a decrease resulting from customers placing orders just in time to cover the manufacturing cycle time. Backlog is typically recorded only upon receipt of a written purchase order from a customer. Reported backlog represents products scheduled to be delivered within six months. Backlog is influenced by several factors including market demand, pricing, customer order patterns and changes in product lead times. Backlog may fluctuate from booking to time of delivery to reflect changes in customer needs or industry conditions. Orders within the manufacturing cycle time frame generally are not cancelable. In addition, because customers already have invested significant time working with us (typically from six to 24 months before production of a custom ASIC) and have incurred the non-recurring engineering fee in full before production begins, customers generally have given careful consideration to the orders they place, and generally do not cancel orders. There is no guarantee that backlog will ultimately be realized as net sales. Backlog should not be interpreted as an indicator of our anticipated net sales for any particular future period.

Year Ended December 31, 2001 Compared With Year Ended December 31, 2000

      Net Sales

      Net sales for 2001 decreased 14.6% to $326.5 million from $382.2 million in 2000 resulting primarily from reduced production volumes related to the overall semiconductor industry downturn. Demand throughout the entire semiconductor industry declined appreciably, beginning in the fourth quarter of 2000.

      Net sales of our mixed signal ASICs increased by 10.3% to $93.4 million in 2001 from $84.7 million in 2000. This increase was primarily due to new designs for customers that reached full production in 2001.

      Net sales of our Digital ASICs, however, decreased 30.4% to $139.8 million in 2001 from $200.9 million in 2000. Of our three product areas, digital ASICs experienced the largest decline resulting from the semiconductor industry downturn in 2001. The decrease in demand in the communications market was primarily responsible for this decline in net sales.

      Net sales of our foundry services decreased 3.4% to $93.3 million in 2001 from $96.6 million in 2000 as a result of the industry downturn.

      Net sales decreased in each of our geographic markets in 2001 compared to 2000. Geographically, 83.5%, 9.9% and 6.6% of net sales were derived in North America, Asia and Europe, respectively, during 2001, compared to 80.4%, 10.2% and 9.4%, respectively, during 2000.

      Gross Profit

      Gross profit decreased to $140.1 million during 2001 from $179.5 million in 2000. Gross profit, as a percentage of net sales, was 42.8% for 2001 and 47.0% for 2000. The decrease in gross profit was primarily the result of decreased capacity utilization associated with the semiconductor industry downturn.

      Operating Expenses

      As a percentage of net sales, research and development expenses increased to 12.9% in 2001 from 9.8% in 2000. Research and development expenses were $42.1 million in 2001 and $37.4 million in 2000. This increase was the result of our focus on investment in mixed signal and conversion technologies and products.

      Marketing and selling expenses, as a percentage of net sales, remained stable between 2001 and 2000 at 10.8% and 10.3%, respectively. Marketing and selling expenses were $35.4 million in 2001 and $39.2 million in 2000.

      General and administrative expenses increased 28.7% to $25.6 million in 2001 from $19.9 million in 2000. General and administrative expenses as a percentage of net sales grew to 7.8% in 2001 from 5.2% in 2000. This increase was primarily attributable to additional amortization of approximately $8.1 million in 2001 related to a non-compete agreement made in connection with the recapitalization. The amortization of the non-compete agreement will continue through 2005.

      Restructuring and Impairment Charges

      The $5.0 million restructuring charge in 2001 related to an effort to manage costs by reducing our worldwide workforce and consolidating operations. Like many other companies in our industry, our net sales showed a downward trend throughout 2001. In order to keep costs in line with this reduction in net sales, we reduced our workforce by approximately 17.0% and decided to close offices in the United States and Germany. We also made certain management changes. Termination, severance and other related costs amounted to approximately $3.7 million. The remaining $1.3 million related to lease termination and other office closure costs, including impairment charges related to assets for which we were unable to recover the carrying value. Approximately $3.3 million of these expenses was paid in 2001. The remaining accrual, which represents severance of approximately $1.0 million and lease termination and other costs of approximately $0.7 million, was included in accrued expenses at the end of 2001. Of the remaining amount, approximately $0.8 million was paid in the first nine months of 2002. The restructuring charge was recorded after adoption and approval of an exit plan in compliance with the provisions of Emerging Issues Task Force (EITF) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring).”

      Net Interest Expense

      Net interest expense for 2001 increased $8.2 million or 138.8% over the same period in 2000. Debt for 2001 consisted of our senior term loan of $175.0 million, which was not in place until December 2000. The higher debt balance was the primary factor in the increased net interest expense for 2001. Another contributing factor was the amortization of deferred financing costs related to our recapitalization in December 2000, which was classified as interest expense. This amortization totaled $1.1 million in 2001.

      Income Taxes

      The effective income tax rate dropped to 30.8% in 2001 compared with 44.6% in 2000. The majority of the decrease related to the recognition of deferred tax assets that had previously been offset by a valuation allowance. The decrease in the effective income tax rate also resulted in part from a reduction of nondeductible goodwill amortization.

Year Ended December 31, 2000 Compared With Year Ended December 31, 1999

      Net Sales

      Net sales for 2000 increased 37.1% to $382.2 million from $278.9 million for 1999. This increase was largely the result of increased customer demand. In addition, we benefitted from a focused marketing effort directed towards large strategic customers.

      Net sales growth was partially offset by a decline in net sales of our mixed signal ASICs due in part to the conclusion of three high volume mixed signal projects as the products reached the end of their lifecycles.

      Net sales of our digital ASICs increased due to overall growth in the semi-standard programmable digital logic IC market, as well as our ability to efficiently convert such semi-standard products to ASICs. In addition, we received increased orders obtained as a result of a 1998 agreement for us to service the customers of a manufacturer exiting the programmable digital logic IC business. This required us to convert many programmable digital logic ICs from the prior manufacturer’s design to our proprietary design. Net sales of our digital ASICs also increased due to a general increase in industry demand for digital ASIC products, which resulted in higher sales volumes for these products.

      Net sales of our foundry services also grew due to several new designs for customers, as well as increased order volumes from existing designs. These new designs from customers and increased order volumes were a result of enhancements made to manufacturing processes utilizing more process options, smaller chip geometries, higher voltage and focused marketing efforts in late 1999 to locate customers in need of additional manufacturing capacity. Strong legacy demand due to shrinking competition also contributed to increased sales.

      Net sales increased in each of our geographic markets. Net sales generated outside of North America increased faster than net sales generated in North America. Geographically, 80.4%, 10.2% and 9.4% of product sales were derived in North America, Asia and Europe, respectively, during 2000, compared to 87.2%, 6.1%, and 6.7%, respectively, during 1999.

      Gross Profit

      Gross profit increased to $179.5 million during 2000 from $121.3 million during 1999. Gross profit, as a percentage of net sales, was 47.0% during 2000 and 43.6% during 1999. The increase in gross profit was the result of increased capacity utilization, a shift in product mix towards higher margin conversion products and an improvement in overall pricing particularly in our Foundry Services product group which benefitted from tight capacity constraints in the industry.

      Operating Expenses

      Research and development expenses decreased 6.1% to $37.4 million in 2000 from $39.8 million in 1999. As a percentage of net sales, research and development expenses decreased to 9.8% in 2000 from 14.3% in 1999. The decrease was the result of strong growth in net sales and an increased amount of product research and development funded by customers.

      Marketing and selling expenses increased 23.6% to $39.2 million for 2000 from $31.7 million for 1999. However, as a percentage of net sales, marketing and selling expenses decreased to 10.3% in 2000 from 11.4% in 1999. This increase in dollar amount was primarily due to larger commissions paid to independent sales representatives as a result of higher net sales volume. Because of the higher net sales volume, marketing and selling expenses decreased as a percentage of net sales.

      General and administrative expenses increased 1.3% to $19.9 million for 2000 from $19.6 million for 1999. As a percentage of net sales, general and administrative expenses decreased to 5.2% in 2000 compared with 7.0% in 1999. The growth in dollar value was attributable to increases in certain administrative costs, including executive costs largely resulting from the hiring of several new executive officers in 2000, establishment of executive offices located in San Diego and increased tax and legal costs associated with our July 2000 separation from a subsidiary of JEC. The 2000 increase was partially offset by the expiration of goodwill amortization related to the 1992 transaction in which AMIS became a wholly owned subsidiary of JEC. The reduction of general and administrative expenses as a percentage of net sales is attributable to the growth in net sales.

      Recapitalization and Related Expenses

      In addition to the $19.9 million of general and administrative expenses in 2000, we incurred transaction fees and expenses of $24.9 million in connection with our December 2000 recapitalization. Of these fees, $18.4 million were expensed as one-time recapitalization charges, with the remaining $6.5 million capitalized as debt issuance costs to be amortized to interest expense over the six year life of the debt incurred in connection with the recapitalization.

      Net Interest Expense

      Net interest expense for 2000 was $5.9 million compared to $7.4 million for 1999. Prior to July 2000, we operated as a division of a subsidiary of JEC, and we had no formal debt instruments in place. However, we were allocated interest expense based on interest expense JEC incurred on debt related to us. In July 2000, we became a wholly owned indirect subsidiary of JEC. After the separation, we made payments to JEC to reduce inter-company obligations representing the debt the JEC subsidiary had incurred relating to us. The inter-company payments resulted in reduced net interest expense for 2000 compared to 1999.

      Income Taxes

      Prior to July 2000, our divisional results were included in the consolidated federal and state tax returns of JEC. In July 2000 we became a wholly owned indirect subsidiary of JEC. Income taxes in the accompanying financial statements have been presented as if we prepared a separate tax return for each period presented. The effective income tax rate dropped to 44.6% in 2000 from 49.5% in 1999. The decrease resulted in part from a reduction of nondeductible goodwill amortization. The decrease was also attributable to a much higher pre-tax income in 2000 which diluted the impact of the remaining nondeductible amortization on the effective income tax rate.

Liquidity and Capital Resources

      Our principal capital requirements are to fund working capital needs, meet required debt payments, including debt service payments on the new notes, complete planned maintenance of equipment and equip our 8-inch fab. We anticipate that operating cash flow, together with available borrowings under our revolving credit facility, will be sufficient to meet working capital, capital expenditure needs and interest service requirements on our debt obligations for the foreseeable future. As of September 28, 2002, we had total debt of $161.0 million. Additionally, as of September 28, 2002, we had outstanding $226.0 million of Series A Preferred Stock, $183.8 million of Series B Preferred Stock and $77.0 million of Series C Preferred Stock which are not included as components of stockholders’ equity because they are mandatorily redeemable, but are a part of our overall capital structure. We used the net proceeds from the offering of the old notes to repay $111.8 million of our senior term loan and $80.8 million to redeem in full AMIS Holdings’ Series C Preferred Stock.

      We generated $66.9 million in cash from operating activities for the nine months ended September 28, 2002 and $35.4 million in cash from operating activities for the same period in 2001. The difference in cash from operating activities between the two periods was principally due to the timing of payments and receipts associated with working capital items.

      For the twelve months ended December 31, 2001, we generated $42.6 million in cash from operating activities. For the same period in 2000, operating activities produced $64.3 million in cash. The $21.7 million decrease in cash from operations between 2000 and 2001 is primarily attributable to decreased net income, decreased accounts payable and accrual balances and increased payments to our affiliates, offset by increased inventories and accounts receivable.

      For the twelve months ended December 31, 2000, we generated $64.3 million in cash from operating activities. For the same period in 1999, operating activities produced $54.9 million in cash. The $9.4 million increase in cash from operations from between 1999 and 2000 is the result of increased sales and profitability in 2000.

      Significant uses of cash can be divided into investing activities and financing activities. During the first nine months of 2002 and the same period in 2001, we invested in capital equipment in the amounts of $16.8 million and $15.1 million, respectively. See “Capital Expenditures” below. During the first nine months of 2002, we completed the MSB Acquisition. The cash consideration paid and expenses incurred by us in connection with the MSB Acquisition totaled $79.2 million. In addition, we incurred restructuring costs of approximately $2.1 million during the quarter ended September 28, 2002, and we expect to incur approximately $4.3 million in additional costs over the nine months ending June 30, 2003 as we continue to implement a restructuring program to assimilate and optimize the MSB Acquisition. On September 29, 2002, we acquired the Micro Power Products Division of Microsemi Corporation for approximately $1.5 million in cash.

      For the nine months ended September 28, 2002, we generated cash from financing activities of $60.7 million. During this period, we issued preferred stock for $75.0 million in cash and we repaid debt of $12.3 million under our senior term loan. These payments consisted of mandatory payments of $7.3 million and a voluntary prepayment of $5.0 million. For the first nine months of 2001, we used $8.6 million of cash in financing activities. During that period, we paid $6.0 million on an advance from Francisco Partners and CVC related to our recapitalization and we made mandatory debt payments of $1.3 million.

      In December 2000 we entered into a credit agreement providing for senior credit facilities with a syndicate of financial institutions as lenders. The senior credit facilities provide for up to $250.0 million of aggregate borrowing capacity, consisting of:

•	a secured $175.0 million term loan which has been fully drawn, partially amortizes in equal quarterly installments that commenced on March 31, 2001, and matures on December 21, 2006; and

•	a secured $75.0 million revolving credit facility ($20.0 million of which may be in the form of letters of credit) for general corporate purposes which is available until December 21, 2006, unless earlier terminated. As of September 28, 2002, we had not drawn on the revolving credit facility.

      We used a portion of the net proceeds from the offering of the old notes to repay $111.8 million of our senior term loan.

      Obligations under the senior credit facilities and interest rate hedging arrangements entered into in connection with such facilities are unconditionally guaranteed, jointly and severally, by AMIS Holdings and each of our wholly owned material domestic subsidiaries. Our obligations and those of each guarantor under the senior credit facilities are secured by substantially all of our and their respective assets. The security includes, but is not limited to, a first priority pledge of all our capital stock held by AMIS Holdings and all the capital stock of our wholly owned material domestic subsidiaries. In the case of our foreign subsidiaries, the pledge is limited to 65% of the voting stock of such subsidiaries.

      Our borrowings under the senior credit facilities bear interest at a rate equal to, at our option, either (i) the base rate (which is the higher of the prime rate most recently announced by the administrative agent and the federal funds rate plus one half of 1%) or (ii) the applicable reserve adjusted London Interbank Offered Rate, or LIBOR, in each case, plus the applicable margin. The margin on borrowings under the revolving credit facility may be reduced if we meet certain leverage ratios set forth in the senior credit facilities. As of September 28, 2002, the interest rate on our term loan was 5.6%, with an effective rate of 6.7% after considering the impact of our hedging arrangements. See Note 15 to our Audited Combined/ Consolidated Financial Statements for a description of our hedging arrangements.

      We are required to pay a commitment fee of 0.50% per annum on the undrawn portion of the revolving credit facility. We are also required to pay letter of credit fees based on the undrawn amount of each letter of credit outstanding under the senior credit facilities equal to the margin applicable to LIBOR borrowings under the revolving credit facility. In addition, we must pay each letter of credit bank a fronting fee based upon the face amount of all outstanding letters of credit issued by it.

      The senior credit facilities contain, among other things, covenants restricting our ability and the ability of our subsidiaries and AMIS Holdings to dispose of assets, merge, pay dividends, repurchase or redeem capital stock and indebtedness (including the new notes), incur indebtedness or make guaranties, create liens, make investments or acquisitions, enter into certain sale and leaseback transactions, enter into transactions with affiliates, make changes to our business or make capital expenditures and otherwise restricting our corporate actions. The senior credit facilities require us to comply with interest coverage and leverage ratios. The senior credit facilities also require us to enter into hedging arrangements to protect ourselves from interest rate risk. We entered into such hedging arrangements in June 2001.

      The senior credit facilities also include events of default usual for these types of credit facilities and transactions, including but not limited to, nonpayment of principal or interest in relation to amounts borrowed under the senior credit facilities, violations of covenants, incorrectness of representations and warranties, cross defaults and cross acceleration, bankruptcy, material judgments, certain events under ERISA, actual or asserted invalidity of the guaranties or the security documents and certain changes of control of our company. The occurrence of any event of default could result in the lenders not being required to lend any additional amounts to us and in the acceleration of our obligations under the senior credit facilities.

      In 2002, the lenders under our senior credit facilities and we agreed to certain amendments, including amendments providing for changes to our financial covenants and restrictions on capital expenditures. We also sought and obtained certain waivers and consents under our senior credit facilities.

      In June 2002, AMIS Holdings raised aggregate gross proceeds of $75.0 million through the issuance of Units consisting of an aggregate of 75,000 shares of Series C Preferred Stock and warrants to purchase 27,554,550 shares of Class A Common Stock in a private placement. The net proceeds of the Units Financing were used to fund the MSB Acquisition and related expenses. We redeemed in full the Series C Preferred Stock with a portion of the net proceeds of the offering of the old notes.

      Capital Expenditures

      For the first nine months of 2002, we spent $16.8 million for capital expenditures compared with $15.1 million during the same period in 2001. Capital expenditures for the fourth quarter of 2002 are expected to be approximately $5.5 million. These capital expenditures will primarily be used for equipment replacement, yield improvement in our Fab 10 facility and expanding our test and design capabilities. We anticipate capital expenditures in 2003 to be approximately $25 million. We expect that these expenditures will be used to replace equipment and expand our test and design capabilities. We anticipate that capital expenditures for 2003 will be funded through cash generated from operations. Our annual capital expenditures are limited by the terms of our senior credit facilities.

Related-Party Transactions

      Our three primary stockholders are CVC, Francisco Partners and JEC.

      Prior to our leveraged recapitalization in December 2000, AMIS was a subsidiary of JEC and, prior to that, AMIS was an operating division of a subsidiary of JEC. Prior to the recapitalization, AMIS and JEC engaged in a variety of related party transactions, including those referred to in Note 7 to our Audited Combined/ Consolidated Financial Statements included elsewhere in this prospectus and those described under “Certain Relationships and Related-Party Transactions.”

      As part of the recapitalization in December 2000, we entered into advisory agreements with each of CVC and Francisco Partners pursuant to which they may provide financial, advisory and consulting services to us. In exchange for such services (if and when provided), each of CVC and Francisco Partners is entitled to receive fees billed at such firm’s customary rates for actual time spent performing such services plus reimbursement for out-of-pocket expenses. However, commencing with the quarter ended March 31, 2001, each of CVC and Francisco Partners became entitled to an annual advisory fee, the amount of which will be the greater of $1.0 million per year or 0.3% of our consolidated annual net sales for the last twelve months, plus out-of-pocket expenses. In 2001, each of CVC and Francisco Partners received approximately $1.2 million under these agreements, of which $0.2 million constituted an advance payment for 2002. In connection with the recapitalization, each of CVC and Francisco Partners were paid a one-time transaction fee of $6.0 million, plus fees and expenses related to the transaction. In connection with the MSB Acquisition, each of CVC and Francisco Partners were paid a one-time transaction fee of $2.5 million, plus fees and expenses related to the transaction.

      In June 2002, we issued and sold to affiliates of each of CVC, Francisco Partners and one other stockholder Units consisting of an aggregate of 75,000 shares of Series C Preferred Stock and warrants exercisable for an aggregate of 27,554,550 shares of Class A Common Stock. We redeemed in full the Series C Preferred Stock with a portion of the net proceeds of the offering of the old notes.

Recent Accounting Pronouncements

      In 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” which was subsequently amended by SFAS No. 137, “Accounting for Derivative Financial Instruments and Hedging Activities — Deferral of the Effective Date of SFAS No. 133,” and SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities.” SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability and measured at its fair value. The statement also requires that changes in the derivative’s fair value be recognized in earnings unless specific hedge accounting criteria are met. SFAS No. 133, as amended by SFAS No. 137 and SFAS No. 138, is effective for all fiscal years beginning after June 15, 2000. We adopted SFAS No. 133 in 2001 and followed the guidance of SFAS No. 133 in accounting for the derivative instruments we entered into in June 2001.

      In July 2001, the FASB issued SFAS No. 142, “Goodwill and Other Intangible Assets” which addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, “Intangible Assets.” SFAS No. 142 eliminates amortization of goodwill and intangible assets with indefinite lives and instead sets forth methods to periodically evaluate goodwill for impairment. SFAS No. 142 provides guidance for testing goodwill and intangible assets with indefinite lives. We adopted SFAS No. 142 as of January 1, 2002. See Note 11 of our Audited Combined/ Consolidated Financial Statements for further discussion.

      We recorded amortization expense of $0.8 million in the first quarter of 2001 and $0.3 million in each of the second, third and fourth quarters of 2001 related to goodwill and, had SFAS No. 142 not been adopted, we would have amortized $0.9 million of goodwill in 2002. Upon adoption of SFAS No. 142 we stopped amortizing goodwill, as required, and therefore we did not record any goodwill amortization expense in the first nine months of 2002. Under SFAS No. 142, we will not adjust the carrying value of goodwill in the future unless we determine that it has been impaired.

      In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes FASB Statement No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of,” and the accounting and reporting provisions of APB Opinion No. 30, “Reporting the Results of Operations and Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions,” for the disposal of a segment of a business (as previously defined in that Opinion). We adopted this statement as of January 1, 2002. Adoption of this statement did not have a significant impact on our financial statements.

      In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. SFAS 146 eliminates the definition and requirement for recognition of exit costs in Emerging Issues Task Force (EITF) Issue No. 94-3 a liability for an exit cost was recognized at the date of an entity’s commitment to an exit plan. This statement is effective for exit or disposal activities initiated after December 31, 2002. We are currently assessing the impact, if any, that this statement will have in our financial statements.

Quantitative and Qualitative Disclosures About Market Risk

      Market risk represents the risk of changes in value of a financial instrument, derivative or non-derivative, caused by fluctuations in interest rates, foreign exchange rates and equity prices. Changes in these factors could cause fluctuations in the results of our operations and cash flows. In the ordinary course of business, we are exposed to foreign currency and interest rate risks. These risks primarily relate to the sale of products and services to foreign customers and changes in interest rates on our long-term debt.

      While we expect sales to customers located in Europe and Asia to comprise an increasing portion of our business, substantially all of our net sales in 1999, 2000, 2001 and the first nine months of 2002 were denominated in U.S. dollars. Therefore, foreign currency fluctuations did not materially impact our financial results in those periods. With the MSB Acquisition and our resulting increased operations and sales in Europe, a substantial portion of our sales and operating costs are now denominated in euros.

      Additionally, we have foreign currency exposure arising from the translation or remeasurement of our foreign subsidiaries’ financial statements into U.S. dollars. The primary currencies to which we are exposed to fluctuations include the euro, the Japanese Yen and the Philippine Peso. The fair value of our net foreign investments would not be materially affected by a 10% adverse change in foreign currency exchange rates from December 31, 1999, 2000 or 2001 levels.

      Our exposure to interest rate risk prior to the issuance of the old notes consists of floating rate debt based on the London Interbank Offered Rate (LIBOR) plus an adjustable margin under our credit agreement. The credit agreement requires us to implement interest rate protection agreements for a minimum of two years that result in at least 50% of the consolidated indebtedness being effectively subject to a fixed or maximum interest rate. We entered into interest rate swap agreements and purchased caps and floors with major banks to fix and set the maximum interest rate on $87.5 million of debt. The interest rate swap agreements entitle us to receive or pay to the counterparty (a major bank), on a quarterly basis, the amounts, if any, by which our interest payments covered by the swap agreements differ from those of the counterparty. Under the interest rate swap agreements, we pay fixed rates of interest of 4.5% and 4.7% on a total of $42.0 million and receive a floating rate of interest based on three month LIBOR. Both interest rate swap agreements mature in 2003. We simultaneously entered into interest rate floor and cap agreements effectively setting the interest rate between 3.2% and 7.3% on $45.5 million, expiring in 2003. The annual impact on our results of operations of a 10% change in interest rates on the December 31, 2001 outstanding balance of debt would be approximately $0.9 million, excluding the impact of any interest rate swaps, and would be approximately $1.1 million after giving effect to our interest rate swaps.

      In connection with the issuance of the old notes and the payment of $111.8 million of our floating rate debt on January 29, 2003, we eliminated the interest rate floor and cap agreements. The interest rate swap agreements on a total of $42.0 million of our floating rate debt remain in place.

      After January 29, 2003, we have $200.0 million of 10 3/4% Senior Subordinated Notes. We do not currently believe that a 10% change in the market interest rates would have a material effect on the fair value of these notes.

INDUSTRY OVERVIEW

General

      Since the invention of the transistor in 1948, semiconductors have become the critical building block components used to create an increasing variety of electronic products and systems. Continuous improvements in semiconductor process and design technologies have led to smaller, more complex and more reliable electronic devices at lower cost per function. As the performance of semiconductor integrated circuits, or ICs, has increased and their size and cost have decreased, demand for ICs has expanded beyond their original primary applications in computer systems to applications in automotive, consumer, medical and telecommunication system products. These factors have increased both the semiconductor content of electronic products and the value of these components as a percentage of the total cost of electronic systems.

      The semiconductor industry is comprised of three broad product segments (total industry sales data according to the World Semiconductor Trade Statistics):

•	logic devices, which process data and range from complex ICs such as microprocessors and digital signal processors to application specific and standard logic products (approximately 51% of 2001 total industry sales);

•	analog and discrete devices, which interface with real world signals, such as light and heat, or process electronic signals and control electrical power (approximately 31% of 2001 total industry sales); and

•	memory devices, which store data (approximately 18% of 2001 total industry sales).

      Within these categories, semiconductors are classified as either standard components or application-specific semiconductors. Standard components are used by a large group of systems designers for a broad range of applications, while application-specific semiconductors are designed to perform specific functions in specific applications.

      Worldwide semiconductor markets sales were $139.0 billion in 2001, including sales in our total addressable market of approximately $23.8 billion. The industry is cyclical, and from 2000 to 2001 industry sales and sales in our total addressable market declined 32.0% from $204.4 billion to $139.0 billion and 35.5% from $37.0 billion to $23.8 billion, respectively. The year 2001 was the worst single year downturn in industry history and was driven both by reduced volumes and average selling prices resulting primarily from an inventory overbuild, excess semiconductor manufacturing capacity and declines in end market demand. This is in contrast to 2000, when industry sales and sales in our total addressable market grew 36.8% and 33.6%, respectively. During the 45 years prior to 2001, the semiconductor industry has grown approximately 18% on a compound annual basis and, over this period the semiconductor industry has never recorded two consecutive years of negative growth. The Semiconductor Industry Association, or SIA, estimates annual industry growth of 19.8% in 2003 compared to 2002 in its most recent forecast prepared in November 2002.

      The following table sets forth the total industry revenues for the semiconductor industry from 1997 through 2001, as well as 2002 through 2005 forecasts from the World Semiconductor Trade Statistics as of November 2002.

Annual Worldwide Semiconductor Industry Sales(1)

	Historical					Projected

										2001-
										2005
										CAGR
	1997	1998	1999	2000	2001	2002E	2003E	2004E	2005E	(2)

	(dollars in billions)
Logic	$70.4	$67.0	$75.9	$97.2	$70.4	$70.2	$82.0	$96.2	$102.6	9.9%
Analog	19.8	19.1	22.1	30.5	23.2	23.9	28.3	34.5	36.3	11.9%
Memory	29.3	23.0	32.3	49.2	24.9	26.9	35.8	48.3	38.1	11.2%
Discrete	17.7	16.5	19.2	27.4	20.5	20.4	23.2	27.1	28.5	8.6%

Total	$137.2	$125.6	$149.4	$204.4	$139.0	$141.4	$169.3	$206.0	$205.5	10.3%

Annual Growth Rate		(8.5)%	8.9%	36.8%	(32.0)%	1.8%	19.8%	21.7%	(0.3)%

(1)	Due to rounding, some totals are not arithmetically correct sums of their component figures.

(2)	Compound annual growth rate.

Our Market

      ASICs provide IC designers with the ability to customize design solutions by integrating multiple functions onto a single chip, which results in smaller size, higher levels of performance and lower power consumption often at lower per unit costs. ASICs are used in a wide variety of applications ranging from highly complex ASICs for displays in fighter jets to less complex applications such as pressure sensors for bathroom scales. An ASIC provides a unique solution with which a designer differentiates the end use product.

      Since an ASIC requires a significant investment in time and engineering costs to prototype, designers often use programmable digital logic ICs which enable software driven customization at the customer site or in the field but that are not economical to use once an end-product reaches volume manufacturing. Once the design reaches volume production, the programmable digital logic IC is frequently converted into a more cost-effective ASIC.

      In contrast to the programmable digital logic IC approach, many designers design directly to an ASIC, which is referred to as a prime ASIC. Prime ASIC design often involves a collaborative effort with the ASIC vendor and extensive use of the vendor’s proprietary design library. Utilizing the ASIC vendor’s design library allows the customer to reduce upfront design time and costs. In addition, a prime ASIC can more easily incorporate analog circuits to create mixed signal ASICs. While this approach permits optimal performance and lowest per unit cost upfront, it takes longer to design than if a programmable digital logic IC were used because a prime ASIC can only be programmed in a fab.

      Because mixed signal ASICs are more complex to design than digital ASICs, mixed signal engineers require more training than digital engineers. Due to the higher level of design complexity, customers are less willing to risk system performance by obtaining a second source or replacement for the mixed signal ASIC. In addition, mixed signal ASICs rely more heavily on proprietary process and manufacturing technology than digital ASICs. As a result, mixed signal ASICs exhibit relatively long product lives and stable pricing.

      Digital ASICs represent a much larger market than the market for mixed signal ASICs. Historically, electronic system designers’ demands for the highest levels of system functionality placed a premium on digital logic IC designs that maximized the density of circuits on an IC. The digital ASIC market historically met this demand by investing increasing amounts of capital in leading edge process technology. As a result, the cost of developing a highly complex ASIC continued to rise and development lead times continued to lengthen. Recently, we believe, many electronic systems designers have focused on balancing performance requirements for their ASICs and the costs of ASIC design and production, leading to a growing market for medium complexity ASICs. Companies that produce a medium complexity ASIC with cost-effective process technologies are well positioned to meet this demand.

BUSINESS

Overview

      Founded over 30 years ago, AMIS designs and manufactures application specific integrated circuits, or ASICs, which are custom integrated circuits, or ICs, produced for customer-specific functions. Our customers use our ASICs to differentiate the performance and functionality of their products. ASICs offer lower power consumption, higher processing speed and superior levels of functionality and, when produced in sufficiently high volumes, lower costs than standard ICs. We work with each customer to design a unique ASIC for a specific product, enabling our customers to create proprietary solutions. Our systems architects and our analog and mixed signal and digital engineers utilize our proprietary technologies, design tools and methodologies, along with our extensive library of building block semiconductor circuit designs, to integrate multiple, customer-specified functions into an ASIC.

      Our primary focus is the design and manufacturing of analog and mixed signal ASICs. Analog and mixed signal circuits provide an interface between electronic systems and the real world. Our ASICs are used in highly complex applications such as cockpit displays for fighter jets and control systems for implantable pacemakers and in less complex applications such as sensors for automotive airbags and tire pressure gauges. We produce highly integrated ASICs for customers in our target automotive, medical and industrial markets as well as for our diversified base of customers in the communications, military, computing, consumer and other markets. For the LTM Period, we generated pro forma net sales of $386.4 million. We operate two fabrication facilities, or fabs, in Belgium, which we acquired as part of the MSB Acquisition, and two fabs in Pocatello, Idaho. We had 2,473 employees as of September 28, 2002.

      We have organized our business into three areas: mixed signal ASICs, foundry services and digital ASICs. Mixed signal ASICs, which involve the combination of analog and digital functions on a single chip, are characterized by long lifecycles, stable prices and attractive gross margins. We utilize process technologies developed primarily for our mixed signal ASIC business to provide outsourced foundry services for other semiconductor designers and manufacturers. Foundry services provide us with an opportunity to increase the utilization of our fabs and to further penetrate our target markets with our ASIC products. In the LTM Period, over 90% of our foundry services pro forma net sales came from the manufacture of mixed signal products. Including foundry services sales, over 74% of our LTM Period pro forma net sales involved analog and mixed signal design. Digital conversion ASICs, which involve the conversion of higher cost, semi-standard programmable digital logic ICs into lower cost digital ASICs, provide us with growth opportunities and digital design expertise which we use to support the design of system solutions for customers in our target markets.

      As the design process for ASICs typically lasts from six to 24 months, we establish long-term working relationships with our customers, often acting as an extension of their research and development groups. We believe that we are the sole-source provider for most of the ASICs we provide our customers, allowing us to deepen our customer relationships. Since customers invest significant time working with us during the design period and are billed a non-recurring engineering fee upon shipment of a prototype of the product, customers typically initiate commercial production of the ASIC and usually do not switch production to another manufacturer. Our products have long lifecycles and revenue streams with an average life of five to seven years. Many of our largest customers have conducted business with us for over 10 years. Due to the custom nature of our products, we experience relatively stable pricing over the lifetime of each product.

      During the LTM Period, on a pro forma basis we sold over 2,600 different products to more than 450 customers. Key customers include: Alcatel, Guidant, Siemens, Texas Instruments, Johnson Controls, General Electric, Hewlett Packard, Honeywell, Echelon, Intersil, Hella and Delphi. Our 18 largest customers accounted for 50.8% of our LTM Period pro forma net sales. Alcatel, which accounted for 5.5% in the LTM Period, was the only customer that accounted for more than 5.0% of our pro forma net sales in the period. We focus on the automotive, medical and industrial markets, which represented 23.7%, 12.1% and 21.2% of our LTM Period pro forma net sales, respectively. We also service the communications market,military market, and computing, consumer and other markets, which represented 19.1%, 10.6% and 13.3% of our LTM Period pro forma net sales, respectively.

      In June 2002, we acquired the mixed signal ASIC business of Alcatel Microelectronics NV from STMicroelectronics N.V. The MSB Acquisition increased our analog and mixed signal engineering team from 98 engineers as of June 25, 2002, to 170 engineers as of September 28, 2002, enhanced our relationships with major European customers, provided us with additional high voltage and wireless technologies that enable us to offer new types of ASICs to our end markets and provided us with two fabs in Oudenaarde, Belgium. As part of the MSB Acquisition, we entered into a supply agreement with STMicroelectronics on a take-or-pay basis under which STMicroelectronics is required to purchase a minimum of €50 million of products from us during the two-year period ending June 26, 2004. We also entered into a requirements contract with Alcatel S.A. pursuant to which we agreed to provide Alcatel with certain telecommunications ASICs at specified prices and Alcatel agreed to purchase at least 40% of its requirements for those ASICs from us. There is no minimum purchase requirement under this contract.

      Since the acquisition closed, we have integrated the combined workforce into worldwide functional groups and have assigned executives to manage each business or functional group on a global basis. We have also achieved significant cost savings by the elimination of an aggregate of 133 positions, the renegotiation of pricing on many global supply contracts, and the implementation of best manufacturing processes to minimize costs between each business. Based on our results for the three months ended September 28, 2002, we believe we have reduced our combined cost structure by approximately $24 million on an annualized basis as a result of these actions. Our unified salesforce is cross-selling our combined capabilities and we are winning additional designs with many leading companies in our target markets, including Valeo, Hella, Motorola and Schneider Electric, as a result of this effort.

      We target market segments that the Semiconductor Industry Association, or SIA, reported had total revenues in excess of $23 billion for 2001. According to the SIA, these market segments are forecasted to grow at a compound annual growth rate of 11.5% from 2001 to 2005.

History

      Our predecessor company was founded in Santa Clara, California in 1966 as American Microsystems, Inc. to design and manufacture analog and mixed signal integrated circuits. American Microsystems was taken public in the late 1960s. In 1980, American Microsystems shifted its focus to the design and manufacture of mixed signal and digital ASIC products. American Microsystems was acquired by Gould Inc. in 1982 and operated as a subsidiary of Gould Inc. In 1985, American Microsystems entered the digital conversion ASIC business when it completed its first significant ASIC conversion project. In 1988, Gould Inc. was purchased by Nippon Mining Co., Ltd., the predecessor company to JEC. In 1992, American Microsystems was spun-out from Gould Inc. to become a separate subsidiary of JEC. In 1998, JEC formed GA-TEK Inc. and restructured its holdings so that American Microsystems and Gould Electronics became operating divisions of GA-TEK. In July 2000, American Microsystems was separated from GA-TEK through the formation of AMI Spinco, Inc., or Spinco, and became a subsidiary of GA-TEK.

      In December 2000, Spinco (which continued to do business as American Microsystems) engaged in a recapitalization pursuant to which Spinco was renamed AMI Semiconductor, Inc., or AMIS, and became a wholly owned subsidiary of AMIS Holdings, Inc., or AMIS Holdings. Currently, AMIS Holdings, Inc. has one direct subsidiary, AMIS.

Competitive Strengths

      We believe our competitive strengths include:

•	Extensive Expertise in Mixed Design and Manufacturing. We have been a pioneer in analog and mixed signal design and manufacturing for over 30 years. The sale of mixed signal ASICs represented 53.6% of our pro forma net sales during the LTM Period. In the current market, there is a shortage of experienced analog and mixed signal engineers. Analog and mixed signal engineers require more training than their digital engineer counterparts because mixed signal ASICs are more complex to design than digital ASICs. Our engineers work closely with customers to offer system level design integration and implementation. With the MSB Acquisition, we increased our analog and mixed signal engineering team from 98 as of June 25, 2002, to 170 as of September 28, 2002.

•	Systems-level Expertise. We utilize our systems architects and their end market experience to optimize our ASIC designs according to our customers’ needs. These systems architects create design specifications and integrate discrete building block circuit designs into the final ASIC. The ability to integrate these building blocks permit our customers to achieve the desired functionality in the final ASIC while maximizing performance and cost-effectiveness.

•	Extensive Library of Building Block Circuit Designs. We have developed an extensive library of integrated circuit designs available for immediate use to create ASICs optimized for our customers’ end use applications. Our library includes a significant collection of analog and mixed signal circuit designs customized for applications in our target automotive, medical and industrial markets. We protect our expanding collection of specialized mixed signal building blocks principally through a combination of patents, maskwork rights, trade secrets and contractual agreements. We have a portfolio of over 230 pending and granted patents in the United States and abroad.

•	Strong Relationships with a Diverse Base of Customers. We often act as an extension of our customers’ research and development groups and contribute design components from our proprietary design libraries to the development process, enabling us to establish strong relationships with our key customers. We believe we are the sole-source provider for most of the ASICs we provide to our customers. Many of our largest customers by sales have conducted business with us for over 10 years. In our target automotive, medical and industrial markets, we focus our sales efforts on leading companies within each market. As a result, we believe that we have relationships with a majority of these targeted companies. We have a diverse base of customers, with our 18 largest customers accounting for 50.8% of our LTM Period pro forma net sales. Alcatel, which accounted for 5.5% in the LTM Period, was the only customer that accounted for more than 5.0% of our pro forma net sales in the period.

•	Proprietary Process and Manufacturing Technology. Our wide ranging base of proprietary mixed signal manufacturing technologies, including precision analog and high voltage technologies, enables us to maximize our ASIC performance by matching the optimal technologies with our customers’ end use applications. We focus on manufacturing mixed signal and digital semiconductors with long lifecycles utilizing established process technologies, thereby reducing the risk of technological obsolescence. We typically do not invest in digital technologies that require significant capital investment. Instead we partner with leading third party foundries to obtain access to these technologies, which we then customize using our proprietary processes and manufacturing intellectual property.

•	Support of Products with Long Lifestyles. Product lifecycles in automotive, medical and industrial applications in many cases require manufacturing support for more than 10 years. We believe we are one of a very small number of service-oriented manufacturers that are willing to support customer manufacturing needs over these long product lifestyles, often resulting in high gross margins and long-term revenue streams. In contrast, standard IC suppliers commonly launch, produce and discontinue technologies and products with an entire lifecycle of less than three to five years. This places a heavy burden on customers, which are forced to modify existing products or to find a new supplier, which can be costly and disruptive. We assure customers that sell products with long lifecycles of a dependable source for their critical ICs by retaining processes, technologies and products in manufacturing as long as business demand remains at reasonable levels. Offering this long-term support enables us to maintain attractive pricing over the product lifecycle.

•	Leading Industry Position in Digital Conversion ASICs. We are recognized as a leader in digital ASIC conversion technology with over 1,600 ASIC conversions completed over the last 15 years.

We pioneered automated conversion software in the late 1980s and have continued to strengthen that position through focused investment in software, design architectures and package development. We use proprietary software and highly skilled engineers to complete conversions in an efficient and cost-effective manner. We target customers that use semi-standard ICs, such as programmable digital logic ICs, but have traditionally favored more cost-effective ASIC solutions once volume production is planned. We believe that our proprietary software and conversion technology, together with our digital conversion engineering experience, enable our customers to realize ASIC-related cost savings sooner that if they had utilized other commercially available digital conversion ASIC solutions.

Business Strategy

      Our goal is to become the leading supplier of mixed signal and medium complexity digital ASICs to our target markets. Our business strategy emphasizes the following key elements:

•	Leverage Our Systems Knowledge and Our Mixed Signal and Digital Expertise to Expand Market Share in Target Markets. Analog and mixed signal engineers are a scarce resource and, as a result, we win many new designs based upon the quality of our mixed signal engineering team and our 30 years of mixed signal design experience. We utilize our systems knowledge and our mixed signal and digital design expertise to win business in our target markets, which include the automotive, medical and industrial markets. We believe mixed signal ASICs are of key importance to these markets.

•	Expand Share by Cross-Selling Products. With our acquisition of MSB, we significantly increased our customer base and expanded our range of products and technologies. Our unified sales force is cross-selling our combined capabilities and, as a result, we are winning additional designs with many leading companies in our target markets, including Valeo, Hella, Motorola and Schneider Electric.

•	Develop Foundry Customers to Provide Stable Cash Flow. Our foundry business increases the utilization of our fabs and helps us to cover the fixed costs required to maintain the multiple mixed signal and digital manufacturing processes that we use to develop our ASICs. Our foundry business has been a relatively stable source of revenue with attractive margins and continues to help us further penetrate our target markets.

•	Make Strategic Acquisitions. We believe that the ASIC market is undergoing a period of consolidation. We have participated in that consolidation by acquiring the Mixed Signal Business of Alcatel Microelectronics. We also expanded our medical ASIC expertise by acquiring the Micro Power Products Division of Microsemi Corporation. We will continue to evaluate opportunities that will increase our market share in our target markets, improve our portfolio of intellectual property or strengthen our customer base.

Products and Services

      We design, develop and manufacture a broad range of products used in a wide variety of applications for a number of end markets that include the industrial, automotive, communications, medical, computing, military and consumer industries. We sold over 2,600 different products to over 450 customers in the LTM Period on a pro forma basis. The single device generating the greatest sales accounted for 2.4% of pro forma net sales in the LTM Period, and the top 126 selling devices by sales accounted for 50.1% of pro forma net sales in the same period. On average, once a product has completed the design phase and entered fabrication, it will generate sales for approximately five to seven years. Some products have continued to generate sales for up to 20 years.

      Our products and services are organized into three principal product lines: mixed signal ASICs, foundry services and digital ASICs. Our pro forma net sales, largest customers and largest end markets for each of our product lines in the LTM Period are as follows:

	Mixed Signal ASICs	Foundry Services	Digital ASICs

Net sales (in millions):	$207.0	$89.3	$90.1
Percentage of net sales:	53.6%	23.1%	23.3%
Largest customers by net sales:	Texas Instruments	Guidant	Hewlett Packard
	Alcatel	Intersil	Nortel Networks
	Johnson Controls	ST	Honeywell
	Siemens	Delphi	Raytheon
	General Electric	Alcatel	Lockheed Martin
Largest end markets by net sales:	Automotive Industrial Communications Medical	Medical Industrial Communications Automotive	Communications Military Computing Industrial

Mixed Signal ASICs

      We design and manufacture system level mixed signal ASICs. We work closely with our customers throughout the design period, typically lasting from six to 24 months, thereby establishing long-term working relationships. Our design libraries and software enable us and our customers to design mixed signal ASICs more efficiently and accelerate time-to-market by providing a common platform on which both system designers and circuit designers can collaborate.

      Mixed signal ASICs combine analog and digital functions on a single chip. Analog signals are continuously variable electrical signals that represent real world stimuli such as heat, sound and light. Digital signals are discrete binary numbers denoted by zeros and ones. Mixed signal ICs, in their most basic form, convert analog signals into digital bits, or they convert digital bits into analog signals. We apply our mixed signal ASIC expertise primarily for sensors, high voltage outputs and wireless or radio frequency communication.

      Sensors. Sensors transform real world stimuli such as temperature and pressure into a digital format by means of amplification and filtering so that the data may be processed or displayed. The proliferation of sensors has expanded the market for mixed signal ASICs. Our ASICs offer small form factors and low power consumption which are necessary attributes for sensors in the automotive, industrial, consumer and medical markets. In the medical diagnostics field, for example, we have worked with customers such as Johnson & Johnson and Abbott Laboratories to develop system-on-a-chip ASIC solutions for high volume applications, such as blood glucose monitoring, internal temperature measurement and body fat measurement. In the automotive field, we have worked with customers like Robert Bosch to provide valve control sensors for electro-hydraulic braking.

      High Voltage Outputs. High voltage outputs handle analog signals ranging from five to 100 volts. Our ASIC solutions amplify, condition and regulate the high voltage analog signal. Our proprietary design techniques create a cost-effective, lower powered single chip that offers solutions. For specialized applications such as 100V industrial control requiring both high-voltage and high-power capable ASICs we gained a BiCMOS process from MSB. Higher voltage products are often required by our customers in the industrial, automotive and computing markets, such as Delphi Automotive, Hella, Honeywell, Johnson Controls and Siemens. For example, we provide Honeywell with high voltage display drivers for active matrix liquid crystal display panels used in commercial aircraft.

      Wireless or Radio Frequency Communication. Wireless or radio frequency communication provides wireless connectivity between various analog or digital components. We provide mixed signal ASICs for low data rate wireless applications. Low data rate solutions are required in medical, industrial and consumer markets, and are not addressed by the relatively high cost and higher power consumption radio frequency products such as those used in wireless phones. Our products optimize low cost and low power and can be used as a building block within a mixed signal ASIC. Customers such as Tyco and Delphi use our wireless products in applications such as wireless home security and keyless entry.

Foundry Services

      We provide semiconductor manufacturing services primarily to original equipment manufacturers, or OEMs, and semiconductor companies that do not have their own fabs. In the LTM Period, over 90% of our pro forma foundry services net sales came from the manufacture of mixed signal products. We target the market for high-precision circuits for medical, consumer, automotive and industrial applications characterized by small to medium volume production runs not targeted by our larger competitors. We focus on manufacturing semiconductors with long lifecycles and that are manufactured with established process technologies, thereby reducing the risk of technological obsolescence. Typical applications serviced by our silicon manufacturing business include high precision audio circuits for consumer applications, analog components for DVD-R/W drives and computer and display drivers used in a wide variety of applications.

      We believe we are typically the sole-source provider of ASIC devices for our foundry customers. Approximately two-thirds of our 30 largest foundry customers by net sales have been with us for five years or longer. We leverage our long-term relationships with foundry customers to sell them our ASIC products and design services and to partner with selected customers to expand our mixed signal and digital ASIC intellectual property portfolio.

Digital ASICs

      We serve the digital ASIC market both through digital conversion ASICs, which involve the conversion of higher cost, semi-standard programmable digital logic ICs into digital ASICs, and medium complexity prime digital ASICs, which are customized solutions developed directly from customer specifications rather than from a pre-existing semi-standard IC solution. We focus on producing ASICs with intermediate degrees of design complexity, which is a market on which larger digital ASIC suppliers generally do not focus and for which programmable digital logic ICs do not provide cost-effective solutions. We have been an innovator in the digital conversion market since 1985 and have created many methodologies and software tools, including our proprietary NETRANS® software, that have enabled us to develop a leading position in this market.

      Electronic systems manufacturers typically choose between ASICs and semi-standard programmable digital logic ICs, balancing considerations among performance, price and time-to-market. Customers often would like to obtain the higher performance and lower price of an ASIC customized for their system, but instead settle, at least initially, for higher priced semi-standard products that enable faster time-to-market. Once these products reach moderate to high volumes, however, conversion to ASICs for the balance of the lifecycle can reduce costs and improve performance. Our proprietary design methodologies, tools and software offer an efficient method to convert to ASICs with minimal deployment of the customer’s engineering resources.

      While programmable digital logic ICs offer greater flexibility and faster time to market since they can be configured by the customer on site rather than customized in a fab, our digital conversion ASIC solution offers lower per unit cost, higher levels of integration, greater processing speed and lower power consumption. We are in the final stages of beta testing our XPressArrayTM product platform, which will allow our customers to quickly convert programmable digital logic ICs into cost-effective digital ASICs with higher performance and efficiency using our proprietary architecture, software and processes and manufacturing expertise. We believe our XPressArrayTM product platform will provide our customers with significant reductions in development time while decreasing their component costs. We expect our XPressArrayTM product platform to be commercially available in the first half of 2003.

      Prime digital ASICs are used in a wide variety of functions within electronic systems, including bus interfaces, communications infrastructure and power management and can vary in complexity, but all digital ASICs contain logic and may include memory integrated on the chip. We have developed an extensive library of logic and memory functions that customers use as components to design their systems. We then verify the total design within an integrated circuit that we manufacture. We believe that our XPressArrayTM product platform will also become an important factor in the success of our prime digital ASIC business due to the anticipated time-to-market benefits and cost-effectiveness of our XPressArrayTM product platform when compared to other commercially available prime ASIC development solutions.

      In addition to facilitating semi-standard to ASIC conversions, our conversion software can also be used to seamlessly convert competitors’ ASICs into our ASIC designs with a minimal amount of additional engineering. We redesign and manufacture existing ASICs that have long remaining lives, but which are no longer produced by the original IC manufacturer due to changes in manufacturing strategies or are second sourced for high volume applications. A digital conversion ASIC can either be designed to offer the same functionality as the competitor’s ASIC or we can further redesign the converted ASIC for a higher level of system integration.

      Our research and development efforts for digital ASIC products create intellectual property that we use to advance the design of digital ASICs and develop intellectual property cores that we can use in our mixed signal ASIC designs for our customers.

Non-Recurring Engineering and Tooling

      We charge our customers a non-recurring engineering and tooling, or NRE, fee which is intended to recover all or a portion of the costs associated with engineering and tooling for product development. The NRE fee, the amount of which is determined at the inception of a design project, is paid to us in installments in accordance with the completion of certain phases in the design of the product. Typically, the first installment payment is billed at the commencement of design, and the final installment is billed upon shipment of a prototype of the product.

Customers and Applications

      The following table sets forth our principal end markets, the percentage of pro forma net sales during the LTM Period in each end market, some specific applications for our products and our largest customers by net sales during the LTM Period:

Computing,
Consumer and
End markets:	Automotive	Industrial	Communications	Medical	Military	Other

Percentage of LTM
Period pro forma net sales:	23.7%	21.2%	19.1%	12.1%	10.6%	13.3%

Applications:	Digital compass Engine management Comfort controls	Bar code scanner Climate control Circuit protection Wireless security	Base stations Voice switching Routers	MRI scanner Pacemaker Blood glucose monitor Heart rate monitor	Bomb fuse Fighter jet cockpit displays	Bathroom scale Aerospace instruments Laptop power management Printer controller

Customers:	Texas Instruments Siemens Hella	Echelon Symbol Siemens	Alcatel Nortel Networks STMicroelectronics	Guidant General Electric Abbott Labs	Honeywell Raytheon Lockheed Martin	Hewlett Packard Intersil Measurement Specialties

Sales, Marketing and Distribution

      We sell our products through direct sales personnel, independent sales representatives and licensed distributors worldwide. As of September 28, 2002, our direct sales personnel included a senior vice president of worldwide sales, a director of Europe sales and a director of Asia Pacific sales, 13 regional sales managers, a director of worldwide field applications, 13 field application engineers, four account managers and one key account manager. We believe that maintaining a small, technically competent and highly focused group of direct sales personnel is the most efficient way to serve our current customer base and to develop and expand our markets and customer base worldwide. Our direct sales personnel are divided geographically into three areas throughout North America, Europe and the Asia Pacific region to provide localized technical support. We have strategically located our sales and technical support offices near concentrations of major customers.

      We utilize our independent sales representatives network to service customers and distribute our products around the world. In North America and the Asia Pacific region, our direct sales personnel support independent sales representatives by regularly calling on existing and prospective customers. The independent sales representative network consists of approximately 20 representative firms in 30 different offices in North America and six representative firms in 15 locations in the Asia Pacific region. In Europe we rely more heavily on our direct sales personnel through regional sales managers, key account managers and account managers. Regional sales managers have geographic responsibilities and account managers and key account managers have specific account responsibilities. During 1999, 2000 and 2001, we derived approximately 95.1%, 93.4%, and 90.9%, respectively, of our historical net sales from independent sales representatives. Independent sales representatives in North America do not offer other ASIC products that compete directly with our products. Our agreements with our independent sales representatives are usually terminable by either party on relatively short notice.

      We sell ASICs through authorized distributors only upon the customer’s request. During 1999, 2000 and 2001, only 3.9%, 5.2%, and 4.9%, respectively, of our historical net sales were derived from authorized distributors. Therefore, we have little exposure to return of inventory or distributor inventory cost adjustments. Similar to our contracts with independent sales representatives, our agreements with our authorized distributors are usually terminable by either party on relatively short notice.

      Typically, orders flow directly from the customer or authorized distributor to one of our independent sales representatives. In North America, independent sales representatives do not maintain product inventory but instead relay the order to us. Outside of North America, independent sales representatives carry limited amounts of product inventory, not subject to return privileges or stock rotation, and can either fill the order immediately from inventory or relay the order to us.

      While no single customer made up 10% or more of our historical net sales in 1999, 2000 or 2001 or the nine months ended September 28, 2002, our top 30 customers generated approximately 55.1%, 63.0%, 58.3% and 65.3%, respectively, of our historical net sales in 1999, 2000 and 2001 and the nine months ended September 28, 2002. Our 18 largest customers accounted for 50.8% of our LTM Period pro forma net sales. Alcatel, which accounted for 5.5% in the LTM Period, was the only customer that accounted for more than 5.0% of our pro forma net sales in the period.

Research and Development

      Our historical expenditures for research and development in 1999, 2000, 2001 and the first nine months of 2002 were $39.8 million, $37.4 million, $42.1 million and $37.0 million, respectively, representing 14.3%, 9.8%, 12.9% and 15.2% of net sales in each of the respective periods. Our expenditures for research and development on a pro forma basis in 2001 and the first nine months of 2002 were $49.9 million and $41.7 million, respectively. Our research and development efforts focus on process technology, design methodology and intellectual property for mixed signal ASICs and digital conversion products. As a result, we have implemented improvements to our manufacturing processes, design software and design libraries, including releasing our 0.35 micron ASIC, 0.5 micron mixed signal and 0.35 micron high voltage processes and libraries. We also work closely with our major customers in many research and development activities, including joint IP development, to increase the likelihood that our products will be more easily designed into the customers’ products and consequently achieve rapid and lasting market acceptance.

      We enhance our research and development efforts through our affiliations with the academic institutions or the teaching staff in the United States at Idaho State University, Montana State University, the University of Idaho, Boise State University, Brigham Young University and the University of Utah. We continue to investigate the possibility of entering into additional affiliations with other universities. We are also a member of IMEC. IMEC, or Interuniversity MicroElectronics Center, is a large European independent microelectronics research center. We have a research contract with IMEC that gives us permission to use certain jointly-developed technologies.

Intellectual Property

      We rely on a combination of patent, copyright, maskwork rights, trademark and trade secret laws and contractual restrictions to establish the proprietary aspects of our business and technology across all three of our principal product and services groups.

      As of September 28, 2002, we held over 70 U.S. patents and over 110 foreign patents. We also had over 50 patent applications in progress. The patents are based primarily on circuit design and process techniques. There can be no assurance that pending patent applications or other applications that may be filed will result in issued patents or that any issued patents will survive challenges to their validity. We consider our AMISTM, FPGASICTM, MS-ASICTM, MS-MASTERTM, NETRANS®, NETRANSplus® and XPressArrayTM trademarks, among others, to be important brand names.

      We have licensed our design libraries and MS-MASTERTM software to selected customers to design products that are then manufactured by us. We may also license technology from third parties to incorporate into our design libraries.

      As part of the MSB Acquisition, we have licensed from STMicroelectronics certain CMOS and BiCMOS mixed signal process technology down to 0.35 micron, as well as other intellectual property. We also have two agreements with Hitachi relating to our licensing their intellectual property for process technology down to 0.22 micron.

      Ricoh Company, Ltd. recently filed in the U.S. District Court for the District of Delaware a complaint against us and other parties alleging infringement of a patent owned by Ricoh. The patent relates to certain methodologies for the automated design of ASICs. Based on information available to us to date, our preliminary belief is that the asserted claims are without merit and resolution of this matter will not have a material adverse effect on our future financial results or financial condition. As is typical in the semiconductor industry, we have from time to time received communications from third parties asserting rights under patents that cover certain of our technologies and alleging infringement of certain intellectual property rights of others. We expect to receive similar communications in the future. In the event that Ricoh’s claims are valid or if any other third party were to make a valid claim against us or our customers, we could be required to:

•	discontinue using certain process technologies which could cause us to stop manufacturing certain semiconductors;

•	pay substantial monetary damages;

•	seek to develop non-infringing technologies, which may not be feasible; or

•	seek to acquire licenses to the infringed technology which may not be available on commercially reasonable terms, if at all.

Manufacturing

      We initiate production of ASICs only after we receive orders from our customers. As a result, we generally do not carry a significant inventory of finished goods.

      The production of an ASIC is a complex process that requires increasingly sophisticated expertise. The production process can be broadly divided into three primary stages:

•	fabricating the semiconductor circuit on a wafer, which is a round, flat piece of silicon on which one to several thousand semiconductor circuits can be built;

•	packaging the semiconductor circuit by slicing the wafer into individual semiconductor circuits, or die, and placing these die into a package for insertion onto a printed circuit board; and

•	testing the packaged semiconductor circuit.

      We manufacture wafers at a 5-inch fab and an 8-inch fab located in Pocatello, Idaho and a 4-inch fab and a 6-inch fab located in Oudenaarde, Belgium. The Pocatello facilities have nine buildings, totaling 443,000 square feet (of which approximately 200,000 square feet are devoted to manufacturing) built on 33 acres. The Oudenaarde facilities have six buildings, totaling 15,601 square meters (of which approximately 6,868 square meters are devoted to manufacturing) built on 44,000 square meters. Our wafer fabrication technology is based almost entirely on CMOS processes, with some BiCMOS and high voltage processes at our Belgian fabs. We have formed alliances with other wafer foundries to supplement capacity and to gain access to more advanced process technologies.

      Our partnership with TSMC has enabled us to develop our XPressArrayTM product platform, in which products will initially be processed in an advanced 0.18 micron digital CMOS process, with our own 0.35 micron process being used to customize the final part. This process combination will give our XPressArrayTM products 0.18 micron performance without incurring the capital expenditure needed to maintain our own 0.18 micron fab.

      Historically, MSB outsourced a portion of its manufacturing to TSMC and UMC in Taiwan. TSMC and UMC have provided foundry services to MSB in 0.35 and 0.25 micron digital CMOS processes. In the future, we expect to continue to rely, to some extent, on outside fabrication facilities for additional capacity and advanced technologies.

      Fabricated wafers are transferred to packaging facilities. We perform wafer and packaged die testing at our facilities in Manila, Pocatello and Oudenaarde, and we also use subcontractors. A significant portion of our testing is performed at our 84,000 square foot facility in Manila, which was established in 1980 and is equipped with a variety of testers and auto handling equipment that complement the variety of packages and circuits that we manufacture. We also outsource back-end packaging and testing to a number of subcontractors in Asia and Belgium. The table below sets forth information with respect to our manufacturing facilities, products and technologies:

Wafer Fabrication Facilities

		Installed Annual
Location	Products/Functions	Equipment Capacity		Wafer Diameter

Pocatello	CMOS Wafers, 1 micron and above, 2 to 3 metal levels	155,000		5”
	CMOS Wafers, 0.6 micron to 1 micron, 2 to 3 metal levels	110,000		5”
Pocatello	CMOS Wafers, 0.35 micron to 0.8 micron, 2 to 5 metal levels	54,000	(1)	8”
Oudenaarde	BiCMOS and LDMOS Wafers, 1 micron, 2 metal levels	125,000		4”
Oudenaarde	BiCMOS Wafers, 0.35 micron to 1 micron, 2 to 5 metal levels	82,500	(2)	6”	(3)

(1)	By adding additional equipment, production capacity at our 8-inch fab could be increased to 225,000 wafers per year.

(2)	By adding additional equipment, production capacity at our 6-inch fab could be increased to 170,000 wafers per year.

(3)	In addition, the equipment at our 6-inch fab can be scaled to 8-inch wafers.

      Our manufacturing processes use many raw materials, including silicon wafers, copper lead frames, molding compounds, ceramic packages and various chemicals and gases. We obtain raw materials and supplies from a large number of sources. Although supplies of raw materials are currently adequate, shortages could occur in various essential materials due to interruption of supply or increased demand in the industry.

Backlog

      Backlog is typically recorded only upon receipt of a written purchase order from a customer. Reported backlog represents products scheduled to be delivered within six months. Backlog is influenced by several factors including market demand, pricing, customer order patterns and changes in product lead times. Backlog may fluctuate from booking to time of delivery to reflect changes in customer needs or industry conditions. Once manufacturing has commenced, orders generally are not cancellable. In addition, because customers already have invested significant time working with us (typically from six to 24 months before production of a custom ASIC) and have incurred the non-recurring engineering fee in full before production begins, customers generally have given careful consideration to the orders they place, and generally do not cancel orders. Backlog was $102.8 million as of September 28, 2002 and $76.7 million as of December 31, 2001. The significant increase in backlog between the periods is due to the MSB Acquisition, which accounted for approximately $34.8 million of backlog at September 28, 2002, partially offset by a decrease resulting from customers placing orders just in time to cover the manufacturing cycle time. Backlog should not be interpreted as an indicator of our anticipated net sales for any particular future period.

Competition

      We compete in highly competitive markets. Although no one company competes with us in all of our product lines, we face significant competition for products in each of our business areas from domestic, as well as international, semiconductor companies. Some of these companies have substantially greater financial, technical, marketing and management resources than us.

      ASIC competitors include other manufacturers and designers of ASICs, standard products, and semi-standard programmable digital logic IC products, as well as customers who design their own ICs that are manufactured at foundries. We focus on providing foundry services for mixed signal ASICs, a segment with fewer competitors than the digital foundry segment.

      The following chart sets forth our principal competitors by business group:

Business Group	Principal Competitors

Mixed Signal ASICs	Atmel, Zarlink, STMicroelectronics
Foundry Services	In-house manufacturing capabilities of our customers and potential customers
Digital ASICs	Altera, Atmel, Xilinx, NEC

      We compete with ASIC providers based on design experience, the ability to service customer needs from the design phase to the shipping of a completed product, length of design cycle, longevity of technology support and sales and technical support personnel. We compete with programmable digital logic IC suppliers on the basis of densities, performance and production costs. Our ability to successfully compete depends on internal and external variables, both within and outside of our control. These variables include, but are not limited to, the timeliness with which we can develop new products and technologies, product performance and quality, manufacturing yields and availability, customer service, pricing, industry trends and general economic trends.

Employees

      Our worldwide workforce consisted of 2,473 employees (full- and part-time) as of September 28, 2002, of which 1,131 were located in the United States, 977 were located in Europe, 365 were located in the Philippines, and the remainder were located in various other foreign locations. None of our employees in the United States or Asia are represented by collective bargaining arrangements. Our employees in Belgium are represented by unions and have the benefit of collective bargaining arrangements at the national, industry and company levels. These unions may implement work stoppages or delays in the event they do not consent to severance packages proposed for future reductions in work force or for any other reason.

Environmental Matters

      Our operations are subject to numerous environmental, health and safety laws and regulations that prohibit or restrict the discharge of pollutants into the environment and regulate employee exposure to hazardous substances in the workplace. Failure to comply with these laws or our environmental permits could subject us to material costs and liabilities, including costs to cleanup contamination caused by our operations. In addition, future changes to environmental laws could require us to incur significant additional expense or restrict our operations.

      Some environmental laws hold current or previous owners or operators of real property liable for the costs of cleaning up contamination, even if these owners or operators did not know of and were not responsible for such contamination. These environmental laws also impose liability on any person who arranges for the disposal or treatment of hazardous substances, regardless of whether the affected site is owned or operated by such person. Third parties may also make claims against owners or operators of properties for personal injuries and property damage associated with releases of hazardous or toxic substances.

      We are currently remediating contamination at our former manufacturing facility located in Santa Clara, California pursuant to an order issued by the California Regional Water Quality Control Board. We have estimated that the range of the remaining cost to fulfill our remediation obligations under the order is $750,000 to $1,250,000, and we have accrued approximately $750,000 as of September 28, 2002. The liability is expected to be paid out at a rate of $150,000 each year from 2002 through 2006. Due to inherent uncertainties surrounding a contingency of this nature, there exists a reasonable possibility that such estimates could change in the future. Under the terms of the Recapitalization Agreement, JEC and GA-TEK agreed to indemnify us, within prescribed limits, for this remediation as well as for certain other environmental liabilities. We have recorded a $750,000 receivable as of September 28, 2002, relating to this indemnity. While JEC and GA-TEK are currently fulfilling all of their obligations under the indemnity, there are no guarantees that either JEC or GA-TEK will fulfill their obligations in the future, in which case we would still be responsible for the entire remaining remediation liability.

Legal Proceedings

      We were named as a defendant in a complaint filed on January 21, 2003, by Ricoh Company, Ltd. in the U.S. District Court for the District of Delaware alleging infringement of a patent owned by Ricoh. Ricoh is seeking an injunction and damages in an unspecified amount relating to such alleged infringement. The patent relates to certain methodologies for the automated design of ASICs. Based on information available to us to date, our preliminary belief is that the asserted claims are without merit and resolution of this matter will not have a material adverse effect on our future financial results or financial condition. However, if Ricoh is successful, we could be subject to an injunction or substantial damages or we could be required to obtain a license, if available.

      From time to time we are a party to various litigation matters incidental to the conduct of our business. There is no pending or threatened legal proceeding to which we are a party that, in the opinion of management, is likely to have a material adverse effect on our future financial results or financial condition.

Properties

      In the United States, our corporate and manufacturing headquarters, head office for several business groups and warehouse operations are located in 443,000 square feet of space built on 33 acres of land owned by us in Pocatello, Idaho. We also lease additional office space in Pocatello and have agreed to lease an additional 30,000 square feet for an engineering and research center in Pocatello that is currently under construction.

      In Europe, our manufacturing and other facilities are located in 15,601 square meters on 44,000 square meters owned by us in Oudenaarde, Belgium.

      In Manila, the Philippines, we lease approximately 84,000 square feet of light manufacturing and warehouse space. The lease will expire on November 20, 2006. Sort, test and administration functions are housed in this facility.

      We also lease space in many locations throughout the United States for regional sales offices, field design centers and remote engineering and development operations.

      Outside the United States, we lease space for regional offices in Europe and Asia. The leased space is for sales, marketing, administrative offices or design engineering and related support space. In selected areas, field personnel may work from home offices or at the location of a manufacturer’s representative.

      We believe that all of these facilities are in good condition and are well maintained.

DESCRIPTION OF THE MSB ACQUISITION

The MSB Acquisition

      In May 2002, we and our wholly owned subsidiary entered into a business purchase agreement to purchase the assets and assume certain liabilities of the Mixed Signal Business, or MSB, of Alcatel Microelectronics NV from STMicroelectronics N.V. STMicroelectronics had agreed to acquire all the capital stock of Alcatel Microelectronics from Alcatel S.A. and its affiliate in April 2002. These back-to-back transactions closed on June 26, 2002. The cash consideration paid and expenses incurred in connection with the MSB Acquisition totaled approximately $79.2 million. In addition, we incurred restructuring costs of $2.1 million in the quarter ended September 28, 2002, and we expect to incur approximately $4.3 million in additional costs over the nine months ending June 30, 2003, in a restructuring program to assimilate and optimize the MSB Acquisition. Our purchase of MSB was funded in part by the Units Financing, pursuant to which AMIS Holdings raised aggregate gross proceeds of $75.0 million and contributed the net proceeds to us.

      The assets we acquired included all the non-cash assets associated with Alcatel Microelectronics’ Mixed Signal Business as well as two fabs in Oudenaarde, Belgium. The acquired assets also include over 40 patents and over 40 patent applications in progress. In addition, we gained 994 employees located primarily in Europe, assumed defined benefit pension liabilities with respect to the transferred employees and received pension assets in respect of these liabilities. Acquired liabilities consisted generally of liabilities incurred in the ordinary course of business, such as trade payables. We are indemnified with respect to pre-closing environmental liabilities in an amount not to exceed the purchase price.

Supply Agreements

      As part of the MSB Acquisition, we entered into a supply agreement with STMicroelectronics pursuant to which we are required to sell on an exclusive basis certain specified products to STMicroelectronics up to a maximum of €70 million and STMicroelectronics is required to place purchase orders for a minimum of €50 million of such products over the initial two-year term of the agreement. The agreement specifies certain minimum and maximum amounts that STMicroelectronics is required to order and we are required to supply over eight successive three-month contract periods. If STMicroelectronics does not order the minimum amount during a contract period, STMicroelectronics will be required to pay us a make whole amount. The make whole amount is the difference between the minimum order and the actual order for the contract period (the “shortfall amount”), minus the variable costs we would have incurred if the shortfall amount had been ordered. If we do not meet orders that are within the maximum amount for a contract period, then the value of such unmet orders for the contract period will be deducted from the €50 million requirement and apportioned over the remaining contract periods.

      We also entered into a requirements contract with Alcatel pursuant to which we agreed to provide Alcatel with certain telecommunications ASICs at specified prices and Alcatel agreed to purchase at least 40% of its requirements of those ASICs from us. There is no requirement that Alcatel order any specific quantity of ASICs under the contract.

Intellectual Property Agreements

      In addition to the patents and patent applications transferred to us outright, we entered into licenses to use other patents associated with the acquired Mixed Signal Business. We entered into a Patent License Agreement with STMicroelectronics and Alcatel Microelectronics pursuant to which we were granted a non-exclusive, royalty-free license to use all patents embodied in existing MSB products and we granted to STMicroelectronics a non-exclusive, royalty-free license to use patents transferred to us outright. Without the written consent of the parties, the agreement is not assignable by the parties, except that (1) we may transfer the licenses granted to us in a transaction involving the transfer of all or a portion of the Mixed Signal Business so long as the transfer includes tangible assets of the business having an aggregate net market value or producing revenue in the preceding twelve-month period of at least $25 million and

(2) STMicroelectronics may transfer the licenses granted to it in connection with any transfer of all or a portion of STMicroelectronics’ assets so long as the transfer includes tangible assets of its business having an aggregate net market value or producing revenue in the preceding twelve-month period of at least $25 million. The agreement remains in effect for the unexpired term of the patents embodied in the MSB products.

      We also entered into a Technology Transfer and License Agreement with STMicroelectronics and Alcatel Microelectronics pursuant to which we were granted a non-exclusive, royalty free license to intellectual property rights associated with custom ASICs developed by Alcatel Microelectronics for certain Alcatel telecommunications products and development processes and methodologies, as well as STMicroelectronics manufacturing process technologies. Without the written consent of the other parties, the agreement is not assignable by us, except that we may transfer the STMicroelectronics manufacturing process technologies in a transaction involving the transfer of all or a portion of the Mixed Signal Business so long as the transfer includes tangible assets of the business having an aggregate net market value or producing revenue in the preceding twelve-month period of at least $25 million. During the first 18 months of the Agreement, we could be required to pay STMicroelectronics $7.5 million if we desire to transfer certain STMicroelectronics manufacturing process technologies to a third party.

Transition and Professional Services Agreements

      We also entered into agreements with STMicroelectronics and Alcatel pursuant to which Alcatel agreed to supply us, and we and STMicroelectronics agreed to provide each other, transition services during a nine-month period after the closing of the MSB Acquisition. These services include information technology and payroll services as well as lease sharing and other administrative services related to the facilities of Alcatel Microelectronics located in Belgium. In addition, we entered into professional services agreements with STMicroelectronics under which we will provide STMicroelectronics certain test engineering and other back end professional services and STMicroelectronics will provide us certain product development engineering services during a transitional period after the closing of the MSB Acquisition.

Back End Services and Wafer Procurement Agreement

      We also entered into a Back End Services and Wafer Procurement Agreement with STMicroelectronics pursuant to which we have agreed to procure certain quantities of wafers and provide certain back end assembly, electrical test and mechanical finishing services for STMicroelectronics during the six-month transition period following the closing of the MSB Acquisition. Sales under this agreement amounted to $2.6 million in the third quarter of 2002 and $1.5 million in the fourth quarter of 2002. Sales for these back end and wafer procurement services are not expected to be significant in the first quarter of 2003.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

The Recapitalization

      Prior to July 2000, our business was a division of GA-TEK Inc., which is owned by JEC. In July 2000, our business was separated from GA-TEK through the formation of AMI Spinco, Inc., or Spinco, and Spinco became a wholly-owned subsidiary of GA-TEK.

      Under the Agreement and Plan of Merger and Recapitalization, or the Recapitalization Agreement, dated December 5, 2000, among Gould Technology, Inc., AMI Merger Company, Inc., JEC, GA-TEK, Spinco, CVC and Francisco Partners, the following actions were consummated on December 21, 2000:

•	Gould Technology, a wholly owned subsidiary of GA-TEK, amended its certificate of incorporation to change its name to AMIS Holdings, Inc., and to give effect to the reclassification of all its outstanding shares of common stock into the following three tranches of equity securities:

•	Class A Common Stock,

•	Series A Senior Redeemable Preferred Stock, or Series A Preferred Stock, and

•	Series B Junior Redeemable Convertible Preferred Stock, or Series B Preferred Stock.

•	AMI Merger Company, a wholly owned subsidiary of AMIS Holdings, merged with and into Spinco, with Spinco as the surviving corporation, at which time Spinco’s name was changed to AMI Semiconductor, Inc.

•	Each of Francisco Partners and CVC purchased shares of Class A Common Stock, Series A Preferred Stock and Series B Preferred Stock from GA-TEK.

•	Spinco paid an aggregate of $40.5 million to GA-TEK and JEC in consideration for non-competition obligations on the part of GA-TEK and JEC.

•	AMIS Holdings issued a warrant to GA-TEK to purchase shares of Class A Common Stock.

•	Spinco assumed responsibility under the following debt financing agreements:

•	a $175.0 million senior term loan which was fully drawn at the closing of the recapitalization; and

•	a $75.0 million revolving credit facility, which is available to use for working capital and general corporate purposes.

•	Spinco paid a portion of the incentive and retention bonuses owed by GA-TEK under a Retention Bonus Plan and an Incentive Bonus Plan to certain of Spinco’s executives and GA-TEK agreed to reimburse Spinco for that portion.

      Pursuant to the terms of a Shareholders’ Agreement described below, GA-TEK transferred all of its shares of AMIS Holdings common and preferred stock and its warrant to purchase additional shares of AMIS Holdings common stock to JEC in January 2001. All rights and obligations referenced herein relating to GA-TEK are now the rights and obligations of JEC.

Shareholders’ Agreement

      AMIS Holdings entered into a Shareholders’ Agreement with Francisco Partners, CVC and GA-TEK upon the closing of the transactions contemplated by the Recapitalization Agreement. Some other AMIS Holdings stockholders have signed joinder agreements to the Shareholders’ Agreement. The Shareholders’ Agreement covers matters of corporate governance, restrictions on transfer of AMIS Holdings securities, rights of first refusal, tag-along rights, rights to compel a sale, preemptive rights, rights to compel an initial public offering, registration rights and information rights.

      Pursuant to the terms of the Shareholders’ Agreement, our board of directors must consist of the same members as the board of directors of AMIS Holdings and both boards are subject to all the corporate governance provisions of the Shareholders’ Agreement. The Shareholders’ Agreement provides that the board of directors of AMIS Holdings will consist of nine members, including three designees of Francisco Partners, three designees of CVC, one designee of GA-TEK, the chief executive officer of AMIS, and one independent director. These rights of designation will expire when the initial ownership of these stockholders falls below defined ownership thresholds. The board of directors may not take certain significant actions, such as a merger or sale of assets, without the approval of a majority of the board designees of each of CVC and Francisco Partners.

Advisory Agreements

      In connection with the transactions contemplated by the Recapitalization Agreement, AMIS Holdings entered into advisory agreements with each of CVC and Francisco Partners pursuant to which they may provide financial, advisory and consulting services to AMIS Holdings. In exchange for such services (if and when provided), each of CVC and Francisco Partners is entitled to receive fees billed at such firm’s customary rates for actual time spent performing such services plus reimbursement for out-of-pocket expenses. However, commencing with the quarter ended March 31, 2001, each of CVC and Francisco Partners became entitled to an annual advisory fee, the amount of which is the greater of $1.0 million per year or 0.3% of the consolidated annual net sales of AMIS Holdings for the last twelve months, plus out-of-pocket expenses, for the remaining term of the advisory agreement. There are no minimum levels of service required to be provided pursuant to the advisory agreements. Each advisory agreement has an initial term of ten years, subject to termination by either party upon written notice 90 days prior to the expiration of the initial term or any extension thereof. Each advisory agreement includes customary indemnification provisions in favor of each of CVC and Francisco Partners. In 2001, each of CVC and Francisco Partners received cash payments under these agreements of approximately $1.2 million, of which $0.2 million constituted an advance payment for 2002. In connection with the recapitalization, each of CVC and Francisco Partners were paid a one-time transaction fee of $6.0 million, plus fees and expenses related to the transaction. In connection with the MSB Acquisition, each of CVC and Francisco Partners were paid a one-time transaction fee of $2.5 million, plus fees and expenses related to the transaction.

The Units Financing

      In June 2002, AMIS Holdings raised aggregate gross proceeds of $75.0 million by issuing and selling Units consisting of an aggregate of 75,000 shares of Series C Preferred Stock and warrants exercisable for 27,554,550 shares of its Class A Common Stock to affiliates of each of Francisco Partners and CVC. AMIS Holdings contributed the net proceeds of the Units Financing to us for the purpose of funding the MSB Acquisition. A portion of the net proceeds of the offering of the old notes was used to redeem the Series C Preferred Stock.

Loans to Officers

      In September 2000, nine persons who were then officers were permitted by the Board of Directors to exercise stock options before such options had vested. In connection with these early exercises, these officers issued full-recourse promissory notes to us, each of which matures on September 20, 2005 and bears interest at a rate of 7% per annum. Each note is secured by a pledge of shares of AMIS Holdings’ stock. The loans to officers were for the following principal amounts:

Name of Officer	Principal Amount

H. Gene Patterson	$3,062,500
Alfred Castleman	$612,500
Harold Blomquist	$210,000
Glenn Fraser	$210,000
Ricardo Jimenez	$210,000
Thomas Schiers	$210,000
Daniel Schroeder	$210,000
Randy Jacobs	$140,000
Jon Stoner	$140,000

      As of September 28, 2002, each of the individuals listed above owed the full principal amount plus all interest accrued to date on their respective notes listed above, with the exception of Mr. Blomquist who resigned in March 2001. After Mr. Blomquist’s departure, we repurchased his shares at a fair market value of $333,000. This amount was reduced by the amounts owed to us by Mr. Blomquist under his promissory note and the balance was paid to Mr. Blomquist in cash. All other loans remain outstanding. Only Messrs. Jimenez, Schroeder and Stoner are still employees of AMIS.

MANAGEMENT

Directors and Executive Officers

      The following table sets forth certain information with respect to our executive officers, key employees and members of our Board of Directors as of December 31, 2002.

Name	Age	Title

Executive Officers
Christine King	53	President, Chief Executive Officer and Director
Walter Mattheus	55	Chief Operating Officer
Brent Jensen	45	Senior Vice President and Chief Financial Officer
Jon Stoner	46	Senior Vice President and Chief Technology Officer
Steven Hayes	49	Senior Vice President, Worldwide Sales
Terri Timberman	45	Senior Vice President, Human Resources
Tim Forhan	48	Senior Vice President, Quality
Daniel Schroeder	54	Senior Vice President, Corporate Support and Fab Operations
Ricardo Jimenez	58	Senior Vice President, Worldwide Planning and Test Operations

Key Employees
Robert Klosterboer	42	Vice President, Mixed Signal Business Unit
Allan Morrison	53	Vice President, Foundry Business Unit
Vincent Hopkin	40	Vice President, Digital Business Unit
Nanjunda Shastry	40	Vice President, Corporate Strategy and Business Development
Tony Denayer	46	Vice President, Product Development
Yolande De Busschop	43	Corporate General Counsel

Directors
Dipanjan Deb	33	Director
Thomas Epley	62	Director
David M. Rickey	47	Director
Paul C. Schorr IV	35	Director
Tomohiro Shibata	57	Director
David Stanton	40	Director
James A. Urry	49	Director
Gregory Williams	49	Director

      Christine King, President, Chief Executive Officer and Director. Ms. King joined us in September 2001 as President, Chief Executive Officer and Director. From September 2000 to September 2001 Ms. King served as Vice President of Semiconductor Products for IBM Microelectronics. From September 1998 to September 2000 Ms. King was Vice President of the Networking Technology Business Unit for IBM. Ms. King also served as Vice President of Marketing and Field Engineering at IBM from June 1995 to September 1998 and Manager of ASIC Products at IBM from March 1992 to June 1995. While at IBM, Ms. King launched the company’s ASIC and networking businesses. Ms. King holds a B.S. degree in electrical engineering from Fairleigh Dickinson University.

      Walter Mattheus, Chief Operating Officer. Mr. Mattheus joined us in June 2002, following the MSB Acquisition. Mr. Mattheus began his career at Alcatel Microelectronics in June 1983. At Alcatel Microelectronics, Mr. Mattheus served as General Manager and Chief Operating Officer since 1995. Mr. Mattheus began his career with Bell Telephone Manufacturing Company which later became Alcatel Bell. Mr. Mattheus currently serves as a Director at the Chamber of Commerce of East-Flanders,

Belgium. Mr. Mattheus holds a masters degree and a doctorate in electrical engineering from the University of Leuven.

      Brent Jensen, Senior Vice President and Chief Financial Officer. Mr. Jensen joined us in March 1991 and has served as Chief Financial Officer since December 2000. Before becoming Chief Financial Officer, Mr. Jensen served as our Controller. Prior to joining us, Mr. Jensen worked at National Semiconductor, KPMG Peat Marwick and Megadiamond. Mr. Jensen holds a B.S. and Masters of Accountancy from Brigham Young University.

      Jon Stoner, Senior Vice President and Chief Technology Officer. Mr. Stoner joined us in 1980. Prior to his current position, Mr. Stoner has held various research and development positions, including Senior Vice President, Technology and Product Development, director of Standard Products, director of Technology Planning and New Business Development and director of Process Technology. Mr. Stoner serves as a member of the Advisory Council to the Idaho State Board of Education for Engineering Education, is a member of Idaho’s Experimental Program for Stimulation of Competitive Research committee, and is a volunteer member of the Boise State Engineering Advisory Board. Mr. Stoner holds a B.A. degree in Chemistry from the University of Montana and a M.S. degree in Physics from Idaho State University.

      Steven Hayes, Senior Vice President Worldwide Sales. Mr. Hayes joined us as Eastern Area Sales Director in October 2000 and was appointed Vice President of Worldwide Sales in May 2001. Prior to joining us, Mr. Hayes was President/ Partner of I Squared Inc., a Silicon Valley manufacturers’ representative firm specializing in semiconductor sales, marketing and design services to major OEMs. Mr. Hayes worked at I Squared from 1986 to 2001.

      Terri Timberman, Senior Vice President, Human Resources. Ms. Timberman joined us in September 2002. Prior to joining us, Ms. Timberman served as the Vice President of Human Resources for Radisys Corporation, a provider of embedded systems for computer, data processing and network-intensive applications, in Hillsboro, Oregon from February 2001 to August 2002. From May 1994 to February 2001, Ms. Timberman was the Chief Administrative Officer for Merix Corporation, a manufacturer of circuit boards, in Forrest Grove, Oregon. At Merix Corporation, Ms. Timberman was primarily responsible for oversight of the Human Resources, Information Technology and Corporate Development functions. Ms. Timberman holds a B.A. degree in Organizational Communication from Marylhurst University.

      Tim Forhan, Senior Vice President, Quality. Mr. Forhan joined us in August 2002. Mr. Forhan comes to us from IBM’s Microelectronics Division with 20 years of semiconductor experience, most recently as Director of SemiCustom Solutions, Custom Logic Business Unit from April 2001 until August 2002, as Director of Systems Engineering, Networking Technology Business Unit from August 1999 until April 2001 and as Director of the X-86 Microprocessor Business Unit from December 1997 until August 1999. Mr. Forhan has held senior management positions in Fab Engineering, Quality, Design Services, X-86 Microprocessors and SiliconGermanium Communications Products at IBM. Mr. Forhan holds a B.S. degree in Ceramic Engineering from SUNY Alfred and a M.B.A. from SUNY Buffalo.

      Daniel Schroeder, Senior Vice President, Corporate Support and Fab Operations. Prior to joining us in 1986, Mr. Schroeder held management positions with several divisions at Inmos’ domestic and international operations. Mr. Schroeder also spent ten years in various management positions with Texas Instruments. Mr. Schroeder currently serves as a member of the Pocatello Development Authority, a volunteer board. Mr. Schroeder holds B.S. and M.S. degrees in Physics from the University of Wisconsin, Oshkosh and a M.B.A. from Texas Tech University.

      Ricardo Jimenez, Senior Vice President, Worldwide Planning and Test Operations. Mr. Jimenez joined us in 1991. Prior to his current position, Mr. Jimenez was President & Managing Director of AMIS-Philippines and Vice President of Worldwide Test. Mr. Jimenez has worked in the industry for 33 years, including in positions at Harris Semiconductor, Mostek Corporation and Texas Instruments. Mr. Jimenez holds B.S. and M.S. degrees in Electrical Engineering from the University of Illinois.

      Robert Klosterboer, Vice President, Mixed Signal Business Unit. Mr. Klosterboer joined us in 1982 as a test engineer. Prior to his current position, Mr. Klosterboer has held several positions including: product marketing manager, program development manager and design section manager. Mr. Klosterboer holds a bachelor’s degree in electrical engineering from Montana State University.

      Allan Morrison, Vice President, Foundry Business Unit. Mr. Morrison joined us in 1970. Mr. Morrison has held various management positions in customer service including program management, major accounts and military customer service and planning and has also been an assembly supervisor and fab supervisor. Mr. Morrison holds an associate’s degree from Idaho State University.

      Vincent Hopkin, Vice President, Digital Business Unit. Mr. Hopkin joined us in 1983 and has held various manufacturing and marketing management functions. Prior to his current position, Mr. Hopkin was the Director of the Conversion ASIC Business Unit from 1997 to 2000 and managed the Northern California sales and design center in San Jose, California from 1996 to 1998. Mr. Hopkin holds a B.B.A. degree from Idaho State University.

      Nanjunda Shastry, Vice President, Corporate Strategy and Business Development. Mr. Shastry joined us in March 2002. Prior to joining us, Mr. Shastry was Director of Business Development at 3Com Corporation from February 1998 to March 2002. Mr. Shastry also served as Technology Manager/ Director of Semiconductor Technologies for 3Com Corporation from January 1996 to February 1998. Mr. Shastry holds a B.S. degree in Electrical Engineering from Bangalore University and a M.S. degree in Electrical Engineering from the University of Texas, Arlington.

      Tony Denayer, Vice President, Product Development. Mr. Denayer joined us in June 2002 as a result of the MSB Acquisition. Mr. Denayer began his career with Alcatel Microelectronics in 1989 where he most recently served as General Manager of the Automotive, Industrial and Peripherals Business Unit. Mr. Denayer holds a M.S. degree in Electrical Engineering from the Catholic University of Louvain.

      Yolande De Busschop, Corporate General Counsel. Ms. De Busschop joined us in June 2002, following the MSB Acquisition. Ms. De Busschop was General Counsel at Alcatel Microelectronics since February 2000. Ms. De Busschop has also held a senior legal position in the European Specialty Chemicals and Plastics division of Phillips Petroleum Company from 1989 to 1999. Ms. De Busschop holds a law degree from the Catholic University of Leuven.

      Dipanjan Deb, Director. Mr. Deb has been a director since December 2000. Mr. Deb is a founder of Francisco Partners and has been a partner since its formation in August 1999. Prior to joining Francisco Partners, Mr. Deb was a principal with Texas Pacific Group from 1998 to 1999. Earlier in his career, Mr. Deb was director of semiconductor banking at Robertson Stephens & Company from 1996 to 1998 and a management consultant at McKinsey & Company. Mr. Deb is also on the boards of GlobespanVirata, Inc., Legerity Inc., and Ultra Clean Technology System & Services, Inc. Mr. Deb holds a B.S. degree in Electrical Engineering and Computer Science from U.C. Berkeley, where he was a Regents Scholar, and a M.B.A. degree from the Stanford Graduate School of Business.

      Thomas Epley, Director. Mr. Epley has been a director since April 2001 and served as Interim President and Interim Chief Executive Officer from April 2001 to September 2001. Mr. Epley was the Chairman and CEO of Paradyne Networks from August 1996 to May 1997, and remains as its Chairman. Mr. Epley was the Chairman and CEO of GlobeSpan from August 1996 to April 1997 and a director until 2001. Mr. Epley currently serves as a director of Solus Micro Technologies. Mr. Epley holds a B.S. degree in Mechanical Engineering from the University of Cincinnati and a M.B.A. degree from the Kellogg School of Northwestern University.

      David M. Rickey, Director. Mr. Rickey has been a director since May 2001. Mr. Rickey has served as President and CEO of AMCC since 1996. From 1993 to 1995 he was the Vice President of Operations at AMCC. In the interim Mr. Rickey was Vice President of Operations for NexGen. He also spent 8 years with Northern Telecom where he led the wafer fab engineering and manufacturing operations in Ottawa, Canada and San Diego, California. Prior to that Mr. Rickey held various engineering positions at IBM. Mr. Rickey serves on the boards of SiliconWave, MacroPore, the San Diego Economic Development

Corporation, the Executive Advisory Board (CASIM Center) and the Foundation for the Improvement of Math and Science Education (FIMSE). Mr. Rickey graduated Summa Cum Laude from Marietta College with a B.S. degree in Mathematics and later earned an additional B.S. degree in Metallurgy and Materials Science from Columbia University. He also holds a M.S. degree in Material Science and Engineering from Stanford University.

      Paul C. Schorr IV, Director. Mr. Schorr has been a director since December 2000. Mr. Schorr has been Managing Director and Member of the Investment Committee for Citigroup Venture Capital Equity Partners since June 1996. Prior to that, Mr. Schorr was an engagement manager at McKinsey & Company. Mr. Schorr serves on the board of directors of KEMET Corporation, Fairchild Semiconductor Corporation and ChipPAC, Inc. Mr. Schorr has a M.B.A. degree with Distinction from the Harvard Business School and graduated Magna Cum Laude from Georgetown University’s School of Foreign Service.

      Tomohiro Shibata, Director. Mr. Shibata has been a director since August 2002. He also served as a member of the board of AMIS Holdings and AMIS from December 2000 until May 2001 and on the board of AMI Spinco from July 2000 until December 2000. Mr. Shibata is an Associate Director at Japan Energy Corporation and has been supervising semiconductor and compound semiconductor technical development in the Electrical Materials Division since February 1990. Prior to joining Japan Energy Corporation, Mr. Shibata was general manager of semiconductor development at Fujitsu Limited. Mr. Shibata holds a B.S. degree in Physics from the Kyushu University. He is a member of the Japan Society of Applied Physics.

      David Stanton, Director. Mr. Stanton has been a director since December 2000. Mr. Stanton is a founder of Francisco Partners and has been its Managing Partner since its formation in August 1999. Prior to founding Francisco Partners, Mr. Stanton led the technology investing activities of Texas Pacific Group, a private equity fund, from 1994 until August 1999. Prior to joining Texas Pacific Group, he was a venture capitalist with Trinity Ventures, which specializes in investments in information technology, software and telecommunications companies. Earlier in his career, Mr. Stanton was a strategy consultant with Bain & Company. Mr. Stanton also serves as the Chairman of the Board of Directors of GXS Corporation. Mr. Stanton holds a B.S. degree in Chemical Engineering from Stanford University and a M.B.A. degree from the Stanford Graduate School of Business.

      James A. Urry, Director. Mr. Urry has been a director since December 2000. Mr. Urry is a Partner at Citigroup Venture Capital Equity Partners where he has been employed since 1989. Mr. Urry is also a director of Airxcel, Inc., Intersil Holding Corporation, Palomar Technological Companies and York International Corporation. Mr. Urry is a graduate of Brown University and holds a M.B.A. from the Wharton School of the University of Pennsylvania.

      Gregory Williams, Director. Mr. Williams has been a director since November 2002. Mr. Williams is Executive Chairman of the board of directors of Intersil, an analog and digital semiconductor company, where he served as president and chief executive officer and a director from August 1999 until May 2002. From October 1998 to August 1999, Mr. Williams was president and general manager of the semiconductor business of Harris. From January 1998 to October 1998, Mr. Williams was vice president and general manager of the Power Products Division of Harris. Prior to joining Harris, Mr. Williams spent 14 years at Motorola Semiconductor in Phoenix, Arizona, where he served as vice president and assistant general manager of the Semiconductor Components Group, which included analog and discrete products, vice president and general manager of the Power Products Division and vice president and director of Automotive World Marketing. Prior to Motorola, Mr. Williams spent seven years with General Electric. Mr. Williams is Chairman of the Semiconductor Industry Association for 2003. Mr. Williams holds a B.B.A. degree from Wayne State University.

Board Composition

      Pursuant to the terms of the Shareholders’ Agreement, our board of directors must consist of the same members as the board of directors of AMIS Holdings and both boards are subject to all the corporate governance provisions of the Shareholders’ Agreement. The Shareholders’ Agreement provides that our board of directors will consist of nine members, including three designees of Francisco Partners (one of whom shall be independent), three designees of CVC (one of whom shall be independent), one designee of JEC, our chief executive officer, and one additional independent director. These rights of designation will expire when the initial ownership of these stockholders falls below defined ownership thresholds. Francisco Partners and CVC have not yet designated each of their independent directors. The board of directors may not take certain significant actions, such as a merger or sale of assets, without the approval of a majority of the board designees of each of CVC and Francisco Partners.

Board Committees

      The board of directors of AMIS Holdings has an audit committee and a compensation committee. The audit committee consists of Messrs. Schorr, Deb, and Rickey. The audit committee reviews our financial statements and accounting practices and makes recommendations to our board of directors regarding the selection of independent auditors.

      The compensation committee of AMIS Holdings’ board of directors consists of Messrs. Deb, Rickey, and Urry. The compensation committee makes recommendations to the board of directors concerning salaries and incentive compensation for our officers and employees and administers our employee benefit plans.

Director Compensation

      Directors who are also our employees do not receive compensation for service on our Board of Directors. It is not currently contemplated that those persons who will be our directors and who are employed by Francisco Partners or Citigroup Venture Capital Equity Partners will receive compensation for their services as directors.

      Currently, Mr. Rickey and Mr. Williams are the only directors who receive compensation for their services as directors. Mr. Williams joined the board in November 2002. Both Mr. Rickey and Mr. Williams receive an annual retainer of $15,000 plus $1,000 for each board or committee meeting attended. In addition, Mr. Williams receives $5,000 per day for time spent on AMIS’s business at the request of our CEO or our board of directors.

      Each of Mr. Rickey and Mr. Williams were also granted an option to purchase 80,000 shares of AMIS Holdings Class A Common Stock upon joining the board. The options granted to Mr. Rickey have an exercise price equal to $0.26 per share, which was the fair market value of the Class A Common Stock on the date of grant. These options vest over a four year period at a rate of 25% of the total shares granted on the first anniversary of the date of grant, and ratably over the next 36 months, so long as Mr. Rickey remains our director or consultant. Mr. Rickey was also granted the right to exercise these options before vesting and acted on that right. If Mr. Rickey were to cease acting as a director, AMIS Holdings has the right to redeem the shares underlying his unvested options at the original exercise price of $0.26 per share. The options granted to Mr. Williams have an exercise price equal to $0.26 per share, which was the fair market value of the Class A Common Stock on the date of grant. Of the shares subject to option, 30,000 shares were vested in full upon becoming a member of the board and the remaining 50,000 shares vest on the first anniversary of Mr. Williams becoming a board member.

Compensation Committee Interlocks and Insider Participation

      The compensation committee of AMIS Holdings currently consists of Messrs. Deb, Rickey, and Urry. None of the members of the compensation committee is currently or has been, at any time since the time of our formation, one of our officers or employees. None of our executive officers, currently serves, or in the past has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the board or compensation committee of AMIS Holdings.

Compensation of Executive Officers

      The following table sets forth certain information concerning the compensation earned during the years ended December 31, 2002, 2001 and 2000 to the Chief Executive Officer and the four other most highly compensated executive officers whose compensation exceeded $100,000, based on salary earned in 2002, who were executive officers on December 31, 2002.

Summary Compensation Table

					Long-Term Compensation

	Annual Compensation				Number of	Number of	Number of
					Common Stock	Senior Preferred	Junior Preferred
				Other Annual	Options	Stock Options	Stock Options	All Other
	Salary(1)	Bonus		Compensation	Granted	Granted	Granted	Compensation

Christine King(3)
President and Chief Executive Officer
2002	400,047	450,000	(2)	—	698,800	—	—	—
2001	114,381	123,077		10,175	3,494,001	—	—	—
2000	—	—		—	—	—	—	—
Daniel Schroeder
Senior Vice President, Corporate Support and Fab Operations
2002	233,568	26,016		—	50,000	—	—	—
2001	253,364	—		—	240,000	—	—	28,878	(6)
2000	212,118	243,936		—	120,000	15,528	12,423	285,850	(6)
Ricardo Jimenez
Senior Vice President, Worldwide Planning and Test Operations
2002	210,982	23,732		—	75,000	—	—	—
2001	225,591	—		—	220,000	—	—	25,363	(6)
2000	274,052	214,300		137,037 (5)	120,000	15,528	12,423	122,507	(6)
Walter Mattheus(4)
Chief Operating Officer
2002	167,678	52,375		—	300,000	—	—	—
2001	—	—		—	—	—	—	—
2000	—	—		—	—	—	—	—
Brent Jensen
Senior Vice President and Chief Financial Officer
2002	181,930	22,940		—	150,000	—	—	—
2001	180,522	—		—	320,000	—	—	20,292	(6)
2000	118,605	118,577		—	80,000	10,353	8,282	571,700	(6)

(1)	Salary includes base salary earned during the year. It excludes group life, health, hospitalization, medical reimbursement and relocation, as those plans do not discriminate in favor of executive officers and are generally available to all salaried employees.

(2)	Ms. King was awarded an annual incentive bonus in 2002 of $272,420 targeted at 50%-100% of her base salary pursuant to her employment agreement and a relocation bonus of $177,580 in support of her relocation to AMIS headquarters in Pocatello, Idaho.

(3)	Ms. King joined us in September 2001.

(4)	Mr. Mattheus joined us in June 2002.

(5)	Mr. Jimenez received such amount in connection with his assignment with AMIS’ subsidiary in the Philippines during a portion of 2002.

(6)	Such amounts were received by these executives in connection with the recapitalization and include both sale bonuses and stay bonuses.

Option Grants During Year Ended December 31, 2002

      Options to purchase 3,654,900 shares of AMIS Holdings common stock were granted in 2002. The following table sets forth certain information for the year ended December 31, 2002 with respect to grants of stock options to each of the named executive officers. All options granted in 2002 were granted under AMIS Holdings Amended and Restated 2000 Equity Incentive Plan. All of these options are for common stock only and have a term of 10 years. All options granted to named executive officers vest according to the following schedule: 25% of the shares vest on the first anniversary of the grant date and the balance vests ratably over the next three years. See “Benefit Plans — AMIS Holdings, Inc. Amended and Restated 2000 Equity Incentive Plan” for a description of the material terms of these options.

	Individual Grants
					Potential Realizable Value at
	Number of	Percentage	Exercise		Assumed Annual Rates of
	Common	of Total	Price Per		Stock Price Appreciation
	Stock	Options	Common		For Option Term(3)
	Options	Granted in	Stock	Expiration
Name	Granted	2002(1)	Option(2)	Date	0%	5%	10%

Christine King	698,800	19.12%	$0.26	11/5/2012	$—	$114,263	$289,564
Daniel Schroeder	50,000	1.37%	0.26	5/2/2012	—	8,176	20,719
Ricardo Jimenez	75,000	2.05%	0.26	5/2/2012	—	12,263	31,078
Walter Mattheus	300,000	8.21%	0.26	11/5/2012	—	49,054	124,312
Brent Jensen	150,000	4.10%	0.26	5/2/2012	—	24,527	62,156

(1)	Options to purchase a total of 3,654,900 shares of common stock were granted in 2002.

(2)	Exercise prices reflect AMIS Holdings’ board of directors’ good faith determination of the fair market value of its common stock on the date of grant.

(3)	As of December 31, 2002. The potential realizable value is calculated based on the term of the option at its time of grant (ten years). It is calculated assuming that the fair market value of the common stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price.

Aggregate Option Exercises in Fiscal 2002 and Year-End Values

      The following table sets forth certain information regarding exercised stock options during the year ended December 31, 2002 and unexercised options held as of December 31, 2002 by each of the named executive officers. The value realized is based on the reassessed fair market value of the underlying securities as of the date of exercise, minus the per share exercise price, multiplied by the number of shares underlying the option. The value of unexercised in-the-money options are based on a value of $0.26 per share and an exercise price of $0.26 per share, causing the options to not be in-the-money.

	Common		Number of Common Stock		Value of Unexercised
	Stock		Options Unexercised		In-the-Money Options
	Acquired		at Year-End		at Year-End(1)
	on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Christine King(2)	—	—	1,164,667	3,028,134	—	—
Daniel Schroeder	75,000	—	57,500	157,500	—	—
Ricardo Jimenez	68,750	—	60,000	166,250	—	—
Walter Mattheus	—	—	—	300,000	—	—
Brent Jensen	—	—	258,333	291,667	—	—

(1)	Exercise prices reflect our board of directors’ good faith determination of the fair market value of our stock options on the date of grant. Because the exercise price and the fair value are equal, there are no in-the-money options outstanding relating to grants in 2001.

Benefit Plans

AMIS Holdings, Inc. Amended and Restated 2000 Equity Incentive Plan

      The AMIS Holdings, Inc. Amended and Restated 2000 Equity Incentive Plan provides for the award of stock options, stock bonuses and restricted stock awards. Subject to adjustment in the event of certain corporate transactions or events, these stock awards may consist of a maximum of 21,707,945 shares of common stock, 1,083,897 shares of Series A Preferred Stock and 867,118 shares of Series B Preferred Stock, as determined by the plan administrator. Shares of stock subject to awards that expire, are forfeited or otherwise terminate will again be available for grant under the plan. The plan is administered by the board of directors, but the board may delegate the administration of the plan to a committee at any time.

      The plan provides for the grant of incentive stock options, or ISOs, only to employees of AMIS Holdings and its affiliates, including AMIS, and only in accordance with California and other state laws applicable to AMIS Holdings and federal rules governing ISOs. Nonstatutory stock options, or NSOs, may be granted to employees, directors and consultants of AMIS Holdings and its affiliates, including AMIS.

      Generally, each option granted under the plan is required to expire on or before the tenth anniversary of the date of grant. The exercise price of each ISO is required to be not less than 100% of the fair market value of the underlying stock subject to the option on the date of grant, and the exercise price of each NSO is required to be not less than 85% of the fair market value of the underlying stock subject to the option on the date of grant. These minimum price provisions are increased, and other conditions and restrictions apply, with respect to awards granted to persons who own or are deemed to own more than 10% of the total combined voting power of all classes of stock of AMIS Holdings.

      The plan provides for payment of the exercise price of options in the form of cash or, subject to the discretion of the board, by delivery to AMIS Holdings of other securities of AMIS Holdings, according to a deferred payment arrangement at compounding interest rates, or any other form of legal consideration acceptable to the board.

Change in Control Employee Severance Benefit Plan

      The 2000 Change in Control Employee Severance Benefit Plan was adopted by Spinco in connection with the separation from GA-TEK in July 2000. Under the plan, certain executives and employees could become entitled to the following benefits in connection with a future change in control:

•	salary continuation for a number of months ranging from 9 to 24 months, depending upon the employee;

•	health benefits for 9 to 24 months, depending upon the employee;

•	full acceleration of the vesting period on options and restricted stock;

•	a payment equal to any unvested benefits forfeited under any 401(k), profit sharing or similar plan; and

•	cash payment of the maximum potential target bonus for the individual employee.

      An eligible employee would become entitled to these benefits if he or she were terminated without cause or constructively terminated at any time during the period beginning 90 days before and ending twelve months after a change of control of AMIS.

      “Cause” is defined to cover termination for (i) committing intentional acts materially injuring the business, (ii) refusing to follow directions that are lawful and reasonable, (iii) willful neglect of duties that causes a material adverse effect, (iv) conviction of a felony of moral turpitude likely to inflict material injury on AMIS, or (v) knowingly and willfully violating a material provision of an agreement between the employee and AMIS. Employees have an opportunity to cure as to (ii), (iii) and (v).

      “Constructive termination” is defined to include (i) reduction of annual base salary, (ii) failure to pay benefits or compensation within five days of due date, (iii) failure to continue material employee benefits and compensation bonus plans or programs unless replaced with a substantially equivalent benefit or compensation, (iv) adverse change in status, title, position or material responsibilities, (v) assignment of material duties inconsistent with such employee’s status, title, position or material responsibilities, (vi) removal from or failure to reappoint or reelect to any title or position, (vii) relocation of employee or relocation of AMIS’s principal executive offices if such employee’s principal office is relocated to more than 50 miles from previous office, (vii) material breach of material provision of any plan or agreement, unless cured within 15 days of notice of breach, or (viii) failure by AMIS to obtain the assumption of, or any failure by any successor to assume, the plan.

401(k) Plan

      AMIS Holdings sponsors a defined contribution plan intended to qualify under Section 401 of the Internal Revenue Code, or a 401(k) plan. Substantially all our U.S. employees are eligible to participate and may enter the plan on the first day of the plan year in which the employee met the eligibility requirements. Participants may make pre-tax contributions to the plan of a percentage of their eligible compensation, not to exceed the limits allowable under the Internal Revenue Code. AMIS Holdings is required to match 50% of employee contributions, up to 6% of the employee’s annual salary.

Retirement Plans

      Our subsidiary in the Philippines has a noncontributory defined benefit retirement plan for the benefit of all permanent employees in the Philippines. The plan provides employees with a lump-sum retirement benefit equivalent to one month’s salary per year of service based on the final monthly gross salary before retirement.

      As part of the MSB Acquisition, we agreed to assume defined benefit pension liabilities with respect to transferred employees and received pension assets in respect of these liabilities. We are in the process of establishing a new defined benefit pension plan for these employees.

Other Benefit Plans

      In connection with the separation of AMIS from GA-TEK in July 2000, a Retention Bonus Plan and an Incentive Bonus Plan were established by AMIS, pursuant to which GA-TEK became obligated to pay certain employees and executives of AMIS bonus payments in connection with the change of control that resulted from the recapitalization.

      Under the Retention Bonus Plan, GA-TEK was obligated to pay 25% or 33% (depending upon the employee) of a covered employee’s annual base salary in connection with the change of control. Fifty percent of the bonus was paid six months after the change of control and the remaining 50% was paid on the first anniversary of the change of control. GA-TEK’s aggregate obligation was not to exceed $2.5 million, and each employee’s bonus payment was subject to reduction on a pro rata basis to the extent that GA-TEK’s total obligation would have exceeded $2.5 million. The bonus payments were contingent upon the covered employee being actively employed by AMIS on the applicable payment date. If, however, an employee was terminated either without cause or was constructively terminated, each payment was accelerated to the date of such termination. Approximately 70 employees of AMIS were covered under this plan.

      Under the Incentive Bonus Plan, GA-TEK was obligated to pay an aggregate amount of approximately $4.0 million to 18 AMIS employees. Factors that contributed to the amount of the bonus included the employee’s position and title and involvement in the sale of a majority interest that resulted in the change of control. Fifty percent of the bonus was paid upon the change of control and the remaining 50% was paid on the earlier of the first anniversary of the change of control and the date of a covered employee’s termination by AMIS without cause or constructive termination.

Employment Agreements

      In connection with the recapitalization, we entered into a separation agreement with Mr. Patterson, which superseded his employment agreement with AMIS. Amounts paid in connection with this agreement are recorded under “Executive Compensation — Summary Compensation Table”. Additionally, in connection with the recapitalization, we entered into an employment letter with Mr. Epley pursuant to which he agreed to serve as an Interim Chief Executive Officer and President; the amounts paid to Mr. Epley are recorded under “Executive Compensation — Summary Compensation Table”.

      Christine King joined AMIS on September 10, 2001 as Chief Executive Officer, President and as a member of the Board of Directors. Her employment agreement specifies an initial base salary of $400,000 per year with a target bonus opportunity of 50% to 100% of her salary. Pursuant to her employment agreement, AMIS Holdings has granted to Ms. King options to purchase 3,494,001 shares of common stock. In addition, AMIS Holdings agreed to grant to Ms. King, on each of September 10, 2003 and 2004, options to Ms. King on a number of shares of common stock equal to .5% of the number of fully diluted shares of common stock outstanding as of August 15, 2001, with exercise prices equal to the fair market value of the common stock on the applicable grant date. The options granted under the agreement become 25% vested on the first anniversary of the date of grant and 2.08% vested during each month thereafter. Her options become fully vested in the event of a change of control of AMIS. The term of the employment agreement extends to December 31, 2005 with early termination or extension possible under certain circumstances. Upon termination of Ms. King’s employment by the company without cause, Ms. King is entitled to full acceleration of all unvested options and a severance payment of one year’s base salary plus up to $4.2 million less any value realized on options held by Ms. King. AMIS Holdings granted to Ms. King a security interest in $4.2 million of cash to secure our duties and obligations associated with this employment agreement.

      Harold Blomquist resigned as Senior Vice President, Worldwide Sales effective March 2, 2001. Mr. Blomquist received approximately $742,000 in severance payments associated with his resignation. Mr. Blomquist had owned 120,000 shares of Class A Common Stock, 15,528 shares of Series A Preferred Stock and 12,423 shares of Series B Preferred Stock, which we repurchased from Mr. Blomquist for a total of approximately $333,000. This payment was partially offset by the balance of an outstanding note with which Mr. Blomquist had originally purchased the shares of stock. Such note had a principal balance of approximately $210,000 and interest due of approximately $12,000.

      Glenn Fraser resigned as Vice President, Marketing and Business Development effective February 1, 2002. Mr. Fraser received a severance payment of approximately $0.4 million upon resignation, the majority of which represented the equivalent of 18 months of his base salary as provided under the 2000 Change in Control Employee Severance Benefit Plan.

      Walter Mattheus joined AMIS as Chief Operating Officer in June 2002, following the MSB Acquisition. Mr. Mattheus’ employment agreement provides for an annual salary of €337,500 with a target bonus opportunity equal to 50% of his annual salary. Mr. Mattheus is also eligible to receive a retention bonus of up to 40% of his annual salary if he remains with AMIS through the first year of his employment. AMIS also agreed that Mr. Mattheus will be granted options under the AMIS Holdings, Inc. Amended and Restated 2000 Equity Incentive Plan to purchase 300,000 shares of AMIS Holdings common stock. Mr. Mattheus’ employment agreement may be terminated by either AMIS or Mr. Mattheus in accordance with Belgian law. In the event that AMIS terminates the employment agreement, subject to certain exceptions, Mr. Mattheus will be entitled to (i) a payment equal to approximately three times his annual compensation, which includes for this purpose his base salary, additional amounts paid to Mr. Mattheus during the preceding 12 months and the value of certain benefits provided to Mr. Mattheus, and (ii) an additional payment equal to one-twelfth of the annual compensation described in the preceding clause (i) for each full year of employment.

      In general, we enter into customary employment agreements with our employees in Europe.

OWNERSHIP OF CAPITAL STOCK

      We are a wholly owned subsidiary of AMIS Holdings. The following table sets forth information with respect to the beneficial ownership of AMIS Holdings common stock and preferred stock as of September 28, 2002, by:

•	each person or group known by us to beneficially own more than 5% of AMIS Holdings’ Series A Preferred Stock, Series B Preferred Stock or Class A Common Stock;

•	each of the named executive officers and each of our directors; and

•	all of our executive officers and directors as a group.

      Percentage of ownership is based on 139,818,429 shares of Class A Common Stock, 17,901,014 shares of Series A Preferred Stock and 14,317,112 shares of Series B Preferred Stock outstanding as of September 28, 2002. Beneficial ownership is calculated based on SEC requirements. As such, all equity securities subject to options or warrants currently exercisable within 60 days after September 28, 2002, are deemed to be outstanding for the purpose of computing the percentage of ownership of the person holding such options, but are not deemed to be outstanding for computing the percentage of ownership of any other person. This table does not include: (i) shares of Series C Preferred Stock, which we redeemed with a portion of the net proceeds from the offering of the old notes, or (ii) shares of Class B (nonvoting) Common Stock issuable upon conversion of Class A Common Stock. Unless otherwise indicated below, each stockholder named in the table has sole voting and investment power with respect to all shares beneficially owned, subject to applicable community property laws. Unless otherwise indicated in the table, the address of each individual listed in the table is c/o AMIS Holdings, Inc., 2300 Buckskin Road, Pocatello, Idaho 83201.

	Number and Percent of Shares of AMIS Holdings

	Class A			Series A			Series B
	Common Stock			Preferred Stock			Preferred Stock

	Number		Percent	Number		Percent	Number		Percent

Greater than 5% Stockholders:
Francisco Partners c/o Francisco Partners, L.P.	59,794,881	(1)	40.9%	6,925,000		38.7%	5,540,000		38.7%
Sand Hill Road, Suite 280 Menlo Park, CA 94025
CVC c/o Citigroup Venture Capital Equity Partners, L.P.	59,794,881	(2)	40.9%	6,925,000	(3)	38.7%	5,540,000	(4)	38.7%
399 Park Avenue, 14th Floor New York, NY 10022
JEC	27,046,200	(5)	19.3%	3,500,000		19.6%	2,800,000		19.6%
10-1 Toranomon 2-Chome Minato-ku Tokyo 105-8407 Japan
Named Executive Officers and Directors(17):
Christine King(9)	1,019,084		*	—		—	—		—
Thomas Epley(6)(7)	883,025		*	22,506		*	17,868		*
H. Gene Patterson(6)(18)	1,750,000		1.3%	226,464		%	181,171		%
Glenn Fraser(6)(19)	120,000		*	15,528		*	12,423		*
Daniel Schroeder(6)	225,000	(8)	*	15,528		*	12,423		*
Steven Hayes(9)	172,749		*	1,617		*	1,294		*
Ricardo Jimenez(6)	216,250	(10)	*	15,528		*	12,423		*
David Stanton(11)	59,794,881	(1)	40.9%	6,925,000		38.7%	5,540,000		38.7%
Dipanjan Deb(11)	59,794,881	(1)	40.9%	6,925,000		38.7%	5,540,000		38.7%
Paul C. Schorr, IV(12)	59,794,881	(2)	40.9%	6,925,000	(3)	38.7%	5,540,000	(4)	19.6%

	Number and Percent of Shares of AMIS Holdings

	Class A			Series A			Series B
	Common Stock			Preferred Stock			Preferred Stock

	Number		Percent	Number		Percent	Number		Percent

James A. Urry(12)	59,794,881	(2)	40.9%	6,925,000	(3)	38.7%	5,540,000	(4)	38.7%
Tomohiro Shibata(13)	27,046,200	(5)	19.3%	3,500,000		19.6%	2,800,000		19.6%
David M. Rickey(6)	80,000		*	—		*	—		*
All executive officers and directors as a group (18 persons)	151,494,152	(14)	98.4%	17,664,856	(15	) 98.6%	14,131,750	(16	) 98.7%

*	Indicates less than 1%.

(1)	Includes 6,282,041 shares of Class A Common Stock subject to an immediately exercisable warrant held by FP-McCartney, LLC, which is an affiliate of Francisco Partners, L.P. On December 27, 2002, the number of shares subject to warrant increased to 13,669,721 in accordance with the terms of the warrant.

(2)	Includes 52,524,083 shares held by Citigroup Venture Capital Equity Partners, L.P. (“Equity Partners”), 522,874 shares held by CVC/SSB Employee Fund, L.P. (“Employee Fund”) and 465,883 shares held by CVC Executive Fund LLC (“Executive Fund”). Also includes 6,282,041 shares subject to immediately exercisable warrants, of which a warrant to purchase 5,950,159 shares is held by Equity Partners, a warrant to purchase 61,382 shares is held by Employee Fund, a warrant to purchase 54,691 shares is held by Executive Fund and a warrant to purchase 215,809 shares is held by Natasha Foundation. On December 27, 2002, the number of shares subject to warrants increased to 13,669,719 in accordance with the terms of the warrants, of which a warrant to purchase 12,947,545 shares is held by Equity Partners, a warrant to purchase 133,567 shares is held by Employee Fund, a warrant to purchase 119,007 shares is held by Executive Fund and a warrant to purchase 469,600 shares is held by Natasha Foundation.

(3)	Includes 6,797,047 shares held by Equity Partners, 67,664 shares held by Employee Fund and 60,289 shares held by Executive Fund.

(4)	Includes 5,437,638 shares held by Equity Partners, 54,131 shares held by Employee Fund and 48,231 shares held by Executive Fund.

(5)	Does not include 13,809,096 shares subject to a warrant held by JEC that is not exercisable until the earlier of AMIS Holdings’ initial public offering of common stock or a change of control.

(6)	Individual received his or her shares pursuant to a stock option or stock bonus award granted under the AMIS Holdings, Inc. 2000 Equity Incentive Plan; shares are held by this individual subject to AMIS Holdings’ right of repurchase.

(7)	Includes 96,154 shares that were not granted under AMIS Holdings, Inc. 2000 Equity Incentive Plan and therefore are not subject to AMIS Holdings’ right of repurchase. Mr. Epley resigned from his position as Interim President and Interim Chief Executive Officer in 2001.

(8)	Includes 30,000 shares subject to options that are exercisable within 60 days of September 28, 2002.

(9)	All share amounts listed for this individual represent shares subject to options that are exercisable within 60 days of September 28, 2002.

(10)	Includes 27,500 shares subject to options that are exercisable within 60 days of September 28, 2002.

(11)	Individual is a partner at Francisco Partners, L.P. and disclaims beneficial ownership of the shares held by FP-McCartney, LLC.

(12)	Individual is a member of management of Equity Partners and disclaims beneficial ownership of the shares held by Equity Partners, Employee Fund, Executive Fund and Natasha Foundation.

(13)	Individual is a manager at JEC and disclaims beneficial ownership of the shares held by JEC.

(14)	Includes 527,333 shares held by our executive officers who were not individually listed in this table, all of which are subject to AMIS Holdings’ right of repurchase and 312,085 of which are subject to options that are exercisable within 60 days of September 28, 2002.

(15)	Includes 18,662 shares held by our executive officers who were not individually listed in this table, all of which are subject to AMIS Holdings’ right of repurchase and 7,333 of which are subject to options that are exercisable within 60 days of September 28, 2002.

(16)	Includes 14,950 shares held by our executive officers who were not individually listed in this table, all of which are subject to AMIS Holdings’ right of repurchase and 5,866 of which are subject to options that are exercisable within 60 days of September 28, 2002.

(17)	Gregory Williams became a director in November 2002 and is not included in this table. Mr. Williams has an option to purchase 80,000 shares of Class A Common Stock, of which 30,000 shares are currently vested and exercisable and 50,000 shares will vest in November 2003.

(18)	Mr. Patterson resigned from his position as President and Chief Executive Officer in 2001 and from his position as a director in 2002.

(19)	Mr. Fraser resigned from his position as Vice President, Marketing and Business Development in 2002.

DESCRIPTION OF CAPITAL STOCK

AMIS Holdings Preferred Stock

      AMIS Holdings Certificate of Incorporation provides that AMIS Holdings may issue 50,000,000 shares of Preferred Stock, 20,000,000 of which is designated as Series A Senior Redeemable Preferred Stock, or Series A Preferred Stock, 20,000,000 of which is designated as Series B Junior Redeemable Convertible Preferred Stock, or Series B Preferred Stock, 75,000 of which is designated as Series C Increasing Rate Senior Preferred Stock, or Series C Preferred Stock, and 9,925,000 of which is undesignated. As of September 28, 2002, there were issued and outstanding 17,901,014 shares of Series A Preferred Stock, 14,317,112 shares of Series B Preferred Stock and 75,000 shares of Series C Preferred Stock.

Series A Preferred Stock

      The AMIS Holdings Series A Preferred Stock had an initial accreted value of $10 per share and, with respect to dividend rights and rights on liquidation, dissolution and winding up, ranks prior to the Series B Preferred Stock and the common stock and all other classes of equity securities of AMIS Holdings, except the Series C Preferred Stock. The Series A Preferred Stock is entitled to quarterly cash dividends when, as and if declared, which dividends are cumulative, whether or not earned or declared, and accrue at an annual compounding rate of 13.5%. If a dividend is not paid in cash on the quarterly dividend payment date, the unpaid amount is added to the accreted value for purposes of calculating future dividends.

      AMIS Holdings may not pay any dividend upon (except for a dividend payable in Parity Securities (as defined below)), or redeem or otherwise acquire Parity Securities unless all cumulative dividends on the Series A Preferred Stock and Parity Securities have been paid in full and sufficient funds set apart for the payment of the dividend for the then current dividend period. Upon liquidation, dissolution or winding up of AMIS Holdings, holders of Series A Preferred Stock will be entitled to receive out of the legally available assets of AMIS Holdings, before any amount shall be paid to holders of Junior Securities (as defined below), an amount equal to the accreted value per share of Series A Preferred Stock, plus all accrued and unpaid dividends to the date of final distribution. If such available assets are insufficient to pay the holders of the outstanding shares of Series A Preferred Stock in full, the entire assets and funds of AMIS Holdings legally available for distribution shall be distributed ratably among the holders of Series A Preferred Stock. The Series A Preferred Stock is not mandatorily redeemable prior to September 15, 2013. AMIS Holdings may, at its option, redeem the Series A Preferred Stock at any time in whole or from time to time in part, at a price per share of the accreted value, plus accrued and unpaid dividends to the date of redemption.

      The vote of a majority of the outstanding shares of Series A Preferred Stock, voting as a separate class, is required to:

•	authorize, create or issue shares of any other class or series of stock entitled to a preference ahead of or on parity with the Series A Preferred Stock with respect to any dividend or upon distribution or any liquidation, distribution of assets, dissolution or winding up of AMIS Holdings,

•	except under certain circumstances, take any step resulting in the redemption of shares of:

•	equity securities of AMIS Holdings with which the Series A Preferred Stock ranks on a parity (whether with respect to dividends or upon liquidation, dissolution or winding up) (“Parity Securities”) or

•	equity securities of AMIS Holdings to which the Series A Preferred Stock ranks prior (whether with respect to dividends or upon liquidation, dissolution or winding up) (including the Series B Preferred Stock and the common stock) (the “Junior Securities”) or

•	amend AMIS Holdings Certificate of Incorporation if such amendment would adversely affect the relative preferences, rights or powers of the Series A Preferred Stock.

      Except as described in the immediately preceding sentence or as otherwise required by law, the Series A Preferred Stock is not entitled to vote.

Series B Preferred Stock

      AMIS Holdings Series B Preferred Stock had an initial accreted value of $10 per share and, with respect to dividend rights and rights on liquidation, dissolution and winding up, ranks junior to the Series A Preferred Stock and the Series C Preferred Stock and prior to all other classes of equity securities of AMIS Holdings, including the common stock. The Series B Preferred Stock is entitled to quarterly dividends when, as and if declared, which dividends are cumulative, whether or not earned or declared, and accrue at an annual compounding rate of 14.5%. If a dividend is not paid in cash on the quarterly dividend payment date, the unpaid amount is added to the accreted value for purposes of calculating future dividends.

      AMIS Holdings may not pay any dividend upon (except for a dividend payable in Other Securities (as defined below)), or redeem or otherwise acquire Other Securities unless all cumulative dividends on the Series B Preferred Stock and Junior Parity Securities (as defined below) have been paid in full and sufficient funds set apart for the payment of the dividend for the then current dividend period. Upon liquidation, dissolution or winding up of AMIS Holdings, holders of Series B Preferred Stock will be entitled to receive out of the legally available assets of AMIS Holdings, before any amount shall be paid to holders of Other Securities, an amount equal to the accreted value per share of Series B Preferred Stock, plus all accrued and unpaid dividends to the date of final distribution. If such available assets are insufficient to pay the holders of the outstanding shares of Series B Preferred Stock in full, the entire assets and funds of AMIS Holdings legally available for distribution shall be distributed ratably among the holders of Series B Preferred Stock. The Series B Preferred Stock is not mandatorily redeemable prior to March 15, 2014. AMIS Holdings may, at its option, redeem the Series B Preferred Stock, at any time in whole or from time to time in part, at a price per share of the accreted value, plus accrued and unpaid dividends to the date of redemption. AMIS Holdings will have the right, upon or concurrently with the initial public offering of Class A Common Stock of AMIS Holdings, to convert shares of Series B Preferred Stock, in whole or in part, into Class A Common Stock at a conversion ratio equal to the accreted value of the Series B Preferred Stock divided by the per share price to the public in the offering (less underwriting discounts and commissions).

      The vote of a majority of the outstanding shares of Series B Preferred Stock, voting as a separate class, is required to:

•	authorize, create or issue any other class or series of stock entitled to a preference ahead of or on parity with the Series B Preferred Stock with respect to any dividend or upon distribution or any liquidation, distribution of assets, dissolution or winding up of AMIS Holdings,

•	except under certain circumstances, take any step resulting in the redemption of shares of:

•	equity securities of AMIS Holdings with which the Series B Preferred Stock ranks on a parity (whether with respect to dividends or upon liquidation, dissolution or winding up) (“Junior Parity Securities”) or

•	equity securities of AMIS Holdings to which the Series B Preferred Stock ranks prior (whether with respect to dividends or upon liquidation, dissolution or winding up) (including the common stock) (the “Other Securities”) or

•	amend AMIS Holdings Certificate of Incorporation if such amendment would adversely affect the relative preferences, rights or powers of the Series B Preferred Stock.

Except as described in the immediately preceding sentence or as otherwise required by law, the Series B Preferred Stock is not entitled to vote.

AMIS Holdings Common Stock

      The Certificate of Incorporation of AMIS Holdings provides that AMIS Holdings may issue 800,000,000 shares of AMIS Holdings Common Stock, divided into two classes consisting of 400,000,000 shares of Class A Common Stock and 400,000,000 shares of Class B Common Stock. There were 139,818,429 shares of Class A Common Stock outstanding and no shares of Class B Common Stock outstanding as of September 28, 2002. The holders of Class A Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Except as required by law, the holders of Class B Common Stock will have no voting rights. Under the Certificate of Incorporation of AMIS Holdings, a holder of either class of Common Stock may convert any or all of his shares into an equal number of shares of the other class of Common Stock, provided that in the case of a conversion from Class B Common Stock, which is nonvoting, into Class A Common Stock, which is voting, the holder of shares to be converted would be permitted under applicable law to hold the total number of shares of Class A Common Stock which would be held after giving effect to the conversion.

Other Provisions of AMIS Holdings Certificate of Incorporation

      Under AMIS Holdings’ Certificate of Incorporation, CVC and Francisco Partners have the right to effect a compelled sale, which means that if they negotiate a transfer of a significant percentage of the securities of AMIS Holdings, CVC and Francisco Partners can require all the other stockholders of AMIS Holdings to participate ratably in that transfer on the basis of the class of securities being transferred in the compelled sale. If the compelled sale involves the transfer of Class A Common Stock, CVC and Francisco Partners can require JEC either to exercise or cancel its warrant. To the extent that CVC and Francisco Partners elect to effect their right to a compelled sale under the terms of the Shareholders’ Agreement, that agreement shall control.

Warrants to Purchase Class A Common Stock

      AMIS Holdings issued to JEC a warrant to purchase 13,809,096 shares of Class A Common Stock at an exercise price of $6.47 per share. The number of shares subject to the warrant and the exercise price are subject to customary anti-dilution adjustments. The warrant may be exercised upon or after the earlier of an initial public offering of Class A Common Stock or a change of control of AMIS Holdings. The warrant expires on December 31, 2010. Pursuant to the Shareholders’ Agreement, CVC and Francisco Partners can require the warrant to be exercised or canceled, at the option of JEC, in the event of a compelled sale of Class A Common Stock of AMIS Holdings.

      AMIS Holdings issued warrants to each of CVC, Francisco Partners and Merchant Capital as part of the Units Financing. The warrants are exercisable for an aggregate of 27,554,550 shares of Class A Common Stock at an exercise price of $0.01 per share. The number of shares subject to the warrants and the exercise price are subject to customary anti-dilution adjustments, as well as adjustments for issuances of, or rights or options to purchase, Class A Common Stock or securities convertible into Class A Common Stock at a price below the then current fair market value.

DESCRIPTION OF THE SENIOR CREDIT FACILITIES

      The following is a summary of our senior credit facilities. This summary is not complete and is qualified in its entirety by reference to the actual credit agreement and other related documents, which are available upon request to us.

      In December 2000 we entered into a credit agreement providing for senior credit facilities with a syndicate of financial institutions as lenders. The senior credit facilities provide for up to $250.0 million of aggregate borrowing capacity, consisting of:

•	a secured $175.0 million term loan was fully drawn, partially amortizes in equal quarterly installments that commenced on March 31, 2001, and matures on December 21, 2006; and

•	a secured $75.0 million revolving credit facility ($20.0 million of which may be in the form of letters of credit) for general corporate purposes which is available until December 21, 2006, unless earlier terminated. As of September 28, 2002, we had not drawn on the revolving credit facility.

      We used a portion of the net proceeds from the offering of the old notes to repay $111.8 million of our senior term loan.

      Obligations under the senior credit facilities and interest rate hedging arrangements entered into in connection with such facilities are and will be unconditionally guaranteed, jointly and severally, by AMIS Holdings and each of our wholly owned material domestic subsidiaries. Our obligations and those of each guarantor under the senior credit facilities are and will be secured by substantially all of our and their respective assets. The security includes, but is not limited to, a first priority pledge of all our capital stock held by AMIS Holdings and all the capital stock of our wholly owned material domestic subsidiaries. In the case of our foreign subsidiaries, the pledge is limited to 65% of the voting stock of such subsidiaries.

      Our borrowings under the senior credit facilities bear interest at a rate equal to, at our option, either (i) the base rate (which is the higher of the prime rate most recently announced by the administrative agent and the federal funds rate plus one half of 1%) or (ii) the applicable reserve adjusted London Interbank Offered Rate, or LIBOR, in each case, plus the applicable margin. The margin on borrowings under the senior credit facility may be reduced if we meet certain leverage ratios set forth in the senior credit facilities. The maximum margin for the revolving credit facility is 3.50% and for the senior term loan is 3.75%. As of September 28, 2002, the interest rate on our term loan was 5.6%.

      We are required to pay a commitment fee of 0.50% per annum on the undrawn portion of the revolving credit facility. We are also required to pay letter of credit fees based on the drawn amount of each letter of credit outstanding under the senior credit facilities equal to the margin applicable to LIBOR borrowings under the revolving credit facility. In addition, we must pay each letter of credit bank a fronting fee based upon the face amount of all outstanding letters of credit issued by it.

      The senior credit facilities contain, among other things, covenants restricting our ability and the ability of our subsidiaries and AMIS Holdings to dispose of assets, merge, pay dividends, repurchase or redeem capital stock and indebtedness (including the new notes), incur indebtedness or make guaranties, create liens, make certain investments or acquisitions, enter into certain sale and leaseback transactions, enter into transactions with affiliates, make changes to our business or make capital expenditures and otherwise restricting corporate actions. The senior credit facilities require us to comply with interest coverage and leverage ratios. The senior credit facilities also require us to enter into hedging arrangements to protect ourselves from interest rate risk. We entered into such hedging arrangements in June 2001. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for further information regarding these arrangements.

      The senior credit facilities also include events of default usual for these types of credit facilities and transactions, including but not limited to, nonpayment of principal or interest in relation to amounts borrowed under the senior credit facilities, violations of covenants, incorrectness of representations and warranties, cross defaults and cross acceleration, bankruptcy, material judgments, certain events under ERISA, actual or asserted invalidity of the guaranties or the security documents and certain changes of control of our company. The occurrence of any event of default could result in the lenders not being required to lend any additional amounts to us and in the acceleration of our obligations under the senior credit facilities, which could materially and adversely affect you.

      In 2002, we entered into certain amendments (including amendments providing for changes to our financial covenants and restrictions on our capital expenditures) and sought and obtained certain waivers and consents under our senior credit facilities. In connection with the MSB Acquisition and this offering, we received consent under our secured credit facilities to obtain additional financing and complete the acquisition. We may be required to seek waivers or consents in the future. We cannot assure that these waivers or consents will be granted.

THE EXCHANGE OFFER

      In a registration rights agreement among AMIS, the guarantors and the initial purchasers of the old notes, we agreed to

(1) within 90 days after the issue date of the old notes, file a registration statement with the SEC with respect to a registered offer to exchange the old notes for new notes of the Company having terms substantially identical in all material respects to the old notes (except that the new notes will not contain terms with respect to transfer restrictions);

(2) use our reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act within 150 days after the issue date of the old notes;

(3) as soon as practicable after the effectiveness of the exchange offer registration statement, offer the new notes in exchange for surrender of the old notes; and

(4) keep the registered exchange offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the registered exchange offer is mailed to the holders of the old notes.

      The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or acceptance of the exchange offer would violate the securities or blue sky laws of that jurisdiction.

Terms of the Exchange Offer; Period for Tendering Old Securities

      This prospectus and the accompanying letter of transmittal contain the terms and conditions of the exchange offer. Upon the terms and subject to the conditions included in this prospectus and in the accompanying letter of transmittal, which together are the exchange offer, we will accept for exchange old notes which are properly tendered on or prior to the expiration date, unless you have previously withdrawn them.

•	When you tender to us old notes as provided below, our acceptance of the old notes will constitute a binding agreement between you and us upon the terms and subject to the conditions in this prospectus and in the accompanying letter of transmittal.

•	For each $1,000 principal amount of old notes surrendered to us in the exchange offer, we will give you $1,000 principal amount of new notes.

•	We are sending this prospectus, together with the letter of transmittal, on or about the date of this prospectus to all of the registered holders of old notes at their addresses listed in the trustee’s security register with respect to the old notes.

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2003; provided, however, that we, in our sole discretion, may extend the period of time for which the exchange offer is open. The term “expiration date” means , 2003 or, if extended by us, the latest time and date to which the exchange offer is extended.

•	As of the date of this prospectus, $200,000,000 in aggregate principal amount of the old notes were outstanding. The exchange offer is not conditioned upon any minimum principal amount of old securities being tendered.

•	Our obligation to accept old notes for exchange in the exchange offer is subject to the conditions that we describe in the section called “Conditions to the Exchange Offer” below.

•	We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance of any old notes, by giving oral or written notice of an extension to the exchange agent and notice of that extension to the holders as described below. During any extension, all old notes previously tendered will remain subject to the exchange offer unless withdrawal rights are exercised. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

•	We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes that we have not yet accepted for exchange, if any of the conditions of the exchange offer specified below under “Conditions to the Exchange Offer” are not satisfied.

•	We will give oral or written notice of any extension, amendment, termination or non-acceptance described above to holders of the old notes as promptly as practicable. If we extend the expiration date, we will give notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to the Dow Jones News Service.

•	Holders of old notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

•	Old notes which are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture, but will not be entitled to any further registration rights under the registration rights agreement except in the limited circumstances described therein.

•	We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

•	By executing, or otherwise becoming bound by, the letter of transmittal, you will be making the representations described below to us. See “— Resales of the New Securities.”

Important rules concerning the exchange offer

      You should note that:

•	All questions as to the validity, form, eligibility, time of receipt and acceptance of old securities tendered for exchange will be determined by us in our sole discretion, which determination shall be final and binding.

•	We reserve the absolute right to reject any and all tenders of any particular old notes not properly tendered or to not accept any particular old notes which acceptance might, in our judgment or the judgment of our counsel, be unlawful.

•	We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old notes either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer. Unless we agree to waive any defect or irregularity in connection with the tender of old notes for exchange, you must cure any defect or irregularity within any reasonable period of time as we shall determine.

•	Our interpretation of the terms and conditions of the exchange offer as to any particular old notes either before or after the expiration date shall be final and binding on all parties.

•	Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor shall any of them incur any liability for failure to give any notification.

Procedures for Tendering Old Notes

What to submit and how

      If you, as the registered holder of an old notes, wish to tender your old notes for exchange in the exchange offer, you must transmit a properly completed and duly executed letter of transmittal to J.P. Morgan Trust Company, N.A. at the address set forth below under “Exchange Agent” on or prior to the expiration date.

      In addition,

(1) certificates for old notes must be received by the exchange agent along with the letter of transmittal, or

(2) a timely confirmation of a book-entry transfer of old notes, if such procedure is available, into the exchange agent’s account at DTC using the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date or

(3) you must comply with the guaranteed delivery procedures described below.

      The method of delivery of old notes, letters of transmittal and notices of guaranteed delivery is at your election and risk. If delivery is by mail, we recommend that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery. No letters of transmittal or old notes should be sent to us.

      Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledges that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution.”

How to sign your letter of transmittal and other documents

      Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes being surrendered for exchange are tendered

(1) by a registered holder of the old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal or

(2) for the account of an eligible institution.

      If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantees must be by any of the following eligible institutions:

•	a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or

•	a commercial bank or trust company having an office or correspondent in the United States

      If the letter of transmittal is signed by a person or persons other than the registered holder or holders of old notes, the old notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the old notes and with the signature guaranteed.

      If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, the person should so indicate when signing and, unless waived by us, proper evidence satisfactory to us of its authority to so act must be submitted.

Acceptance of Old Notes for Exchange; Delivery of New Notes

      Once all of the conditions to the exchange offer are satisfied or waived, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes promptly after acceptance of the old notes. See “Conditions to the Exchange Offer” below. For purposes of the exchange offer, our giving of oral or written notice of our acceptance to the exchange agent will be considered our acceptance of the exchange offer.

      In all cases, we will issue new notes in exchange for old notes that are accepted for exchange only after timely receipt by the exchange agent of:

•	certificates for old notes, or

•	a timely book-entry confirmation of transfer of old notes into the exchange agent’s account at DTC using the book-entry transfer procedures described below, and

•	a properly completed and duly executed letter of transmittal.

      If we do not accept any tendered old notes for any reason included in the terms and conditions of the exchange offer or if you submit certificates representing old notes in a greater principal amount than you wish to exchange, we will return any unaccepted or non-exchanged old notes without expense to the tendering holder or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC using the book-entry transfer procedures described below, non-exchanged old notes will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfer

      The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution that is a participant in DTC’s systems may make book-entry delivery of old notes by causing DTC to transfer old notes into the exchange agent’s account in accordance with DTC’s Automated Tender Offer Program procedures for transfer. However, the exchange for the old notes so tendered will only be made after timely confirmation of book-entry transfer of old notes into the exchange agent’s account, and timely receipt by the exchange agent of an agent’s message, transmitted by DTC and received by the exchange agent and forming a part of a book-entry confirmation. The agent’s message must state that DTC has received an express acknowledgment from the participant tendering old notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce the agreement against that participant.

      Although delivery of old notes may be effected through book-entry transfer into the exchange agent’s account at DTC, the letter of transmittal, or a facsimile copy, properly completed and duly executed, with any required signature guarantees, must in any case be delivered to and received by the exchange agent at its address listed under “— Exchange Agent” on or prior to the expiration date.

      If your old notes are held through DTC, you must complete a form called “instructions to registered holder and/or book-entry participant,” which will instruct the DTC participant through whom you hold your notes of your intention to tender your old notes or not tender your old notes. Please note that delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent and we will not be able to accept your tender of securities until the exchange agent receives a letter of transmittal and a book-entry confirmation from DTC with respect to your securities. A copy of that form is available from the exchange agent.

Guaranteed Delivery Procedures

      If you are a registered holder of old notes and you want to tender your old notes but your old notes are not immediately available, or time will not permit your old notes to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if

(1) the tender is made through an eligible institution,

(2) prior to the expiration date, the exchange agent receives, by facsimile transmission, mail or hand delivery, from that eligible institution a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, stating:

•	the name and address of the holder of old notes

•	the amount of old notes tendered

•	the tender is being made by delivering that notice and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates of all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, will be deposited by that eligible institution with the exchange agent, and

(3) the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

Withdrawal Rights

      You can withdraw your tender of old notes at any time on or prior to the expiration date.

      For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses listed below under “Exchange Agent.” Any notice of withdrawal must specify:

•	the name of the person having tendered the old notes to be withdrawn

•	the old notes to be withdrawn

•	the principal amount of the old notes to be withdrawn

•	if certificates for old notes have been delivered to the exchange agent, the name in which the old notes are registered, if different from that of the withdrawing holder

•	if certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates, you must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible institution.

•	if old notes have been tendered using the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of that facility.

      Please note that all questions as to the validity, form, eligibility and time of receipt of notices of withdrawal will be determined by us, and our determination shall be final and binding on all parties. Any old notes so withdrawn will be considered not to have been validly tendered for exchange for purposes of the exchange offer.

      If you have properly withdrawn old notes and wish to re-tender them, you may do so by following one of the procedures described under “Procedures for Tendering Old Notes” above at any time on or prior to the expiration date.

Conditions to the Exchange Offer

      Notwithstanding any other provisions of the exchange offer, we will not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer, if at any time before the acceptance of old notes for exchange or the exchange of the new notes for old notes, that acceptance or issuance would violate applicable law or any interpretation of the staff of the SEC.

      That condition is for our sole benefit and may be asserted by us regardless of the circumstances giving rise to that condition. Our failure at any time to exercise the foregoing rights shall not be considered a waiver by us of that right. Our rights described in the prior paragraph are ongoing rights which we may assert at any time and from time to time.

      In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any old notes, if at that time any stop order shall be threatened or in effect with respect to the exchange offer to which this prospectus relates or the qualification of the indenture under the Trust Indenture Act.

Exchange Agent

      J.P. Morgan Trust Company, N.A. has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent, addressed as follows:

Deliver To:

J.P. Morgan Trust Company, N.A., Exchange Agent

Corporate Trust Services
2001 Bryan Street, 9th floor
Dallas, TX 75202
Attn: Mr. Frank Ivins

Facsimile Transmissions:

(214) 468-6494
To Confirm by Telephone
or for Information:
(214) 468-6464

      Delivery to an address other than as listed above or transmission of instructions via facsimile other than as listed above does not constitute a valid delivery.

Fees and Expenses

      The principal solicitation is being made by mail; however, additional solicitation may be made by telephone, facsimile, electronic transmission or in person by our officers, regular employees and affiliates. We will not pay any additional compensation to any of our officers and employees who engage in soliciting tenders. We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.

      The estimated cash expenses to be incurred in connection with the exchange offer, including legal, accounting, SEC filing, printing and exchange agent expenses, will be paid by us and are estimated in the aggregate to be $375,000.00.

Transfer Taxes

      Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

Resale of the New Notes

      Under existing interpretations of the staff of the SEC contained in several no-action letters to third parties, the new notes would in general be freely transferable after the exchange offer without further registration under the Securities Act. The relevant no-action letters include the Exxon Capital Holdings Corporation letter, which was made available by the SEC on May 13, 1988, and the Morgan Stanley & Co. Incorporated letter, made available on June 5, 1991.

      However, any purchaser of old notes who is an “affiliate” of AMIS or who intends to participate in the exchange offer for the purpose of distributing the new notes

(1) will not be able to rely on the interpretation of the staff of the SEC,

(2) will not be able to tender its old notes in the exchange offer and

(3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the securities unless that sale or transfer is made using an exemption from those requirements.

      By executing, or otherwise becoming bound by, the Letter of Transmittal each holder of the old notes will represent that:

(1) it is not our “affiliate”;

(2) any new securities to be received by it were acquired in the ordinary course of its business; and

(3) it has no arrangement or understanding with any person to participate, and is not engaged in and does not intend to engage, in the “distribution,” within the meaning of the Securities Act, of the new notes.

      In addition, in connection with any resales of new notes, any broker-dealer participating in the exchange offer who acquired securities for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position in the Shearman & Sterling no-action letter, which it made available on July 2, 1993, that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the new notes, other than a resale of an unsold allotment from the original sale of the old notes, with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus as it may be amended or supplemented from time to time, in connection with the resale of new notes.

DESCRIPTION OF THE NEW NOTES

      AMI Semiconductor, Inc. issued the old notes under, and the new notes will be subject to, an Indenture (the “Indenture”) between itself and J.P. Morgan Trust Company, N.A., as Trustee. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

      Certain terms used in this description are defined under the subheading “— Certain Definitions”. In this description, the words “Company”, “we” and “our” refer only to AMI Semiconductor, Inc. and not to any of its subsidiaries, and the word “Holdings” refers only to AMIS Holdings, Inc. and not to any of its subsidiaries. The old notes and the new notes are collectively referred to in this section as the “notes”.

      The following description is only a summary of the material provisions of the Indenture and the Registration Rights Agreement. We urge you to read the Indenture and the Registration Rights Agreement because they, and not this description, define your rights as holders of these notes. You may request copies of these agreements at our address set forth under the heading “Where You Can Find More Information”.

Brief Description of the New Notes

      These notes:

•	are unsecured senior subordinated obligations of the Company;

•	are subordinated in right of payment to all existing and future Senior Indebtedness of the Company;

•	are senior in right of payment to any future Subordinated Obligations of the Company;

•	are guaranteed by Holdings and the Subsidiary Guarantors on a senior subordinated basis; and

•	are entitled to the benefits of the Registration Rights Agreement.

Principal, Maturity and Interest

      The Company issued the notes initially with a maximum aggregate principal amount of $200 million. The Company issued the notes in denominations of $1,000 and any integral multiple of $1,000. The notes will mature on February 1, 2013. Subject to our compliance with the covenant described under the subheading “— Certain Covenants — Limitation on Indebtedness”, we are entitled to, without the consent of the holders, issue more notes under the Indenture on the same terms and conditions and with the same CUSIP numbers as the notes being offered hereby in an unlimited aggregate principal amount (the “Additional Notes”). The notes and the Additional Notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of the notes”, references to the notes include any Additional Notes actually issued.

      Interest on the notes will accrue at the rate of 10 3/4% per annum and will be payable semiannually in arrears on February 1 and August 1, commencing on August 1, 2003. We will make each interest payment to the holders of record of the notes on the immediately preceding January 15 and July 15. We will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful.

      Interest on the notes will accrue from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

      Additional interest may accrue on the old notes and the new notes in certain circumstances pursuant to the Registration Rights Agreement.

Optional Redemption

      Except as set forth below, we will not be entitled to redeem the notes at our option prior to February 1, 2008.

      On and after February 1, 2008, we will be entitled at our option to redeem all or a portion of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on February 1 of the years set forth below:

Redemption
Period	Price

2008	105.375%
2009	103.583
2010	101.792
2011 and thereafter	100.000%

      Prior to February 1, 2006, we may at our option on one or more occasions redeem notes (which includes Additional Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the notes (which includes Additional Notes, if any) originally issued at a redemption price (expressed as a percentage of principal amount) of 110.75%, plus accrued and unpaid interest to the redemption date, with the net cash proceeds from one or more Equity Offerings; provided that

(1) at least 65% of such aggregate principal amount of notes (which includes Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than notes held, directly or indirectly, by the Company or its Affiliates); and

(2) each such redemption occurs within 90 days after the date of the related Equity Offering.

Selection and Notice of Redemption

      If we are redeeming less than all the notes at any time, the Trustee will select notes on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate.

      We will redeem notes of $1,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address.

      If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount thereof to be redeemed. We will issue a new note in a principal amount equal to the unredeemed portion of the original note in the name of the holder upon cancelation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

      We are not required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, we may be required to offer to purchase notes as described under the captions “— Change of Control” and “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock”. We may at any time and from time to time purchase notes in the open market or otherwise.

Guaranties

      Holdings and the Subsidiary Guarantors will jointly and severally guarantee, on a senior subordinated basis, our obligations under the notes. The obligations of each Subsidiary Guarantor under its Subsidiary Guaranty will be limited as necessary to prevent that Subsidiary Guaranty from constituting a fraudulent conveyance under applicable law. See “Risk Factors — Federal and state laws regarding fraudulent conveyance allow courts, under specific circumstances, to void debts, including guaranties, and would require noteholders to return payments received from us or the guarantors”.

      Each Subsidiary Guarantor that makes a payment under its Subsidiary Guaranty will be entitled upon payment in full of all guarantied obligations under the Indenture to contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

      If a Subsidiary Guaranty were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of such indebtedness, a Subsidiary Guarantor’s liability on its Subsidiary Guaranty could be reduced to zero. See “Risk Factors — Your right to receive payments on the new notes is junior to our existing Senior Indebtedness and possibly all of our future borrowing”.

      The Subsidiary Guaranty of a Subsidiary Guarantor will be released:

(1) upon the sale or other disposition (including by way of consolidation or merger) of a Subsidiary Guarantor;

(2) upon the sale or disposition of all or substantially all the assets of a Subsidiary Guarantor; or

(3) upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary;

in the case of (1) and (2) other than to the Company or an Affiliate of the Company, and in each case as permitted by the Indenture.

      Pursuant to the Indenture, Holdings or a Subsidiary Guarantor may consolidate with, merge with or into, or transfer all or substantially all its assets to any other Person to the extent described below under “— Certain Covenants — Merger and Consolidation”; provided, however, that, except in the case of a Subsidiary Guarantor that has been disposed of as set forth in (1) or (2) above to another Person (other than to the Company or an Affiliate of the Company), if such other Person is not the Company, Holdings’ obligations under the Holdings Guaranty or such Subsidiary Guarantor’s obligations under its Subsidiary Guaranty, as the case may be, must be expressly assumed by such other Person.

Ranking

     Senior Indebtedness Versus Notes

      The payment of the principal of, premium, if any, and interest on the notes and the payment of the Holdings Guaranty and any Subsidiary Guaranty will be subordinate in right of payment to the prior payment in full of all Senior Indebtedness of the Company, Holdings or the relevant Subsidiary Guarantor, as the case may be, including the obligations of the Company, Holdings and such Subsidiary Guarantor under the Credit Agreement or any guarantees entered into in connection therewith, as the case may be.

      As of September 28, 2002, after giving pro forma effect to the offering of the old notes:

(1) the Company’s Senior Indebtedness would have been approximately $49.3 million, all of which would have constituted secured indebtedness;

(2) Holdings’ Senior Indebtedness would have been approximately $53.5 million, all of which would have constituted secured indebtedness consisting of Holdings’ guarantee of the Company’s obligations under the Credit Agreement and a $4.2 million security interest created to secure obligations to the Company’s chief executive officer pursuant to her employment arrangements; and

(3) the Senior Indebtedness of the Subsidiary Guarantors would have been approximately $49.3 million, all of which would have constituted secured indebtedness. Virtually all of the Senior Indebtedness of the Subsidiary Guarantors consists of their respective guarantees of Senior Indebtedness of the Company under the Credit Agreement.

      In addition, the Company would have had additional availability of $75.0 million for borrowings of Senior Indebtedness under the Credit Agreement. Although the Indenture contains limitations on the amount of additional Indebtedness that the Company and the Subsidiary Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See “— Certain Covenants — Limitation on Indebtedness”.

     Liabilities of Subsidiaries Versus Notes

      A substantial portion of our operations are conducted through our subsidiaries. Some of our subsidiaries are not Guaranteeing the notes. Claims of creditors of such non-guarantor subsidiaries, including trade creditors holding indebtedness or guarantees issued by such non-guarantor subsidiaries, and claims of preferred stockholders of such non-guarantor subsidiaries generally will have priority with respect to the assets and earnings of such non-guarantor subsidiaries over the claims of our creditors, including holders of the notes, even if such claims do not constitute Senior Indebtedness. Accordingly, the notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of such non-guarantor subsidiaries.

      At September 28, 2002, after giving pro forma effect to the offering of the old notes, the total liabilities of our subsidiaries (other than the Subsidiary Guarantors) would have been approximately $116.3 million, including trade payables. Although the Indenture limits the incurrence of Indebtedness and preferred stock of certain of our subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See “— Certain Covenants — Limitation on Indebtedness”.

     Other Senior Subordinated Indebtedness Versus Notes

      Only Indebtedness of the Company, Holdings or a Subsidiary Guarantor that is Senior Indebtedness will rank senior to the notes, the Holdings Guaranty and the relevant Subsidiary Guaranty, respectively, in accordance with the provisions of the Indenture. The notes, the Holdings Guaranty and each Subsidiary Guaranty will in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Company, Holdings and the relevant Subsidiary Guarantor, respectively.

      The Company, Holdings and the Subsidiary Guarantors have agreed in the Indenture that they will not Incur, directly or indirectly, any Indebtedness that is contractually subordinate or junior in right of payment to Senior Indebtedness of the Company, Holdings or the Subsidiary Guarantors, respectively, unless such Indebtedness is Senior Subordinated Indebtedness of the Company, Holdings or the Subsidiary Guarantors, as applicable, or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of the Company, Holdings or the Subsidiary Guarantors, as applicable. The Indenture does not treat unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured.

     Payment of Notes

      We are not permitted to pay principal of, premium, if any, or interest on the notes or make any deposit pursuant to the provisions described under “— Defeasance” below and may not purchase, redeem or otherwise retire any notes (collectively, “pay the notes”) if either of the following occurs (a “Payment Default”):

(1) any Obligation on any Senior Indebtedness of the Company is not paid in full in cash when due; or

(2) any other default on Senior Indebtedness of the Company occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms;

unless, in either case, the Payment Default has been cured or waived and any such acceleration has been rescinded or such Senior Indebtedness has been paid in full in cash. Regardless of the foregoing, we are permitted to pay the notes if we and the Trustee receive written notice approving such payment from the Representatives of all Senior Indebtedness with respect to which the Payment Default has occurred and is continuing.

      During the continuance of any default (other than a Payment Default) with respect to any Designated Senior Indebtedness of the Company pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, we are not permitted to pay the notes for a period (a “Payment Blockage Period”) commencing upon the receipt by the Trustee (with a copy to us) of written notice (a “Blockage Notice”) of such default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:

(1) by written notice to the Trustee and us from the Person or Persons who gave such Blockage Notice;

(2) because the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing; or

(3) because such Designated Senior Indebtedness has been discharged or repaid in full in cash.

      Notwithstanding the provisions described above, unless the holders of such Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness have accelerated the maturity of such Designated Senior Indebtedness, we are permitted to resume paying the notes after the end of such Payment Blockage Period. The notes shall not be subject to more than one Payment Blockage Period in any 360 consecutive day period irrespective of the number of defaults with respect to Designated Senior Indebtedness of the Company during such period, except that if any Blockage Notice is delivered to the Trustee by or on behalf of holders of Designated Senior Indebtedness (other than holders of the Bank Indebtedness or a Representative thereof), a Representative of holders of Bank Indebtedness may give one additional Blockage Notice within such period. However, in no event may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any 360 consecutive day period, and there must be 181 days during any 360 consecutive day period during which no Payment Blockage Period is in effect.

      Upon any payment or distribution of property or assets of any kind upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company or its property:

(1) the holders of Senior Indebtedness of the Company will be entitled to receive payment in full in cash of such Senior Indebtedness before the holders of the notes are entitled to receive any payment;

(2) until the Senior Indebtedness of the Company is paid in full in cash, any payment or distribution to which holders of the notes would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Indebtedness as their interests may appear, except that holders of notes may receive certain Capital Stock and subordinated debt obligations; and

(3) if a payment or a distribution is made to holders of the notes that, due to the subordination provisions, should not have been made to them, such holders of the notes are required to hold it in trust for the holders of Senior Indebtedness of the Company and pay it over to them as their interests may appear.

      If payment of the notes is accelerated because of an Event of Default, the Company or the Trustee must promptly notify the holders of Designated Senior Indebtedness of the Company or the Representative of such Designated Senior Indebtedness of the acceleration.

      The obligations of Holdings under the Holdings Guaranty and of a Subsidiary Guarantor under its Subsidiary Guaranty are senior subordinated obligations. As such, the rights of noteholders to receive payment by Holdings or by a Subsidiary Guarantor pursuant to the Holdings Guaranty or a Subsidiary Guaranty will be subordinated in right of payment to the rights of holders of Senior Indebtedness of Holdings or such Subsidiary Guarantor, as the case may be. The terms of the subordination and payment blockage provisions described above with respect to the Company’s obligations under the notes apply equally to Holdings and a Subsidiary Guarantor and the obligations of Holdings and such Subsidiary Guarantor under the Holdings Guaranty or a Subsidiary Guaranty, as the case may be.

      If a payment or a distribution is made to holders of the notes that, due to the subordination provisions, should not have been made to them, such holders of the notes are required to hold it in trust for the holders of Senior Indebtedness of the Company and pay it over to them as their interests may appear.

      By reason of the subordination provisions contained in the Indenture, in the event of a liquidation or insolvency proceeding, creditors of the Company, Holdings or a Subsidiary Guarantor who are holders of Senior Indebtedness of the Company, Holdings or a Subsidiary Guarantor, as the case may be, may recover more, ratably, than the holders of the notes, and creditors of the Company, Holdings or a Subsidiary Guarantor who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness of the Company, Holdings or a Subsidiary Guarantor, as the case may be, and may recover more, ratably, than the holders of the notes.

      The terms of the subordination provisions described above will not apply to payments from money or the proceeds of U.S. Government Obligations held in trust by the Trustee for the payment of principal of and interest on the notes pursuant to the provisions described under “—Defeasance”.

Registered Exchange Offer; Registration Rights

      We have agreed pursuant to the Registration Rights Agreement that we will, subject to certain exceptions,

(1) within 90 days after the Issue Date, file a registration statement (the “Exchange Offer Registration Statement”) with the SEC with respect to a registered offer (the “Registered Exchange Offer”) to exchange the old notes for new notes of the Company having terms substantially identical in all material respects to the old notes (except that the new notes will not contain terms with respect to transfer restrictions);

(2) use our reasonable best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 150 days after the Issue Date;

(3) as soon as practicable after the effectiveness of the Exchange Offer Registration Statement (the “Effectiveness Date”), offer the new notes in exchange for surrender of the old notes; and

(4) keep the Registered Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the Registered Exchange Offer is mailed to the holders of the old notes.

      For each old note tendered to us pursuant to the Registered Exchange Offer, we will issue to the holder of such old note a new note having a principal amount equal to that of the surrendered old note. Interest on each new note will accrue from the last interest payment date on which interest was paid on the old note surrendered in exchange therefor, or, if no interest has been paid on such old note, from the date of its original issue.

      Under existing SEC interpretations, the new notes will be freely transferable by holders other than our affiliates after the Registered Exchange Offer without further registration under the Securities Act if the holder of the new notes represents to us in the Registered Exchange Offer that it is acquiring the new notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the new notes and that it is not an affiliate of the Company, as such terms are interpreted by the SEC; provided, however, that broker-dealers (“Participating Broker-Dealers”) receiving new notes in the Registered Exchange Offer will have a prospectus delivery requirement with respect to resales of such new notes. The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to new notes (other than a resale of an unsold allotment from the original sale of the old notes) with the prospectus contained in the Exchange Offer Registration Statement.

      Under the Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such new notes for 180 days following the consummation of the Registered Exchange Offer (or such shorter period during which Participating Broker-Dealers are required by law to deliver such prospectus).

      A Holder of old notes (other than certain specified holders) who wishes to exchange such old notes for new notes in the Registered Exchange Offer will be required to represent that any new notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the Registered Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the new notes and that it is not an “affiliate” of the Company, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

      In the event that:

(1) applicable interpretations of the staff of the SEC do not permit us to effect such a Registered Exchange Offer; or

(2) for any other reason we do not consummate the Registered Exchange Offer within 190 days of the Issue Date; or

(3) an Initial Purchaser shall notify us following consummation of the Registered Exchange Offer that old notes held by it are not eligible to be exchanged for new notes in the Registered Exchange Offer; or

(4) certain holders shall notify us following consummation of the Registered Exchange Offer that they were prohibited by law or SEC policy from participating in the Registered Exchange Offer or that they may not resell the new notes acquired by them in the Registered Exchange Offer to the public without delivering a prospectus, then, we will, subject to certain exceptions,

(i) as promptly as practicable file a shelf registration statement (the “Shelf Registration Statement”) with the SEC covering resales of the old notes or the new notes, as the case may be;

(ii) (A) in the case of clause (1) above, use our reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act on or prior to the 150th day after the date on which the obligation to file a Shelf Registration Statement arises and (B) in the case of clause (2), (3) or (4) above, use our reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act on or prior to the 60th day after the date on which the Shelf Registration Statement is required to be filed; and

(iii) keep the Shelf Registration Statement effective until the earliest of (A) the time when the notes covered by the Shelf Registration Statement can be sold pursuant to Rule 144 without any limitations under clauses (c), (e), (f) and (h) of Rule 144, (B) two years from the Issue Date and (C) the date on which all notes registered thereunder are disposed of in accordance therewith.

      We will, in the event a Shelf Registration Statement is filed, among other things, provide to each holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the old notes or the new notes, as the case may be. A holder selling such old notes or new notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such holder (including certain indemnification obligations).

      We will pay additional cash interest on the applicable old notes and new notes, subject to certain exceptions,

(1) if the Company fails to file an Exchange Offer Registration Statement with the SEC on or prior to the 90th day after the Issue Date,

(2) if the Exchange Offer Registration Statement is not declared effective by the SEC on or prior to the 150th day after the Issue Date or, if obligated to file a Shelf Registration Statement pursuant to clause (ii)(A) above, a Shelf Registration Statement is not declared effective by the SEC on or prior to the 150th day after the date on which the obligation to file a Shelf Registration Statement arises,

(3) if the Exchange Offer is not consummated on or before the 40th day after the Exchange Offer Registration Statement is declared effective,

(4) if obligated to file the Shelf Registration Statement pursuant to clause (ii)(B) above, the Company fails to file the Shelf Registration Statement with the SEC on or prior to the 30th day (the “Shelf Filing Date”) after the date on which the obligation to file a Shelf Registration Statement arises,

(5) if obligated to file a Shelf Registration Statement pursuant to clause (ii)(B) above, the Shelf Registration Statement is not declared effective on or prior to the 60th day after the Shelf Filing Date, or

(6) after the Exchange Offer Registration Statement or the Shelf Registration Statement, as the case may be, is declared effective, such Registration Statement thereafter ceases to be effective or usable (subject to certain exceptions set forth in the Registration Rights Agreement) (each such event referred to in the preceding clauses (1) through (6) a “Registration Default”);

from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured.

      The rate of the additional interest will be 0.50% per annum for the first 90-day period immediately following the occurrence of a Registration Default, and such rate will increase by an additional 0.50% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum additional interest rate of 1.0% per annum. We will pay such additional interest on regular interest payment dates. Such additional interest will be in addition to any other interest payable from time to time with respect to the old notes and the new notes.

      All references in the Indenture, in any context, to any interest or other amount payable on or with respect to the old notes and the new notes shall be deemed to include any additional interest pursuant to the Registration Rights Agreement.

      If we effect the Registered Exchange Offer, we will be entitled to close the Registered Exchange Offer 30 days after the commencement thereof provided that we have accepted all old notes theretofore validly tendered in accordance with the terms of the Registered Exchange Offer.

Change of Control

      Upon the occurrence of any of the following events (each a “Change of Control”), each Holder shall have the right to require that the Company repurchase such Holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

(1) prior to the earlier to occur of (A) the first public offering of common stock of Holdings or (B) the first public offering of common stock of the Company, the Permitted Holders as a group cease to be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority in the aggregate of the total voting power of the Voting Stock of Holdings or the Company, whether as a result of an issuance of securities of Holdings or the Company, any merger, consolidation, liquidation or dissolution of Holdings or the Company, or any direct or indirect transfer of securities by Holdings or otherwise (for purposes of this clause (1) and clause (2) below, the Permitted Holders shall be deemed to beneficially own any Voting Stock of a Person (the “specified person”) held by any other Person (the “parent entity”) so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent entity);

(2) after the earliest to occur of (A) the first public offering of common stock of Holdings or (B) the first public offering of common stock of the Company, any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause (1) above, except that for purposes of this clause (2) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company; provided, however, that the Permitted Holders as a group beneficially own (as defined in clause (1) above), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company (for the purposes of this clause (2), such other person shall be deemed to beneficially own any Voting Stock of a specified person held by a parent entity, if such other person is the beneficial owner (as defined in this clause (2)), directly or indirectly, of more than 35% of the voting power of the Voting Stock of such parent entity and the Permitted Holders beneficially own (as defined in clause (1) above), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent entity and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent entity);

(3) individuals who on the Issue Date constituted the Board of Directors of the Company or the Board of Directors of Holdings (together with any new directors (A) whose election by such Board of Directors of the Company or the Board of Directors of Holdings or whose nomination for election by the stockholders of the Company or Holdings, as the case may be, was approved by a vote of a majority of the directors of the Company or of Holdings, as the case may be, then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved or (B) who were elected to the Board of Directors pursuant to the Shareholders’ Agreement) cease for any reason to constitute a majority of the Board of Directors of the Company or the Board of Directors of Holdings then in office;

(4) the adoption of a plan relating to the liquidation or dissolution of the Company; or

(5) the merger or consolidation of Holdings or the Company with or into another Person or the merger of another Person with or into Holdings or the Company, or the sale of all or substantially all the assets of Holdings or the Company (determined on a consolidated basis) to another Person other than (i) a transaction in which the surviving Person or transferee is a Person that is controlled by the Permitted Holders as a group or (ii) a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of Holdings or the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction and (B) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the notes and a Subsidiary of the transferor of such assets.

      Within 30 days following any Change of Control (subject to the next two paragraphs below), we will mail a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(1) that a Change of Control has occurred and that such Holder has the right to require us to purchase such Holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts regarding such Change of Control;

(3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4) the instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow in order to have its notes purchased.

      If the terms of the Credit Agreement prohibit the Company from making the foregoing offer upon a Change of Control or from purchasing any notes pursuant thereto, prior to the mailing of the notice to Holders described in the preceding paragraph, but in any event within 30 days following any Change of Control, the Company covenants to:

(1) repay in full all indebtedness outstanding under the Credit Agreement or offer to repay in full all such indebtedness and repay the indebtedness of each lender who has accepted such offer; or

(2) obtain the requisite consent under the Credit Agreement to permit the purchase of the notes as described above.

      The Company must first comply with the covenant described above before it will be required to purchase notes in the event of a Change of Control; provided, however, that the Company’s failure to comply with the covenant described in the preceding sentence or to make a Change of Control Offer because of any such failure shall constitute a Default described in clause (4) under “— Defaults” below (and not under clause (2) thereof). As a result of the foregoing, a holder of the notes may not be able to compel the Company to purchase the notes unless the Company is able at the time to refinance all indebtedness outstanding under the Credit Agreement or obtain requisite consents under the Credit Agreement.

      The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue of its compliance with such securities laws or regulations.

      The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of Holdings and the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between Holdings, the Company and the Initial Purchasers. Neither the Company nor Holdings have the present intention to engage in a transaction involving a Change of Control, although it is possible that they could decide to do so in the future. Subject to the limitations discussed below, the Company or Holdings could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenants described under “— Certain Covenants — Limitation on Indebtedness”. Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.

      The Credit Agreement prohibits the Company from purchasing any notes, and also provides that the occurrence of certain change of control events with respect to Holdings or the Company would constitute a default thereunder. In the event that a Change of Control occurs at a time when we are prohibited from purchasing the notes, we could seek the consent of our lenders to the purchase of notes or could attempt to refinance the borrowings containing such prohibition. If we do not repay such borrowings or obtain such consents, we will remain prohibited from purchasing notes. In such case, our failure to comply with the foregoing undertaking, after appropriate notice and lapse of time would result in an Event of Default under the Indenture, which would, in turn, constitute a default under the Credit Agreement. In such circumstances, the subordination provisions in the Indenture would likely restrict payment to the Holders of notes.

      Future indebtedness that the Company may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require us to repurchase the notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders of notes following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

      The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Company or Holdings to any Person. Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company or Holdings. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of notes may require the Company to make an offer to repurchase the notes as described above.

      The provisions under the Indenture relative to our obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the notes.

Certain Covenants

      The Indenture contains covenants including, among others, the following:

Limitation on Indebtedness

      (a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company and the Subsidiary Guarantors will be entitled to Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto on a pro forma basis, no Default has occurred and is continuing and the Consolidated Coverage Ratio exceeds 2.0 to 1.

      (b) Notwithstanding the foregoing paragraph (a), the Company and the Restricted Subsidiaries will be entitled to Incur any or all of the following Indebtedness:

(1) Indebtedness Incurred by the Company and its Restricted Subsidiaries pursuant to any Revolving Credit Facility; provided, however, that, immediately after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (1) and then outstanding does not exceed the greater of (A) $75.0 million and (B) the sum of (x) 50% of the book value of the inventory of the Company and its Restricted Subsidiaries, (y) 80% of the book value of the accounts receivable of the Company and its Restricted Subsidiaries and (z) $10 million;

(2) Indebtedness Incurred by the Company and the Subsidiary Guarantors pursuant to any Term Loan Facility; provided, however, that, after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (2) and then outstanding does not exceed $50.0 million less the aggregate sum of all principal payments actually made from time to time after the Issue Date with respect to such Indebtedness pursuant to paragraph (a)(3)(A) of the covenant described under “— Limitation on Sales of Assets and Subsidiary Stock”;

(3) Indebtedness owed to and held by the Company or a Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon and (B) so long as the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the notes;

(4) the old notes and the new notes (other than any Additional Notes);

(5) Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2), (3) or (4) of this covenant);

(6) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by or merged into the Company or a Restricted Subsidiary (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by or merged into the Company or a Restricted Subsidiary); provided, however, that on the date of such acquisition or merger and after giving pro forma effect thereto, the Company would have been able to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of this covenant;

(7) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (4), (5) or (6) or this clause (7); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Subsidiary Incurred pursuant to clause (6), such Refinancing Indebtedness shall be Incurred only by such Subsidiary;

(8) Hedging Obligations consisting of Interest Rate Agreements and Currency Agreements entered into in the ordinary course of business to hedge interest rate and currency risk of the Company and the Restricted Subsidiaries and not for the purpose of speculation;

(9) obligations in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

(10) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;

(11) Indebtedness consisting of the Subsidiary Guaranty of a Subsidiary Guarantor and any Guarantee by a Subsidiary Guarantor of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (1), (2), (3), (4), (5), (8) or (9) or pursuant to clause (7) to the extent the Refinancing Indebtedness Incurred thereunder directly or indirectly Refinances Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (4) or (5);

(12) Indebtedness (including Capital Lease Obligations) Incurred by the Company or any of its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets), and Refinancing Indebtedness Incurred in respect of Indebtedness Incurred pursuant to this clause (12), in an aggregate principal amount which, when added together with the amount of all Indebtedness Incurred pursuant to this clause (12) and then outstanding, does not exceed the greater of (A) $15 million and (B) 3% of Total Assets;

(13) Indebtedness of a Foreign Subsidiary Incurred to finance the working capital of such Foreign Subsidiary; and

(14) Indebtedness of the Company or of any of its Restricted Subsidiaries in an aggregate principal amount which, when taken together with all other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (13) above or paragraph (a)) does not exceed $25 million.

      (c) Notwithstanding the foregoing, neither the Company nor any Subsidiary Guarantor will incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of the Company or any Subsidiary Guarantor unless such Indebtedness shall be subordinated to the notes or the applicable Subsidiary Guaranty, as the case may be, to at least the same extent as such Subordinated Obligations.

      (d) For purposes of determining compliance with this covenant:

(1) any Indebtedness remaining outstanding under the Credit Agreement after the application of the net proceeds from the sale of the old notes will be treated as Incurred on the Issue Date under clauses (1) and (2) of paragraph (b) above;

(2) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness (or any portion thereof) at the time of Incurrence and will only be required to include the amount and type of such Indebtedness in one of the above clauses; and

(3) the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above.

      (e) Notwithstanding paragraphs (a) and (b) above, none of the Company, Holdings or any Subsidiary Guarantor will Incur (1) any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any Senior Indebtedness of the Company, Holdings or such Subsidiary Guarantor, as applicable, unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of the Company, Holdings or such Subsidiary Guarantor, as applicable, or (2) any Secured Indebtedness that is not Senior Indebtedness of such Person unless contemporaneously therewith such Person makes effective provision to secure the notes, the Holdings Guaranty or the relevant Subsidiary Guaranty, as applicable, equally and ratably with such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien.

      (f) For purposes of determining compliance with any U.S. dollar denominated restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a currency other than U.S. dollars, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the Incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a currency other than U.S. dollars is subject to a Currency Agreement covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such Currency Agreement. The principal amount of any Refinancing Indebtedness Incurred in the same currency as the Indebtedness being Refinanced will be the U.S. Dollar Equivalent of the Indebtedness Refinanced, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a Currency Agreement, in which case the Refinancing Indebtedness will be determined in accordance with the preceding sentence, and (2) the principal amount of the Refinancing Indebtedness exceeds the principal amount of the Indebtedness being Refinanced, in which case the U.S. Dollar Equivalent of such excess will be determined on the date such Refinancing Indebtedness is Incurred.

Limitation on Restricted Payments

      (a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(1) a Default shall have occurred and be continuing (or would result therefrom);

(2) the Company is not entitled to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “— Limitation on Indebtedness”; or

(3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of (without duplication):

(A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Issue Date occurs to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

(B) 100% of the sum of (w) the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees to the extent that the purchase by such plan or trust is financed by Indebtedness of such plan or trust to the Company or any Restricted Subsidiary or Indebtedness Guaranteed by the Company or any Restricted Subsidiary), (x) the fair market value of property (other than cash) constituting Temporary Cash Investments or a Related Business and received by the Company or a Restricted Subsidiary subsequent to the Issue Date in exchange for Capital Stock (other than Disqualified Stock) of the Company (other than any such property received from a Subsidiary of the Company), such fair market value to be determined in good faith by the Board of Directors of the Company but subject to confirmation thereof by an Independent Qualified Party if such value exceeds $15.0 million and (y) the cash capital contribution received by the Company from its stockholders subsequent to the Issue Date less 100% of (z) the aggregate amount of all Restricted Payments made pursuant to clause (b)(4) below to the extent made in reliance on Net Cash Proceeds from the issuance and sale of Capital Stock of the Company or cash capital contributions received by the Company; plus

(C) the amount by which Indebtedness of the Company or any Restricted Subsidiary is reduced on the Company’s consolidated balance sheet upon the conversion or exchange subsequent to the Issue Date of any Indebtedness of the Company or any Restricted Subsidiary convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company or any Restricted Subsidiary upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the Net Cash Proceeds received by the Company or any Restricted Subsidiary from the sale of such Indebtedness (excluding Net Cash Proceeds from sales to a Subsidiary of the Company or to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); plus

(D) an amount equal to the sum of (x) the net reduction in the Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions), in each case received by the Company or any Restricted Subsidiary, and (y) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Company’s or such Restricted Subsidiary’s equity interest in such Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

      (b) The preceding provisions will not prohibit:

(1) any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees to the extent that the purchase by such plan or trust is financed by Indebtedness of such plan or trust to the Company or any Restricted Subsidiary or Indebtedness Guaranteed by the Company or any Restricted Subsidiary) or a substantially concurrent cash capital contribution received by the Company from its stockholders; provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

(2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Company or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness which is permitted to be Incurred pursuant to the covenant described under “— Limitation on Indebtedness”; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

(3) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

(4) so long as no Default has occurred and is continuing, (A) the dividend or distribution of funds from the Company or any of its Subsidiaries to Holdings for the repurchase or other acquisition of shares of Capital Stock of Holdings from employees, former employees, directors, former directors, consultants or former consultants of Holdings or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors, former directors, consultants or former consultants), pursuant to the terms of the agreements (including employment agreements), by-laws or plans (or amendments thereto) approved by the Board of Directors of Holdings under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock, or (B) the repurchase or other acquisition of shares of Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors, former directors, consultants or former consultants), pursuant to the terms of the agreements (including employment agreements), by-laws or plans (in each case, or amendments thereto) approved by the Board of Directors of the Company under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the amount of such dividends, distributions, repurchases and other acquisitions shall not exceed (I) $2.0 million in any fiscal year and (II) in the aggregate the sum of (x) $7.0 million and (y) (i) the Net Cash Proceeds from the sale of Capital Stock of Holdings to employees, former employees, directors, former directors, consultants and former consultants of Holdings and its Subsidiaries which Net Cash Proceeds were contributed to the Company subsequent to the Issue Date and (ii) the Net Cash Proceeds from the sale of Capital Stock (other than Disqualified Stock) of the Company subsequent to the Issue Date to employees, former employees, directors, former directors, consultants and former consultants of the Company and its Subsidiaries, in each case to the extent the Net Cash Proceeds from the sale of such Capital Stock have not otherwise been applied to the making of Restricted Payments by virtue of clause (3)(B) of paragraph (a) above; provided further, however, that such repurchases and other acquisitions shall be excluded in the calculation of the amount of Restricted Payments;

(5) dividends or advances made with the proceeds of the old notes to Holdings, the proceeds of which are used by Holdings to redeem its Series C Preferred Stock; provided, however, that the aggregate amount of such dividends or advances does not exceed $75.0 million plus accreted and accrued dividends on such Preferred Stock through March 31, 2003; provided further, however, that such dividends or advances shall be excluded from the calculation of the amount of Restricted Payments;

(6) dividends or advances to Holdings in an amount necessary to pay holding company expenses not to exceed $500,000 in any fiscal year of the Company; provided, however, that such dividends or advances shall be excluded in the calculation of the amount of Restricted Payments;

(7) the payment of $4.2 million to Ms. Christine King in connection with her existing employment arrangements as may be amended or extended from time to time; provided, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(8) any payment by the Company to Holdings pursuant to a Tax Sharing Agreement; provided, however, that the amount of any such payment shall not exceed the amount of taxes that the Company would have been liable for on a stand-alone basis on a consolidated tax return with its Subsidiaries; provided further, however, that such payment shall be excluded in the calculation of the amount of Restricted Payments;

(9) any purchase or redemption of Disqualified Stock of the Company or a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Stock of the Company or, in the case of Disqualified Stock of a Restricted Subsidiary, such Restricted Subsidiary but only to the extent such Disqualified Stock is permitted to be Incurred pursuant to the covenant described under “— Limitation on Indebtedness”; provided, however, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments;

(10) any purchase or redemption of Subordinated Obligations from Net Available Cash to the extent permitted by the covenant described under “— Limitation on Sales of Assets and Subsidiary Stock”; provided, however, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments;

(11) repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof; provided, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(12) the distribution, as a dividend or otherwise, of shares of Capital Stock or assets of an Unrestricted Subsidiary provided that the fair market value (as determined in good faith by the Board of Directors of the Company) of such shares of Capital Stock or assets shall not exceed the amount of the Investments that were made (and not subsequently reduced pursuant to clause (3)(D) of paragraph (a) above) by the Company in such Unrestricted Subsidiary and were treated as Restricted Payments under this covenant; provided, however, that (A) such distributions shall be excluded in the calculation of the amount of Restricted Payments and (B) any net reduction in Investments in such Unrestricted Subsidiary resulting from such distribution shall be excluded from the calculation of amounts of under clause (3)(D) of paragraph (a) above;

(13) payments not to exceed $200,000 in the aggregate solely to enable the Company to make payments to holders of its Capital Stock in lieu of the issuance of fractional shares of its Capital Stock; provided, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(14) upon the occurrence of a Change of Control and within 60 days after the completion of the offer to repurchase the notes pursuant to the covenant described under “— Change of Control” above (including the purchase of the notes tendered), any purchase or redemption of Subordinated Obligations required pursuant to the terms thereof as a result of such Change of Control at a purchase or redemption price not to exceed 101% of the outstanding principal amount thereof, plus any accrued and unpaid interest; provided, however, that (A) at the time of such purchase or redemption no Default shall have occurred and be continuing (or would result therefrom), (B) the Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “— Limitation on Indebtedness” after giving pro forma effect to such Restricted Payment and (C) such purchase or redemption shall be included in the calculation of the amount of Restricted Payments; and

(15) other Restricted Payments in an aggregate amount not to exceed $7.5 million; provided, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

      The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company, (b) make any loans or advances to the Company or (c) transfer any of its property or assets to the Company, except:

(1) with respect to clauses (a), (b) and (c),

(i) any encumbrance or restriction pursuant to the Credit Agreement or any other agreement in effect at or entered into on the Issue Date (including the notes, the Indenture and the Guaranties);

(ii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

(iii) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i) or (ii) of clause (1) of this covenant or this clause (iii) or contained in any amendment to an agreement referred to in clause (i) or (ii) of clause (1) of this covenant or this clause (iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such Refinancing agreement or amendment are, in the good faith judgment of the Board of Directors of the Company, no less favorable to the noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

(iv) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement evidencing Indebtedness Incurred without violation of the Indenture; provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary are, in the good faith judgment of the Board of Directors of the Company, no more restrictive in any material respect than the encumbrances and restrictions with respect to such Restricted Subsidiary contained in agreements of such Restricted Subsidiary in effect at, or entered into on, the Issue Date;

(v) any encumbrance or restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(vi) any restriction contained in any agreement or instrument governing Capital Stock (other than Disqualified Stock) of any Restricted Subsidiary that is in effect on the date such Restricted Subsidiary is acquired by the Company or a Restricted Subsidiary;

(vii) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(viii) any restriction arising under applicable law, regulation or order;

(ix) any restriction on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(2) with respect to clause (c) only,

(A) any encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder; and

(B) any encumbrance or restriction contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages.

     Limitation on Sales of Assets and Subsidiary Stock

      (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

(1) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors of the Company, of the shares and assets subject to such Asset Disposition;

(2) at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents; and

(3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be)

(A) first, to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase Senior Indebtedness of the Company or Indebtedness (other than any Disqualified Stock) of a Restricted Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

(B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to the extent the Company elects, to acquire Additional Assets within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash or, if the Company has entered into a binding agreement within such year to acquire such Additional Assets, within an additional six months after such year;

(C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to the holders of the notes (and to holders of other Senior Subordinated Indebtedness of the Company designated by the Company) to purchase notes (and such other Senior Subordinated Indebtedness of the Company) pursuant to and subject to the conditions contained in the Indenture; and

(D) fourth, to the extent of the balance of such Net Available Cash after the application in accordance with clauses (A), (B) and (C), for any other purpose not otherwise prohibited by the Indenture;

provided, however, that (I) in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) (other than Indebtedness permitted to be Incurred pursuant to clause (b)(1) of the covenant described under “— Limitation on Indebtedness”) or (C) above, the Company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased and (II) in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) above that constitutes Indebtedness under a Revolving Credit Facility permitted to be Incurred pursuant to clause (b)(1) of the covenant described under “— Limitation on Indebtedness”, the Company shall suspend the use of an amount of available commitments under such Revolving Credit Facility equal to the principal amount prepaid, repaid or purchased pursuant to clause (A) until the first anniversary of the later of the date of such Asset Disposition or the receipt of such Net Available Cash.

      Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions which is not applied in accordance with this covenant exceeds $10.0 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Temporary Cash Investments or applied to temporarily reduce revolving credit indebtedness.

      For the purposes of this covenant, the following are deemed to be cash or cash equivalents:

(1) the assumption of Indebtedness of the Company or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition; and

(2) securities, notes or other similar obligations received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash.

      (b) In the event of an Asset Disposition that requires the purchase of notes (and other Senior Subordinated Indebtedness of the Company) pursuant to clause (a)(3)(C) above, the Company will purchase notes tendered pursuant to an offer by the Company for the notes (and such other Senior Subordinated Indebtedness) at a purchase price of 100% of their principal amount (or, in the event such other Senior Subordinated Indebtedness of the Company was issued with significant original issue discount, 100% of the accreted value thereof) without premium, plus accrued but unpaid interest (or, in respect of such other Senior Subordinated Indebtedness of the Company, such lesser price, if any, as may be provided for by the terms of such Senior Subordinated Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the securities tendered exceeds the Net Available Cash allotted to their purchase, the Company will select the securities to be purchased on a pro rata basis but in round denominations, which in the case of the notes will be denominations of $1,000 principal amount or multiples thereof. The Company shall not be required to make such an offer to purchase notes (and other Senior Subordinated Indebtedness of the Company) pursuant to this covenant if the Net Available Cash available therefor is less than $10.0 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). Upon completion of such an offer to purchase, Net Available Cash will be deemed to be reduced by the aggregate amount of such offer.

      (c) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of its compliance with such securities laws or regulations.

Limitation on Affiliate Transactions

      (a) The Company will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an “Affiliate Transaction”) unless:

(1) the terms of the Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm’s-length dealings with a Person who is not an Affiliate;

(2) if such Affiliate Transaction involves an amount in excess of $2.5 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the non-employee directors of the Company disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors; and

(3) if such Affiliate Transaction involves an amount in excess of $10.0 million, the Board of Directors of the Company shall also have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or is not less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate.

      (b) The provisions of the preceding paragraph (a) will not prohibit:

(1) any Investment (other than a Permitted Investment) or other Restricted Payment, in each case permitted to be made pursuant to the covenant described under “— Limitation on Restricted Payments”;

(2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements (including change of control arrangements and severance arrangements), stock options and stock ownership plans approved by the Board of Directors of the Company;

(3) loans or advances to employees in the ordinary course of business in accordance with the past practices of the Company or its Restricted Subsidiaries, but in any event not to exceed $5.0 million in the aggregate outstanding at any one time;

(4) the payment of reasonable fees and the provision of reasonable benefits to directors of the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries;

(5) any transaction with a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

(6) the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company;

(7) the payment of management, consulting and advisory fees and related expenses made pursuant to the Advisory Agreements and the payment of other customary management, consulting and advisory fees and related expenses to FP, CVC and any of their Affiliates consistent with past practice in connection with transactions of Holdings, the Company or its Subsidiaries or pursuant to any management, consulting, financial advisory, financing, underwriting or placement agreement or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which fees and expenses are made pursuant to arrangements approved by the Board of Directors of the Company or such Restricted Subsidiary in good faith;

(8) any Affiliate Transaction with JEC, GA-TEK or any of their Affiliates pursuant to written agreements in effect on the Issue Date and as amended, renewed or extended from time to time; provided, however, that any such amendment, renewal or extension shall not contain terms that are materially less favorable to the Company and its Restricted Subsidiaries than those in the agreements in effect on the Issue Date;

(9) transactions with customers, clients or suppliers for the purchase or sale of goods or services in the ordinary course of business and otherwise in compliance with the terms of the Indenture which, in the reasonable determination of the Company’s board of directors or management, are on terms at least as favorable to the Company or its Restricted Subsidiaries as might reasonably have been obtained at such time from an unaffiliated party; and

(10) the existence of, or the performance by the Company or any Restricted Subsidiary of its obligations under the terms of, any agreement with the Company or such Restricted Subsidiary as in effect as of the Issue Date, including the Shareholders’ Agreement, or any amendment or replacement thereto or any transaction contemplated thereby (including pursuant to any amendment or replacement thereto) so long as any such amendment or replacement agreement is not more disadvantageous to the Company or such Restricted Subsidiary in any material respect than the original agreement as in effect on the Issue Date.

Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries

      The Company

(1) will not, and will not permit any Restricted Subsidiary to, sell, lease, transfer or otherwise dispose of any Capital Stock of any Restricted Subsidiary to any Person (other than the Company or a Wholly Owned Subsidiary), and

(2) will not permit any Restricted Subsidiary to issue any of its Capital Stock (other than, if necessary, shares of its Capital Stock constituting directors’ or other legally required qualifying shares) to any Person (other than to the Company or a Wholly Owned Subsidiary), unless

(A) immediately after giving effect to such issuance, sale or other disposition, neither the Company nor any of its Subsidiaries own any Capital Stock of such Restricted Subsidiary; or

(B) immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto is treated as a new Investment by the Company and such Investment would be permitted to be made under the covenant described under “— Limitation on Restricted Payments” if made on the date of such issuance, sale or other disposition.

Merger and Consolidation

      The Company will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the notes and the Indenture;

(2) immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(3) immediately after giving pro forma effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “— Limitation on Indebtedness”; and

(4) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

provided, however, that clause (3) will not be applicable to (A) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Company or a Wholly Owned Subsidiary or (B) the Company merging with an Affiliate of the Company solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction or (C) the Company merging with or into a Wholly Owned Subsidiary.

      For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

      The Successor Company will be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and the predecessor Company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the notes.

      The Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to, any Person unless:

(1) except in the case of a Subsidiary Guarantor that has been disposed of in its entirety to another Person (other than to the Company or an Affiliate of the Company), whether through a merger, consolidation or sale of Capital Stock or assets, if in connection therewith the Company provides an Officers’ Certificate to the Trustee to the effect that the Company will comply with its obligations under the covenant described under “— Limitation on Sales of Assets and Subsidiary Stock” in respect of such disposition, the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing (A) under the laws of the jurisdiction under which such Subsidiary was organized, (B) under the laws of the United States of America, or any State thereof or the District of Columbia or (C) under the laws of any other jurisdiction, provided that the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such transaction and will be subject to Federal income tax on the same amounts and at the same times as would have been the case if such transaction had not occurred, and such Person shall expressly assume, by a Guaranty Agreement, in the form provided in the Indenture, all the obligations of such Subsidiary, if any, under its Subsidiary Guaranty;

(2) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

(3) the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guaranty Agreement, if any, complies with the Indenture.

      Pursuant to the Indenture, Holdings will covenant not to merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

(1) the resulting, surviving or transferee Person (if not Holdings) shall be a Person organized and existing under the laws of the jurisdiction under which Holdings was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by executing a Guaranty Agreement, all the obligations of Holdings under the Holdings Guaranty;

(2) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

(3) the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guaranty Agreement, if any, complies with the Indenture.

     Future Guarantors

      The Company will cause each Restricted Subsidiary incorporated in the United States, a state thereof or the District of Columbia that Incurs any Indebtedness to, at the same time, execute and deliver to the Trustee a Guaranty Agreement pursuant to which such Restricted Subsidiary will Guarantee payment of the notes on the same terms and conditions as those set forth in the Indenture; provided, however, that no Restricted Subsidiary shall be required to execute and deliver a Guaranty Agreement if (i) such Indebtedness Incurred by such Restricted Subsidiary does not constitute a Guarantee and (ii) the aggregate principal amount of the Indebtedness of all Restricted Subsidiaries excepted from the requirement of executing and delivering a Guaranty Agreement pursuant to this proviso shall not exceed $1 million at any time.

SEC Reports

      Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC (only to the extent the SEC will accept such filings) and provide the Trustee and noteholders with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filings of such information, documents and reports under such Sections; provided, however, this obligation can be satisfied by Holdings filing and providing such information, documents and reports so long as Holdings owns all the Capital Stock of the Company.

      At any time that any of the Company’s Subsidiaries are Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in

“Management’s Discussion and Analysis of Financial Condition and Results of Operations”, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

      In addition, the Company will furnish to the Holders of the notes and to prospective investors, upon the requests of such Holders, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the notes are not freely transferable under the Securities Act.

Defaults

      Each of the following is an Event of Default:

(1) a default in the payment of interest on the notes when due, continued for 30 days;

(2) a default in the payment of principal of any note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

(3) the failure by the Company or Holdings to comply with its obligations under “— Certain Covenants — Merger and Consolidation” above;

(4) the failure by the Company or Holdings to comply for 30 days after notice with any of its obligations in the covenants described above under “Change of Control” (other than a failure to purchase notes) or under “— Certain Covenants” under “— Limitation on Indebtedness”, “— Limitation on Restricted Payments”, “— Limitation on Restrictions on Distributions from Restricted Subsidiaries”, “— Limitation on Sales of Assets and Subsidiary Stock” (other than a failure to purchase notes), “— Limitation on Affiliate Transactions”, “— Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries”, “— Future Guarantors”, or “— SEC Reports”;

(5) the failure by the Company, Holdings or any Subsidiary Guarantor to comply for 60 days after notice with its other agreements contained in the Indenture;

(6) Indebtedness of the Company, any Subsidiary Guarantor or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $10 million (the “cross acceleration provision”);

(7) certain events of bankruptcy, insolvency or reorganization of the Company, a Subsidiary Guarantor or any Significant Subsidiary (the “bankruptcy provisions”);

(8) any judgment or decree for the payment of money in excess of $10 million is entered against the Company, a Subsidiary Guarantor or any Significant Subsidiary, remains outstanding for a period of 60 consecutive days following such judgment and is not discharged, waived or stayed (the “judgment default provision”); or

(9) the Holdings Guaranty or any Subsidiary Guaranty ceases to be in full force and effect (other than in accordance with the terms of the Indenture and the Holdings Guaranty or such Subsidiary Guaranty, as applicable) or Holdings or any Subsidiary Guarantor denies or disaffirms its obligations under the Holdings Guaranty or its Subsidiary Guaranty, as the case may be.

However, a default under clauses (4) and (5) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

      If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal of and accrued but unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately provided, however, that if upon such declaration there are any amounts outstanding under the Credit Agreement and the amounts thereunder have not been accelerated, such principal and interest shall be due and payable upon the earlier of the time such amounts are accelerated or five Business Days after receipt by the Company and the Representative under the Credit Agreement of such declaration. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding notes may rescind any such acceleration with respect to the notes and its consequences.

      Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the notes unless such holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a note may pursue any remedy with respect to the Indenture or the notes unless:

(1) such holder has previously given the Trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in principal amount of the outstanding notes have requested the Trustee to pursue the remedy;

(3) such holders have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a note or that would involve the Trustee in personal liability.

      If a Default occurs, is continuing and is known to the Trustee, the Trustee must mail to each holder of the notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any note, the Trustee may withhold notice if and so long as a committee of its Trust Officers determines that withholding notice is not opposed to the interest of the holders of the notes. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action we are taking or propose to take in respect thereof.

Amendments and Waivers

      Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange for the notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. However, without the consent of each holder of an outstanding note affected thereby, an amendment or waiver may not, among other things:

(1) reduce the amount of notes whose holders must consent to an amendment;

(2) reduce the rate of or extend the time for payment of interest on any note;

(3) reduce the principal of or extend the Stated Maturity of any note;

(4) change the provisions applicable to the redemption of any note as described under “— Optional Redemption” above;

(5) make any note payable in money other than that stated in the note;

(6) impair the right of any holder of the notes to receive payment of principal of and interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes;

(7) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions;

(8) make any change in the ranking or priority of any note that would adversely affect the noteholders; or

(9) make any change in the Holdings Guaranty or any Subsidiary Guaranty that would adversely affect the noteholders.

      Notwithstanding the preceding, without the consent of any holder of the notes, the Company, Holdings, the Subsidiary Guarantors and the Trustee may amend the Indenture:

(1) to cure any ambiguity, omission, defect or inconsistency;

(2) to provide for the assumption by a successor corporation of the obligations of the Company, Holdings or any Subsidiary Guarantor under the Indenture;

(3) to provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code);

(4) to add Guarantees with respect to the notes, including any Subsidiary Guaranties, or to secure the notes;

(5) to add to the covenants of the Company, Holdings or a Subsidiary Guarantor for the benefit of the holders of the notes or to surrender any right or power conferred upon the Company, Holdings or a Subsidiary Guarantor;

(6) to make any change that does not adversely affect the rights of any holder of the notes; or

(7) to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act.

      However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness of the Company, Holdings or a Subsidiary Guarantor then outstanding unless the holders of such Senior Indebtedness (or their Representative) consent to such change.

      The consent of the holders of the notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

      After an amendment under the Indenture becomes effective, we are required to mail to holders of the notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the notes, or any defect therein, will not impair or affect the validity of the amendment.

Transfer

      The notes will be issued in registered form and will be transferable only upon the surrender of the notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

Defeasance

      At any time, we may terminate all our obligations under the notes and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes.

      In addition, at any time we may terminate our obligations under “— Change of Control” and under the covenants described under “— Certain Covenants” (other than the covenant described under “— Merger and Consolidation”), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiary Guarantors and Significant Subsidiaries and the judgment default provision described under “— Defaults” above and the limitations contained in clause (3) of the first paragraph under “— Certain Covenants — Merger and Consolidation” above (“covenant defeasance”).

      We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7) (with respect only to Significant Subsidiaries and Subsidiary Guarantors) or (8) under “— Defaults” above or because of the failure of the Company to comply with clause (3) of the first paragraph under “— Certain Covenants — Merger and Consolidation” above or the failure of Holdings to comply with the limitation under the final paragraph under “— Certain Covenants — Merger and Consolidation” above. If we exercise our legal defeasance option or our covenant defeasance option, Holdings and each Subsidiary Guarantor will be released from all of its obligations with respect to the Holdings Guaranty or its Subsidiary Guaranty, as the case may be.

      In order to exercise either of our defeasance options, we must irrevocably deposit in trust (the “defeasance trust”) with the Trustee cash in U.S. dollars or U.S. Government Obligations for the payment of principal and interest on the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Concerning the Trustee

      J.P. Morgan Trust Company, N.A., is the Trustee under the Indenture. We have appointed J.P. Morgan Trust Company, N.A., as Registrar and Paying Agent with regard to the notes.

      The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

      The Holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

No Personal Liability of Directors, Officers, Employees and Stockholders

      No director, officer, employee, incorporator or stockholder of the Company or any Subsidiary Guarantor will have any liability for any obligations of the Company or any Subsidiary Guarantor under the notes, any Subsidiary Guaranty or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of the notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver and release may not be effective to waive liabilities under the U.S. Federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

      The Indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Certain Definitions

      “Additional Assets” means:

(1) any property, plant or equipment or other long-lived assets used in a Related Business;

(2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

(3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Related Business.

      “Advisory Agreements” means the advisory agreements dated as of December 21, 2000, by and between the Company, Holdings and each of (i) Francisco Partners GP, LLC and (ii) TBW LLC, as assigned to Citigroup Venture Capital Equity Partners, L.P. pursuant to an assignment and assumption agreement dated as of December 11, 2001, including the Side Letter Agreement thereto dated June 26, 2002, as each may be amended, renewed, extended or supplemented from time to time.

      “Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of the covenants described under “— Certain Covenants — Limitation on Restricted Payments”, “— Certain Covenants — Limitation on Affiliate Transactions” and “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock” only, “Affiliate” shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

      “Asset Disposition” means any sale, lease (other than operating leases entered into by the Company or any Restricted Subsidiary as lessor in the ordinary course of business), transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(1) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

(2) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary; or

(3) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary

(other than, in the case of clauses (1), (2) and (3) above,

(A) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(B) for purposes of the covenant described under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock” only, (x) a disposition that constitutes a Restricted Payment permitted by the covenant described under “— Certain Covenants — Limitation on Restricted Payments” or a Permitted Investment and (y) a disposition of all or substantially all the assets of Holdings, the Company and its Restricted Subsidiaries in accordance with the covenant described under “— Certain Covenants — Merger and Consolidation”, which will be governed by the provisions of the Indenture described under that caption and not by the provisions described under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock”;

(C) sales or other dispositions of obsolete, negligible or worn-out assets in the ordinary course of business; and

(D) a disposition of assets with a fair market value of less than $500,000.)

      “Attributable Debt” in respect of a Sale/ Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/ Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/ Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby with be determined in accordance with the definition of “Capital Lease Obligation”.

      “Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

(1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

(2) the sum of all such payments.

      “Bank Indebtedness” means all Obligations pursuant to the Credit Agreement.

      “Board of Directors” with respect to a Person means the Board of Directors of such Person or any committee thereof duly authorized to act on behalf of such Board.

      “Business Day” means each day which is not a Legal Holiday.

      “Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

      “Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

      “Code” means the Internal Revenue Code of 1986, as amended.

      “Consolidated Coverage Ratio” as of any date of determination means the ratio of (x) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination to (y) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

(1) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding on the date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period;

(2) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

(3) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(4) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(5) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company (and shall include any applicable Pro Forma Cost Savings). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

      “Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, without duplication:

(1) interest expense attributable to Capital Lease Obligations and the interest expense attributable to leases constituting part of a Sale/ Leaseback Transaction;

(2) amortization of debt discount;

(3) capitalized interest;

(4) non-cash interest expense;

(5) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(6) net payments pursuant to Hedging Obligations;

(7) dividends accrued in respect of all Preferred Stock held by Persons other than the Company or a Restricted Subsidiary (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of the Company); provided, however, that such dividends will be multiplied by a fraction the numerator of which is one and the denominator of which is one minus the effective combined tax rate of the issuer of such Preferred Stock (expressed as a decimal) for such period (as estimated by the Chief Financial Officer of the Company in good faith);

(8) interest incurred in connection with Investments in discontinued operations;

(9) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Company or any Restricted Subsidiary; and

(10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.

      “Consolidated Net Income” means, for any period, the net income of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

(1) any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

(A) subject to the exclusion contained in clause (4) below, the Company’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

(B) the Company’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

(2) any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

(3) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(A) subject to the exclusion contained in clause (4) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

(B) the Company’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

(4) any gain (or loss) realized upon the sale or other disposition of any assets of the Company, its consolidated Subsidiaries or any other Person (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(5) extraordinary gains or losses;

(6) any transaction gains and losses due solely to fluctuations in currency values; and

(7) the cumulative effect of a change in accounting principles.

Notwithstanding the foregoing, for the purposes of the covenant described under “— Certain Covenants — Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the Company or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

      “Credit Agreement” means the Credit Agreement dated as of December 21, 2000, among the Company, Holdings, the lenders party thereto and Credit Suisse First Boston, as administrative agent and as collateral agent, together with the documents related thereto (including the term loans, revolving loans, swingline loans and letters of credit made or issued thereunder, any guarantees and security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Indebtedness incurred to Refinance, in whole or in part, the borrowings, letters of credit and commitments then outstanding or permitted to be outstanding under such Credit Agreement or a successor Credit Agreement, whether by the same or any other lender or group of lenders.

      “Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement to which such Person is a party.

      “CVC” means Citigroup Venture Capital Equity Partners, L.P. and its successors.

      “Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

      “Designated Senior Indebtedness”, with respect to a Person means:

(1) the Bank Indebtedness; and

(2) any other Senior Indebtedness of such Person which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $10.0 million and is specifically designated by such Person in the instrument evidencing or governing such Senior Indebtedness as “Designated Senior Indebtedness” for purposes of the Indenture.

      “Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1) matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

(3) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the first anniversary of the Stated Maturity of the notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the first anniversary of the Stated Maturity of the notes shall not constitute Disqualified Stock if:

(1) the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the notes and described under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock” and “— Certain Covenants — Change of Control”; and

(2) any such requirement only becomes operative after compliance with such terms applicable to the notes, including the purchase of any notes tendered pursuant thereto.

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

      “EBITDA” for any period means the sum of Consolidated Net Income, plus the following to the extent deducted in calculating such Consolidated Net Income, without duplication:

(1) all income tax expense of the Company and its consolidated Restricted Subsidiaries;

(2) Consolidated Interest Expense;

(3) depreciation and amortization expense of the Company and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid operating activity item that was paid in cash in a prior period);

(4) all other non-cash charges of the Company and its consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period); and

(5) restructuring costs and acquisition integration costs and fees, including cash severance payments made in connection with acquisitions;

in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

      “Equity Offering” means any primary offering of Capital Stock (other than Disqualified Stock) of (i) the Company or (ii) Holdings (to the extent the net cash proceeds thereof are contemporaneously contributed to the cash common equity of the Company), in each case other than any sale of Capital Stock to an Affiliate of Holdings or the Company.

      “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

      “Facilities” means the Term Loan Facilities and the Revolving Credit Facilities.

      “Foreign Subsidiary” means any Restricted Subsidiary not created or organized in the United States, any state thereof or the District of Columbia and that conducts substantially all its operations outside of the United States.

      “FP” means Francisco Partners, L.P. and its successors.

      “GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in:

(1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2) statements and pronouncements of the Financial Accounting Standards Board;

(3) such other statements by such other entity as approved by a significant segment of the accounting profession; and

(4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

      “GA-TEK” means GA-TEK Inc. and its successors.

      “Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit or standard contractual indemnities, in each case, in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

      “Guaranty Agreement” means a supplemental indenture, in the form provided in the Indenture, pursuant to which a Subsidiary Guarantor or Holdings guarantees the Company’s obligations with respect to the notes on the terms provided for in the Indenture.

      “Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

      “Holder” or “Noteholder” means the Person in whose name a note is registered on the Registrar’s books.

      “Holdings” means AMIS Holdings, Inc., a Delaware corporation and any successor corporation.

      “Holdings Guaranty” means the Guarantee by Holdings of the Company’s obligations with respect to the notes contained in the Indenture.

      “Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with “— Certain Covenants — Limitation on Indebtedness”:

(1) amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

(2) the payment of interest in the form of additional Indebtedness of the same instrument or the payment of dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms, in each case to the extent such pay-in-kind securities were contemplated on the issue date of the underlying securities; and

(3) the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Indebtedness will not be deemed to be the Incurrence of Indebtedness.

      “Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(2) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/ Leaseback Transactions entered into by such Person;

(3) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

(5) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Capital Stock of such Person or any Subsidiary of such Person or that are determined by the value of such Capital Stock, the principal amount of such Capital Stock to be determined in accordance with the Indenture;

(6) all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(7) all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets and the amount of the obligation so secured; and

(8) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 45 days thereafter.

      The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

      “Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Company.

      “Interest Rate Agreement” means in respect of a Person any interest rate swap agreement, interest rate cap agreement or other similar financial agreement or arrangement to which such Person is a party.

      “Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender and commission, travel and similar advances to officers and employees in the ordinary course of business) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. Except as otherwise provided for herein, the amount of an Investment shall be its fair value at the time the Investment is made and without giving effect to subsequent changes in value.

      For purposes of the definition of “Unrestricted Subsidiary”, the definition of “Restricted Payment” and the covenant described under “— Certain Covenants — Limitation on Restricted Payments”:

(1) “Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

      “Issue Date” means the date on which the old notes were originally issued.

      “Japan Energy Corporation” means Japan Energy Corporation and its successors.

      “Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York or the State of California.

      “Lenders” has the meaning specified in the Credit Agreement.

      “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

      “Net Available Cash” from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of:

(1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

(2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition; and

(4) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

      “Net Cash Proceeds”, with respect to any issuance or sale of Capital Stock or Indebtedness, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

      “Obligations” means, with respect to any Indebtedness, all obligations for principal, premium, interest, penalties, fees, costs, indemnifications (whether primary, secondary, direct, contingent, fixed or otherwise), reimbursements, post-petition interest and payments in respect of letters of credit (including payments in respect of reimbursements) and other amounts payable pursuant to the documentation governing such Indebtedness.

      “Officer” means the Chairman of the Board, any director, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary of the Company.

      “Officers’ Certificate” means a certificate signed by two Officers.

      “Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

      “Permitted Holders” means (i)(A) FP, any FP fund or co-investment partnership, (B) any general or limited partner of any FP fund or co-investment partnership (collectively, an “FP Partner”), and any corporation, partnership or other entity that is an Affiliate of any FP Partner (collectively “FP Affiliates”), (C) any managing director, general partner, director, limited partner, officer or employee of an FP fund, any FP Partner or any FP Affiliate, or any spouse, lineal descendant, sibling, parent, heir, executor, administrator, testamentary trustee, legatee or beneficiary of any of the foregoing persons described in this clause (C) (collectively, “FP Associates”) and (D) any trust, the beneficiaries of which, any charitable trust, the grantor of which, or any corporation, limited liability company or partnership, the stockholders, members or general or limited partners of which include only FP, FP Partners, FP Affiliates, FP Associates, their spouses or their lineal descendants;

      (ii) (A) CVC, CVC/ SSB Employee Fund, L.P., CVC Executive Fund LLC, Natasha Foundation, Citicorp Venture Capital Ltd., any CVC fund or co-investment partnership, Citigroup, any affiliate of Citigroup or any general or limited partner of any CVC fund or co-investment partnership (collectively, a “CVC Partner”), and any corporation, partnership or other entity that is an Affiliate of Citigroup or any CVC Partner (collectively “CVC Affiliates”), (B) any managing director, general partner, director, limited partner, officer or employee of any CVC fund, any CVC Partner or any CVC Affiliate, or any spouse, lineal descendant, sibling, parent, heir, executor, administrator, testamentary trustee, legatee or beneficiary of any of the foregoing persons described in this clause (B) (collectively, “CVC Associates”) and (C) any trust, the beneficiaries of which, any charitable trust, the grantor of which, or any corporation, limited liability company or partnership, the stockholders, members or general or limited partners of which include only CVC, CVC Partners, CVC Affiliates, CVC Associates, their spouses or their lineal descendants; and

      (iii) officers and directors of the Company on the Issue Date.

Except for a Permitted Holder specifically identified by name, in determining whether Voting Stock is owned by a Permitted Holder, only Voting Stock acquired by a Permitted Holder in its described capacity shall be treated as “beneficially owned” by such Permitted Holder.

      “Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1) the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

(2) another Person if, as a result of such Investment, such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person’s primary business is a Related Business;

(3) cash and Temporary Cash Investments;

(4) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6) loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary;

(7) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

(8) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock”;

(9) any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(10) any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

(11) any Person to the extent such Investments consist of Hedging Obligations otherwise permitted under the covenant described under “— Certain Covenants — Limitation on Indebtedness”;

(12) so long as no Default shall have occurred and be continuing (or result therefrom), any Person engaged in a Related Business in an aggregate amount which, when added together with the amount of all the Investments made pursuant to this clause (12) which at such time have not been repaid through repayments of loans or advances or other transfers of assets, does not exceed (A) $25 million at any time prior to the first anniversary of the Issue Date and (B) the greater of (x) $25 million or (y) 6% of Total Assets at any time thereafter (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); and

(13) Persons to the extent such Investments are in existence on the Issue Date.

      “Permitted Transferee” means, in the case of any Permitted Holder who is a natural Person, such Person’s spouse or children or grandchildren (in each case, natural or adopted), any trust for the sole benefit of such Person, such Person’s spouse or children or grandchildren (in each case, natural or adopted), any charitable trust the grantor of which is such Person, or any corporation or partnership all of the Capital Stock of which is directly and beneficially owned by such Person or such Person’s spouse or children or grandchildren (in each case, natural or adopted) (or any trust solely for the benefit of such persons).

      “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

      “Preferred Stock”, as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

      “principal” of a note means the principal of the note plus the premium, if any, payable on the note which is due or overdue or is to become due at the relevant time.

      “Pro Forma Cost Savings” means, with respect to any period, the reduction in costs that were

(1) directly attributable to an asset acquisition and calculated on a basis that is consistent with Regulation S-X under the Securities Act in effect and applied as of the Issue Date, or

(2) implemented by the business that was the subject of any such asset acquisition within twelve months of the date of the asset acquisition and that are supportable and qualifiable by the underlying accounting records of such business, as if, in the case of each of clause (1) and (2), all such reductions in costs had been effected as of the beginning of such period.

      “Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

      “Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

(1) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

(2) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced; and

(3) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Subsidiary that Refinances Indebtedness of the Company or (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

      “Registration Rights Agreement” means the Registration Rights Agreement to be dated the Issue Date among the Company and the initial purchasers.

      “Related Business” means any business in which the Company was engaged on the Issue Date and any business related, ancillary or complementary to any business of the Company in which the Company was engaged on the Issue Date.

      “Representative” means, with respect to a Person, any trustee, agent or representative (if any) for an issue of Senior Indebtedness of such Person.

      “Restricted Payment” with respect to any Person means:

(1) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and dividends or distributions payable solely to the Company or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

(2) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than the Company or a Restricted Subsidiary), including in connection with any merger or consolidation and including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock);

(3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of such Person (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition); or

(4) the making of any Investment (other than a Permitted Investment) in any Person.

      “Restricted Subsidiary” means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

      “Revolving Credit Facility” means the revolving credit facility (including any swingline facility and letter of credit facility) contained in the Credit Agreement and any other facility or financing arrangement that Refinances, in whole or in part, any such revolving credit facility (including any swingline facility and letter of credit facility).

      “Sale/ Leaseback Transaction” means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

      “SEC” means the U.S. Securities and Exchange Commission.

      “Secured Indebtedness” means any Indebtedness of the Company secured by a Lien.

      “Securities Act” means the U.S. Securities Act of 1933, as amended.

      “Senior Indebtedness” means with respect to any Person:

(1) Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and

(2) all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other obligations are subordinate or pari passu in right of payment to the notes, the Holdings Guaranty or the Subsidiary Guaranty of such Person, as the case may be; provided, however, that Senior Indebtedness shall not include:

(1) any obligation of such Person to any Subsidiary of such Person;

(2) any liability for Federal, state, local or other taxes owed or owing by such Person;

(3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

(4) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(5) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture.

      “Senior Subordinated Indebtedness” means, with respect to a Person, the notes (in the case of the Company), the Subsidiary Guaranty (in the case of a Subsidiary Guarantor), the Holdings Guaranty (in the case of Holdings) and any other Indebtedness of such Person that specifically provides that such Indebtedness is to rank pari passu with the notes, the Holdings Guaranty or such Subsidiary Guaranty, as the case may be, in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of such Person which is not Senior Indebtedness of such Person.

      “Shareholders’ Agreement” means the Shareholders’ Agreement dated December 21, 2000, by and among Holdings, FP, CVC, Japan Energy Corporation and other parties named therein or in joinder agreements thereto.

      “Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

      “Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

      “Subordinated Obligation” means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the notes, the Holdings Guaranty or a Subsidiary Guaranty of such Person, as the case may be, pursuant to a written agreement to that effect.

      “Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

(1) such Person;

(2) such Person and one or more Subsidiaries of such Person; or

(3) one or more Subsidiaries of such Person.

      “Subsidiary Guarantor” means AMI Acquisition LLC and AMI Acquisition II LLC and each other Subsidiary of the Company that guarantees the notes pursuant to the terms of the Indenture after the Issue Date.

      “Subsidiary Guaranty” means a Guarantee by a Subsidiary Guarantor of the Company’s obligations with respect to the notes.

      “Tax Sharing Agreement” means any tax sharing agreement between the Company and Holdings or any other Person with which Holdings or the Company is required to, or is permitted to, file a consolidated, combined or unitary tax return or with which Holdings or the Company is or could be part of a consolidated group for tax purposes.

      “Temporary Cash Investments” means any of the following:

(1) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

(2) investments in demand and time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

(4) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s Investors Service, Inc. or “A-1” (or higher) according to Standard and Poor’s Ratings Group; and

(5) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by Standard & Poor’s Ratings Group or “A” by Moody’s Investors Service, Inc.

      “Term Loan Facility” means the term loan facility contained in the Credit Agreement and any other facility or financing arrangement that Refinances in whole or in part any such term loan facility.

      “Total Assets” means the total consolidated assets of the Company and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as set forth on the Company’s most recent consolidated balance sheet as of a date not earlier than 30 days prior to the time such determination is being made.

      “Trustee” means JPMorgan Trust Company, N.A. until a successor replaces it and, thereafter, means the successor.

      “Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as amended and in effect on the Issue Date.

      “Trust Officer” means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

      “Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

      The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under “— Certain Covenants — Limitation on Restricted Payments”.

      The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “— Certain Covenants — Limitation on Indebtedness” and (B) no Default shall have occurred and be continuing. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

      “U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

      Except as described under “— Certain Covenants — Limitation on Indebtedness”, whenever it is necessary to determine whether the Company has complied with any covenant in the Indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

      “U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.

      “Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

      “Wholly Owned Subsidiary” means a Restricted Subsidiary all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or one or more Wholly Owned Subsidiaries.

MATERIAL U.S. TAX CONSEQUENCES OF THE EXCHANGE OFFER

      The exchange of old notes for new notes in the exchange offer will not result in any U.S. federal income tax consequences to holders. When a holder exchanges an old note for a new note in the exchange offer, the holder will have the same adjusted basis and holding period in the new note as in the old note immediately before the exchange.

PLAN OF DISTRIBUTION

      Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale of new notes received by it in exchange for old notes.

      We will not receive any proceeds from any sale of new notes by broker-dealers.

      New notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions

•	in the over-the-counter market

•	in negotiated transactions

•	through the writing of options on the new notes or

•	a combination of those methods of resale

at market prices prevailing at the time of resale, at prices related to prevailing market prices or negotiated prices.

      Any resale may be made

•	directly to purchasers or

•	to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker dealer or the purchasers of any new notes.

      Any broker-dealer that resells new notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of those new notes may be considered to be an “underwriter” within the meaning of the Securities Act. Any profit on any resale of those new notes and any commission or concessions received by any of those persons may be considered to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be considered to admit that it is an “underwriter” within the meaning of the Securities Act.

      For a period of 180 days after the consummation of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the securities, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the securities, including any broker-dealers, against some liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

      Certain legal matters regarding the validity of the new notes offered by this prospectus will be passed upon by us by Davis Polk & Wardwell, Menlo Park, California.

EXPERTS

      The consolidated balance sheets of AMIS Holdings, Inc. and subsidiaries at December 31, 2001 and 2000, the related combined/ consolidated statements of operations and cash flows for each of the three years in the period ended December 31, 2001 and the statements of shareholders’ equity (deficit) and comprehensive income for the year ended December 31, 2001 and the period from July 29, 2000 to December 31, 2000, appearing in this prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

      The combined financial statements of the Mixed Signal Business of Alcatel Microelectronics NV as of and for the year ended December 31, 2001, included in this prospectus, have been audited by Deloitte & Partners Bedrijfsrevisoren, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph that states that the financial statements are not intended to be a complete presentation of the financial position, results of operations before interest and taxes and cash flows of the Mixed Signal Business and are not necessarily indicative of the results that would be recorded had it operated on a stand-alone basis), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. Deloitte & Partners Bedrijfsrevisoren (formerly Arthur Andersen Bedrijfsrevisoren) entered into an agreement with the Belgium (Deloitte & Touche) member firm of Deloitte Touche Tohmatsu (“DTT”) that provides for the association of Deloitte & Partners Bedrijfsrevisoren with that practice.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933, covering the notes to be issued in the exchange offer (Registration No. 333-                              ). This prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is not necessarily complete. For further information regarding our company and the notes to be issued in the exchange offer, please reference the registration statement, including its exhibits.

      As a result of the exchange offer, we will become subject to the informational requirements of the Exchange Act. You may read and copy any reports or other information filed by us at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC’s regional office located at 5670 Wilshire Boulevard, 11th floor, Los Angeles, CA 90036-3648. Copies of this material can be obtained from the Public Reference Section of the SEC upon payment of fees prescribed by the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our filings with the SEC will also be available to the public from commercial document retrieval services and at the SEC’s Web site at “www.sec.gov.”

      In addition, you may request a copy of any of these filings, at no cost, by writing or telephoning us at the following address or phone number: AMI Semiconductor, Inc., 2300 Buckskin Road, Pocatello, Idaho, 83201; the telephone number at that address is (208) 233-4690.

      If for any reason we are not required to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended, we are still required under the indenture to furnish the holders of the new notes with the information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. In addition, we have agreed that, for so long as any notes remain outstanding, we will furnish to the holders of the notes and to securities analysts and prospective investors, upon their request, the information required to be delivered by Rule 144A(d)(4) under the Securities Act.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

COMBINED/CONSOLIDATED FINANCIAL STATEMENTS

As of and for the Years Ended December 31, 2001, 2000 and 1999

REPORT OF INDEPENDENT AUDITORS

The Board of Directors

AMIS Holdings, Inc. (formerly American Microsystems, Inc.)

      We have audited the accompanying consolidated balance sheets of AMIS Holdings, Inc. and subsidiaries as of December 31, 2001 and 2000, the related combined/consolidated statements of operations and cash flows for each of the three years in the period ended December 31, 2001 and the statements of shareholders’ equity (deficit) and comprehensive income for the year ended December 31, 2001 and the period from July 29, 2000 to December 31, 2000. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      The accompanying combined financial statements for the year ended December 31, 1999 were prepared on the basis of presentation as described in Note 1. The combined results of operations are not necessarily indicative of the results of operations that would be recorded by American Microsystems, Inc. on a stand-alone basis.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of AMIS Holdings, Inc. and subsidiaries at December 31, 2001 and 2000, and the combined/consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, on the basis described in Note 1, in conformity with accounting principles generally accepted in the United States.

/s/ ERNST & YOUNG LLP

Salt Lake City, Utah

February 6, 2002

AMIS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,

	2001	2000

ASSETS
Current assets:
Cash and cash equivalents	$28,650	$20,080
Accounts receivable, less allowances of $1,483 and $1,096 at December 31, 2001 and 2000, respectively	36,171	50,935
Inventories	26,040	41,669
Receivable from affiliate	6,156	4,843
Deferred tax assets	1,633	—
Prepaid expenses and other current assets	8,611	5,115

Total current assets	107,261	122,642
Property, plant and equipment, net	199,847	211,641
Deferred financing costs, net	5,333	6,405
Goodwill and other intangibles, net	39,297	51,745
Deferred tax assets	27,722	33,303
Restricted cash	4,200	—
Receivable from affiliate	600	750
Other	542	1,092

Total assets	$384,802	$427,578

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$5,798	$31,096
Payable to affiliates	—	19,040
Accrued expenses	14,150	13,744
Accrued employee compensation	4,229	13,240
Taxes payable	3,575	3,838
Current portion of long-term debt	8,047	1,750

Total current liabilities	35,799	82,708
Long-term debt, less current portion	165,203	173,250
Other long-term liabilities	3,431	3,472

Total liabilities	204,433	259,430
Commitments and contingencies
Series A Senior Redeemable Preferred Stock, 20,000,000 shares authorized, 17,893,954 and 17,870,100 shares issued and outstanding at December 31, 2001 and 2000, respectively	204,203	178,701
Series B Junior Redeemable Convertible Preferred Stock, 20,000,000 shares authorized, 14,313,538 and 14,296,084 shares issued and outstanding at December 31, 2001 and 2000, respectively	164,888	142,961
Shareholders’ Deficit
Common stock, $0.01 par value, 400,000,000 shares authorized, 138,494,398 and 138,091,002 shares issued and outstanding at December 31, 2001 and 2000, respectively	1,385	1,381
Additional paid-in capital	34,462	34,359
Shareholder notes receivable	(4,795)	(5,005)
Capital deficiency	(218,886)	(183,989)
Accumulated other comprehensive loss	(888)	(260)

Total shareholders’ deficit	(188,722)	(153,514)

Total liabilities and shareholders’ deficit	$384,802	$427,578

See accompanying notes.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

COMBINED/CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Year Ended December 31,

	2001	2000	1999

Net sales	$326,510	$382,177	$278,857
Cost of sales	186,400	202,664	157,520

	140,110	179,513	121,337
Operating expenses:
Research and development	42,112	37,410	39,844
Marketing and selling	35,373	39,179	31,688
General and administrative	25,566	19,867	19,608
Restructuring and impairment charges	4,983	—	—
Recapitalization and related expenses	—	18,421	—

	108,034	114,877	91,140

Operating income	32,076	64,636	30,197
Other income (expense):
Interest expense	(15,401)	(6,004)	(7,406)
Interest income	1,241	74	14
Other income (expense), net	407	1,923	(829)

	(13,753)	(4,007)	(8,221)

Income before income taxes	18,323	60,629	21,976
Provision for income taxes	5,642	27,032	10,869

Net income	12,681	33,597	11,107
Preferred stock dividend	47,578	1,246	—

Net income (loss) attributable to common shareholders	$(34,897)	$32,351	$11,107

Basic and diluted net loss per common share	$(0.25)

Weighted average number of shares used in calculating basic and diluted net loss per common share	138,215

See accompanying notes.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT) AND
COMPREHENSIVE INCOME
(In thousands)

									Accumulated
	Common Stock		Preferred Stock			Additional	Shareholder		Other
						Paid-In	Notes	Capital	Comprehensive
	Shares	Amount	Series A	Series B	Series C	Capital	Receivable	Deficiency	Loss	Total

Initial capitalization at July 29, 2000	—	$—	$29	$—	$—	$212,597	$—	$—	$—	$212,626
Issuance of warrant for services	—	—	—	—	—	594	—	—	—	594
Comprehensive income:	—
Net income	—	—	—	—	—	—	—	10,253	—	10,253
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	(260)	(260)

Total comprehensive income	—									9,993
Exercise of options in exchange for notes	1,430	1	—	—	—	5,004	(5,005)	—	—	—
Accretion of dividends on Series B and C Preferred Stock	—	—	—	—	—	—	—	(150)	—	(150)
Adjustment to equity in connection with Recapitalization (see Note 1)	67,616	690	—	—	—	(147,475)	—	(192,846)	—	(339,631)
Redemption of equity in connection with Recapitalization (see Note 1)	—	—	(29)	—	—	(35,671)	—	—	—	(35,700)
Accretion of dividend on Series A Senior Redeemable and Series B Junior Redeemable Convertible Preferred Stock	—	—	—	—	—	—	—	(1,246)	—	(1,246)
Impact of 2-for-1 stock split	69,045	690	—	—	—	(690)	—	—	—	—

Balance at December 31, 2000	138,091	1,381	—	—	—	34,359	(5,005)	(183,989)	(260)	(153,514)
Comprehensive income:
Net income	—	—	—	—	—	—	—	12,681	—	12,681
Unrealized derivative loss, net of reclassification to operations of $287 and income taxes of $505	—	—	—	—	—	—	—	—	(726)	(726)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	98	98

Total comprehensive income										12,053
Stock repurchase	(120)	(1)	—	—	—	(30)	210	—	—	179
Exercise of stock options	331	3	—	—	—	85	—	—	—	88
Issuance of common stock	192	2	—	—	—	48	—	—	—	50
Accretion of dividend on Series A Senior Redeemable and Series B Junior Redeemable Convertible Preferred Stock	—	—	—	—	—	—	—	(47,578)	—	(47,578)

Balance at December 31, 2001	138,494	$1,385	$—	$—	$—	$34,462	$(4,795)	$(218,886)	$(888)	$(188,722)

See accompanying notes.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

COMBINED/ CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,

	2001	2000	1999

Cash flows from operating activities
Net income	$12,681	$33,597	$11,107
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	44,096	35,539	39,690
Amortization of deferred financing costs	1,072	30	—
Stock compensation expense	777	—	—
Accrued restructuring charges	1,683	—	—
Provision for (benefit from) deferred income taxes	4,453	(2,667)	6,572
Loss on retirement of property, plant and equipment	866	48	—
Income statement impact of change in value of derivatives	248	—	—
Issuance of warrant in exchange for services	—	594	—
Changes in operating assets and liabilities:
Accounts receivable	14,764	(7,856)	(11,800)
Inventories	15,629	(17,319)	(1,173)
Prepaid expenses and other assets	(2,946)	(668)	(2,023)
Payable to affiliates	(14,203)	7,866	3,104
Accounts payable	(24,968)	6,940	2,787
Accrued expenses and other liabilities	(2,567)	1,127	5,547
Accrued employee compensation	(9,011)	7,062	1,115

Net cash provided by operating activities	42,574	64,293	54,926
Cash flows from investing activities
Purchases of property, plant, and equipment	(20,720)	(52,012)	(17,353)
Acquisition of other intangibles	—	(40,500)	(200)
Designation of restricted cash	(4,200)	—	—

Net cash used in investing activities	(24,920)	(92,512)	(17,553)
Cash flows from financing activities
Payments on long-term debt	(1,750)	—	—
Payments on related-party debt/advances from parent	(6,000)	(84,241)	(32,549)
Payments on long-term payables	(1,830)	(3,397)	(3,071)
Proceeds from bank borrowings and other debt	—	175,000	—
Stock repurchase, net of shareholder note receivable	(122)	—	—
Exercise of stock options for common and preferred stock	270	—	—
Issuance of common and preferred stock	250	—	—
Debt issuance costs	—	(6,435)	—
Redemption of equity in connection with recapitalization	—	(35,700)	—
Other	98	(193)	135

Net cash provided by (used in) financing activities	(9,084)	45,034	(35,485)

Net increase in cash and cash equivalents	8,570	16,815	1,888
Cash and cash equivalents at beginning of year	20,080	3,265	1,377

Cash and cash equivalents at end of year	$28,650	$20,080	$3,265

Supplementary cash flow information
Cash paid for interest (including capitalized interest in 1999)	$14,776	$6,445	$6,895
Cash paid for income taxes, including $8,707 paid to GA-TEK under tax sharing agreement	$9,213	$—	$—
Stock repurchase in exchange for shareholder note receivable	$(210)	$—	$—
Unrealized derivative loss, net of income taxes	$(726)	$—	$—
Assumption by GA-TEK of certain liabilities	$—	$11,232	$—
Issuance of stock in exchange for shareholder notes receivable	$—	$5,005	$—
Technology purchased in exchange for a long-term payable	$—	$—	$9,515

See accompanying notes.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/ CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2001

1.     Organization, Merger and Industry

Business

      AMIS Holdings, Inc. and its subsidiaries (the Company) are primarily engaged in designing, manufacturing and marketing semi-custom and custom integrated circuits worldwide.

Organization, Recapitalization and Basis of Presentation

      During 1997, American Microsystems, Inc. (AMI) operated as a subsidiary of Japan Energy Corporation (Japan Energy). Effective January 1, 1998, AMI merged with Gould Electronics Inc. (GEI), another subsidiary of Japan Energy, to form a new entity, GA-TEK Inc. (the Parent or GA-TEK), that was headquartered in Eastlake, Ohio and was a subsidiary of Japan Energy. AMI and GEI continued to conduct business as American Microsystems, Inc. and Gould Electronics Inc., respectively, and operated as separate business units of GA-TEK.

      During the period from January 1, 1998 through July 28, 2000, AMI was a division of GA-TEK (the Division) and, accordingly, the financial statements of AMI for that period are presented on a combined basis to include the operations of AMI and its related operating entities. However, as a division of GA-TEK, AMI had no separate legal status or capital structure. AMI’s resources and existence were at the disposal of GA-TEK’s management.

      Effective July 29, 2000, AMI Spinco, Inc. (Spinco), a newly formed entity, and GA-TEK entered into a separation agreement (the Separation Agreement) whereby substantially all of the assets and liabilities of AMI and its related operating entities were transferred by GA-TEK to Spinco in exchange for all of the Series A Preferred Stock of Spinco (see further discussion of the Preferred Stock in Note 14). For the period from July 29, 2000 through December 21, 2000, Spinco operated as a subsidiary of GA-TEK.

      On December 21, 2000, Spinco was recapitalized and certain related transactions were effected (the Recapitalization) pursuant to an agreement (the Recapitalization Agreement) among Spinco, GA-TEK, certain affiliates of Spinco and GA-TEK, an affiliate of Citicorp Venture Capital Ltd. (CVC) and an affiliate of Francisco Partners, L.P. (FP). In connection with the Recapitalization, Spinco became a wholly owned operating subsidiary of AMIS Holdings, Inc. (AMIS Holdings) and Spinco was renamed AMI Semiconductor, Inc.

      The Recapitalization was effected through the following transactions (on January 10, 2001, the Company declared a 2-for-1 stock split on its common stock; accordingly, all references to the Company’s common stock in the consolidated financial statements have been adjusted to reflect such stock split):

•	AMIS Holdings was capitalized with three tranches of capital stock: 138,091,002 shares of Common Stock; 17,870,100 shares of Series A Senior Redeemable Preferred Stock; and 14,296,084 shares of Series B Junior Redeemable Convertible Preferred Stock.

•	GA-TEK’s ownership in Spinco was converted into the following securities of AMIS Holdings: (i) 135,231,002 shares of Common Stock, (ii) 17,500,000 shares of Series A Senior Redeemable Preferred Stock, and (iii) 14,000,000 shares of Series B Junior Redeemable Convertible Preferred Stock. GA-TEK was also issued a warrant to purchase an additional 13,809,096 shares of Common Stock.

•	Current and former executives’ ownership in Spinco was converted into the following securities of AMIS Holdings: (i) 2,860,000 shares of Common Stock, (ii) 370,100 shares of Series A Senior

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/ CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Redeemable Preferred Stock, and (iii) 296,084 shares of Series B Junior Redeemable Convertible Preferred Stock.

•	CVC and FP each acquired the following securities of AMIS Holdings directly from GA-TEK: (i) 53,512,840 shares of Common Stock, (ii) 6,925,000 shares of Series A Senior Redeemable Preferred Stock, and (iii) 5,540,000 shares of Series B Junior Redeemable Convertible Preferred Stock in exchange for $138,500,000 in cash. Another third-party investment fund acquired the following securities of AMIS Holdings directly from GA-TEK: (i) 1,159,122 shares of Common Stock, (ii) 150,000 shares of Series A Senior Redeemable Preferred Stock, and (iii) 120,000 shares of Series B Junior Redeemable Convertible Preferred Stock in exchange for $3,000,000 in cash. The aggregate consideration paid by these third parties to GA-TEK was $280,000,000 in cash.

•	AMIS Holdings obtained $175,000,000 in bank debt and used the proceeds for the following: (i) redemption of outstanding Spinco Series B and C Preferred Stock and Common Stock warrants for total consideration of approximately $6,500,000; (ii) repayment of $72,200,000 of Spinco intercompany debt payable to GA-TEK; (iii) payment of $40,500,000 to GA-TEK for a non-compete agreement; (iv) payment of $29,200,000 to GA-TEK in satisfaction of the remaining liquidation preference on the Spinco Series A Preferred Stock; and (v) payment of Recapitalization related transaction expenses of approximately $24,856,000.

•	GA-TEK agreed to indemnify the Company for certain existing environmental exposures and to pay certain existing liabilities of the Company. The estimated amount of these obligations at December 21, 2000 was approximately $11,232,000.

      As a result of the foregoing transactions, CVC and FP each held approximately 38.8%, GA-TEK held approximately 19.6% and the remaining stockholders, including certain current and former executive officers, held approximately 2.8% of each class of capital stock of AMIS Holdings immediately subsequent to the Recapitalization.

      In connection with the Recapitalization, the Company incurred transaction fees and expenses of approximately $24,856,000. Approximately $6,435,000 of these fees were capitalized as debt issuance costs. The remaining fees and expenses of $18,421,000 are reflected in the accompanying statement of operations for the year ended December 31, 2000 as Recapitalization and related expenses. Because CVC and FP did not acquire substantially all of the Company’s outstanding capital stock, the basis of the Company’s assets and liabilities for financial reporting purposes was not impacted by the Recapitalization.

Principles of Combination/Consolidation

      The combined financial statements for 1999 include all of the income and expenses of the Division. For purposes of the accompanying financial statements, certain foreign operations in Japan, Germany, and the Philippines, as well as Focus Semiconductor, Inc., a U.S. subsidiary, have been combined with the operations of AMI and are presented together as “the Division.” All of these operations were former subsidiaries of AMI as of December 31, 1997 when AMI previously had separate legal existence.

      Effective July 29, 2000, in conjunction with the Separation Agreement discussed above, these operations became subsidiaries of Spinco. Effective December 21, 2000, Spinco (renamed AMI Semiconductor, Inc.) became a subsidiary of AMIS Holdings. Therefore, as of December 21, 2000 and thereafter, the consolidated financial statements include the accounts of AMIS Holdings and its subsidiaries.

      All significant intercompany transactions and accounts have been eliminated. Unrealized gains on intercompany transfers of inventory are eliminated and are recognized only upon sales to third parties.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/ CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Reclassifications

      Certain prior year amounts shown have been reclassified to conform to the current year presentation.

2.     Significant Accounting Policies

Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts in the combined/consolidated financial statements and the accompanying notes. Actual results may differ from those estimates.

Revenue Recognition

      The Company recognizes revenue from products sold directly to end customers when persuasive evidence of an arrangement exists, the price is fixed and determinable, shipment is made and collectibility is reasonably assured. In certain situations, the Company ships products through freight forwarders. Because title does not pass until product is shipped from the freight forwarder, revenue and related gross profit are deferred until such shipment is made by the freight forwarder. Revenue from contracts to perform engineering design and product development is recognized as milestones are achieved, which approximates the percentage-of-completion method, and costs associated with such contracts are expensed as incurred. (see Note 10)

      Shipping and handling costs are expensed as incurred and included in cost of sales.

Concentrations of Credit Risk

      Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade receivables. The Company’s customers include other U.S. and foreign semiconductor manufacturers and manufacturers of computer systems, automobiles, and industrial and telecommunications equipment. Management believes that any risk of accounting loss is significantly reduced due to the diversity of its products and end customers. The Company performs ongoing credit evaluations of its customers’ respective financial condition and requires collateral, such as prepayments or letters of credit, when deemed necessary. No one customer accounted for greater than 10% of net sales for the years ended December 31, 2001, 2000, and 1999.

      The Company’s foreign operations include product sort and test operations in the Philippines (AMI Semiconductor Philippines, Inc. or AMIS-P) and sales operations and product design centers in Germany and in Japan. Since their inception, the Company’s net equity in the operations of these entities, (including cumulative earnings or (losses)), and initial net assets invested in these operations through December 31, 2001 and 2000, respectively, totaled approximately $12,633,000 and $13,218,000, respectively, for AMIS-P, $4,076,000 and $3,748,000, respectively, for Germany, and $250,000 and $284,000, respectively, for Japan.

Cash and Cash Equivalents

      The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents are stated at amortized cost, which approximates fair value.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/ CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Inventories

      Inventories are stated at the lower of cost (using the first-in, first-out method) or market. The Company provides an allowance for inventories on hand, in excess of forecasted demand, generally six months or less, and obsolete inventories. Obsolete inventories are written off when disposed of.

Property, Plant and Equipment

      Property, plant and equipment are stated at cost, including capitalized interest. Any assets acquired as part of the purchase of all or a portion of another company’s operations are stated at fair value at the date of acquisition based on an independent appraisal. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets of three to thirty years. Repair and maintenance costs are expensed as incurred.

      During 1999, AMI revised its estimate of the useful lives of certain equipment in its Fab 10 facility. Previously, all equipment was included in one class and depreciated over 5 years. During 1999, that equipment was split into four classes and is being depreciated over a 5-, 7-, 10-, or 15-year period. The change was made to better reflect estimated useful lives of the equipment. The change reduced 1999 depreciation expense by approximately $10,483,000 as a result of extending expected useful lives.

Goodwill and Other Intangibles

      Goodwill and other intangibles are recorded at the lower of cost or their net realizable value and are being amortized on a straight-line basis over four to ten years and consist of the following as of December 31 (in thousands):

	2001	2000

Goodwill	$22,720	$22,720
Non-competition agreement	40,500	40,500
Debt issuance costs	6,435	6,435
Developed technology	60,195	60,195

	129,850	129,850
Accumulated amortization	(85,220)	(71,700)

	$44,630	$58,150

      In conjunction with the Recapitalization Agreement, the Company entered into a non-competition agreement with GA-TEK and Japan Energy. The cost of the non-competition agreement is being amortized over its five-year contractual life.

      Amortization expense relating to goodwill and other intangibles, excluding debt issuance costs, was $12,448,000, $6,064,000, and $9,390,000 for the years ended December 31, 2001, 2000, and 1999, respectively. These amounts are allocated between research and development and general and administrative expenses in the accompanying combined/consolidated statements of operations, depending on the nature and use of the intangible asset.

      Debt issuance costs relate to fees incurred to obtain a bank term loan and revolving credit facility. These costs are being amortized to interest expense over the respective lives of the debt issues on a straight-line basis, which approximates the effective interest method. Amortization expense was approximately $1,072,000, $30,000, and $0 for the years ended December 31, 2001, 2000 and 1999, respectively.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/ CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company regularly evaluates the carrying amounts of long-lived assets, including goodwill and other intangible assets, as well as the related amortization periods, to determine whether adjustments to these amounts or to the useful lives are required based on current circumstances or events. The evaluation, which involves significant management judgment, is based on various analyses including cash flow and profitability projections. To the extent such projections indicate that future undiscounted cash flows are not sufficient to recover the carrying amounts of the related long-lived assets, the carrying amount of the underlying assets will be reduced, with the reduction charged to expense so that the carrying amount is equal to fair value, primarily determined based on future discounted cash flows. No impairment of the Company’s long-lived assets has been indicated to date, except as discussed in Note 16.

Restricted Cash

      Restricted cash is comprised of an escrow account which was created to provide for the duties and obligations associated with an employment agreement between the Company and its Chief Executive Officer. (see Note 6)

Foreign Currency

      The U.S. dollar is the functional currency for AMIS-P. Remeasurement adjustments that result from the process of remeasuring this entity’s financial statements into U.S. dollars are included in other income (expense) and have not been significant for the years ended December 31, 2001, 2000 and 1999.

      The local currencies are the functional currencies for the Company’s sales operations and product design centers in Germany and Japan. Cumulative translation adjustments that result from the process of translating these entities’ financial statements into U.S. dollars are included as a component of comprehensive income and total $(162,000) and $(260,000) as of December 31, 2001 and 2000, respectively.

Income Taxes

      Prior to December 21, 2000, the Parent filed a consolidated tax return in the United States that included AMI. The provision for income taxes in the accompanying combined/consolidated statements of operations, as described in Note 11, is computed as if AMI filed a separate tax return in the United States for all periods presented. Income taxes are recorded based on the liability method, which requires recognition of deferred tax assets and liabilities based on differences between financial reporting and tax bases of assets and liabilities measured using enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. AMI paid its 1999 and 2000 United States federal and state current income tax liability, $30,465,000 as computed, to GA-TEK in 2000, with the exception of the payment related to the fourth quarter of 2000 (through December 21, 2000). The amount of the 2000 fourth-quarter payment, approximately $8,707,000, was negotiated with GA-TEK as part of the Recapitalization. The amount, which was paid in 2001, was included in payable to affiliates as of December 31, 2000 in the accompanying consolidated balance sheet.

Stock Options

      The Company has elected to follow the intrinsic value-based method prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” (APB 25) and related interpretations in accounting for its employee stock options rather than adopting the alternative fair value accounting provided for under FASB Statement No. 123, “Accounting for Stock-Based Compensation” (SFAS 123).

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/ CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Stock compensation expense for options and/or warrants granted to non-employees has been determined in accordance with SFAS 123 and the Emerging Issues Task Force consensus in Issue No. 96-18, “Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling Goods or Services” (EITF 96-18). The fair value of options or warrants granted to non-employees is periodically re-measured as the underlying options or warrants vest.

Earnings Per Share

      Options to purchase 15,378,306 shares of common stock and warrants to purchase 13,809,096 of common stock were outstanding as of December 31, 2001, but were not included in the computation of diluted earnings per share as the effect would be antidilutive because of the net loss attributable to common shareholders recorded during the period. Issuance of common stock under the warrants is contingent upon the completion of an initial public offering or change in control. Additionally, conversion of the Company’s Junior Preferred Stock to common stock is contingent upon an initial public offering, with the number of common shares to be determined by reference to the initial public offering price. Because the Company operated as a division of GA-TEK until July 29, 2000, earnings per share is not a relevant measure for the years ended December 31, 2000 and 1999 and, as such, has not been presented herein for those periods.

Derivatives

      In 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” which was subsequently amended by SFAS No. 137, “Accounting for Derivative Financial Instruments and Hedging Activities — Deferral of the Effective Date of SFAS No. 133,” and SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities.” SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability and measured at its fair value. The statement also requires that changes in the derivative’s fair value be recognized in earnings unless specific hedge accounting criteria are met. SFAS No. 133, as amended by SFAS No. 137 and SFAS No. 138, is effective for all fiscal years beginning after June 15, 2000. The Company adopted SFAS No. 133 in fiscal 2001. Because the Company did not hold any derivative instruments in 2000, as expected, the adoption of SFAS No. 133 did not have a material impact on its historical financial condition or results of operations. The Company has followed the guidance of SFAS No. 133 in accounting for its derivative instruments entered into in June 2001. (See Note 15 for further discussion.)

New Accounting Pronouncements

      In July 2001, the FASB issued SFAS No. 142, “Goodwill and Other Intangible Assets” which addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, “Intangible Assets.” SFAS No. 142 eliminates amortization of goodwill and intangible assets with indefinite lives and instead sets forth methods to periodically evaluate goodwill for impairment. SFAS No. 142 provides guidance for testing goodwill and indefinite-lived intangible assets for impairment. The amortization provisions of Statement 142 apply to goodwill and indefinite-lived intangible assets acquired after June 30, 2001. With respect to goodwill and intangible assets acquired prior to July 1, 2001, companies are required to adopt Statement 142 in their fiscal year beginning after December 15, 2001, (i.e., January 1, 2002 for calendar-year companies). The Company is continuing to evaluate the impact of this statement on its financial statements. Unamortized goodwill totals approximately $899,000 at December 31, 2001.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/ CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” This Statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This Statement supersedes FASB Statement No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of,” and the accounting and reporting provisions of APB Opinion No. 30, “Reporting the Results of Operations and Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions,” for the disposal of a segment of a business (as previously defined in that Opinion). This statement also amends ARB No. 51, “Consolidated Financial Statements,” to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. This statement is effective for years beginning after December 15, 2001 (i.e., January 1, 2002 for calendar year companies). The Company is evaluating the impact, if any, of this statement on its financial statements.

3.     Inventories

      Inventories consist of the following as of December 31 (in thousands):

	2001	2000

Raw materials	$4,359	$7,967
Work-in-process	16,839	24,581
Finished goods	4,842	9,121

	$26,040	$41,669

4.     Property, Plant and Equipment

      Property, plant and equipment consists of the following as of December 31 (in thousands):

	2001	2000

Land and buildings	$54,140	$53,976
Machinery and equipment	330,334	294,364
Construction-in-progress	7,002	25,237

	391,476	373,577
Less accumulated depreciation	(191,629)	(161,936)

	$199,847	$211,641

      Depreciation expense related to property, plant and equipment was $31,648,000, $29,476,000, and $30,300,000 for the years ended December 31, 2001, 2000, and 1999, respectively.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/ CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.     Liabilities

Accrued Expenses

      Accrued expenses consist of the following as of December 31 (in thousands):

	2001	2000

Property, sales and use and other taxes	$2,699	$1,221
Preferred stock dividend payable	2,253	1,246
Reserve for product development project losses	2,000	2,489
Employee medical insurance reserve	1,559	1,200
Accrued sales representatives’ commissions	1,249	2,512
Reserve for restructuring charges	1,683	—
Other	2,707	5,076

	$14,150	$13,744

Other Long-Term Liabilities

      Other long-term liabilities consist of the following as of December 31 (in thousands):

	2001	2000

Liability for purchase of developed technology	$1,011	$2,165
Unrealized loss on derivatives	1,479	—
Other long-term liabilities	941	1,307

	$3,431	$3,472

6.     Commitments

      The Company leases certain facilities and equipment under noncancelable operating lease arrangements, some of which include various renewal options and escalation clauses. During the years ended December 31, 2001, 2000, and 1999, rental expense under such arrangements was approximately $2,509,000, $3,266,000, and $1,950,000, respectively.

      Approximate future minimum annual rental commitments at December 31, 2001 are as follows: 2002 — $2,034,000; 2003 — $1,977,000; 2004 — $1,752,000; 2005 — $408,000; and 2006 — $172,000.

      In order to achieve more favorable pricing and ensure delivery when demanded, the Company contracts for certain chemicals, raw materials, and services at fixed prices but not fixed quantities. These contracts are renegotiated on either a quarterly or annual basis. As no fixed quantities are required and terms are less than one year, no reportable commitment is deemed to exist for these contracts.

      In September 2001, the Company hired a new chief executive officer (CEO). The CEO’s employment agreement specifies an annual salary with a target bonus opportunity of 50% to 100% of the base salary. The Company has granted to the CEO 3,494,001 options to purchase shares of common stock at $0.26 per share. The term of the employment agreement extends to December 31, 2003, with early termination or extension possible under certain criteria. Upon certain termination events, the CEO is entitled to acceleration of vesting on the options and severance payments as set forth in the employment agreement, which amounts will be reduced by the value, if any, realized on vested options.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/ CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.     Transactions with Related Parties

      On October 1, 1992, AMI and GEI entered into a corporate services agreement (the Agreement) whereby GEI provided AMI with certain legal, tax, banking and finance, insurance, and human resource services through December 31, 1994. During 1995, both parties agreed to extend the term of the agreement indefinitely in exchange for a monthly fee of $21,000 payable to GEI, which was paid throughout 1997, 1998, 1999 and through July 29, 2000. In addition to the monthly service fee, AMI also reimbursed GEI for the direct cost of providing employee benefits and other services.

      Effective July 29, 2000, in conjunction with the Separation Agreement discussed in Note 1, the Company and GA-TEK entered into an agreement whereby GA-TEK agreed to provide these same services to the Company for $30,000 per month. With the exception of certain benefits and insurance items, which were provided for a limited period of time under the Recapitalization Agreement, these services are no longer being provided by GA-TEK. As of December 31, 2000, the Company owed GA-TEK approximately $13,040,000 for taxes (as discussed in Note 2) and services. This amount is included in payable to affiliates in the accompanying consolidated balance sheet.

      Pursuant to the terms of the Recapitalization Agreement, AMIS Holdings entered into advisory agreements with CVC and FP (the Sponsors) pursuant to which the Sponsors may provide financial, advisory and consulting services to AMIS Holdings. In exchange for such services, commencing with the fiscal quarter ended March 31, 2001, when and if AMIS Holdings achieves certain EBITDA targets, each Sponsor will be entitled to an annual advisory fee, the amount of which will be the greater of $1,000,000 per year or 0.3% of the consolidated annual revenue of AMIS Holdings for the last twelve months, plus out-of-pocket expenses, for the remaining term of the advisory agreement. The advisory fee is paid in advance, on a quarterly basis. Each advisory agreement is in effect for an initial term of ten years, subject to termination by the Sponsor or AMIS Holdings upon written notice 90 days prior to the expiration of the initial term or any extension thereof. In 2001, each of the sponsors received approximately $1,243,000, of which $1,000,000 related to 2001 and $243,000 was prepaid for 2002. In connection with the Recapitalization Agreement, each Sponsor received a one-time transaction fee of $6,000,000, plus fees and expenses related to the transaction. As of December 31, 2000, one of the Sponsor’s fees had not yet been paid and was included in payable to affiliates in the accompanying consolidated balance sheet. This amount was paid in 2001.

      Effective July 1, 1998, the Division entered into a services agreement with Japan Energy whereby Japan Energy provides certain advisory services with respect to the development and manufacture of semiconductor products. In exchange for these advisory services, AMI agreed to pay $412,500 per quarter during 2000 and $300,000 per quarter during 1999. The agreement expired after one year but was extended on an annual basis by mutual agreement. At December 31, 2000, the Company accrued $137,500 related to the services agreement in accounts payable on the accompanying consolidated balance sheet. This services agreement expired in 2001.

      In 1999, Japan Energy entered into an agreement with a major semiconductor manufacturer pursuant to which the semiconductor manufacturer will provide certain technology and related technological assistance to AMI. AMI agreed to reimburse Japan Energy for the amounts due under the agreement, which is denominated in yen, totaling approximately ¥1,000,000,000 (or $9,515,000) over a five-year period. Under the Recapitalization Agreement, GA-TEK agreed to pay one-half of the remaining outstanding obligation to this major semiconductor manufacturer. As of December 21, 2000, the effective date of the Recapitalization Agreement, the obligation totaled approximately ¥775,000,000, or $6,778,000 using an estimated exchange rate of approximately $0.00875/¥. Consequently, AMI recorded a contra-liability of $3,389,000, representing the portion of the obligation that GA-TEK agreed to pay. As of December 31, 2001, the remaining obligation was approximately ¥495,000,000, or $3,778,000 using an

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/ CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

estimated exchange rate of approximately $0.00763/¥. The contra-liability as of December 31, 2001 was $1,889,000, representing one-half of the liability.

      Estimated gross remaining future payments to be made by the Company related to this agreement for the next three years ending December 31 are as follows: 2002 — ¥230,000,000; 2003 — ¥165,000,000; and 2004 — ¥100,000,000, or approximately 2002 — $1,756,000; 2003 — $1,259,000; and 2004 — $763,000 using an estimated exchange rate of approximately $0.00763/¥. The current portion, offset by the contra-liability, is included within accounts payable and the long-term portion, offset by the contra-liability, is included within other long-term liabilities in the accompanying consolidated balance sheets.

      Also, in conjunction with the Recapitalization Agreement, GA-TEK agreed to indemnify the Company for any property tax, foreign tax and sales and use tax obligations outstanding at December 21, 2000. As of December 31, 2000, the Company had accrued approximately $6,343,000 for these obligations in taxes payable and accrued expenses in the accompanying consolidated balance sheet. The Company has recorded an offsetting receivable from affiliate for $4,593,000 and a reduction in accrued expenses for $1,750,000 relating to this amount. As of December 31, 2001, the Company has a remaining accrual relating to these tax obligations of approximately $4,175,000. The Company has recorded an offsetting receivable from affiliate for $4,175,000.

      Certain retention and incentive plans were instituted as part of the Recapitalization. In accordance with these plans, $2,838,000 was paid out to certain executives of the Company in 2001 and 2000. Such amounts are to be reimbursed by GA-TEK in accordance with the Recapitalization Agreement. As of December 31, 2001, the Company had $1,915,000 recorded as a receivable from affiliate for these reimbursable costs, with the remainder having been previously paid by GA-TEK.

      Sales to Japan Energy from AMIS-P were $128,000, $179,000, and $221,000 for the years ended December 31, 2001, 2000, and 1999, respectively. No related receivable balance existed at December 31, 2001 and 2000.

8.     Notes Payable

      In 1997, a noninterest-bearing note payable in the amount of $4,893,000 was issued to the former shareholders of Focus Semiconductor, Inc. (Focus) relating to the acquisition of Focus. This note payable was included in accrued expenses on the accompanying consolidated balance sheet at December 31, 2000. Because the debt was recorded at its net present value, using the Company’s estimated incremental borrowing rate, the carrying value of this note approximated its fair value.

      In conjunction with the Recapitalization Agreement, GA-TEK agreed to pay one-half of the remaining outstanding obligation under this agreement relating to the acquisition of Focus. As of December 21, 2000, the effective date of the Recapitalization Agreement, one-half of the obligation, including estimated interest to be accrued through the payment date, totaled approximately $500,000 and was offset in part against the obligation to the former Focus shareholders. This obligation was paid in full during 2001.

9.     Long-Term Debt

      Formal notes were executed between Spinco and GA-TEK as part of the Separation Agreement on July 29, 2000 to replace the debt previously allocated to AMI from GA-TEK in 1999. These notes were repaid as part of the Recapitalization Agreement.

      In conjunction with the Recapitalization Agreement, the Company obtained $250,000,000 of Senior Secured Credit Facilities (the Facilities) consisting of a $75,000,000 Revolving Credit Facility and a $175,000,000 Term Loan Facility. The Term Loan was fully drawn on December 21, 2000 to pay cash

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/ CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

consideration, non-competition consideration, repay existing debt and pay transaction costs in conjunction with the Recapitalization Agreement. The Revolving Credit Facility ($20,000,000 of which may be in the form of letters of credit) is available for working capital and general corporate purposes. As of December 31, 2001, no amount was drawn on the Revolving Credit Facility.

      Interest rates may be adjusted based upon the Company’s option and upon leverage ratios, as specified within the terms of the Facilities, as amended, and range from LIBOR or Alternate Base Rate (ABR) (the higher of the prime rate and the Federal Funds Effective Rate plus 0.5%) plus a range of 1.5% to 3.75%. The stated interest rate at December 31, 2001 under the Facilities was 5.4%, with an effective rate of 6.4% after considering the impact of certain hedging arrangements (see Note 15 for further discussion of the hedging arrangements) associated with the Facilities. Additional fees may be required for letters of credit utilized by the Company. The Company will also pay certain fees with respect to any unused portion of the Facilities. Because the interest rate on this debt is variable, the carrying value approximates the fair value.

      The Revolver and the Term Loan each have terms of six years, maturing in December 2006. The Term Loan will amortize in 23 equal quarterly installments of $437,500 beginning March 31, 2001, with the balance due at maturity. Interest for the Facilities is due at least quarterly.

      The Facilities are unconditionally guaranteed by AMIS Holdings and each existing domestic subsidiary and by each subsequently acquired or organized domestic subsidiary. The Facilities are secured by substantially all of the assets of the domestic subsidiaries including but not limited to: (a) a first-priority pledge of (i) all the capital stock of AMI Semiconductor, and (ii) all the capital stock of any subsidiary guarantor, and (b) perfected first-priority security interests in substantially all tangible and intangible assets of AMI Semiconductor and each guarantor.

      The Facilities require the Company to maintain a consolidated interest coverage ratio and a maximum leverage ratio and certain other nonfinancial covenants, all as defined within the credit agreement, as amended. The Facilities also generally restrict payment of dividends to parties outside of the consolidated entity.

      The aggregate maturities of all long-term debt for the five fiscal years subsequent to December 31, 2001 are as follows: 2002 — $1,750,000, 2003 — $1,750,000, 2004 — $1,750,000, 2005 — $1,750,000, and 2006 — $166,250,000. The Company is also required to make annual installment payments on the Term Loan based on the prior year’s excess cash flow, as defined in the credit agreement. In March 2002, the Company will pay approximately $6,297,000 on the long-term debt relating to this excess cash flow requirement (50% of the Company’s excess cash flow). This amount is included in current maturities on the accompanying balance sheet. In 2003, the Company will be required to pay 100% of its excess cash flow toward the debt. In 2004 and following, the Company will be required to pay 50% of its excess cash flow toward the debt. In February 2002, the Company paid an additional $5,000,000 on the long-term debt as a result of negotiating an amendment to certain covenants contained in the Facilities.

10.     Customer-Funded Product Development Activities

      Customer-funded product development activities are accounted for as contracts. The Company evaluates individual contracts and, where appropriate, records an accrual for any contracts that individually are expected to result in an overall loss. Revenue earned and costs incurred on product development contracts for the years ended December 31 are as follows (in thousands): 2001 — $26,059,000 and $20,677,000, respectively; 2000 — $30,779,000 and $25,157,000, respectively; and 1999 — $27,328,000 and $23,369,000, respectively.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/ CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.     Provision for Income Taxes

      The provision for income taxes for the years ended December 31 is as follows (in thousands):

	2001	2000	1999

Federal:
Current	$(306)	$21,748	$3,528
Deferred	4,316	(1,754)	5,643

	4,010	19,994	9,171
State:
Current	(53)	3,551	708
Deferred	740	(559)	864

	687	2,992	1,572
Foreign:
Current	1,548	4,400	61
Deferred	(603)	(354)	65

	945	4,046	126

Total	$5,642	$27,032	$10,869

      The provision for income taxes differs from the amount computed by applying the federal statutory income tax rate of 35% for the following years ended December 31 as follows (in thousands):

	2001	2000	1999

Federal tax at statutory rate	$6,413	$21,220	$7,692
State taxes (net of federal benefit)	1,099	3,638	1,318
Foreign taxes, net of federal impact	719	800	251
Nondeductible goodwill amortization	768	1,380	1,380
Change in valuation allowance	(3,728)	—	—
Other, net	371	(6)	228

Total	$5,642	$27,032	$10,869

	30.8%	44.6%	49.5%

      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/ CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Significant components of the Company’s deferred tax assets and liabilities are as follows as of December 31 (in thousands):

	2001	2000

Deferred tax assets:
Reserves not currently deductible	$3,962	$—
Intangibles basis difference	77,932	81,521
Net operating loss carryforwards	8,289	—
Other	987	—

Total deferred tax assets	91,170	81,521
Deferred tax liabilities:
Fixed asset basis difference	(15,252)	(8)
Inventory valuation	(2,183)	—
Other	(1,180)	(1,282)

Total deferred tax liabilities	(18,615)	(1,290)

	72,555	80,231
Valuation allowance	(43,200)	(46,928)

Net deferred tax assets	$29,355	$33,303

      Pretax income (loss) from foreign operations was $552,000 for 2001, $7,917,000 for 2000, and $(612,000) for 1999. U.S. taxes have not been provided for unremitted cumulative foreign earnings of approximately $19,000,000, $18,000,000, and $10,000,000 for 2001, 2000, and 1999, respectively. The residual U.S. tax liability, if such amounts were remitted, would not be significant.

      The separation of AMI from GA-TEK on July 29, 2000 was effected as a taxable transaction. Accordingly, the assets and liabilities of AMI were restated for tax purposes to their fair value at July 29, 2000. The increase in the tax basis of the assets as a result of this transaction gave rise to an increase in the Company’s deferred tax assets of approximately $159,192,000. A valuation allowance of $78,450,000 was established to reduce the deferred tax asset to an amount that is more likely than not to be realized. This net increase was credited to additional paid-in capital as of July 29, 2000 in connection with this transaction.

      The December 21, 2000 Recapitalization was treated as an asset acquisition for tax purposes; therefore, the assets and liabilities of Spinco were restated for tax purposes to their fair value at December 21, 2000. The decrease in the tax basis of the assets as a result of the Recapitalization caused a decrease in the Company’s deferred tax assets of $60,723,000. The valuation allowance also decreased by $31,522,000. The reduction in the deferred tax assets, net of the valuation allowance, as of December 21, 2000, was offset against equity in the accompanying consolidated balance sheet in connection with the Recapitalization.

      As of December 31, 2001 and 2000, the Company prepared an analysis of projected taxable income, including tax strategies available to generate future taxable income. Based on that analysis, the Company believes its valuation allowance reduces the net deferred tax asset to an amount that it believes will more likely than not be realized.

      In 2001, the Company generated approximately $20,217,000 of state and federal net operating loss carryforwards. If not used, it is expected that these carryforwards will expire in 2021.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/ CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12.     Employee Benefit Plans

Retirement Plan — AMIS-P

      AMIS-P has a noncontributory defined benefit retirement plan (the Plan) for the benefit of all permanent employees in the Philippines. The Plan provides employees with a lump-sum retirement benefit equivalent to one month’s salary per year of service based on the final monthly gross salary before retirement. Total benefit obligations under the Plan and contributions to the Plan are not material to the combined consolidated financial statements.

Defined Contribution Plan — AMIS Holdings

      Prior to January 1, 2001, the Company participated in a voluntary contributory retirement savings plan maintained by GA-TEK for substantially all employees in the United States. As of January 1, 2001, substantially all United States employees are eligible to participate in a 401(k) plan sponsored by AMIS Holdings. Both plans require the Company to match 50% of employee contributions, as defined, up to 6% of the employee’s annual salary. For the years ended December 31, 2001, 2000 and 1999, employer contributions totaled approximately $1,643,000, $1,509,000 and $1,333,000, respectively.

13.     Contingencies

      The Company is subject to various claims and legal proceedings covering matters that arise in the ordinary course of its business activities. Management believes any liability that may ultimately result from the resolution of these matters will not have a material adverse effect on the Company’s consolidated financial position, operating results, or cash flows.

      In addition, the Company is a “primary responsible party” to an environmental remediation and cleanup at its former corporate headquarters in Santa Clara, California (see discussion below regarding indemnification by GA-TEK). Costs incurred by the Company include implementation of the clean-up plan, operations and maintenance of remediation systems, and other project management costs. Management’s estimated range of the remaining cost to fulfill its obligations under the remediation effort, as determined in consultation with its environmental consultants and the governing regulatory agency, is $750,000 to $1,250,000. The Company has accrued the lower end of the range or approximately $750,000 at December 31, 2001 and $1,000,000 at December 31, 2000. The short-term portion of this accrual is included in accrued expenses and the long-term portion is included in other long-term liabilities within the accompanying consolidated balance sheets. The liability is expected to be paid as follows: 2002 — $150,000, and $150,000 for the subsequent four years (2003 -  2006). Due to the inherent uncertainties surrounding a contingency of this nature, there exists a reasonable possibility that such estimates could change in the near term.

      In conjunction with the Recapitalization Agreement, GA-TEK agreed to indemnify the Company for any obligation relating to this environmental issue. In accordance with Statement of Position (SOP) No. 96-1, “Environmental Remediation Liabilities,” because amounts to be paid by the Company and reimbursed by GA-TEK are not fixed and determinable, the Company has not offset the receivable from GA-TEK against the estimated liability on the consolidated balance sheets. Therefore, a receivable from GA-TEK is recorded for $750,000 and $1,000,000 on the accompanying consolidated balance sheets as of December 31, 2001 and 2000, respectively.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/ CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14.     Shareholders’ Deficit

Common and Preferred Stock

      Effective July 29, 2000, as part of the Separation Agreement, Spinco issued 29,055,500 shares of its 50,000,000 authorized shares of Preferred Stock as follows: 29,050,000 shares of Series A Preferred Stock, 500 shares of Series B Preferred Stock and 5,000 shares of Series C Preferred Stock. The Series A Preferred Stock was issued to GA-TEK as part of the Separation Agreement. The Series B Preferred Stock was issued to a professional services firm as consideration for services rendered in connection with the Separation Agreement. The Series C Preferred Stock was issued to Japan Energy. As discussed in Note 1, all such common and preferred stock of Spinco was converted or retired pursuant to the terms of the Recapitalization Agreement.

      In accordance with the Recapitalization Agreement dated December 21, 2000, the Company issued (post stock split) 138,091,002 shares of its 400,000,000 authorized shares of Class A Common Stock, 17,870,107 shares of its 20,000,000 authorized shares of Series A Senior Redeemable Preferred Stock (Senior Preferred Stock) and 14,296,086 shares of its 20,000,000 authorized shares of Series B Junior Redeemable Convertible Preferred Stock (Junior Preferred Stock). The Company authorized an additional 200,000,000 shares of Class B Common Stock and 10,000,000 shares of undesignated Preferred Stock, none of which is outstanding at December 31, 2001.

      The Senior Preferred Stock ranks senior to all classes or series of equity securities, including the Junior Preferred Stock and the Common Stock and holders are entitled to cumulative quarterly dividends when, as and if declared by the Board of Directors in an amount per share equal to 13.5% of the accreted value per annum. The accreted value is $10 per share plus the amount of any cumulative unpaid dividends. As of December 31, 2001 and 2000, cumulative unpaid dividends totaled $26,211,000 and $670,000, respectively. In the event of any liquidation, before any payment shall be made to holders of Junior Preferred Stock or Common Stock, the holders of Senior Preferred Stock shall be entitled to receive an amount per share equal to the accreted value of such Senior Preferred Stock plus accrued dividends on the date of distribution.

      The Company has the option to redeem at any time some or all of the outstanding shares of Senior Preferred Stock at a redemption price per share equal to the accreted value on such date plus all accrued dividends. On December 15, 2010, the Company shall redeem for cash all of the outstanding shares of Senior Preferred Stock at a redemption price per share equal to the accreted value on such date plus accrued dividends.

      The Junior Preferred Stock ranks junior to the Senior Preferred Stock and senior to all other classes or series of equity securities, including the Common Stock and holders are entitled to cumulative quarterly dividends when, as and if declared by the Board of Directors in an amount per share equal to 14.5% of the accreted value per annum. The accreted value is $10 per share plus the amount of any cumulative unpaid dividends. As of December 31, 2001 and 2000, cumulative unpaid dividends totaled $22,613,000 and $576,000, respectively. In the event of any liquidation, before any payment shall be made to holders of Common Stock, the holders of Junior Preferred Stock shall be entitled to receive an amount per share equal to the accreted value of such Junior Preferred Stock plus accrued dividends on the date of distribution.

      Upon an initial public offering, the Company has the right to convert any or all outstanding shares of Junior Preferred Stock into shares of the Company’s Class A Common Stock. Each share of Junior Preferred Stock shall convert into the number of shares of Class A Common Stock equal to the quotient of the accreted value (plus accrued dividends) divided by the Class A Common Stock per share price to the public (less underwriting discounts and commissions) in the initial public offering. On June 15, 2011,

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/ CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the Company will be required to redeem all outstanding shares of Junior Preferred Stock at a redemption price per share equal to the accreted value on such date plus all accrued dividends.

      In 2001, the Company awarded 96,154 shares of Common Stock, 11,360 shares of Senior Preferred Stock and 9,025 shares of Junior Preferred Stock to the interim chief executive officer for a total of $250,000, which represented the fair value of such shares, as determined by the Board of Directors, at the date of grant. Compensation expense was recorded for this stock award. Additionally, the Company sold 96,154 shares of Common Stock, 11,146 shares of Senior Preferred Stock and 8,843 shares of Junior Preferred Stock to this same individual for $250,000. The number of Preferred Shares changed between the two issuances while the values of the transactions remained the same because of dividend accretion on the Preferred Shares prior to the sale of stock.

Stock Options

      Effective July 29, 2000, Spinco adopted and approved the 2000 Equity Incentive Plan. In general, options granted vest over three and a half to four years.

      Effective December 21, 2000, the Board of Directors of AMIS Holdings amended and restated the 2000 Equity Incentive Plan. The Board of Directors revised the share reserve such that as of December 21, 2000, 8,375,800 units (post stock split) were reserved which consist of 8,375,800 shares of Common Stock, 1,083,897 shares of Senior Preferred Stock and 867,118 shares of Junior Preferred Stock. The Board further reserved 8,338,144 shares (post stock split) of Common Stock for options to be issued in the future. As such, all future options will be for AMIS Holdings Common Stock only. If any stock award expires or otherwise terminates, the shares of Common Stock not acquired will revert to and again become available for issuance under the Plan. No Common Stock options were issued between December 21, 2000 and December 31, 2000. On August 28, 2001, the Board of Directors amended and restated the 2000 Equity Incentive Plan. The Board of Directors revised the share reserve such that as of August 28, 2001 an additional 3,494,001 shares of Common Stock were reserved for options to be issued in the future.

      In conjunction with the Recapitalization Agreement, the options to purchase common stock of Spinco were converted to options to purchase a unit consisting of the following shares (post stock split) of AMIS Holdings: (a) two shares of common stock, (b) .2588164 shares of Senior Preferred Stock and (c) .2070531 shares of Junior Preferred Stock. The components of the unit may be exercised separately. The original exercise price of the options was allocated to the components of the option units at the time of the Recapitalization.

      Under the guidance of Financial Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation — An Interpretation of APB Opinion 25,” to the extent that the exercise price of the original options, as compared to the fair value of the underlying stock at the time of the Recapitalization, is consistent with the relationship of the exercise price of the replacement options to the fair value of the underlying stock, a new measurement date does not exist and no compensation expense is required to be recorded at the time of the Recapitalization. However, under the terms of the replacement options, the exercise price of the Senior and Junior Preferred Stock portions of the units increases as dividends accrete on the underlying Senior and Junior Preferred Stock. As such, these components of the unit are variable. Therefore, compensation expense is measured and recorded each period based upon the incremental change in the exercise price of these components. For the year ended December 31, 2001, the Company has recorded approximately $527,000 as compensation expense with regard to these components.

      Effective September 20, 2000, certain key executives (with Board approval) executed early exercise stock purchase agreements with Spinco to exercise options granted to them during 2000 in exchange for full recourse notes. The following shares were issued: 2,860,000 shares of Common Stock, 370,100 shares

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/ CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of Senior Preferred Shares and 296,084 shares of Junior Preferred Shares. In August 2001, the Company repurchased 120,000 shares of Common Stock, 15,528 shares of Senior Preferred Stock and 12,423 shares of Junior Preferred Stock from a former senior executive who terminated employment with the Company during 2001. In conjunction with this repurchase, an outstanding note receivable of $210,000 from this executive was canceled. Due to the increase in redemption value of the Preferred Shares from the date of issuance to the date of repurchase through dividend accretion, the Company paid $122,000 to the executive.

      Shares issued pursuant to the early exercise vest in accordance with the original terms of the grants; however, under the terms of the original grants, the options issued to certain of these executives vested immediately upon the change in control that occurred on December 21, 2000 in conjunction with the Recapitalization. Vested shares issued in conjunction with the early exercises total 2,420,000 shares of Common Stock, 313,164 shares of Senior Preferred Stock and 250,533 shares of Junior Preferred Stock at December 31, 2001. Unvested shares total 320,000 shares of Common Stock, 41,408 shares of Senior Preferred Stock and 33,128 shares of Junior Preferred Stock at December 31, 2001.

      A summary of option activity under the Plan from inception to December 31, 2001 and summaries of outstanding and exercisable options for both option units and Common Stock options (post stock split) are as follows:

      Outstanding options consist of the following as of December 31, 2001:

		Number of	Number of		Weighted-	Weighted-
	Number of	Senior	Junior	Weighted-	Average	Average
	Common Shares	Preferred	Preferred	Average	Exercise	Exercise	Weighted-
	(as of December 31,	Shares (as of	Shares (as of	Exercise	Price for	Price for	Average
	2001, Exercise Price	December 31,	December 31,	Price for	Senior	Junior	Remaining
	Ranges from	2001, Exercise	2001, Exercise	Common	Preferred	Preferred	Contractual
	$0.18 to $0.26)	Price is $7.70)	Price is $7.78)	Shares	Shares	Shares	Life

Options granted	8,415,400	1,089,022	871,217	$0.18	$6.76	$6.76
Options exercised	(2,860,000)	(370,100)	(296,084)	0.18	6.76	6.76
Options canceled	(146,100)	(18,914)	(15,127)	0.18	6.76	6.76

Balance at December 31, 2000	5,409,300	700,008	560,006	0.18	6.76	6.76	9.75 years
Options granted	12,293,468	—	—	0.26	—	—
Options exercised	(331,088)	(16,870)	(12,009)	0.21	7.01	6.98
Options canceled	(1,993,374)	(106,641)	(85,200)	0.23	6.76	7.07

Balance at December 31, 2001	15,378,306	576,497	462,797	$0.24	$7.70	$7.78	8.60 years

      The following information relates to exercisable options as of December 31, 2001 (no options were exercisable as of December 31, 2000):

	Range of		Weighted-Average
	Exercise Prices	Shares	Exercise Price

Common Shares	$0.18 to $0.26	3,074,887	$0.20
Senior Preferred Shares	$7.70	276,142	$7.70
Junior Preferred Shares	$7.78	221,680	$7.78

      Pro forma information regarding net income (loss) is required by SFAS 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS 123. Had compensation cost for the Company’s employee stock options been determined consistent

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/ CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

with the methodology prescribed under SFAS 123, the Company’s net income would have been reduced by approximately $489,000 and $308,000 for the years ended December 31, 2001 and 2000, respectively. The Company’s loss attributable to common shareholders would have been $0.26 for the year ended December 31, 2001.

      The weighted-average fair value of options granted during the years ended December 31, 2001 and 2000 was $0.04 and $0.43, respectively. The fair value of these options was estimated at the date of grant using the Minimum Value option pricing model with the following weighted-average assumptions for 2001 and 2000, respectively: risk-free interest rates of 4.37% and 6.17%, dividend yield of 0%, and a weighted-average expected life of the options of 2.5 and 2.15 years.

      The Minimum Value option valuation model requires the input of highly subjective assumptions. In management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options because the Company’s employee stock options have characteristics different than those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate.

      For purposes of pro forma disclosures, the estimated fair value of the options is amortized over the options’ vesting period. Because the effect of SFAS 123 is prospective, the impact on pro forma net income and earnings per share may not be representative of compensation expense in future years.

      The Company has 1,638,551 options for Common Stock and no options for Senior or Junior Preferred Stock available for grant. The Company has reserved shares of Common Stock and Senior and Junior Preferred Stock for issuance for all outstanding options.

Warrants

      Spinco issued a warrant to a professional services firm in July 2000 that entitled the holder thereof to acquire up to 175,000 common shares of Spinco for an initial exercise price of $0.18 per share. The warrant was to expire on July 29, 2007. As discussed in Note 1, this warrant was settled in conjunction with the Recapitalization Agreement.

      Also in conjunction with the Recapitalization Agreement, AMIS Holdings issued a warrant to GA-TEK to purchase 13,809,096 shares (post stock split) of Class A Common Stock exercisable only after an initial public offering of Class A Common Stock or a change in control of the Company for an initial exercise price of $6.47 per share. At December 31, 2001 and 2000, AMIS Holdings had 13,809,096 shares (post stock split) of its authorized, unissued common shares reserved for issuance pursuant to the warrant obligation.

      In accordance with EITF 96-18, the Company accounts for equity awards issued to non-employees at fair value. The value of the stock options is amortized to expense over the vesting period. In connection with the warrants issued to a professional services firm, the Company recognized expense of approximately $594,000 during the year ended December 31, 2000.

15.     Derivatives and Hedging

      The Company pays a variable rate of interest under its Term Loan. Under the terms of the Credit Agreement for the Term Loan, the Company was required to enter into agreements to effectively “fix” the interest rate on half of its Term Loan. On June 21, 2001, the Company entered into certain derivative instruments with major banks in order to comply with these agreements. Such instruments are designated and qualify as cash flow hedges in accordance with SFAS No. 133.

      Two such instruments are interest rate swap agreements that effectively convert interest rate exposure from variable rates to fixed rates of interest. At December 31, 2001, the aggregate notional principal

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/ CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

amounts of these agreements totaled $42,000,000. These agreements are with financial institutions that are expected to fully perform under the terms thereof. Under these agreements, the Company pays fixed rates of interest of 4.5% and 4.7%, respectively, and receives floating rates of interest based on the three-month LIBOR. Both interest rate swap agreements mature in 2003. The difference between amounts to be paid or received on interest rate swap agreements is recorded as interest expense. These agreements were deemed to have no ineffectiveness for the year ended December 31, 2001. As such, for the year ended December 31, 2001, a loss of approximately $1,076,000 ($635,000 net of income taxes), reflecting the change in the value of the interest rate swap agreements, has been recognized as a component of comprehensive income in the accompanying financial statements.

      The Company also entered into an interest rate cap agreement and an interest rate floor agreement on June 21, 2001 based on a notional amount of $45,500,000. Both agreements expire in 2003. The interest rate cap agreement grants the Company the right to “cap” the LIBOR rate it will pay on its variable rate debt at 7.25%. The interest rate floor agreement restricts the Company from paying a LIBOR rate of less than 3.15% on its variable rate debt. For the year ended December 31, 2001, a loss of approximately $248,000, reflecting the change in the time value of the cap and floor agreements, which was excluded from the assessment of hedge effectiveness, has been recognized as a component of interest expense in the accompanying financial statements. For the year ended December 31, 2001, a loss of approximately $155,000 ($91,000 net of income taxes), reflecting the change in the intrinsic value of the cap and floor agreements has been recognized as a component of comprehensive income in the accompanying financial statements. No hedge ineffectiveness was recognized on these agreements in 2001.

      The fair value of the interest rate swap and cap and floor agreements as of December 31, 2001 totals approximately $(1,479,000) and is recorded in other long-term liabilities on the accompanying balance sheet. Accumulated other comprehensive loss related to unrealized derivatives losses total $(1,231,000) or $(726,000), net of taxes as of December 31, 2001. The Company expects that approximately $1,062,000 will be reclassified into earnings in 2002.

16.     Restructuring and Impairment Charges

      Pursuant to the conclusions reached by the Emerging Issues Task Force (EITF) of the FASB in EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring),” in 2001, senior management and the Board of Directors approved a plan to restructure certain of its operations. The plan involved the closure of certain offices and the termination of certain management and other employees. The objectives of the plan are to increase the competitiveness of the Company and manage costs during the current semiconductor industry downturn. In total, 265 employees were terminated as part of this program. Such terminations impacted virtually all departments within the Company’s business. All terminated employees were notified in the period in which the charge was recorded.

      Expenses relating to the plan totaled approximately $4,983,000 during the year ended December 31, 2001 and were comprised of approximately $3,643,000 for termination benefits and other related costs and approximately $1,340,000 for lease termination and other office closure costs. Such other office closure costs include asset impairments for instances in which the Company was not able to recover the carrying value of the related assets. Prior to December 31, 2001, approximately $3,300,000 of these expenses had been paid. The remaining accrual, which represents severance of $952,000 and lease termination and other costs of $731,000, is included in accrued expenses on the accompanying balance sheet.

      Included in the above restructuring is a loss on the sale of a significant portion of the assets of the Dresden, Germany office, which was sold to a third party in October 2001. Since this was an asset sale, the Company maintained the German corporate entity and moved the downsized headquarters to Munich. The assets were sold for approximately $456,000. The Company realized a loss of approximately $331,000

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/ CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

on the sale of these assets. In addition to the assets acquired, the purchaser agreed to assume substantially all employment contracts and other commitments and liabilities associated with the Dresden office.

17.     Geographic Information

      The Company is managed and operates as a single business segment that designs, manufactures and sells custom and semi-custom integrated circuits of high complexity. The Company sells its integrated circuits primarily to original equipment manufacturers in the communications, industrial, and medical markets through worldwide direct sales, commissioned representatives and distributors. The Company’s single reportable segment utilizes similar production processes and product distribution methods for its products.

      There are intercompany sales and transfers recorded between geographical subsidiaries. Major operations outside the United States include sales offices and technology centers in Western Europe, Japan and Asia-Pacific, as well as subcontract assembly and test operations in Asia-Pacific. Foreign operations are subject to risks of economic and political instability and foreign currency exchange rate fluctuations. Transfers between geographic areas are accounted for at amounts that are generally above cost and consistent with the rules and regulations of governing tax authorities. Such transfers are eliminated in the combined/consolidated financial statements. Although assets are tracked by geographical locations, they are not reported separately for internal decision-making purposes.

      Geographic information about revenue is as follows for the years ended December 31 (in thousands):

	2001	2000	1999

Geographic information:
Revenues(1):
North America	$272,670	$307,353	$243,221
Europe	21,692	35,714	18,604
Japan/Asia-Pacific	32,148	39,110	17,032

Total	$326,510	$382,177	$278,857

      Geographic information about long-lived assets is as follows as of December 31 (in thousands):

	2001	2000

Long-lived assets(2):
United States	$232,281	$255,500
All other	12,196	14,291

Total	$244,477	$269,791

(1)	Revenues are attributed to countries based on the shipments to the respective entities.

(2)	Represents those material long-lived assets that can be associated with a particular geographic area.

      U.S. export revenues were approximately $63,301,000, $92,049,000, and $49,235,000 for the years ended December 31, 2001, 2000, and 1999, respectively. Levels of export revenues varied by country in all periods. No one foreign country accounted for greater than 10% of total revenues in any period.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/ CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

18.     Condensed Consolidating Financial Statements

      Below are condensed consolidating/combining balance sheets, statements of operations and statements of cash flows of AMIS Holdings as of December 31, 2001 and 2000 and for the years ended December 31, 2001, 2000 and 1999.

AMIS Holdings, Inc. and Subsidiaries

Condensed Consolidating Balance Sheet

December 31, 2001
(In thousands)

				AMI
			AMIS	Semiconductor,	Non-Guarantor
	Consolidated	Eliminations	Holdings, Inc.	Inc.	Subsidiaries

Assets
Current assets:
Cash and cash equivalents	$28,650	$—	$520	$21,636	$6,494
Accounts receivable, net	36,171	—	—	33,603	2,568
Intercompany accounts receivable	—	(1,223)	—	1,193	30
Inventories	26,040	10	—	26,030	—
Receivable from affiliate	6,156	—	—	6,156	—
Deferred tax assets	1,633	—	—	1,603	30
Prepaid expenses and other current assets	8,611	(87)	1,011	7,061	626

Total current assets	107,261	(1,300)	1,531	97,282	9,748
Property, plant and equipment, net	199,847	—	—	195,972	3,875
Investment in subsidiaries	—	(196,603)	179,645	16,958	—
Deferred financing costs, net	5,333	—	—	5,333	—
Goodwill and other intangibles, net	39,297	—	—	39,297	—
Deferred tax assets	27,722	—	600	26,831	291
Restricted cash	4,200	—	4,200	—	—
Receivable from affiliate	600	—	—	600	—
Other	542	—	—	—	542

Total assets	$384,802	$(197,903)	$185,976	$382,273	$14,456

Liabilities and Shareholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$5,798	$—	$—	$5,344	$454
Intercompany accounts payable	—	(1,270)	3,594	6,364	(8,688)
Accrued expenses	14,150	(269)	2,252	10,743	1,424
Accrued employee compensation	4,229	—	—	4,024	205
Taxes payable	3,575	—	—	(528)	4,103
Current portion of long-term debt	8,047	—	—	8,047	—

Total current liabilities	35,799	(1,539)	5,846	33,994	(2,502)
Other long-term liabilities	3,431	—	—	3,431	—
Long-term debt	165,203	—	—	165,203	—

Total liabilities	204,433	(1,539)	5,846	202,628	(2,502)
Series A Senior Redeemable Preferred Stock	204,203	—	204,203	—	—
Series B Junior Redeemable Convertible Preferred Stock	164,888	—	164,888	—	—
Shareholders’ Equity (Deficit)
Common stock	1,385	(3,413)	1,385	—	3,413
Additional paid-in capital	34,462	(160,419)	34,462	160,269	150
Shareholder notes receivable	(4,795)	—	(4,795)	—	—
Retained earnings (capital deficiency)	(218,886)	(33,677)	(219,125)	20,264	13,652
Accumulated other comprehensive loss	(888)	1,145	(888)	(888)	(257)

Total shareholders’ equity (deficit)	(188,722)	(196,364)	(188,961)	179,645	16,958

Total liabilities and shareholders’ equity (deficit)	$384,802	$(197,903)	$185,976	$382,273	$14,456

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/ CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

AMIS Holdings, Inc. and Subsidiaries

Condensed Consolidating Statement of Operations

Year Ended December 31, 2001
(In thousands)

				AMI
			AMIS	Semiconductor,	Non-Guarantor
	Consolidated	Eliminations	Holdings, Inc.	Inc.	Subsidiaries

Net sales	$326,510	$(7,867)	$—	$304,762	$29,615
Cost of sales	186,400	(7,867)	—	172,013	22,254

	140,110	—	—	132,749	7,361
Operating expenses:
Research and development	42,112	—	—	40,620	1,492
Marketing and selling	35,373	—	—	31,896	3,477
General and administrative	25,566	—	1,999	22,504	1,063
Restructuring and impairment charges	4,983	—	—	4,007	976

	108,034	—	1,999	99,027	7,008

Operating income (loss)	32,076	—	(1,999)	33,722	353
Other income (expense):
Interest income (expense), net	(14,160)	—	535	(14,917)	222
Other income (expense), net	407	—	—	430	(23)
Equity earnings in subsidiaries	—	(13,152)	13,545	(393)

	(13,753)	(13,152)	14,080	(14,880)	199

Income (loss) before income taxes	18,323	(13,152)	12,081	18,842	552
Provision (benefit) for income taxes	5,642	—	(600)	5,297	945

Net income (loss)	$12,681	$(13,152)	$12,681	$13,545	$(393)

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/ CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

AMIS Holdings, Inc. and Subsidiaries

Condensed Consolidating Statement of Cash Flows

Year Ended December 31, 2001
(In thousands)

				AMI
			AMIS	Semiconductor,	Non-Guarantor
	Consolidated	Eliminations	Holdings, Inc.	Inc.	Subsidiaries

Cash flows provided by operating activities	$42,574	$101	$4,322	$34,505	$3,646
Cash flows from investing activities:
Purchases of property, plant, and equipment	(20,720)	—	—	(18,983)	(1,737)
Designation of restricted cash	(4,200)	—	(4,200)	—	—

Cash used in investing activities	(24,920)	—	(4,200)	(18,983)	(1,737)
Cash flows from financing activities:
Payments on long-term debt	(1,750)	—	—	(1,750)	—
Payments on related-party debt/advances from parent	(6,000)	—	—	(6,000)	—
Payments on long-term payables	(1,830)	—	—	(1,830)	—
Stock repurchase, net of shareholder note receivable	(122)	—	(122)	—	—
Exercise of stock options for common and preferred stock	270	—	270	—	—
Issuance of common and preferred stock	250	(4)	250	—	4
Other	98	(97)	—	98	97

Cash (used in) provided by financing activities	(9,084)	(101)	398	(9,482)	101

Net change in cash and cash equivalents	8,570	—	520	6,040	2,010
Cash and cash equivalents at beginning of period	20,080	—	—	15,596	4,484

Cash and cash equivalents at end of period	$28,650	$—	$520	$21,636	$6,494

Supplemental Cash Flow Information:
Cash paid during the year for:
Income taxes	$9,213	$—	$—	$9,213	$—
Interest	$14,776	$—	$—	$14,776	$—

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/ CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

AMIS Holdings, Inc. and Subsidiaries

Condensed Consolidating Balance Sheet

December 31, 2000
(In thousands)

				AMI
			AMIS	Semiconductor,	Non-Guarantor
	Consolidated	Eliminations	Holdings, Inc.	Inc.	Subsidiaries

Assets
Current assets:
Cash and cash equivalents	$20,080	$—	$—	$15,596	$4,484
Accounts receivable, net	50,935	—	—	45,222	5,713
Intercompany accounts receivable	—	(3,939)	—	3,678	261
Inventories	41,669	—	—	41,669	—
Receivable from affiliate	4,843	—	—	4,843	—
Prepaid expenses and other current assets	5,115	(27)	—	4,262	880

Total current assets	122,642	(3,966)	—	115,270	11,338
Property, plant and equipment, net	211,641	—	—	205,677	5,964
Investment in subsidiaries	—	(183,980)	166,728	17,252	—
Deferred financing costs, net	6,405	—	—	6,405	—
Goodwill and other intangibles, net	51,745	—	—	51,745	—
Deferred tax assets	33,303	—	—	33,586	(283)
Receivable from affiliate	750	—	—	750	—
Other	1,092	—	—	—	1,092

Total assets	$427,578	$(187,946)	$166,728	$430,685	$18,111

Liabilities and Shareholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$31,096	$—	$—	$30,453	$643
Intercompany accounts payable	—	(3,935)	—	8,948	(5,013)
Payable to affiliates	19,040	—	—	19,040	—
Accrued expenses	13,744	(270)	1,246	11,267	1,501
Accrued employee compensation	13,240	—	—	12,909	331
Taxes payable	3,838	—	(2,427)	2,868	3,397
Current portion of long-term debt	1,750	—	—	1,750	—

Total current liabilities	82,708	(4,205)	(1,181)	87,235	859
Other long-term liabilities	3,472	—	—	3,472	—
Long-term debt	173,250	—	—	173,250	—

Total liabilities	259,430	(4,205)	(1,181)	263,957	859
Series A Senior Redeemable Preferred Stock	178,701	—	178,701	—	—
Series B Junior Redeemable Convertible Preferred Stock	142,961	—	142,961	—	—
Shareholders’ Equity (Deficit)
Common stock	1,381	(3,409)	1,381	—	3,409
Additional paid-in capital	34,359	(160,419)	34,359	160,269	150
Shareholder notes receivable	(5,005)	—	(5,005)	—	—
Retained earnings (capital deficiency)	(183,989)	(20,525)	(184,228)	6,719	14,045
Accumulated other comprehensive loss	(260)	612	(260)	(260)	(352)

Total shareholders’ equity (deficit)	(153,514)	(183,741)	(153,753)	166,728	17,252

Total liabilities and shareholders’ equity (deficit)	$427,578	$(187,946)	$166,728	$430,685	$18,111

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/ CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

AMIS Holdings, Inc. and Subsidiaries

Condensed Consolidating/ Combining Statement of Operations

Year Ended December 31, 2000
(In thousands)

				AMI
			AMIS	Semiconductor,	Non-Guarantor
	Consolidated	Eliminations	Holdings, Inc.	Inc.	Subsidiaries

Net sales	$382,177	$(8,906)	$—	$340,011	$51,072
Cost of sales	202,664	(8,906)	—	175,563	36,007

	179,513	—	—	164,448	15,065
Operating expenses:
Research and development	37,410	—	—	35,038	2,372
Marketing and selling	39,179	—	—	35,189	3,990
General and administrative	19,867	—	—	18,421	1,446
Recapitalization and related expenses	18,421	—	17,761	660	—

	114,877	—	17,761	89,308	7,808

Operating income (loss)	64,636	—	(17,761)	75,140	7,257
Other income (expense):
Interest income (expense), net	(5,930)	—	—	(6,002)	72
Other income (expense), net	1,923	—	—	1,335	588
Equity in earnings in subsidiaries	—	(47,945)	44,075	3,870	—

	(4,007)	(47,945)	44,075	(797)	660

Income (loss) before income taxes	60,629	(47,945)	26,314	74,343	7,917
Provision (benefit) for income taxes	27,032	—	(7,283)	30,268	4,047

Net income (loss)	$33,597	$(47,945)	$33,597	$44,075	$3,870

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/ CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

AMIS Holdings, Inc. and Subsidiaries

Condensed Consolidating/ Combining Statement of Cash Flows

Year Ended December 31, 2000
(In thousands)

			AMIS	AMI	Non-Guarantor
	Consolidated	Eliminations	Holdings, Inc.	Semiconductor, Inc.	Subsidiaries

Cash flows provided by operating activities	$64,293	$(165)	$—	$59,838	$4,620
Cash flows from investing activities:
Purchases of property, plant, and equipment	(52,012)	—	—	(50,736)	(1,276)
Investment in subsidiaries	—	—	(139,300)	139,300	—
Acquisition of other intangibles	(40,500)	—	—	(40,500)	—

Cash (used in) provided by investing activities	(92,512)	—	(139,300)	48,064	(1,276)
Cash flows from financing activities:
Payments on related-party debt/advances from parent	(84,241)	—	—	(82,543)	(1,698)
Payments on long-term payables	(3,397)	—	—	(3,397)	—
Proceeds from bank borrowings and other debt	175,000	—	175,000	—	—
Debt issuance costs	(6,435)	—	—	(6,435)	—
Redemption of equity in connection with recapitalization	(35,700)	—	(35,700)	—	—
Other	(193)	165	—	(166)	(192)

Cash provided by (used in) financing activities	45,034	165	139,300	(92,541)	(1,890)

Net change in cash and cash equivalents	16,815	—	—	15,361	1,454
Cash and cash equivalents at beginning of period	3,265	—	—	235	3,030

Cash and cash equivalents at end of period	$20,080	$—	$—	$15,596	$4,484

Supplemental Cash Flow Information:
Cash paid during the year for:
Income taxes	$—	$—	$—	$—	$—
Interest	$6,445	$—	$—	$6,445	$—

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/ CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

AMIS Holdings, Inc. and Subsidiaries

Condensed Combining Statement of Operations

Year Ended December 31, 1999
(In thousands)

			AMIS	AMI Semiconductor,	Non-Guarantor
	Consolidated	Eliminations	Holdings, Inc.	Inc.	Subsidiaries

Net sales	$278,857	$(8,938)	$—	$256,659	$31,136
Cost of sales	157,520	(8,938)	—	139,981	26,477

	121,337	—	—	116,678	4,659
Operating expenses:
Research and development	39,844	—	—	38,703	1,141
Marketing and selling	31,688	—	—	28,932	2,756
General and administrative	19,608	—	—	18,466	1,142

	91,140	—	—	86,101	5,039

Operating income (loss)	30,197	—	—	30,577	(380)
Other income (expense):
Interest income (expense), net	(7,392)	—	—	(7,409)	17
Other income (expense), net	(829)	(14)	—	(566)	(249)
Equity earnings in subsidiaries	—	738	—	(738)	—

	(8,221)	724	—	(8,713)	(232)

Income (loss) before income taxes	21,976	724	—	21,864	(612)
Provision for income taxes	10,869	—	—	10,743	126

Net income (loss)	$11,107	$724	$—	$11,121	$(738)

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/ CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

AMIS Holdings, Inc. and Subsidiaries

Condensed Combining Statement of Cash Flows

Year Ended December 31, 1999
(In thousands)

			AMIS	AMI	Non-Guarantor
	Consolidated	Eliminations	Holdings, Inc.	Semiconductor, Inc.	Subsidiaries

Cash flows provided by operating activities	$54,926	$123	$—	$52,831	$1,972
Cash flows from investing activities:
Purchases of property, plant, and equipment	(17,353)	—	—	(17,148)	(205)
Acquisition of other intangibles	(200)	—	—	(200)	—

Cash used in investing activities	(17,553)	—	—	(17,348)	(205)
Cash flows from financing activities:
Payments on related-party debt/advances from parent	(32,549)	—	—	(32,549)	—
Payments on long-term payables	(3,071)	—	—	(3,071)	—
Other	135	(123)	—	129	129

Cash (used in) provided by financing activities	(35,485)	(123)	—	(35,491)	129

Net change in cash and cash equivalents	1,888	—	—	(8)	1,896
Cash and cash equivalents at beginning of period	1,377	—	—	243	1,134

Cash and cash equivalents at end of period	$3,265	$—	$—	$235	$3,030

Supplemental Cash Flow Information:
Cash paid during the year for:
Income taxes	$—	$—	$—	$—	$—
Interest	$6,895	$—	$—	$6,895	$—

AMIS HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

As of and for the Nine Months Ended September 28, 2002 and September 29, 2001

AMIS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 28,	December 31,
	2002	2001

	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$53,795	$28,650
Accounts receivable, less allowances of $3,436 and $1,483, respectively	69,253	36,171
Inventories	41,220	26,040
Receivable from affiliate	1,565	6,156
Deferred tax assets	2,574	1,633
Prepaid expenses	9,678	6,707
Other current assets	19,762	1,904

Total current assets	197,847	107,261
Property, plant and equipment, net	221,776	199,847
Deferred financing costs, net	6,460	5,333
Goodwill, net	899	899
Other intangibles, net	30,483	38,398
Deferred tax assets	33,157	27,722
Restricted cash	4,200	4,200
Prepaid pension asset	11,393	—
Receivable from affiliate	600	600
Other long-term assets	330	542

Total assets	$507,145	$384,802

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$39,067	$5,798
Accrued expenses	24,634	14,150
Accrued employee compensation	19,239	4,229
Taxes payable	1,352	3,575
Current portion of long-term debt	1,750	8,047

Total current liabilities	86,042	35,799
Long-term debt, less current portion	159,225	165,203
Other long-term liabilities	3,530	3,431

Total liabilities	248,797	204,433
Series A Senior Redeemable Preferred Stock, 20,000,000 shares authorized, 17,901,014 and 17,893,954 shares issued and outstanding as of September 28, 2002 and December 31, 2001, respectively	225,965	204,203
Series B Junior Redeemable Convertible Preferred Stock, 20,000,000 shares authorized, 14,317,112 and 14,313,538 shares issued and outstanding as of September 28, 2002 and December 31, 2001, respectively	183,769	164,888
Series C Senior Redeemable Preferred Stock, 75,000 shares authorized, issued and outstanding as of September 28, 2002	77,025	—
STOCKHOLDERS’ DEFICIT
Common stock, $0.01 par value, 400,000,000 shares authorized, 139,818,429 and 138,494,398 shares issued and outstanding as of September 28, 2002 and December 31, 2001, respectively	1,398	1,385
Additional paid-in capital	37,935	34,462
Stockholder notes receivable	(4,795)	(4,795)
Capital deficiency	(262,260)	(218,886)
Accumulated other comprehensive loss	(689)	(888)

Total stockholders’ deficit	(228,411)	(188,722)

Total liabilities and stockholders’ deficit	$507,145	$384,802

See accompanying notes.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Nine Months Ended

	September 28,	September 29,
	2002	2001

Net sales	$242,798	$257,971
Cost of sales	149,606	142,063

	93,192	115,908
Operating expenses:
Research and development	37,026	33,256
Marketing and selling	25,687	28,034
General and administrative	17,893	19,373
Restructuring and impairment charges	248	4,103

	80,854	84,766

Operating income	12,338	31,142
Other income (expense):
Interest income	692	674
Interest expense	(9,301)	(12,481)
Other income (expense), net	(430)	666

	(9,039)	(11,141)

Income before income taxes	3,299	20,001
Provision for income taxes	1,178	6,569

Net income	2,121	13,432
Dividends to preferred stockholders	45,495	34,954

Net loss attributable to common stockholders	$(43,374)	$(21,522)

Basic and diluted loss per common share	$(0.31)	$(0.16)

Weighted average number of shares used in calculating basic and diluted loss per common share	139,002	138,162

See accompanying notes.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine Months Ended

	September 28,	September 29,
	2002	2001

Cash flows from operating activities
Net income	$2,121	$13,432
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	33,115	33,061
Amortization of deferred financing costs	968	804
Stock compensation expense	396	397
Accrued restructuring charges	—	1,290
Provision for deferred income taxes	655	13,779
Loss on retirement of property, plant and equipment	288	21
Income statement impact of change in value of derivatives	(245)	360
Changes in operating assets and liabilities:
Accounts receivable	(14,809)	14,592
Inventories	4,281	8,514
Prepaid expenses and other assets	(2,210)	(3,519)
Prepaid pension asset	1,023	—
Receivable from affiliates	4,591	(14,063)
Accounts payable	20,818	(19,060)
Accrued expenses and other liabilities	7,955	(7,070)
Accrued employee compensation	7,967	(7,115)

Net cash provided by operating activities	66,914	35,423
Cash flows from investing activities
Purchases of property, plant, and equipment	(16,845)	(15,138)
Purchase of business	(85,595)	—

Net cash used in investing activities	(102,440)	(15,138)
Cash flows from financing activities
Payments on long-term debt	(12,275)	(1,312)
Issuance of preferred stock	75,000	—
Net payments on advances from Sponsors	—	(6,000)
Payments on long-term payables	(697)	(1,782)
Retirement of stockholder’s note	—	(122)
Deferred financing costs	(2,095)	—
Exercise of stock options for common and preferred stock	407	221
Other	331	421

Net cash provided by (used in) financing activities	60,671	(8,574)

Net increase in cash and cash equivalents	25,145	11,711
Cash and cash equivalents at beginning of period	28,650	20,080

Cash and cash equivalents at end of period	$53,795	$31,791

Supplementary Cash Flow Information:
Cash paid for interest	$8,076	$11,770
Cash paid for income taxes	$2,368	$9,213

See accompanying notes.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1.     Organization, Recapitalization and Industry

Business

      AMIS Holdings, Inc. and its subsidiaries (the Company) are primarily engaged in designing, manufacturing and marketing semi-custom and custom integrated circuits worldwide.

Organization, Recapitalization and Basis of Presentation

      During 1997, American Microsystems, Inc. (AMI) operated as a subsidiary of Japan Energy Corporation (Japan Energy). Effective January 1, 1998, AMI merged with Gould Electronics Inc. (GEI), another subsidiary of Japan Energy, to form a new entity, GA-TEK Inc. (the Parent or GA-TEK), which is headquartered in Eastlake, Ohio and is a subsidiary of Japan Energy. AMI and GEI continued to conduct business as American Microsystems, Inc. and Gould Electronics Inc., respectively, and operated as separate divisions of GA-TEK.

      During the period from January 1, 1998 through July 28, 2000, AMI was a division of GA-TEK (the Division). As a division of GA-TEK, AMI had no separate legal status or capital structure. Its resources and existence were at the disposal of GA-TEK’s management. AMI’s assets were legally available for the satisfaction of debts of GA-TEK.

      Effective July 29, 2000, AMI Spinco, Inc. (Spinco), a newly formed entity, and GA-TEK entered into a separation agreement (the Separation Agreement) whereby substantially all of the assets and liabilities of AMI and its related operating entities were transferred to Spinco in exchange for all of the Series A Preferred Stock of Spinco. For the period from July 29, 2000 through December 21, 2000, Spinco operated as a subsidiary of GA-TEK.

      On December 21, 2000, Spinco was recapitalized and certain related transactions were effected (the Recapitalization) pursuant to an agreement (the Recapitalization Agreement) among Spinco, GA-TEK, certain affiliates of Spinco and GA-TEK, an affiliate of Citicorp Venture Capital Ltd. (CVC) and an affiliate of Francisco Partners, L.P. (FP). In connection with the Recapitalization, Spinco became a wholly owned operating subsidiary of AMIS Holdings, Inc. (AMIS Holdings) and Spinco was renamed AMI Semiconductor, Inc. (AMIS).

      On June 26, 2002, the Company acquired the assets and assumed certain liabilities of the mixed signal ASIC business of Alcatel Microelectronics (AME). See Note 12 for additional information.

2.     Significant Accounting Policies

Principles of Consolidation

      All significant intercompany transactions and accounts have been eliminated. Unrealized gains on intercompany transfers of inventory are eliminated and are recognized only upon sales to third parties.

Interim Financial Information

      In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments, consisting of normal recurring adjustments, necessary to present fairly the financial position, results of operations and cash flows of the Company for the respective periods presented. The results of operations for an interim period are not necessarily indicative of the results which may be expected for any other interim period or for the year as a whole.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and the accompanying notes. Actual results could differ from those estimates.

New Accounting Pronouncements

      In July 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 142, “Goodwill and Other Intangible Assets” which addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, “Intangible Assets.” SFAS No. 142 eliminates amortization of goodwill and intangible assets with indefinite lives and instead sets forth methods to periodically evaluate goodwill for impairment. SFAS No. 142 provides guidance for testing goodwill and intangible assets that will not be amortized for impairment. The Company adopted SFAS No. 142 as of January 1, 2002. See Note 11 for further discussion.

      In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes FASB Statement No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of,” and the accounting and reporting provisions of APB Opinion No. 30, “Reporting the Results of Operations and Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions,” for the disposal of a segment of a business (as previously defined in that Opinion). The Company adopted this statement as of January 1, 2002. Adoption of this statement did not have a significant impact on the Company’s financial statements.

      In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”. SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. SFAS No. 146 eliminates the definition and requirement for recognition of exit costs in Emerging Issues Task Force (EITF) Issue No. 94-3 a liability for an exit cost was recognized at the date of an entity’s commitment to an exit plan. This statement is effective for exit or disposal activities initiated after December 31, 2002. The Company is currently assessing the impact that this statement will have in its financial statements.

3.     Inventories

      Inventories consist of the following (in thousands):

	September 28,	December 31,
	2002	2001

	(unaudited)
Raw materials	$6,855	$4,359
Work-in-process	26,382	16,839
Finished goods	7,983	4,842

	$41,220	$26,040

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.     Loss per Common Share

      The following table sets forth the computation of basic and diluted net loss per share (in thousands):

	Nine Months Ended

	September 28,	September 29,
	2002	2001

Numerator:
Net loss attributable to common stockholders	$(43,374)	$(21,522)
Denominator:
Denominator for basic and diluted net loss per common share — weighted average shares	139,002	138,162
Net loss per common share — basic and diluted	$(0.31)	$(0.16)

      Options to purchase 14,989,067 shares of common stock and warrants to purchase 26,472,034 shares of common stock were outstanding at September 28, 2002, but were not included in the computation of diluted earnings per share as the effect would be antidilutive because of the net loss attributable to common stockholders recorded during the period. Issuance of common stock under the warrant held by JEC for 13,809,096 shares is contingent upon the completion of an initial public offering or change in control. Shares issuable pursuant to the conversion of the Company’s Junior Redeemable Convertible Preferred Stock were also not included in this computation. Conversion of the Company’s Junior Redeemable Convertible Preferred Stock to common stock is contingent upon an initial public offering, with the number of common shares to be determined by reference to the initial public offering price.

5.     Comprehensive Income

      Comprehensive income for the nine month period ended September 28, 2002 was approximately $2,320,000. Of this amount, a loss of approximately $(132,000) related to the change in the fair value of derivatives. The offsetting gain of approximately $331,000 related to changes in the cumulative translation adjustment.

      Comprehensive income for the nine month period ended September 29, 2001 was approximately $13,603,000. Approximately $171,000 of this amount related to changes in the cumulative translation adjustment.

6.     Transactions with Related Parties

      Pursuant to the terms of the Recapitalization Agreement, AMIS Holdings entered into advisory agreements with CVC and FP (the Sponsors) pursuant to which the Sponsors may provide financial, advisory and consulting services to AMIS Holdings. For the nine month periods ended September 28, 2002 and September 29, 2001, expense totaling approximately $1,700,000 was recorded related to these advisory agreements.

      During the nine months ended September 28, 2002, the Company paid fees totaling $5,000,000 to the Sponsors for transaction fees associated with the MSB Acquisition. See Note 12 for further discussion of this acquisition.

7.     Long-Term Debt

      In conjunction with the Recapitalization Agreement, the Company obtained $250,000,000 of Senior Secured Credit Facilities (the Facilities) consisting of a $75,000,000 Revolving Credit Facility and a $175,000,000 Term Loan Facility. At September 28, 2002 and December 31, 2001, approximately $161,000,000 and $173,000,000, respectively, was outstanding under the Term Loan Facility. The

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Revolving Credit Facility ($20,000,000 of which may be in the form of letters of credit) is available for working capital and general corporate purposes. As of September 28, 2002, no amount was drawn on the Revolving Credit Facility. The interest rate of the Term Loan Facility at September 28, 2002 was 5.6%, with an effective rate of 6.7% after considering the impact of certain hedging arrangements (see Note 8). At December 31, 2001 the interest rate was 5.4%, with an effective rate of 6.4% after considering the impact of certain hedging arrangements (see Note 8).

      The Facilities require the Company to maintain a consolidated interest coverage ratio and a maximum leverage ratio and certain other nonfinancial covenants, all as defined within the credit agreement. The Company was in compliance with all such covenants at September 28, 2002. The Facilities also generally restrict payment of dividends to parties outside of the consolidated entity.

      Earlier this year, the Company entered into certain amendments (including amendments providing for a higher leverage ratio from December 31, 2001 to the third quarter of 2003 and a higher margin if the Company’s leverage ratio exceeds 2.25 to 1.0) and sought and obtained certain waivers and consents under the Company’s senior secured facilities. In connection with the purchase of the mixed signal ASIC business of AME, the Company received consent under the secured credit facilities to obtain additional financing and complete the acquisition.

8.     Derivatives and Hedging

      The Company pays a variable rate of interest under its Term Loan. Under the terms of the Credit Agreement for the Term Loan, the Company was required to enter into agreements to effectively “fix” the interest rate on its Term Loan. On June 21, 2001, the Company entered into certain derivative instruments with major banks in order to manage its exposure to interest rate fluctuations. Such instruments are designated and qualify as cash flow hedges in accordance with SFAS No. 133.

      Two such instruments are interest rate swap agreements that effectively convert interest rate exposure from variable rates to fixed rates of interest. At September 28, 2002 and December 31, 2001, the aggregate notional principal amounts of these agreements totaled $42,000,000. These agreements are with financial institutions that are expected to fully perform under the terms thereof. Under these agreements, the Company pays fixed rates of interest of 4.5% and 4.7%, respectively, and receives floating rates of interest based on the three month LIBOR. Both interest rate swap agreements mature in 2003. The difference between amounts to be paid or received on interest rate swap agreements is recorded as an increase or reduction of interest expense.

      These agreements were deemed to have no ineffectiveness for the nine months ended September 28, 2002. For the nine month period ended September 28, 2002, a gain of approximately $131,000 (approximately $78,000 net of income taxes), reflecting the change in the value of the derivatives, has been recognized as a component of comprehensive loss in the accompanying financial statements.

      The Company also entered into an interest rate cap agreement and an interest rate floor agreement on June 21, 2001 for a notional amount of $45,500,000. Both agreements expire in 2003. The interest rate cap agreement grants the Company the right to “cap” the LIBOR rate it will pay on its variable rate debt at 7.25%. The interest rate floor agreement restricts the Company from paying a LIBOR rate of less than 3.15% on its variable rate debt. For the nine months ended September 28, 2002, a gain of approximately $245,000, reflecting the change in the time value of the cap and floor agreements, which was excluded from the assessment of hedge effectiveness, has been recognized as a component of interest expense in the accompanying financial statements. For the nine months ended September 28, 2002, a loss of approximately $355,000 (approximately $210,000 net of income taxes), reflecting the change in the intrinsic value of the cap and floor agreements, has been recognized as a component of comprehensive loss

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

in the accompanying financial statements. No hedge ineffectiveness was recognized on these agreements for the nine months ended September 28, 2002.

9.     Restructuring and Impairment Charges

      Pursuant to the conclusions reached by the Emerging Issues Task Force (EITF) of the FASB in EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)”, in 2002, senior management and the Board of Directors approved a plan to restructure certain of its operations. The plan involved the curtailment of redundant functions between the U.S. and Belgian entities resulting from the MSB Acquisition discussed in Note 12. In total 88 persons employed by AMIS prior to the MSB Acquisition were terminated in connection with this restructuring program. The relating expense was approximately $248,000, all of which has been paid out as of September 28, 2002. Severance costs related to the termination of 45 MSB employees as part of this restructuring program are not part of the restructuring and impairment charge for 2002 as such costs are reflected in the purchase price of MSB. See note 12.

      Pursuant to EITF Issue No. 94-3, in 2001, senior management and the Board of Directors approved a plan to restructure certain of its operations. The plan involved the closure of certain offices and the termination of certain management and other employees. The objectives of the plan were to increase the competitiveness of the Company and manage costs during the semiconductor industry downturn that commenced late in 2000. In total, 265 employees were terminated as part of this program. Such terminations impacted virtually all departments within the Company’s business. All terminated employees were notified in the period in which the charge was recorded.

      Expenses relating to the plan totaled approximately $5,000,000 during 2001 ($4,100,000 of which were expensed in the nine months ended September 29, 2001) and were comprised of approximately $3,600,000 for termination benefits and other related costs and approximately $1,400,000 for lease termination and other office closure costs. Such other office closure costs included asset impairments for instances in which the Company was not able to recover the carrying value of the related assets. Prior to September 28, 2002, approximately $4,100,000 of these expenses had been paid. The remaining accrual, which represents severance of approximately $300,000 and lease termination and other costs of approximately $600,000, is included in accrued expenses on the accompanying balance sheet.

10.     Stock Options

      Effective July 29, 2000, Spinco adopted and approved an incentive stock compensation plan, including the 2000 Equity Incentive Plan. In general, options granted vest over three and a half to four years.

      In conjunction with the Recapitalization Agreement, outstanding options to purchase common stock of AMIS were converted to options to purchase a unit consisting of the following shares of AMIS Holdings: (a) two shares of Class A common stock, (b) .2588164 shares of Senior Preferred Stock and (c) .2070531 shares of Junior Preferred Stock. The exercise price of the units is subject to adjustment based on the accretion of the underlying preferred stock. In 2001 and 2002, additional options were issued that entitle the holder to purchase shares of Class A Common Stock.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Outstanding options consisted of the following as of September 28, 2002:

				Weighted-	Weighted-	Weighted-
				Average	Average	Average
		Number of	Number of	Exercise	Exercise Price	Exercise Price
		Senior	Junior	Price for	for Senior	for Junior
	Number of	Preferred	Preferred	Common	Preferred	Preferred
	Common Shares	Shares	Shares	Shares	Shares	Shares

Balance at December 31, 2001	15,378,306	576,497	462,797	$0.24	$7.70	$7.78
Options granted	1,781,900	—	—	0.26	—	—
Options exercised	(1,324,031)	(7,060)	(3,574)	0.24	7.96	8.08
Options canceled	(847,108)	(38,072)	(30,506)	0.24	8.06	8.17

Balance at September 28, 2002	14,989,067	531,365	428,717	$0.24	$8.51	$8.66

11.     Goodwill and Other Intangible Assets

      Effective January 1, 2002, the Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets.” In accordance with the guidelines of this accounting principle, goodwill and intangible assets with indefinite lives are no longer amortized, but will be assessed for impairment on at least an annual basis. The Company has completed Step 1 (determining and comparing the fair value of the Company’s reporting units to their carrying values) of the transitional impairment test. The fair value of the Company’s reporting units exceeds their carrying values including goodwill; therefore, no impairment of the Company’s goodwill exists and Step 2 does not need to be completed. As of September 28, 2002, the Company’s gross goodwill balance is approximately $22,720,000, with accumulated amortization of approximately $21,821,000. The adoption of SFAS No. 142 will reduce the Company’s amortization expense by approximately $899,000 in 2002 due to the nonamortization of goodwill.

      Pursuant to SFAS No. 142, the Company completed its reassessment of previously recognized intangible assets including evaluation of the remaining useful lives of its intangibles. The Company believes the useful lives of its intangible assets are appropriate.

      Provided below is a reconciliation of previously reported financial statement information to adjusted amounts that reflect the elimination of goodwill amortization (in thousands except per share amount):

	Nine Months Ended

	September 28,	September 29,
	2002	2001

Net loss attributable to common stockholders:
As reported	$(43,374)	$(21,522)
Add back: Goodwill amortization	—	1,529

Adjusted net loss attributable to common stockholders	$(43,374)	$(19,993)

Weighted average number of common shares outstanding	139,002	138,162

Basic and diluted loss per common share	$(0.31)	$(0.15)

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table as of September 28, 2002, summarizes the gross carrying value and accumulated amortization for each major class of intangible asset based on the Company’s reassessment of previously recognized intangible assets and their remaining amortization lives in conjunction with the adoption of SFAS No. 142 (in thousands):

	Gross
	Carrying	Accumulated	Amortizable
	Amount	Amortization	Life

Licenses	$59,425	$55,122	3 to 7 years
Non-compete Agreement	40,500	14,397	5 years
Patents	770	693	5 years

Total amortizable intangible assets	$100,695	$70,212

      The total amortization expense for these intangible assets for each of the nine month periods ended September 28, 2002 and September 29, 2001 was approximately $7,900,000.

      The estimated amortization expense for the five fiscal years beginning January 1, 2002 is as follows (in thousands):

Year	Amount

2002	$10,542
2003	10,393
2004	9,586
2005	7,877
2006	—

12.     Purchase of the Mixed Signal Business of Alcatel Microelectronics from ST Microelectronics

      On June 26, 2002, the Company acquired the assets and assumed certain liabilities of the mixed signal ASIC business (MSB) of Alcatel Microelectronics NV from STMicroelectronics N.V. in a purchase that closed concurrently with STMicroelectronics’ purchase of 100% of the capital stock of Alcatel Microelectronics from Alcatel S.A. The results of MSB have been consolidated with the Company’s since the date of acquisition. As a result of the MSB acquisition, the Company has increased its analog and mixed signal engineering team, developed a more significant presence in Europe thereby enhancing its relationships with major European customers, broadened its ASIC product offering and increased its manufacturing capacity by adding two fabs in Oudenaarde, Belgium. The Company used existing cash along with the proceeds from the issuance of $75,000,000 of Series C Senior Preferred Stock (see Note 13 for further discussion) to finance the purchase price.

      Following is a summary of the MSB purchase price (in thousands):

Cash paid to STMicroelectronics	$68,300
Acquisition related expenses	10,900
Restructuring accrual	6,400
Operating liabilities assumed	20,500

Total purchase price	$106,100

      The foregoing purchase price is subject to adjustment based on the final allocation of certain operating liabilities between MSB and STMicroelectronics. The Company expects that such adjustments, if any, will be completed during the quarter ended December 31, 2002. Additionally, as part of the MSB acquisition,

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the Company has prepared and approved a plan of restructuring in connection with integration of MSB and has included the estimated costs of those restructuring activities in the purchase price pursuant to EITF Opinion No. 95-3 “Recognition of Liabilities in Connection with a Purchase Business Combination.” The restructuring costs that have been accrued and included in the purchase price primarily include costs associated with relocating and combining MSB’s testing facilities with the Company’s existing facilities, employee severance and information systems integration.

      Following is a summary of the preliminary allocation of the MSB purchase price (in thousands):

Trade accounts receivable	$18,300
Inventory	19,500
Deferred tax asset	6,900
Prepaid and other assets	18,400
Deferred pension asset	12,400
Property, plant and equipment and intangible assets	30,600

Total purchase price allocated	$106,100

      The foregoing allocation is preliminary and subject to further adjustment based upon the completion of valuation studies of the fair values of the assets acquired as well as the final allocation of certain trade receivables between MSB and STMicroelectronics.

      In connection with the MSB acquisition, the Company entered into a supply agreement with STMicroelectronics on a take-or-pay basis under which STMicroelectronics is required to purchase a minimum of €50 million of products from MSB during the two-year period ending June 26, 2004. The Company also entered into certain transitional services and professional services agreements with STMicroelectronics pursuant to which MSB will provide specified manufacturing and testing services as well as certain engineering and administrative services to STMicroelectronics for periods ranging from six months to two years.

      Pro forma information on results of operations as if MSB had been acquired on January 1, 2001 is as follows (in thousands, except per share amounts):

	Nine Months Ended

	September 28,	September 29,
	2002	2001

Net sales	$297,900	$372,200
Net income (loss)	(1,600)	19,000
Net loss attributable to common stockholders	(47,100)	(16,000)
Net loss per share attributable to common stockholders:
Basic and diluted	(0.34)	(0.12)

      The pro forma information is not necessarily indicative of the results of operations as they would have been had the acquisition actually occurred on the assumed acquisition date.

13.     Issuance of Series C Senior Redeemable Preferred Stock

      In order to fund a portion of the MSB acquisition as described above, on June 26, 2002 the Company issued 75,000 shares of Series C Senior Redeemable Preferred Stock resulting in net proceeds to the Company of $75,000,000. The Series C Senior Redeemable Preferred Stock had an initial accreted value of $1,000 per share and, with respect to dividend rights and rights on liquidation, dissolution and winding up, ranks prior to all classes of equity securities of AMIS Holdings, including the Series A Preferred

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Stock, the Series B Preferred Stock and the common stock. The Series C Senior Redeemable Preferred Stock is entitled to quarterly cash dividends when, as and if declared by the Board of Directors, which dividends are cumulative, whether or not earned or declared, and accrue at an annual compounding rate of 12.0%, increasing to an annual compounding rate of 16.0% on December 27, 2002, if the Series C Senior Redeemable Preferred Stock has not been redeemed by December 26, 2002. If a dividend is not paid in cash on the quarterly dividend payment date, the unpaid amount is added to the accreted value for purposes of calculating future dividends.

      In connection with the issuance of the Series C Senior Preferred Stock, AMIS Holdings initially issued warrants to purchase an aggregate of 12,662,938 shares of Class A Common Stock at an exercise price of $0.01 per share. The number of shares subject to the warrants and the exercise price are subject to customary anti-dilution adjustments, as well as adjustments for issuances of, or rights or options to purchase, Class A Common Stock or securities convertible into Class A Common Stock at a price below the then current fair market value. Additionally, if the Series C Senior Redeemable Preferred Stock has not been redeemed by December 26, 2002, the number of shares of Class A Common Stock subject to warrants increases to an aggregate of 27,554,550 shares. The Series C Senior Redeemable Preferred Stock is initially redeemable by the Company at the option of the Board of Directors, and if not redeemed earlier by the Company the Series C Senior Redeemable Preferred Stock becomes subject to mandatory redemption on December 21, 2007 at the then accreted value. The relative fair value of the warrants of $3,200,000 (as determined using the Black-Scholes model) has been reflected as a preferential dividend and has been deducted in determining the net loss attributable to common stockholders in the accompanying statement of operations for the nine month period ended September 28, 2002.

14.     Subsequent Events

      Early in the fourth quarter of 2002, the Company acquired the Micro Power Products Division of Microsemi Corporation for approximately $1,500,000 in cash.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15.     Condensed Consolidating Financial Statements

      Below are condensed consolidating balance sheets, statements of operations and statements of cash flows of AMIS Holdings as of September 28, 2002 and December 31, 2001 and for the nine months ended September 28, 2002 and September 29, 2001.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATING BALANCE SHEET

September 28, 2002
(In thousands)

				AMI	AMI	AMI
			AMIS	Semiconductor,	Acquisition	Acquisition II	Non-Guarantor
	Consolidated	Eliminations	Holdings, Inc.	Inc.	LLC	LLC	Subsidiaries

Assets
Current assets:
Cash and cash equivalents	$53,795	$—	$1,856	$33,129	$—	$—	$18,810
Accounts receivable, net	69,253	—	—	35,645	—	—	33,608
Intercompany accounts receivable	—	(82,502)	—	10,046	409	124	71,923
Inventories	41,220	—	—	22,794	—	—	18,426
Receivable from affiliate	1,565	—	—	1,565	—	—	—
Deferred tax assets	2,574	—	—	2,601	—	—	(27)
Prepaid expenses and other current assets	29,440	11	1,191	7,493	—	—	20,745

Total current assets	197,847	(82,491)	3,047	113,273	409	124	163,485
Property, plant and equipment, net	221,776	—	—	189,429	—	—	32,347
Investment in subsidiaries	—	(428,416)	252,151	98,896	73,297	4,072	—
Deferred financing costs, net	6,460	—	—	6,460	—	—	—
Goodwill and other intangibles, net	31,382	—	—	31,382	—	—	—
Deferred tax assets	33,157	—	1,219	24,845	—	—	7,093
Restricted cash	4,200	—	4,200	—	—	—	—
Receivable from affiliate	600	—	—	600	—	—	—
Other	11,723	—	—	—	—	—	11,723

Total assets	$507,145	$(510,907)	$260,617	$464,885	$73,706	$4,196	$214,648

Liabilities and Shareholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$39,067	$—	$—	$19,087	$—	$—	$19,980
Intercompany accounts payable	—	(82,457)	107	10,332	—	—	72,018
Accrued expenses	24,634	(271)	2,399	13,599	—	—	8,907
Accrued employee compensation	19,239	—	—	5,365	—	—	13,874
Taxes payable	1,352	—	—	(154)	—	—	1,506
Current portion of long-term debt	1,750	—	—	1,750	—	—	—

Total current liabilities	86,042	(82,728)	2,506	49,979	—	—	116,285

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

				AMI	AMI	AMI
			AMIS	Semiconductor,	Acquisition	Acquisition II	Non-Guarantor
	Consolidated	Eliminations	Holdings, Inc.	Inc.	LLC	LLC	Subsidiaries

Other long-term liabilities	3,530	—	—	3,530	—	—	—
Long-term debt	159,225	—	—	159,225	—	—	—

Total liabilities	248,797	(82,728)	2,506	212,734	—	—	116,285
Series A Senior Redeemable Preferred Stock	225,965	—	225,965	—	—	—	—
Series B Junior Redeemable Convertible Preferred Stock	183,769	—	183,769	—	—	—	—
Series C Senior Redeemable Preferred Stock	77,025	—	77,025	—	—	—	—
Shareholders’ Equity (Deficit)
Common stock	1,398	(3,413)	1,398	—	—	—	3,413
Additional paid-in capital	37,935	(384,851)	37,935	229,561	71,765	4,085	79,440
Shareholder notes receivable	(4,795)	—	(4,795)	—	—	—	—
Retained earnings (capital deficiency)	(262,260)	(40,485)	(262,499)	23,277	1,902	109	15,436
Accumulated other comprehensive loss	(689)	570	(687)	(687)	39	2	74

Total shareholders’ equity (deficit)	(228,411)	(428,179)	(228,648)	252,151	73,706	4,196	98,363

Total liabilities and shareholders’ equity (deficit)	$507,145	$(510,907)	$260,617	$464,885	$73,706	$4,196	$214,648

AMIS HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEET

(In thousands)
December 31, 2001

				AMI
			AMIS	Semiconductor,	Non-Guarantor
	Consolidated	Eliminations	Holdings, Inc.	Inc.	Subsidiaries

Assets
Current assets:
Cash and cash equivalents	$28,650	$—	$520	$21,636	$6,494
Accounts receivable, net	36,171	—	—	33,603	2,568
Intercompany accounts receivable	—	(1,223)	—	1,193	30
Inventories	26,040	10	—	26,030	—
Receivable from affiliate	6,156	—	—	6,156	—
Deferred tax assets	1,633	—	—	1,603	30
Prepaid expenses and other current assets	8,611	(87)	1,011	7,061	626

Total current assets	107,261	(1,300)	1,531	97,282	9,748
Property, plant and equipment, net	199,847	—	—	195,972	3,875
Investment in subsidiaries	—	(196,603)	179,645	16,958	—
Deferred financing costs, net	5,333	—	—	5,333	—
Goodwill and other intangibles, net	39,297	—	—	39,297	—
Deferred tax assets	27,722	—	600	26,831	291
Restricted cash	4,200	—	4,200	—	—
Receivable from affiliate	600	—	—	600	—
Other	542	—	—	—	542

Total assets	$384,802	$(197,903)	$185,976	$382,273	$14,456

Liabilities and Shareholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$5,798	$—	$—	$5,344	$454
Intercompany accounts payable	—	(1,270)	3,594	6,364	(8,688)
Accrued expenses	14,150	(269)	2,252	10,743	1,424
Accrued employee compensation	4,229	—	—	4,024	205
Taxes payable	3,575	—	—	(528)	4,103
Current portion of long-term debt	8,047	—	—	8,047	—

Total current liabilities	35,799	(1,539)	5,846	33,994	(2,502)
Other long-term liabilities	3,431	—	—	3,431	—
Long-term debt	165,203	—	—	165,203	—

Total liabilities	204,433	(1,539)	5,846	202,628	(2,502)
Series A Senior Redeemable Preferred Stock	204,203	—	204,203	—	—
Series B Junior Redeemable Convertible Preferred Stock	164,888	—	164,888	—	—
Shareholders’ Equity (Deficit)
Common stock	1,385	(3,413)	1,385	—	3,413
Additional paid-in capital	34,462	(160,419)	34,462	160,269	150
Shareholder notes receivable	(4,795)	—	(4,795)	—	—
Retained earnings (capital deficiency)	(218,886)	(33,677)	(219,125)	20,264	13,652
Accumulated other comprehensive loss	(888)	1,145	(888)	(888)	(257)

Total shareholders’ equity (deficit)	(188,722)	(196,364)	(188,961)	179,645	16,958

Total liabilities and shareholders’ equity (deficit)	$384,802	$(197,903)	$185,976	$382,273	$14,456

AMIS HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

Nine Months Ended September 28, 2002

(In Thousands)

				AMI	AMI	AMI
			AMIS	Semiconductor,	Acquisition	Acquisition II	Non-Guarantor
	Consolidated	Eliminations	Holdings, Inc.	Inc.	LLC	LLC	Subsidiaries

Net sales	$242,798	$(6,662)	$—	$191,432	$—	$—	$58,028
Cost of sales	149,606	(6,342)	—	112,410	—	—	43,538

	93,192	(320)	—	79,022	—	—	14,490
Operating expenses:
Research and development	37,026	(318)	—	32,241	—	—	5,103
Marketing and selling	25,687	—	—	20,987	—	—	4,700
General and administrative	17,893	—	1,738	14,495	—	—	1,660
Restructuring and impairment charges	248	—	—	93	—	—	155

	80,854	(318)	1,738	67,816	—	—	11,618

Operating income (loss)	12,338	(2)	(1,738)	11,206	—	—	2,872
Other income (expense):
Interest income (expense), net	(8,609)	126	169	(8,914)	—	3	7
Other income (expense), net	(430)	(122)	58	13	—	—	(379)
Equity earnings in subsidiaries	—	(6,823)	3,013	1,788	1,902	106	14

	(9,039)	(6,819)	3,240	(7,113)	1,902	109	(358)

Income (loss) before income taxes	3,299	(6,821)	1,502	4,093	1,902	109	2,514
Provision (benefit) for income taxes	1,178	—	(619)	1,080	—	—	717

Net income (loss)	$2,121	$(6,821)	$2,121	$3,013	$1,902	$109	$1,797

AMIS HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

Nine Months Ended September 28, 2002
(In Thousands)

				AMI	AMI	AMI
			AMIS	Semiconductor,	Acquisition	Acquisition	Non-Guarantor
	Consolidated	Eliminations	Holdings, Inc.	Inc.	LLC	II LLC	Subsidiaries

Cash flows provided by (used in) operating activities	$66,914	$242	$(4,976)	$69,419	$(39)	$(100)	$2,368
Cash flows from investing activities:
Purchases of property, plant, and equipment	(16,845)	—	—	(16,308)	—	—	(537)
Purchase of business	(85,595)	—	—	(85,595)	—	—	—
Investment in subsidiaries	—	—	(69,296)	59,044	—	98	10,154

Cash used in investing activities:	(102,440)	—	(69,296)	(42,859)	—	98	9,617
Cash flows from financing activities:
Payments on long-term debt	(12,275)	—	—	(12,275)	—	—	—
Issuance of preferred stock	75,000	—	75,000	—	—	—	—
Payments on long-term payables	(697)	—	—	(697)	—	—	—
Acquisition of other intangibles	(2,095)	—	—	(2,095)	—	—	—
Exercise of stock options for common and preferred stock	407	—	407	—	—	—	—
Other	331	(242)	201	—	39	2	331

Cash (used in) provided by financing activities:	60,671	(242)	75,608	(15,067)	39	2	331

Net change in cash and cash equivalents	25,145	—	1,336	11,493	—	—	12,316
Cash and cash equivalents at beginning of period	28,650	—	520	21,636	—	—	6,494

Cash and cash equivalents at end of period	$53,795	$—	$1,856	$33,129	$—	$—	$18,810

AMIS HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

Nine Months Ended September 29, 2001

(In Thousands)

			AMIS	AMI Semiconductor,	Non-Guarantor
	Consolidated	Eliminations	Holdings, Inc.	Inc.	Subsidiaries

Net sales	$257,971	$(6,309)	$—	$239,532	$24,748
Cost of sales	142,063	(6,309)	—	129,957	18,415

	115,908	—	—	109,575	6,333
Operating expenses:
Research and development	33,256	—	—	32,202	1,054
Marketing and selling	28,034	—	—	25,579	2,455
General and administrative	19,373	—	1,772	16,712	889
Restructuring and impairment charges	4,103	—	—	3,983	120

	84,766	—	1,772	78,476	4,518

Operating income (loss)	31,142	—	(1,772)	31,099	1,815
Other income (expense):
Interest income (expense), net	(11,807)	—	457	(12,423)	159
Other income (expense), net	666	—	—	488	178
Equity earnings in subsidiaries	—	(14,970)	14,207	763	—

	(11,141)	(14,970)	14,664	(11,172)	337

Income (loss) before income taxes	20,001	(14,970)	12,892	19,927	2,152
Provision (benefit) for income taxes	6,569	—	(540)	5,720	1,389

Net income (loss)	$13,432	$(14,970)	$13,432	$14,207	$763

AMIS Holdings, Inc. and Subsidiaries

UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

Nine Months Ended September 29, 2001
(In Thousands)

			AMIS	AMI	Non-Guarantor
	Consolidated	Eliminations	Holdings, Inc.	Semiconductor, Inc.	Subsidiaries

Cash flows provided by (used in) operating activities	$35,423	$176	$ $(127)	$30,847	$4,527
Cash flows from investing activities:
Purchases of property, plant, and equipment	(15,138)	—	—	(14,369)	(769)

Cash used in investing activities:	(15,138)	—	—	(14,369)	(769)
Cash flows from financing activities:
Payments on long-term debt	(1,312)	—	—	(1,312)	—
Payments on related-party debt/advances from parent	(6,000)	—	—	(6,000)	—
Payments on long-term payables	(1,782)	—	—	(1,782)	—
Exercise of stock options for common and preferred stock	221	(4)	221	—	4
Other	299	(172)	128	172	171

Cash (used in) provided by financing activities:	(8,574)	(176)	349	(8,922)	175

Net change in cash and cash equivalents	11,711	—	222	7,556	3,933
Cash and cash equivalents at beginning of period	20,080	—	—	15,596	4,484

Cash and cash equivalents at end of period	$31,791	$—	$222	$23,152	$8,417

MIXED SIGNAL DIVISION OF ALCATEL MICROELECTRONICS, NV

COMBINED FINANCIAL STATEMENTS OF THE

MIXED SIGNAL DIVISION OF ALCATEL MICROELECTRONICS, NV
As of and for the year ended December 31, 2001

CONTENTS

Page

Report of Independent Auditors	F-57
Combined Audited Financial Statements
Combined Balance Sheet	F-58
Combined Statement of Revenues Less Direct and Allocated Expenses Before Interest and Taxes	F-59
Notes to Combined Financial Statements	F-60

REPORT OF INDEPENDENT AUDITORS

To the Mixed Signal Division of Alcatel Microelectronics, NV:

      We have audited the accompanying combined balance sheet of the Mixed Signal Division of Alcatel Microelectronics, NV (a Belgian corporation) and its subsidiary Mietec France, SAS (collectively referred to as the “Business”) as of December 31, 2001 and the related combined statement of revenues less direct and allocated expenses before interest and taxes for the year then ended. The combined financial statements are the responsibility of the Business’ management. Our responsibility is to express an opinion on the combined financial statements based on our audit.

      We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      The accompanying combined financial statements were prepared on the basis of presentation as described in Note 1. Accordingly, the accompanying combined financial statements present the assets, liabilities and business equity and the related revenues less direct and allocated expenses before interest and taxes of the Business, and are not intended to be a complete presentation of the Business’ financial position, results of operations before interest and taxes, and cash flows. The results of operations before interest and taxes are not necessarily indicative of the results of operations before interest and taxes that would be recorded by the Business had it operated on a stand-alone basis.

      In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined assets, liabilities and business equity of the Business as of December 31, 2001, and its revenues less direct and allocated expenses before interest and taxes for the year then ended, on the basis described in Note 1, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & PARTNERS
Bedrijfsrevisoren*

/s/ GINO DESMET

Gino Desmet

Belgium

June 14, 2002

*	A former member firm of Andersen Worldwide. Deloitte & Partners Bedrijfsrevisoren has entered into an agreement to associate with Deloitte & Touche (Belgium)

MIXED SIGNAL DIVISION OF ALCATEL MICROELECTRONICS, NV

COMBINED BALANCE SHEET
(In thousands of Euro)

December 31,
2001

ASSETS
Current assets:
Inventories	37,533
Accounts receivable (net of allowance for doubtful accounts of 171)	15,876
R&D grants receivable	5,062

Total current assets	58,471
Property, plant & equipment, net	79,266
Intangible assets	773
Other assets	340

Total assets	138,850

LIABILITIES AND BUSINESS EQUITY
Current liabilities:
Accounts payable	1,099
Accrued trade liabilities	4,032

Total current liabilities	5,131
Warranty reserve	2,977
Business equity	130,742

Total liabilities and business equity	138,850

The accompanying notes are an integral part of the above combined financial statements.

MIXED SIGNAL DIVISION OF ALCATEL MICROELECTRONICS, NV

COMBINED STATEMENT OF REVENUES LESS
DIRECT AND ALLOCATED EXPENSES BEFORE INTEREST AND TAXES
(In thousands of Euro)

Year Ended
December 31,
2001

Revenues:
Sales to related parties	51,122
Sales, external	88,067
Foundry sales	10,350
R&D grant income	5,408

Total revenues	154,947
Direct & allocated expenses:
Cost of sales	118,174
Research & development	14,137
Selling & marketing	11,598
General & administrative	3,609
Restructuring charges	853
Foreign exchange loss, net	299

Total direct & allocated expenses	148,670
Revenues less direct & allocated expenses before interest and taxes	6,277

The accompanying notes are an integral part of the above combined financial statements.

MIXED SIGNAL DIVISION OF ALCATEL MICROELECTRONICS, NV

NOTES TO COMBINED FINANCIAL STATEMENTS

1.     Background and Basis of Presentation

Background

      On April 15, 2002, Alcatel SA, a French corporation entered into a share purchase agreement to sell 100% of the capital stock of Alcatel Microelectronics, NV (“AME” or the “Company”), its wholly owned Belgian subsidiary, to ST Microelectronics, NV (“ST”). On May 8, 2002, ST entered into a definitive agreement to sell the assets and liabilities that comprise the Mixed Signal Division of Alcatel Microelectronics, NV and its subsidiary Mietec France, SAS (“MSB” or “the Business”) to AMI Semiconductor, Inc (“AMI”) (the “Agreement”). The sale of AME to ST and the sale of MSB to AMI are anticipated to close on or about the same date.

      MSB is a division of AME that designs and manufactures semiconductor products that incorporate both analogue and digital functionality within a single chipset. In addition, MSB is responsible for supplying customized telecommunications semiconductor products to Alcatel, SA or its subsidiaries (“Alcatel”) .

      The Business provides products aimed at the telecommunications, automotive, computer peripherals and industrial markets. Manufacturing operations for the Business are primarily conducted at its fabrication facility in Oudenaarde, Belgium. MSB also utilizes third-party sub-contractors for the assembly portion of its production.

Basis of Presentation

      The accompanying combined balance sheet includes the assets and liabilities related to MSB, virtually all of which will be transferred to AMI in accordance with the terms of the definitive agreement between ST and AMI. Based on this agreement, the assets and liabilities that are not intended to be transferred to AMI mainly include:

•	Cash. Alcatel performs cash management on a centralized basis and is unable to identify cash activity of MSB. Activity in MSB’s cash balances is recorded through the business equity account.

•	Accounts payable to Alcatel for corporate overhead and research and development charges.

•	All income taxes payable and VAT balances due or receivable. Accordingly, no income tax expense or current or deferred tax positions are presented in the accompanying statements.

•	Foreign exchange contracts and other financial guarantees.

•	All payroll and employee benefit liabilities accrued through the close of the transaction.

•	All notes payable to Alcatel for intercompany borrowings. Intercompany borrowing activity is recorded through the business equity account. In addition, no other borrowings were specifically identifiable with MSB. Accordingly, the accompanying combined financial statements do not include any borrowings or interest expense.

      Given the assets and liabilities that will not be transferred to MSB and Alcatel’s inability to identify MSB cash activity, certain unaudited supplemental cash flow information is presented in lieu of a statement of cash flows (See Note 12).

      The accompanying combined balance sheet includes assets and liabilities that have been specifically identified to MSB. In addition the combined balance sheet shows assets and liabilities that have been

MIXED SIGNAL DIVISION OF ALCATEL MICROELECTRONICS, NV

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

allocated to MSB, based on assumptions that management believes are reasonable under the circumstances. The following items and amounts are allocated in this statement:

•	Shared property, plant and equipment have been allocated based on MSB management’s current assessment as to which specific assets will be assigned to MSB and consequently transferred to AMI. Shared property, plant and equipment included in property, plant and equipment balance as of December 31, 2001 is €3,167 thousand.

•	All intangible assets have been allocated based on the proportion of MSB’s non-foundry revenue to AME’s total revenue for the year ended December 31, 2001. (MSB non-foundry revenue represented 40% of AME’s revenue for the year ended December 31, 2001).

      Trade payables related to goods and services that were both provided to the MSB division and other AME divisions, have not been allocated but instead are credited to business equity since they represent funding provided to the MSB division.

      The accompanying combined statement of revenue less direct and allocated expenses before interest and taxes includes revenue and expenses that have been specifically identified to MSB. In addition, the statement includes an allocation of the costs of shared activities and overheads of AME. All of the allocations and estimates in the combined statements of revenues less direct and allocated expenses before interest and taxes are based on assumptions that management believes are reasonable under the circumstances. The following items are included in the statements:

•	Sales to related and external parties are allocated directly based on products sold by MSB.

•	R&D grant income is allocated based on specific grants identified to MSB.

•	Cost of sales is based on the standard costs of the actual products sold with manufacturing variances related to MSB sales allocated based on the aggregate standard cost of products sold for each AME division.

•	Divisional marketing and non-corporate research and development expenses are specifically identifiable to MSB.

•	Selling, common research and development and general and administrative activities are performed on an integrated basis by AME. Although a number of different approaches are used to allocate shared or common costs, there is usually a predominant basis for each expense category. Accordingly, common research and development costs, selling and marketing expenses and general and administrative expenses from AME have been allocated based on the proportion of MSB’s non-foundry revenue to AME’s total revenue for the year ended December 31, 2001. (MSB non-foundry revenue represented 40% of AME’s revenue for the year ended December 31, 2001).

•	Restructuring and other charges are allocated based on specific employees who have been terminated from the Business.

      Total amounts allocated to MSB for manufacturing variances, research and development, selling and marketing and general and administrative expenses for the year ended December 31, 2001 were as follows (in thousands of Euro):

Manufacturing variances included in cost of sales	5,109
Research and development	3,725
Selling and marketing	5,870
General and administrative	3,361

MIXED SIGNAL DIVISION OF ALCATEL MICROELECTRONICS, NV

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

      These cost allocations are included in the accompanying combined statements of revenues less direct and allocated expenses before interest and taxes but are not necessarily indicative of the costs that would be incurred by the Business on a stand-alone basis. Alcatel corporate overhead, interest and taxes have not been allocated to the Business because management believes that these charges cannot be allocated to MSB on a reasonable basis.

      Because of the allocations referred to above and the proposed changes in the structure and financing of the activities going forward, these financial statements should not be relied upon as being representative of the financial position or performance of MSB had it operated on a stand-alone basis. In addition, the operating costs attributed to the Business for the year ended December 31, 2001 are not representative of the costs which will be incurred after the transaction as they represent the carve out of costs incurred by AME in managing integrated businesses. The MSB activities on a standalone basis may be restructured following the transaction that may result in certain costs being duplicated, other costs being avoided altogether and yet other costs being incurred. For this reason the reported revenues less direct and allocated expenses before interest and taxes for the year ended December 31, 2001 may not be representative of the amounts of those items for MSB following the transaction.

2.     Summary of Significant Accounting Policies

      The combined financial statements are prepared in accordance with accounting principles generally accepted in the United States of America.

a) Principles of Combination

      The combined financial statements include the specifically identifiable assets and liabilities, an allocation of certain assets and liabilities shared with other businesses of AME, and the revenues less direct and allocated expenses before interest and taxes of MSB that have been derived from the accounting records of AME and its wholly owned subsidiary Mietec France. All material intercompany transactions and balances between AME and Mietec France have been eliminated. Transactions that MSB has with Alcatel and other AME divisions are included in these financial statements.

b) Use of Estimates

      In the preparation of the MSB combined financial statements, management has made certain estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the combined balance sheet and the reported amounts of the revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Estimates made by management include, for example, accounts receivable valuation allowances, inventory valuations, warranty and other product-related reserves, pension and retirement obligation costs, depreciation and amortization.

c) Revenue Recognition

      The Business sells finished goods to customers and provides services to customers. Revenue from sales is generally recognized when there is persuasive evidence of a sales agreement, the amount of revenue is fixed or can be reliably determined, the customer has accepted the goods or services, and collectibility is reasonably assured.

      For sales of finished goods, sales conditions and the transfer of the ownership differ from customer to customer, depending on the clauses of every contract. MSB recognizes revenues when the legal title of the goods and the risks and rewards of ownership have been transferred to the customer based on the shipping

MIXED SIGNAL DIVISION OF ALCATEL MICROELECTRONICS, NV

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

terms of each agreement. For sales of services, revenue is recognized when the service is provided. All revenues are recorded net of value added taxes.

d) Concentrations of Credit Risk

      Financial instruments that potentially subject the Business to concentrations of credit risk consist principally of trade receivables. MSB’s customers mainly include European manufacturers of automobile parts, telecommunications equipment, computer peripherals and industrial equipment. The Business performs ongoing credit evaluations of its customers’ respective financial conditions. The Business has a concentration of credit risk with Alcatel, its largest customer. As of December 31, 2001, MSB’s trade receivable balance due from Alcatel was €1,742 thousand.

e) Related Party Transactions

      MSB manufactures products for other businesses of Alcatel. Sales of these products are reflected as “MSB Sales to related parties” in the accompanying combined statements of revenues less direct and allocated expenses before interest and taxes. These sales totaled €51,122 thousand for the year ended December 31, 2001.

      MSB also manufactures products for other AME divisions. Sales of these products are reflected as “Foundry sales” at standard cost adjusted with allocated manufacturing variances in the accompanying combined statements of revenues less direct and allocated expenses before interest and taxes. As explained in note 3, a write off of €1,250 thousand was recognized during 2001 for obsolete stock on this activity, which was not charged through to other AME divisions.

      Included in trade accounts receivable and current liabilities are €1,742 thousand and €1,754 thousand, respectively, for amounts due from and payable to Alcatel as of December 31, 2001.

f) Trade Receivables

      An allowance is provided on an individual debtor basis after the Business has determined that the debtor will be unable to repay the amount due. Trade receivables are comprised of both amounts due from third parties, and amounts due from related parties.

      Changes in the reserve for doubtful accounts for the year ended December 31, 2001 are as follows (in thousands of Euro):

Beginning balance	164
Additions to reserve charged to Statement of Revenue less Direct and Allocated Expenses	117
Write-offs and other reductions	(110)

Ending balance	171

g) Inventories

      Inventories are comprised of raw materials, work in process and finished goods. Finished goods are carried at the lower of cost or market. Cost includes direct and indirect costs incurred to bring goods into a saleable condition. Variable direct and indirect costs are based on a standard cost that is evaluated for reasonableness on an annual basis. Raw materials such as the purchase price of components are generally calculated on a weighted-average method. Spare parts and consumables are recorded at actual cost. Reserves are recorded for slow moving and obsolete goods.

MIXED SIGNAL DIVISION OF ALCATEL MICROELECTRONICS, NV

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

h) Property, Plant and Equipment

      Property, plant and equipment are carried at historical cost, less accumulated depreciation and investment grants. Depreciation is recorded on a straight-line basis over the following useful lives:

Buildings for industrial use	20 years
Building improvements and fixtures	5-20 years
Machinery and tools	5-10 years
Small equipment and tools	3-5 years
Buildings for administrative and commercial use	40 years
Telecommunication equipment	5 years
Furniture and office equipment	5 years
Data processing and network equipment	5 years
Transport equipment	5 years

      The cost of maintenance, repairs, and replacement of minor items of property is charged to maintenance expense as incurred. Renewals and improvements are capitalized. Upon sale or retirement of property, plant and equipment, the cost and related accumulated depreciation are eliminated from the accounts. Any resulting gains or losses are reflected in the statement of revenues less direct and allocated expenses before interest and taxes. Investment grants relating to investments in tangible fixed assets are recorded at the time of governmental approval as a decrease in the cost of the relating fixed assets. They are amortized in accordance with the depreciation of the underlying fixed asset.

i) Intangible Assets

      Intangible assets relate to acquisition costs of SAP ERP licenses, external implementation consulting costs and implementation costs internally incurred, excluding re-engineering and training expenses. Intangible assets are carried at historical cost, less accumulated amortization charges. Amortization charges are recorded on a straight-line basis over a period of three years.

j) Impairment of Long Lived Assets

      The Business evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the value of an asset may not be recoverable. An impairment loss is recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposal are less than its carrying amount. In such instances, the carrying value of long-lived assets is reduced to the estimated fair value, as determined using an appraisal or discounted cash flow analysis, as appropriate.

k) Translation of Foreign Currency Transactions

      The Business’ functional currency is the Euro. Foreign currency transactions are translated to the Euro at the rate of exchange applicable on the transaction date, or based on an average exchange rate in the month the transaction occurred. Accounts receivable, accounts payable and other monetary assets and liabilities that are denominated in a currency other than the Euro are translated to the Euro and carried in the combined balance sheet at the exchange rate as of the date of the statement. The resulting gains or losses due to the change in foreign exchange rates are reflected in the statement of revenues less direct and allocated expenses before interest and taxes under “Foreign exchange loss, net”.

MIXED SIGNAL DIVISION OF ALCATEL MICROELECTRONICS, NV

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

l) Warranty Reserve

      MSB establishes warranty reserves on a case-by-case basis as warranty claims are submitted to the Business. The combined balance sheet includes a provision related to an obligation on a telecommunication chip for an amount of €2,977 thousand, which is based on the company’s best estimate of the expected losses. This obligation historically relates to the MSB business but may be assumed by Alcatel under the terms of the Agreement. The infrequent and immaterial warranty claim experience of the Business does not support the establishment of a warranty reserve based on a percentage of sales.

m) Cost of Sales

      Cost of sales includes all direct and indirect costs incurred in order to bring finished goods into saleable condition and to provide professional services to customers. Cost of sales is recorded in the same period as the related sales revenues are recognized. Cost of sales also comprises shipping and handling costs incurred to ship goods to their destination.

n) Research and Development Cost

      The Company expenses all research and development costs in the period that they are incurred.

o) Financial Instruments

      The MSB financial instruments are short-term in nature and accordingly, the carrying value approximates the fair value.

p) R&D Grant Income

      Certain specifically defined fundamental and prototype research projects, executed by MSB in collaboration with other research centres, are partly funded by research and development grants provided by the IWT (Flemish Institute for the enhancement of scientific technologic research in the industry) and the European Commission (the “Authorities”). Such grants are recorded as R&D grant income as costs are incurred when it is reasonably assured that all conditions under the grant agreement will be met. Management continuously evaluates whether it is reasonably assured that such conditions will be met.

      In case of change of ownership, the Authorities have to be notified and they will investigate if the conditions, i.e. having a legal entity in Flanders where the research is performed, are still applicable. As part of the acquisition of MSB, AMI has already established an appropriate legal entity that meets this requirement.

q) New Accounting Pronouncements

      In June 2001, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations and SFAS No. 142, Goodwill and Other Intangible Assets. MSB has not entered into any business combinations after June 30, 2001 nor are there any amounts recorded in the statement of net assets in respect of goodwill or intangibles. Accordingly these statements are not expected to have any impact on MSB’s direct revenues less expenses or net assets.

      In June 2001, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 143, “Accounting for Asset Retirement Obligations”. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. An entity shall measure changes in the liability for an asset retirement obligation due to passage of time by applying an interest method of allocation to the amount of

MIXED SIGNAL DIVISION OF ALCATEL MICROELECTRONICS, NV

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

the liability at the beginning of the period. The interest rate used to measure that change shall be the credit-adjusted risk-free rate that existed when the liability was initially measured. That amount shall be recognized as an increase in the carrying amount of the liability and as an expense classified as an operating item in the statement of income. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The company has not yet assessed the impact of these changes.

      In August 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. SFAS No. 144 establishes a single accounting model for long-lived assets to be disposed of by sale consistent with the fundamental provisions of SFAS No. 121 “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of”. Whilst it supersedes APB Opinion 30 “Reporting the Results of operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions” it retains the presentation of discontinued operations but broadens that presentation to include a component of an entity (rather than a segment of a business). However, discontinued operations are no longer recorded at net realizable value and future operating losses are no longer recognized before they occur. Under SFAS No. 144 there is no longer a requirement to allocate goodwill to long-lived assets to be tested for impairment. It also establishes a probability weighted cash flow estimation approach to deal with situations in which there are a range of cash flows that may be generated by the asset being tested for impairment. SFAS No. 144 also establishes criteria for determining when an asset should be treated as held for sale. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years, with early application encouraged. The Company is evaluating the impact, if any, of this statement on its financial statements.

      In April 2002, the FASB issued SFAS 145 “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections.” The principal change is that gains or losses from extinguishment of debt which are classified as extraordinary items by SFAS No. 4 will no longer be classified as such. The provisions of SFAS No. 145 are effective for fiscal years beginning after May 15, 2002 although early application of the Statement related to the rescission of SFAS No. 4 is encouraged. The company has not yet assessed the impact of these changes.

3.     Inventories

      Inventories consist of the following as of December 31, 2001 (in thousands of Euro):

Raw materials	17,327
Work-in-process	10,395
Finished goods	9,811

Total	37,533

      During the year ended December 31, 2001, MSB has identified excess and obsolete inventory in its foundry sales business and wrote off an amount of €1,250 thousand under the caption cost of sales. Other write-offs charged to cost of sales for the year ended December 31, 2001 amounted to €165 thousand.

MIXED SIGNAL DIVISION OF ALCATEL MICROELECTRONICS, NV

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

4.     Property, Plant and Equipment

      Property, plant and equipment consists of the following as of December 31, 2001 (in thousands of Euro):

Land and buildings	68,552
Machinery and equipment	233,234
Furniture and fixtures	12,714

Total	314,500
Less accumulated depreciation	(233,951)
Less investment grant	(1,283)

Total, net	79,266

5.     Business Equity

      Business equity represents AME’s ownership interest in the recorded assets and liabilities related to MSB. All cash transactions, other allocations and intercompany and interdivision financing transactions (“Net intercompany activity”) are reflected in this amount. A summary of activity for the year ended December 31, 2001 is as follows (in thousands of Euro):

Balance at beginning of year	133,653
Revenues less direct and allocated expenses before interest and taxes	6,277
Net intercompany activity	(9,188)

Balance at end of year	130,742

6.     Commitments

      The Business leases certain facilities and equipment under non-cancelable operating lease arrangements, some of which include various renewal options and escalation clauses. During the year ended December 31, 2001 rental expense under such arrangements was approximately €3,714 thousand.

      Approximate future minimum annual rental commitments at December 31, 2001 are as follows (in thousands of Euro):

2002	3,502
2003	2,733
2004	1,569
2005	227
2006	22

7.     Contingencies

      The Business is subject to various claims and legal proceedings covering matters that arise in the ordinary course of its business activities. Management believes any liability that may ultimately result from the resolution of these matters will not have a material adverse effect on the Business’ combined financial position and operating results.

MIXED SIGNAL DIVISION OF ALCATEL MICROELECTRONICS, NV

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

8.     Employee Benefit Plans

      Employees of MSB participate in AME pension and healthcare benefit plans. Certain key employees and certain management of MSB also participate in various incentive arrangements based on individual performance and AME/MSB profitability. The costs of these programs were allocated from Alcatel to AME and then to MSB on the basis of payroll costs and headcount of employees and are not necessarily indicative of the costs that would be incurred on a stand-alone basis.

      From the Business’ perspective the Alcatel pension and healthcare retirement plans are viewed as a multi-employer pension plan. Accordingly, no pension asset or obligation is reflected in the accompanying financial information.

      Included in benefit costs allocated to the Business are pension costs calculated by Alcatel in accordance with SFAS 87 “Employers’ Accounting for Pensions”. The net periodic benefit cost allocated to MSB was €2,008 thousand for the year ended December 31, 2001. Management believe that this amount provides a more meaningful indication of on-going costs than an allocation of the contributions paid by AME to Alcatel.

      Under the terms of the definitive agreement between ST and AMI, pension benefit obligations and related plan assets will be transferred to MSB. Pension benefit obligations and plan assets that will be transferred to MSB will be computed using actuarial assumptions for employees who will be transferred with the Business. The amounts of the related benefit obligation and the fair value of MSB related plan assets are subject to the final determination after the completion of the Agreement.

9.     Stock Option Plans

      Alcatel maintains several stock option plans under which employees of the Business have been granted options to purchase shares of Alcatel stock at exercise prices at or above the fair value at the date of grant. Options vest and expire according to terms established at the grant date. Upon the close of the sale of MSB to AMI, Alcatel will settle the options under the terms of the applicable plans which will not be subject to continued employment with MSB. Each option gives the right to subscribe or purchase one Alcatel share.

      The following table summarizes information concerning Alcatel stock options held by MSB employees, including the related transactions for the year ended December 31, 2001.

	1997	1998	2000	2000	2001
	Plan	Plan	Plan	Plan	Plan

Exercise price (in Euro)	19.27	20.52	48.00	65.00	50.00
Options outstanding at December 31, 2000	5,000	25,000	82,034	20,500	—
Granted	—	—	—	—	60,839
Exercised	—	—	—	—	—
Forfeited/ Expired	—	—	—	—	(2,300)
Options outstanding at December 31, 2001	5,000	25,000	82,034	20,500	58,539

MIXED SIGNAL DIVISION OF ALCATEL MICROELECTRONICS, NV

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

      The following table summarizes the status of the Alcatel stock options held by MSB employees at December 31, 2001:

	Number of	Exercise	Exercise
	Options	Period	Period	Exercise
	Outstanding	From	To	Price

SUBSCRIPTION OPTIONS
4/17/1997 - Shares A	5,000	05/01/2002	12/31/2004	19.27
3/29/2000 - Shares A	52,284	7/01/2005	6/30/2006	48.00
3/29/2000 - Shares A	29,750	4/01/2005	12/31/2007	48.00
12/13/2000 - Shares A	20,500	12/13/2003	12/31/2005	65.00
3/07/2001 - Shares A	58,539	3/07/2002	3/06/2009	50.00
PURCHASE OPTIONS
12/09/1998 - Shares A	25,000	12/09/2003	12/31/2005	20.52

10.     Accounting for Stock-Based Compensation

      Alcatel accounts for its stock-based awards using the intrinsic value method in accordance with Accounting Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and its related interpretations. Accordingly, compensation expense has been included in the financial statements for stock option grants that are considered compensatory under APB 25. Compensation expense of €202 thousand has been allocated to the Business for the year ended December 31, 2001 based on the number of compensatory options granted to employees of MSB.

      SFAS No. 123, “Accounting for Stock-Based Compensation,” requires the disclosures of pro-forma net income for stock-based awards as of the beginning of fiscal 1996. The fair values at grant-date of options granted to Business employees during the years 1996 until 2001 have been estimated using the Black Scholes model and a stochastic model. The characteristics for 2001 are as follows:

2001

Interest rate	5%
Expected life	3 - 9 years
Expected volatility	64%
Expected dividends	1%

      The Black-Scholes model used to calculate option values, as well as other currently accepted option valuation models, were developed to estimate the value of freely tradable, fully transferable options without vesting restrictions which significantly differ from Alcatel’s stock option awards. These models are quite sensitive as to the stock price volatility assumptions. Accordingly, management believes that existing valuation models do not necessarily provide a reliable single measure of fair value of Alcatel’s stock option awards. The following information discloses the pro-forma revenues less direct and allocated expenses before interest and taxes of MSB, as if fair value based accounting method had been used for stock based compensation costs (in thousands of Euro):

•	Reported revenue less direct and allocated expenses before interest and taxes: 6,277

•	Pro Forma revenue less direct and allocated expenses before interest and taxes: 5,716

11.     Restructuring Charges

      Pursuant to the conclusions reached by the Emerging Issues Task Force (EITF) of the FASB in EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs

MIXED SIGNAL DIVISION OF ALCATEL MICROELECTRONICS, NV

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

to Exit an Activity (including Certain Costs Incurred in a Restructuring),” in 2001, senior management approved a plan to restructure certain of its operations. The plan involved the termination of certain management and other employees. The objectives of the plan are to increase the competitiveness of the Company and manage costs during the current semiconductor industry downturn. In total, about 30 employees were terminated as part of this program. Such terminations impacted virtually all departments within the Company’s business. A reasonable amount of these restructuring charges have been allocated to MSB. All terminated employees were notified in the period in which the charge was recorded.

      Employee termination expenses relating to the plan allocated to MSB totaled approximately €853 thousand during the year ended December 31, 2001. Prior to December 31, 2001, all of these expenses were paid.

12.     Unaudited Supplemental Cash Flow Information

      As described in Note 1, AME’s cash management system is not designed to allocate cash and related financing transactions of AME to the Business. In addition, AME’s transaction systems are not designed to track certain liabilities and cash receipts and payments on a business specific basis. Given these constraints, the cash flow activity of the Business for the year ended December 31, 2001 is estimated as follows: (in thousands of Euro)

Operating activities:
Revenues less direct and allocated expenses before interest and taxes	6,277
Depreciation and amortization	18,811
(Increase)/ Decrease in inventories	2,877
(Increase)/ Decrease in accounts receivable	10,280
(Increase)/ Decrease in R&D grants receivable	(433)
(Increase)/ Decrease in other assets	(73)
Increase/(Decrease) in current liabilities	(8,445)
Stock-based compensation expense	202

Cash flow from operating activities, excluding AME financing and taxes*	29,496
Investing activities:
Capital expenditures, net of transfers	(22,070)

Cash flow from investing activities*	(22,070)

Net financing provided to AME*	7,426

*	The cash flows from operating and investing activities do not necessarily represent the cash flows of the Business, or the timing of such cash flows, had it operated on a stand-alone basis.

MIXED SIGNAL DIVISION OF

ALCATEL MICROELECTRONICS, NV

COMBINED UNAUDITED FINANCIAL STATEMENTS OF THE

MIXED SIGNAL DIVISION OF ALCATEL MICROELECTRONICS, NV
AS OF JUNE 26, 2002 AND DECEMBER 31, 2001
AND FOR THE QUARTER AND SIX MONTH PERIODS ENDED
JUNE 26, 2002 AND JUNE 29, 2001

MIXED SIGNAL DIVISION OF ALCATEL MICROELECTRONICS, NV

COMBINED BALANCE SHEET
(In thousands of Euro)

	December 31,	June 26,
	2001	2002

		(Unaudited)
ASSETS
Current assets :
Inventories	37,533	32,541
Accounts receivable (net of allowance for doubtful accounts of 171 and 225 respectively)	15,876	18,733
R&D grants receivable	5,062	6,905

Total current assets	58,471	58,179
Property, plant & equipment, net	79,266	73,175
Intangible assets	773	612
Other assets	340	942

Total assets	138,850	132,908

LIABILITIES AND BUSINESS EQUITY
Current liabilities :
Accounts payable	1,099	2,960
Accrued trade liabilities	4,032	2,060

Total current liabilities	5,131	5,020
Warranty reserve	2,977	0
Business equity	130,742	127,888

Total liabilities and business equity	138,850	132,908

The accompanying notes are an integral part of the above combined financial statements.

MIXED SIGNAL DIVISION OF ALCATEL MICROELECTRONICS, NV

COMBINED STATEMENT OF REVENUES LESS
DIRECT AND ALLOCATED EXPENSES BEFORE INTEREST AND TAXES
(in thousands of Euro)

	3 months ended		6 months ended

	June 29,	June 26,	June 29,	June 26,
	2001	2002	2001	2002

	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Sales to related parties	16,510	3,626	43,187	10,654
Sales, external	28,505	23,113	49,177	47,980
Foundry sales	1,094	1,475	8,759	3,076
R&D grant income	1,020	1,501	2,143	3,376

Total revenues	47,129	29,715	103,266	65,086
Direct & allocated expenses:
Cost of sales	36,627	23,035	80,135	52,986
Research & development	3,715	4,263	7,030	8,630
Selling & marketing	2,844	4,180	5,836	7,631
General & administrative	940	1,049	1,862	1,942
Foreign exchange (gain) loss, net	(33)	490	93	404
Other expenses	0	837	0	837
Restructuring charges	0	65	0	65

Total direct & allocated expenses	44,093	33,919	94,956	72,495
Revenues less direct & allocated expenses before interest and taxes	3,036	(4,204)	8,310	(7,409)

The accompanying notes are an integral part of the above combined financial statements.

MIXED SIGNAL DIVISION OF ALCATEL MICROELECTRONICS, NV

NOTES TO COMBINED FINANCIAL STATEMENTS

1.     Background

      On April 15, 2002, Alcatel SA, a French corporation entered into a share purchase agreement to sell 100% of the capital stock of Alcatel Microelectronics, NV (“AME” or the “Company”), its wholly owned Belgian subsidiary, to ST Microelectronics, NV (“ST”). On May 8, 2002, ST entered into a definitive agreement to sell the assets and liabilities that comprise the Mixed Signal Division of Alcatel Microelectronics, NV and its subsidiary Mietec France, SAS (“MSB” or “the Business”) to AMI Semiconductor, Inc (“AMI”) (the “Agreement”). The sale of AME to ST and the sale of MSB to AMI closed on June 26, 2002.

      MSB is a division of AME that designs and manufactures semiconductor products that incorporate both analogue and digital functionality within a single chipset. In addition, MSB is responsible for supplying customized telecommunications semiconductor products to Alcatel, SA or its subsidiaries (“Alcatel”).

      The Business provides products aimed at the telecommunications, automotive, computer peripherals and industrial markets. Manufacturing operations for the Business are primarily conducted at its fabrication facility in Oudenaarde, Belgium. MSB also utilizes third-party sub-contractors for the assembly portion of its production.

      As part of the Agreement which was closed on June 26, 2002, AMI Semiconductor Belgium (“AMI B”), the Belgian vehicle that acquired the MSB business, entered into a supply agreement with ST on a take-or-pay basis under which ST is required to purchase a minimum of €50 million of products from AMI B during the two-year period ending June 26, 2004. AMI B also entered into a requirements contract with Alcatel pursuant to which AMI B agreed to provide Alcatel with certain telecommunications ASICs at specified prices and Alcatel agreed to purchase from 40% to 100% of its requirements, if any, for those ASICs (Application Specific Integrated Circuits) from AMI B. AMI B also entered into a back end services and wafer procurement agreement with ST whereby AMI B agreed to provide certain back end assembly, electrical test and mechanical finishing services for ST during a six month transitional period following the closing of the MSB Acquisition.

      The accompanying unaudited combined financial statements of MSB have been prepared in accordance with accounting principles generally accepted in the United States of America and on the basis of presentation as described in note 1 of the audited combined financial statements for the year ended December 31, 2001, included elsewhere in this document. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for financial statements. In the opinion of the management of the Business, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the interim periods. The results for the six month period ended June 26, 2002 are not necessarily indicative of the results that may be expected for the year ending December 31, 2002.

      These unaudited interim combined financial statements should be read in conjunction with the combined financial statements and footnotes for the year ended December 31, 2001.

MIXED SIGNAL DIVISION OF ALCATEL MICROELECTRONICS, NV

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

2.     Amounts Allocated to MSB

      Total amounts allocated to MSB for manufacturing variances, research and development, selling and marketing and general and administrative expenses for the quarter and six month period ended June 29, 2001 and June 26, 2002 were as follows (in thousands of Euro):

	3 months ended		6 months ended

	June 29, 2001	June 26, 2002	June 29, 2001	June 26, 2002

	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Manufacturing variances included in cost of sales	2,664	2,513	9,444	7,612
Research and development	782	1,514	1,694	3,402
Selling and marketing	1,504	1,794	2,886	3,479
General and administrative	844	977	1,734	1,887
Restructuring charges	0	65	0	65

      These cost allocations are included in the accompanying combined statements of revenues less direct and allocated expenses before interest and taxes but are not necessarily indicative of the costs that would be incurred by the Business on a stand-alone basis.

      Common research and development costs, selling and marketing expenses and general and administrative expenses from AME have been allocated respectively to the quarter and six month period ended June 29, 2001 based on the proportion of MSB’s non-foundry revenue to AME’s total revenue for the year ended December 31, 2001 and the quarter and six month period ended June 26, 2002 based on the proportion of MSB’s non-foundry revenue to AME’s total revenue for the quarter ended March 29, 2002 (MSB non-foundry revenue represented respectively 40% and 53% of AME’s revenue for the year ended December 31, 2001 and the quarter ended March 29, 2002). Management believes that these percentages are most representative for the allocation of these costs in the respective periods.

      Restructuring charges are allocated partly based on the allocation method of cost of sales and partly on the allocation method of selling and marketing expenses, depending on whether the expense relates to the manufacturing or sales and marketing departments.

3.     Related party transactions

      MSB manufactures products for other businesses of Alcatel. Sales of these products are reflected as “MSB Sales to related parties” in the accompanying combined statements of revenues less direct and allocated expenses before interest and taxes. These sales totaled respectively €43,187 and €10,654 thousand for the six month period ended June 29, 2001 and June 26, 2002 and respectively €16,510 and 3,626 thousand for the quarter ended June 29, 2001 and June 26, 2002.

      MSB also manufactures products for other AME divisions. Sales of these products are reflected as “Foundry sales” at standard cost adjusted with allocated manufacturing variances in the accompanying combined statements of revenues less direct and allocated expenses before interest and taxes.

      Included in accounts receivable and current liabilities are €1,419 thousand and €758 thousand, respectively, for amounts due from and payable to Alcatel as of June 26, 2002.

MIXED SIGNAL DIVISION OF ALCATEL MICROELECTRONICS, NV

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

4.     Inventories

      Inventories consist of the following (in thousands of Euro):

	December 31,	June 26,
	2001	2002

		(unaudited)
Raw materials	17,327	14,764
Work-in-process	10,395	12,159
Finished goods	9,811	5,618

Total	37,533	32,541

5.     Property, plant and equipment

      Property, plant and equipment consists of the following (in thousands of Euro):

	December 31,	June 26,
	2001	2002

		(unaudited)
Land and buildings	68,552	68,791
Machinery and equipment	233,234	234,603
Furniture and fixtures	12,714	11,022

Total	314,500	314,416
Less accumulated depreciation	(233,951)	(240,065)
Less investment grant	(1,283)	(1,176)

Total, net	79,266	73,175

6.     Business Equity

      Business equity represents AME’s ownership interest in the recorded assets and liabilities related to MSB. All cash transactions, other allocations and intercompany and interdivision financing transactions (“Net intercompany activity”) are reflected in this amount. A summary of activity for the six month period ended June 26, 2002 is as follows (in thousands of Euro):

June 26,
2002

(unaudited)
Balance at December 31, 2001	130,742
Revenues less direct and allocated expenses before interest and taxes for the six months period ended June 26, 2002	(7,409)
Net intercompany activity	4,555

Balance as of June 26, 2002	127,888

7.     Supplemental Cash Flow Information

      As described in Note 1 of the audited combined financial statements included elsewhere in this document, AME’s cash management system is not designed to allocate cash and related financing transactions of AME to the Business. In addition, AME’s transaction systems are not designed to track certain liabilities and cash receipts and payments on a business specific basis. Given these constraints, the

MIXED SIGNAL DIVISION OF ALCATEL MICROELECTRONICS, NV

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

cash flow activity of the Business for the six month period ended June 26, 2002 is estimated as follows: (in thousands of Euro)

June 26,
2002

(unaudited)
Operating activities:
Revenues less direct and allocated expenses before interest and taxes	(7,409)
Depreciation and amortization	8,986
(Increase)/ Decrease in inventories	4,992
(Increase)/ Decrease in accounts receivable	(2,857)
(Increase)/ Decrease in R&D grants receivable	(1,843)
(Increase)/ Decrease in other assets	(602)
Increase/(Decrease) in current liabilities	(111)
Cash flow from operating activities, excluding AME financing and taxes*	1,156

Investing activities:
Capital expenditures, net of transfers	(3,740)

Cash flow from investing activities*	(3,740)

Net financing obtained from AME*	(2,584)

*	The cash flows from operating and investing activities do not necessarily represent the cash flows of the Business, or the timing of such cash flows, had it operated on a stand-alone basis.

      During the period there was a non cash contribution of 2,977. We refer to note 10.

8.     Commitments

      The Business leases certain facilities and equipment under non-cancelable operating lease arrangements, some of which include various renewal options and escalation clauses. During the six month period ended June 26, 2002 rental expense under such arrangements were approximately €1,750 thousand.

      Approximate future minimum annual rental commitments at June 26, 2002 are as follows (in thousands of Euro):

2002	1,751
2003	2,733
2004	1,569
2005	227
2006	22

9.     Contingencies

      The Business is subject to various claims and legal proceedings covering matters that arise in the ordinary course of its business activities. Management believes any liability that may ultimately result from the resolution of these matters will not have a material adverse effect on the Business’ combined financial position and operating results.

MIXED SIGNAL DIVISION OF ALCATEL MICROELECTRONICS, NV

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

10.     Warranty reserve

      MSB establishes warranty reserves on a case-by-case basis as warranty claims are submitted to the Business. The combined balance sheet as of December 31, 2001 included a provision related to an obligation on a telecommunication chip for an amount of €2,977 thousand. This provision has been released as Alcatel Bell, NV has committed to take over all risks and liabilities in this respect. Since Alcatel Bell, NV, parent company of AME, and MSB were under the common control of Alcatel, SA, parent company of Alcatel Bell, NV, at the time of the release, this amount has been accounted for as a capital contribution in business equity. The infrequent and immaterial warranty claim experience of the Business does not support the establishment of a warranty reserve based on a percentage of sales.

11.     New Accounting Pronouncements

      In June 2001, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 143, “Accounting for Asset Retirement Obligations”. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. An entity shall measure changes in the liability for an asset retirement obligation due to passage of time by applying an interest method of allocation to the amount of the liability at the beginning of the period. The interest rate used to measure that change shall be the credit-adjusted risk-free rate that existed when the liability was initially measured. That amount shall be recognized as an increase in the carrying amount of the liability and as an expense classified as an operating item in the statement of income. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The company has not yet assessed the impact of these changes.

      In April 2002, the FASB issued SFAS 145 “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections.” The principal change is that gains or losses from extinguishment of debt which are classified as extraordinary items by SFAS 4 will no longer be classified as such. The provisions of SFAS 145 are effective for fiscal years beginning after May 15,2002 although early application of the Statement related to the rescission of SFAS 4 is encouraged. The company has not yet assessed the impact of these changes.

12.     Employee Benefit Plan

      Employees of MSB participate in AME pension and healthcare benefit plans. Certain key employees and certain management of MSB also participate in various incentive arrangements based on individual performance and AME/ MSB profitability. The costs of these programs were allocated from Alcatel to AME and then to MSB on the basis of payroll costs and headcount of employees and are not necessarily indicative of the costs that would have been incurred on a stand-alone basis.

      From the Business’ perspective the Alcatel pension and healthcare retirement plans are viewed as a multi-employer pension plan. Accordingly, no pension asset or obligation is reflected in the accompanying financial information.

      Included in benefit costs allocated to the Business are pension costs calculated by Alcatel in accordance with SFAS 87 “Employers’ Accounting for Pensions”. A new actuarial calculation as of June 26, 2002 has not been performed. Management has estimated the net periodic pension cost for 2002, based on the net periodic pension cost of 2001 as calculated by the actuarian, adjusted for the budgeted evolution in 2002 of salary costs and headcount.

      Under the terms of the definitive agreement between ST and AMI, pension benefit obligations and related plan assets will be transferred to MSB. Pension benefit obligations and plan assets that will be transferred to MSB will be computed using actuarial assumptions for employees who will be transferred with the Business. The amounts of the related benefit obligation and the fair value of MSB related plan assets are subject to the final determination after the completion of the Agreement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

     AMI Semiconductor, Inc.

      Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to AMI Semiconductor, Inc. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

      Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit.

      Article Sixth of AMI Semiconductor, Inc.’s Amended and Restated Certificate of Incorporation provides that, to the full extent permitted by the General Corporation Law of the State of Delaware or any other applicable laws presently or hereafter in effect, no director of AMI Semiconductor, Inc. shall be personally liable to AMI Semiconductor, Inc. or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of AMI Semiconductor, Inc.

      Article Seventh of AMI Semiconductor, Inc.’s Amended and Restated Certificate of Incorporation provides that each person who is or was or had agreed to become a director or officer of AMI Semiconductor, Inc., or each such person who is or was serving or who had agreed to serve at the request of the Board of Directors or an officer of AMI Semiconductor, Inc. as an employee or agent of AMI Semiconductor, Inc. or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified by AMI Semiconductor, Inc. to the full extent permitted by the General Corporation Law of the State of Delaware or any other applicable laws as presently or hereafter in effect. Article Seventh also permits AMI Semiconductor, Inc. to enter into one or more agreements with any person which provide for indemnification greater or different than that provided in Article Seventh.

      AMI Semiconductor, Inc. maintains standard policies of insurance under which coverage is provided to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and to AMI Semiconductor, Inc. with respect to payments which may be made by AMI Semiconductor, Inc. to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

     AMIS Holdings, Inc.

      AMIS Holdings, Inc. is a corporation organized under the laws of the State of Delaware. The indemnification of officers and directors provided for by AMIS Holdings Inc.’s organizational documents and the Delaware General Corporation Law of the State of Delaware is identical to the indemnification provisions described above under “— AMI Semiconductor, Inc.”

      Article Seventh of AMIS Holdings, Inc.’s Restated Certificate of Incorporation provides that a director of AMIS Holdings, Inc. shall not be liable to AMIS Holdings, Inc. or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law. In addition, Article Seventh of AMIS Holdings, Inc.’s Restated Certificate of Incorporation provides that each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director of AMIS Holdings, Inc. or is or was serving at the request of AMIS Holdings, Inc. as a director of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by AMIS Holdings, Inc. to the fullest extent permitted by Delaware law. The right to indemnification conferred in Article Seventh also includes the right to be paid by AMIS Holdings, Inc. the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware law.

      Article Seventh of AMIS Holdings, Inc.’s Restated Certificate of Incorporation provides that AMIS Holdings, Inc. shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of AMIS Holdings, Inc., or is or was serving at the request of AMIS Holdings, Inc. as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not AMIS Holdings, Inc. would have the power to indemnify him against such liability under Delaware law.

     AMI Acquisition LLC

      AMI Acquisition LLC is a limited liability company organized under the laws of the State of Delaware. Section 18-108 of the Delaware Limited Liability Company Act permits a limited liability company, subject to any restrictions that may be set forth in its limited liability company agreement, to indemnify its members and managers from and against any and all claims and demands.

      Section 17 of AMI Acquisition LLC’s Amended and Restated Limited Liability Company Agreement dated July 2, 2002 provides that, to the fullest extent permitted by the laws of the State of Delaware and except in the case of bad faith, gross negligence or willful misconduct, no member or officer shall be liable to AMI Acquisition LLC or any other member for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such member or officer in good faith on behalf of AMI Acquisition LLC and in a manner reasonably believed to be within the scope of the authority conferred on such member or officer by AMI Acquisition LLC’s Amended and Restated Limited Liability Company Agreement.

      In addition, Section 17 of AMI Acquisition LLC’s Amended and Restated Limited Liability Company Agreement dated July 2, 2002 provides that, except in the case of bad faith, gross negligence or willful misconduct, each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a member or officer, shall be indemnified and held harmless by AMI Acquisition LLC to the fullest extent permitted by the laws of the State of Delaware for directors and officers of corporations organized under the laws of the State of Delaware. Any indemnity under Section 17 shall be provided out of and to the extent of AMI Acquisition LLC’s assets only, and no member shall have personal liability on account thereof.

     AMI Acquisition II LLC

      AMI Acquisition II LLC is a limited liability company organized under the laws of the State of Delaware. The indemnification of officers and directors provided for by AMI Acquisition LLC’s organizational documents and the Delaware Limited Liability Company Act of the State of Delaware is identical to the indemnification provisions described above under “— AMI Acquisition LLC.”

     Shareholders’ Agreement

      Section 5.05 of the Shareholders’ Agreement dated as of December 21, 2000 among AMIS Holdings, Inc., FP-McCartney, L.L.C., TBW LLC, GA-TEK INC. and certain other persons named therein or in joinder agreements thereto, as amended (the “Shareholders’ Agreement”), provides that AMIS Holdings, Inc. will indemnify and hold harmless each of FP-McCartney, L.L.C., TBW LLC, GA-TEK INC. and certain other persons (together, the “Shareholders”) holding securities covered by a registration statement, their officers, directors, employees, partners and agents, and each person, if any, who controls such Shareholder within the meaning of Section 15 of the Securities Act of 1933 or Section 20 of the Exchange Act of 1934 from and against any and all losses, claims, damagesand liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the registrable securities (as amended or supplemented if AMIS Holdings shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission so made based upon information furnished in writing to AMIS Holdings, Inc. by such Shareholders or on such Shareholders’ behalf expressly for use therein, provided that, with respect to any untrue statement or omission or alleged untrue statement or omission made in any preliminary prospectus, or in any prospectus, as the case may be, this indemnity shall not apply to the extent that any such loss, claim, damage, liability or expense results from the fact that a current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) was not sent or given to the person asserting any such loss, claim, damage, liability or expense at or prior to the written confirmation of the sale of the registrable securities concerned to such person if it is determined that AMIS Holdings, Inc. has provided such prospectus to such Shareholders and it was the responsibility of such Shareholders to provide such person with a current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) and such current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) would have cured the defect giving rise to such loss, claim, damage, liability or expense. AMIS Holdings, Inc. also agreed to indemnify any underwriters of the registrable securities, their officers and directors and each person who controls such underwriters on substantially the same basis as that of the indemnification of the Shareholders provided in the Shareholders’ Agreement.

Item 21. Exhibits and Financial Statement Schedules

Exhibit No.	Document

3.1	Amended and Restated Certificate of Incorporation of AMI Semiconductor, Inc.*
3.2	Amended and Restated Certificate of Incorporation of AMIS Holdings, Inc.*
3.3	Certificate of Formation of AMI Acquisition LLC dated April 25, 2002*
3.4	Certificate of Formation of AMI Acquisition II LLC dated June 19, 2002*
3.5	By-Laws of AMI Semiconductor, Inc.*
3.6	By-Laws of AMIS Holdings, Inc.*
3.7	Amended and Restated Limited Liability Company Agreement, as amended, dated as of April 25, 2002 of AMI Acquisition LLC*
3.8	Limited Liability Company Agreement dated as of June 19, 2002 of AMI Acquisition II LLC*
4.1	Indenture dated as of January 29, 2003 among AMI Semiconductor, Inc., AMIS Holdings, Inc., AMI Acquisition LLC, AMI Acquisition II LLC and J.P. Morgan Trust Company, N.A.
4.2	Registration Rights Agreement dated as of January 29, 2003 among AMI Semiconductor, Inc., AMIS Holdings, Inc., AMI Acquisition LLC, AMI Acquisition II LLC, Credit Suisse First Boston LLC, Lehman Brothers, Inc. and UBS Warburg LLC, as Initial Purchasers

Exhibit No.		Document

5		Opinion of Davis Polk & Wardwell*
10.1		Credit Agreement dated as of December 21, 2000 among the Company, AMIS Holdings, Inc. (formerly named AMI Holdings, Inc.), the lenders party thereto and Credit Suisse First Boston Corporation, as Collateral Agent and Administrative Agent (the “Credit Agreement”)*
10.2		Global Assignment and Acceptance and Amendment dated as of February 20, 2001 relating to the Credit Agreement*
10.3		Amendment No. 2, Waiver and Agreement dated as of February 6, 2002, to the Credit Agreement*
10.4		Amendment No. 3, Waiver and Agreement dated as of May 2, 2002, to the Credit Agreement*
10.5		Amendment No. 4, Waiver and Agreement dated as of September 6, 2002, to the Credit Agreement*
10.6		Employment Agreement dated as of August 16, 2001 by and between AMIS Holdings, Inc. and Christine King, as amended*
10.7		Shareholders’ Agreement dated as of December 21, 2000 among AMIS Holdings, Inc., FP-McCartney, L.L.C., TBW-LLC, GA-TEK, Inc. and certain other persons named therein or in joinder agreements thereto, as amended*
10.8		Supply Agreement between STMicroelectronics, N.V. and AMI Semiconductor Belgium BVBA dated June 26, 2002*
10.9		Form of warrant held by each of FP-McCartney, LLC, Citigroup Venture Capital Equity Partners, L.P., CVC/SSB Employee Fund, L.P. and CVC Executive Fund LLC and Natasha Foundation to purchase shares of Class A Common Stock of AMI Semiconductor, Inc.*
10.1	0	Form of warrant held by Japan Energy Corporation to purchase shares of Class A Common Stock of AMI Semiconductor, Inc.*
10.1	1	Agreement dated May 8, 2002 between AMI Semiconductor Belgium BVBA, AMI Semiconductor, Inc. and STMicroelectronics NV for the acquisition of the business of the Mixed Signal Division of Alcatel Microelectronics*
12		Computation of Ratio of Earnings to Fixed Charges of AMIS Holdings, Inc.
21		Subsidiaries of AMI Semiconductor, Inc. and the Additional Registrants*
23.1		Consent of Davis Polk & Wardwell (contained in their opinion filed as Exhibit 5)
23.2		Consent of Ernst & Young LLP, independent auditors
23.3		Consent of Deloitte & Partners Bedrijfsrevisoren, independent auditors
24		Power of Attorney (included on signature page)
25		Statement of Eligibility of J.P. Morgan Trust Company, N.A., as Trustee, on Form T-1
99.1		Form of Letter of Transmittal*
99.2		Form of Notice of Guaranteed Delivery*
99.3		Form of Letter to Clients*
99.4		Form of Letter to Nominees*
99.5		Form of Instructions to Registered Holder and/or Book-Entry Transfer Participant from Owner*

*	To be filed by amendment.

Item 22. Undertakings

      (a)     The undersigned hereby undertakes:

(1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (c)     The undersigned hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (d)     The undersigned hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, AMI Semiconductor, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pocatello, State of Idaho, on February 10, 2003.

AMI SEMICONDUCTOR, INC.

By:	/s/ BRENT JENSEN

Name: Brent Jensen
Title: Chief Financial Officer, Senior Vice President and Secretary

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christine King and Brent Jensen, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ CHRISTINE KING Christine King	Chief Executive Officer, President and Assistant Secretary (Principal Executive Officer)	February 10, 2003
/s/ BRENT JENSEN Brent Jensen	Chief Financial Officer, Senior Vice President and Secretary (Principal Financial and Accounting Officer)	February 10, 2003
/s/ DIPANJAN DEB Dipanjan Deb	Director	February 10, 2003
/s/ THOMAS EPLEY Thomas Epley	Director	February 10, 2003
/s/ CHRISTINE KING Christine King	Director	February 10, 2003
/s/ DAVID M. RICKEY David M. Rickey	Director	February 10, 2003

Signature	Title	Date

/s/ PAUL C. SCHORR, IV Paul C. Schorr, IV	Director	February 10, 2003
/s/ TOMOHIRO SHIBATA Tomohiro Shibata	Director	February 10, 2003
/s/ DAVID STANTON David Stanton	Director	February 10, 2003
/s/ JAMES A. URRY James A. Urry	Director	February 10, 2003
/s/ GREGORY WILLIAMS Gregory Williams	Director	February 10, 2003

      Pursuant to the requirements of the Securities Act of 1933, AMIS Holdings, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pocatello, State of Idaho, on February 10, 2003.

AMIS HOLDINGS, INC.

By:	/s/ BRENT JENSEN

Name: Brent Jensen

Title:	Chief Financial Officer, Senior Vice President and Secretary

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brent Jensen and Christine King, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ CHRISTINE KING Christine King	Chief Executive Officer, President and Assistant Secretary (Principal Executive Officer)	February 10, 2003

/s/ BRENT JENSEN Brent Jensen	Chief Financial Officer, Senior Vice President and Secretary (Principal Financial and Accounting Officer)	February 10, 2003

/s/ DIPANJAN DEB Dipanjan Deb	Director	February 10, 2003

/s/ THOMAS EPLEY Thomas Epley	Director	February 10, 2003

/s/ CHRISTINE KING Christine King	Director	February 10, 2003

/s/ DAVID M. RICKEY David M. Rickey	Director	February 10, 2003

/s/ PAUL C. SCHORR, IV Paul C. Schorr, IV	Director	February 10, 2003

Signature	Title	Date

/s/ TOMOHIRO SHIBATA Tomohiro Shibata	Director	February 10, 2003

/s/ DAVID STANTON David Stanton	Director	February 10, 2003

/s/ JAMES A. URRY James A. Urry	Director	February 10, 2003

/s/ GREGORY WILLIAMS Gregory Williams	Director	February 10, 2003

      Pursuant to the requirements of the Securities Act of 1933, AMI Acquisition LLC has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pocatello, State of Idaho, on February 10, 2003.

AMI ACQUISITION LLC

By:	/s/ BRENT JENSEN

Name: Brent Jensen
Title: Secretary

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brent Jensen and Christine King, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ CHRISTINE KING Christine King	President (Principal Executive Officer)	February 10, 2003

/s/ BRENT JENSEN Brent Jensen	Secretary (Principal Financial Officer and Accounting Officer)	February 10, 2003

AMI SEMICONDUCTOR, INC.

By: /s/ BRENT JENSEN Name: Brent Jensen Title: Chief Financial Officer, Senior Vice President and Secretary	Sole Member	February 10, 2003

      Pursuant to the requirements of the Securities Act of 1933, AMI Acquisition II LLC has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pocatello, State of Idaho, on February 10, 2003.

AMI ACQUISITION II LLC

By:	/s/ BRENT JENSEN

Name: Brent Jensen
Title: Secretary

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brent Jensen and Christine King, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ CHRISTINE KING Christine King	President (Principal Executive Officer)	February 10, 2003

/s/ BRENT JENSEN Brent Jensen	Secretary (Principal Financial and Accounting Officer)	February 10, 2003

AMI SEMICONDUCTOR, INC.

By: /s/ BRENT JENSEN Name: Brent Jensen Title: Chief Financial Officer, Senior Vice President and Secretary	Sole Member	February 10, 2003

EXHIBIT INDEX

Exhibit No.		Document

3.1		Amended and Restated Certificate of Incorporation of AMI Semiconductor, Inc.*
3.2		Amended and Restated Certificate of Incorporation of AMIS Holdings, Inc.*
3.3		Certificate of Formation of AMI Acquisition LLC dated April 25, 2002*
3.4		Certificate of Formation of AMI Acquisition II LLC dated June 19, 2002*
3.5		By-Laws of AMI Semiconductor, Inc.*
3.6		By-Laws of AMIS Holdings, Inc.*
3.7		Amended and Restated Limited Liability Company Agreement, as amended, dated as of April 25, 2002 of AMI Acquisition LLC*
3.8		Limited Liability Company Agreement dated as of June 19, 2002 of AMI Acquisition II LLC*
4.1		Indenture dated as of January 29, 2003 among AMI Semiconductor, Inc., AMIS Holdings, Inc., AMI Acquisition LLC, AMI Acquisition II LLC and J.P. Morgan Trust Company, N.A.
4.2		Registration Rights Agreement dated as of January 29, 2003 among AMI Semiconductor, Inc., AMIS Holdings, Inc., AMI Acquisition LLC, AMI Acquisition II LLC, Credit Suisse First Boston LLC, Lehman Brothers, Inc. and UBS Warburg LLC, as Initial Purchasers
5		Opinion of Davis Polk & Wardwell*
10.1		Credit Agreement dated as of December 21, 2000 among the Company, AMIS Holdings, Inc. (formerly named AMI Holdings, Inc.), the lenders party thereto and Credit Suisse First Boston Corporation, as Collateral Agent and Administrative Agent (the “Credit Agreement”)*
10.2		Global Assignment and Acceptance and Amendment dated as of February 20, 2001 relating to the Credit Agreement*
10.3		Amendment No. 2, Waiver and Agreement dated as of February 6, 2002, relating to the Credit Agreement*
10.4		Amendment No. 3, Waiver and Agreement dated as of May 2, 2002, relating to the Credit Agreement*
10.5		Amendment No. 4, Waiver and Agreement dated as of September 6, 2002, relating to the Credit Agreement*
10.6		Employment Agreement dated as of August 16, 2001 by and between AMIS Holdings, Inc. and Christine King, as amended*
10.7		Shareholders’ Agreement dated as of December 21, 2000 among AMIS Holdings, Inc., FP-McCartney, L.L.C., TBW-LLC, GA-TEK, Inc. and certain other persons named therein or in joinder agreements thereto, as amended*
10.8		Supply Agreement between STMicroelectronics, N.V. and AMI Semiconductor Belgium BVBA dated June 26, 2002*
10.9		Form of warrant held by each of FP-McCartney, LLC, Citigroup Venture Capital Equity Partners, L.P., CVC/ SSB Employee Fund, L.P. and CVC Executive Fund LLC and Natasha Foundation to purchase shares of Class A Common Stock of AMI Semiconductor, Inc.*
10.1	0	Form of warrant held by Japan Energy Corporation to purchase shares of Class A Common Stock of AMI Semiconductor, Inc.*
10.1	1	Agreement dated May 8, 2002 between AMI Semiconductor Belgium BVBA, AMI Semiconductor, Inc. and STMicroelectronics NV for the acquisition of the business of the Mixed Signal Division of Alcatel Microelectronics*
12		Computation of Ratio of Earnings to Fixed Charges of AMIS Holdings, Inc.
21		Subsidiaries of AMI Semiconductor, Inc. and the Additional Registrants*
23.1		Consent of Davis Polk & Wardwell (contained in their opinion filed as Exhibit 5)

Exhibit No.	Document

23.2	Consent of Ernst & Young LLP, independent auditors
23.3	Consent of Deloitte & Partners Bedrijfsrevisoren, independent auditors
24	Power of Attorney (included on signature page)
25	Statement of Eligibility of J.P. Morgan Trust Company, N.A., as Trustee, on Form T-1
99.1	Form of Letter of Transmittal*
99.2	Form of Notice of Guaranteed Delivery*
99.3	Form of Letter to Clients*
99.4	Form of Letter to Nominees*
99.5	Form of Instructions to Registered Holder and/or Book-Entry Transfer Participant from Owner*

*	To be filed by amendment.